                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 4)


FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                        ARCH COMMUNICATIONS GROUP, INC.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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                                  [ARCH LOGO]

                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581

                    PROPOSED MERGER - YOUR VOTE IS IMPORTANT

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 29, 2000



     This proxy statement is furnished in connection with the solicitation of proxies by Arch's board of directors for use at the special meeting of stockholders to be held on September 29, 2000 at 11:00 a.m. (local time) at Hale and Dorr LLP, 31st Floor, 60 State Street, Boston, Massachusetts 02109, and at any adjournments thereof.


     You are being asked to approve proposals relating to the proposed merger of Arch and Paging Network, Inc. and related financial restructurings. A vote for these proposals is, in effect, a vote for the merger. ARCH'S BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE IN FAVOR OF ALL THE PROPOSALS.


     Through the merger, PageNet will become a wholly owned subsidiary of Arch and their businesses will be combined. Also:



     - In the merger, PageNet's stockholders and noteholders will receive approximately 89,917,844 shares of Arch common stock as well as 80.5% of the common stock of Vast Solutions, Inc., a wholly owned PageNet subsidiary.



     - Concurrently with, but separate from the merger, Arch is offering to exchange up to 29,651,984 shares of its common stock for all of its outstanding 10 7/8% senior discount notes, in order to strengthen its balance sheet.


     Following the merger, Arch's current stockholders will hold at least 42.4% of the combined company's stock. The rest of the combined company's stock will be held by current noteholders of Arch and current stockholders and noteholders of PageNet. The exact ownership percentages will depend on how many Arch notes are exchanged.


     PageNet has filed a plan of reorganization as part of a bankruptcy proceeding under chapter 11 of the U.S. Bankruptcy Code. The merger requires approval of the plan by the bankruptcy court as well as approval of the merger-related proposals by Arch's stockholders.



     The notice of meeting, this proxy statement and the enclosed proxy are
being mailed to stockholders on or about August   , 2000.

                              TRANSACTION DIAGRAM

     The following diagrams illustrate in general terms (1) the structure and capital stock ownership percentages of Arch and PageNet prior to the announcement of the exchange offer and the merger and (2) the structure and capital stock ownership percentages of the combined company and Vast following the exchange offer and the merger.

            [CURRENT STRUCTURE AND STOCK OWNERSHIP PERCENTAGE GRAPH]

                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                             WESTBOROUGH, MA 01581


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 2000


To the Stockholders of
Arch Communications Group, Inc.:


     We will hold a special meeting of stockholders of Arch on September 29, 2000 at 11:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, for the following purposes:


     1. To consider and vote upon a proposal to issue shares of Arch's common stock, $.01 par value per share, pursuant to an agreement and plan of merger, dated as of November 7, 1999, as subsequently amended, among Arch, Paging Network, Inc. and a wholly owned subsidiary of Arch.

     2. To consider and vote upon a proposal to amend Arch's restated certificate of incorporation to increase the number of authorized shares of Arch common stock from 150,000,000 to 300,000,000 shares.

     3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Arch's board of directors has unanimously approved the merger and the merger agreement and recommends that you vote FOR each of the proposals on which you are entitled to vote. The approval of each of the first two proposals is conditioned upon approval of the other proposal. Accordingly, a vote against either of the first two proposals will have the same effect as a vote against both.

     We have described the transactions under the merger agreement in more detail in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement.

     Only stockholders who hold shares of Arch stock at the close of business on August 11, 2000 will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The complete list of Arch stockholders entitled to vote at the special meeting will be available for examination, for purposes pertaining to the special meeting, by any stockholder of Arch entitled to vote at the special meeting, at the principal executive offices of Arch, 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, for ten days prior to the special meeting.

     Holders of shares of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock will vote together as a single class on the proposals. Each share of Arch common stock is entitled to one vote on the matters presented, each share of Class B common stock is entitled to 1/100th of one vote, each share of Series C preferred stock is currently entitled to 7.1576 votes and each share of Series D preferred stock is entitled to 6.61318 votes.

     A quorum will exist for the proposals if a majority of the outstanding shares of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock (calculated on an as-converted basis, assuming conversion of all Class B common stock, Series C preferred stock and Series D preferred stock, and voting together as a single class) entitled to vote at the special meeting are present either in person or by proxy.

     Assuming a quorum is present, the approval of the issuance of shares of Arch common stock pursuant to the merger agreement will require the affirmative vote of the holders of a majority of the votes which are entitled to be cast by the holders of shares present and voting. The adoption of the amendments to the certificate of incorporation will require the affirmative vote of the holders of a majority of the votes which are entitled to be cast by the holders of all shares of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock, whether present or not at the special meeting. Holders of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock, do not have rights of appraisal under Delaware law in connection with the merger.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                             By order of the Board of Directors,

                                             /s/ C. Edward Baker, Jr.

                                             C. Edward Baker, Jr.
                                             Chairman of the Board and
                                             Chief Executive Officer


August   , 2000
Westborough, MA


                              WHAT YOU NEED TO DO

IF YOU ARE AN ARCH STOCKHOLDER, you only need to vote your shares. The only document that you will receive is this proxy statement. To vote your shares, please use the enclosed proxy card. Please read the instructions on the proxy card and fill out the proxy card accordingly. To approve the proposals relating to the merger, you must vote "FOR" each proposal.

IF YOU ARE AN ARCH STOCKHOLDER AND AN ARCH NOTEHOLDER, you will need to:

        -  vote your shares; and

        -  respond to Arch's note exchange offer.

You will receive this proxy statement and a separate note exchange prospectus from Arch. To vote your shares, please use the enclosed proxy card. Please read the instructions on the enclosed proxy card included in the proxy statement and fill out the proxy card accordingly. To approve the proposals relating to the merger, you must vote "FOR" each proposal. Also, in order to respond to Arch's note exchange offer, please read the instructions on the letter of transmittal included in the note exchange prospectus and fill out the letter of transmittal accordingly.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................     1
  The Merger..........................     1
  Arch and PageNet....................     3
Risk Factors..........................     5
   Risks Related to the Merger and an
     Investment in Arch's Common
     Stock............................     5
   Risks Related to PageNet's
     Business.........................     7
   Risks Related to PageNet's
     Bankruptcy Filing................     8
Forward-Looking Statements............     8
Selected Pro Forma Financial and
  Operating Data......................     9
The Merger............................    11
  General.............................    11
  Background of the Merger............    11
  Arch's Reasons for the Merger;
     Recommendation of Arch's Board of
     Directors........................    16
  Opinion of Financial Advisor to
     Arch.............................    18
  Interests of Certain Persons in the
     Merger...........................    22
  Treatment of PageNet's Common
     Stock............................    24
  Stock Ownership in the Combined
     Company..........................    25
  Arch's Exchange Offer...............    25
  Regulatory Approvals................    26
  Material Federal Income Tax
     Considerations...................    26
  Accounting Treatment of the
     Merger...........................    26
  Quotation on Nasdaq National Market
     System...........................    26
  No Appraisal Rights.................    26
The Merger Agreement..................    27
  Structure of the Merger.............    27
  The Exchange Ratio and Treatment of
     PageNet Common Stock.............    27
  Exchange Procedures.................    27
  Treatment of PageNet Stock
     Options..........................    27
  Representations and Warranties......    28
  Covenants...........................    29
  Conditions to Completion of the
     Merger...........................    31
  Termination of the Merger
     Agreement........................    32
  Termination Fee.....................    34
  Modification or Amendment of the
     Merger Agreement.................    35


                                        PAGE
                                        ----
PageNet's Bankruptcy Plan.............    36
  Classification of Claims and Equity
     Interests under the PageNet
     Bankruptcy Plan..................    36
Material Federal Income Tax
  Considerations......................    39
Capitalization........................    41
Unaudited Pro Forma Consolidated
  Financial Data of the Combined
  Company.............................    42
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...    45
Notes to Unaudited Pro Forma Condensed
  Consolidated Financial Statements...    49
Selected Historical Consolidated
  Financial and Operating
  Data -- Arch........................    53
Arch Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............    56
Selected Historical Consolidated
  Financial and Operating
  Data -- PageNet.....................    72
PageNet Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............    76
Market Price Information and Dividend
  Policy..............................    91
  Comparative Price Information.......    91
  Dividend Policy.....................    91
Comparative Historical and Unaudited
  Pro Forma Per Share Data............    93
Industry Overview.....................    94
  Regulation..........................    95
Arch's Business.......................    99
  Wireless Messaging Services,
     Products and Operations..........    99
  Networks and Licenses...............   101
  Subscribers and Marketing...........   102
  Sources of Equipment................   103
  Competition.........................   103
  Employees...........................   104
  Trademarks..........................   104
  Properties..........................   104
  Litigation..........................   104
  The Company.........................   104
Arch's Management.....................   105
Arch's Principal Stockholders.........   112

                                        PAGE
                                        ----
PageNet's Business....................   116
PageNet's Management..................   122
The Combined Company..................   130
Description of Indebtedness...........   133
Arch's Special Meeting................   138
Stockholder Proposals.................   140
Where You Can Find More Information...   141
Index to Financial Statements.........   F-1


                                        PAGE
                                        ----
Annex A -- Agreement and Plan of
  Merger..............................   A-1
Annex B -- Opinion of Bear Stearns &
  Co., Inc............................   B-1
Annex C -- Arch Credit Facilities Term
  Sheet...............................   C-1
Annex D -- Unaudited Combined Company
  Projected Balance Sheets............   D-1

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this proxy statement. It may not contain all of the information that is important to you. We urge you to read the entire proxy statement, including "Risk Factors", and all of the information incorporated by reference into the proxy statement.

                                   THE MERGER

STRUCTURE OF THE MERGER AND RELATED TRANSACTIONS (PAGE 11, ANNEX A)

     Through the merger, PageNet will become a wholly owned subsidiary of Arch, the two companies' businesses will be combined and investors in PageNet will become investors in Arch.

     Arch and PageNet originally negotiated an agreement and plan of merger and signed it on November 7, 1999. On July 14, 2000, before the merger could take place, creditors of PageNet commenced a proceeding against PageNet under chapter 11 of the Bankruptcy Code. PageNet has filed a bankruptcy plan in order to implement the merger on modified terms agreed to by Arch and PageNet. The merger agreement, as amended, is attached to this proxy statement as Annex A.


     In the merger, each outstanding share of PageNet's common stock will be exchanged for 0.08365112 shares of Arch's common stock. In order to strengthen the balance sheet of the combined company, the merger will be accompanied by a recapitalization of Arch and PageNet involving the exchange of common stock for outstanding debt. PageNet's bankruptcy plan provides for the exchange of a total of approximately 89,917,844 shares of Arch's common stock for all of PageNet's outstanding senior subordinated notes as well as all of PageNet's outstanding common stock. As required by the merger agreement, Arch is offering to exchange a total of 29,651,984 shares of its common stock for all of its outstanding
10 7/8% senior discount notes that were outstanding on November 7, 1999. Arch has already exchanged shares of its common stock for a significant portion of these discount notes so that approximately $159.6 million in accreted value of discount notes remained outstanding at June 30, 2000.



     Confirmation of the bankruptcy plan and implementation of the merger and Arch's exchange offer will result in the issuance of a total of approximately 119,569,828 new shares of Arch common stock to PageNet stockholders, PageNet noteholders and Arch noteholders if all Arch discount notes are exchanged. On November 5, 1999, the last trading day before the public announcement of the proposed merger, Arch's common stock had a closing price of $6.8125 per share.
On August       , 2000, the last trading day for which information was available prior to the first mailing of this proxy statement, Arch's common stock had a
closing price of $     per share.


     In connection with the merger, 80.5% of the total equity of PageNet's subsidiary, Vast, will be issued to PageNet's current stockholders and noteholders and the combined company will hold the remaining 19.5% of Vast's equity.

STOCK OWNERSHIP AND GOVERNANCE FOLLOWING THE MERGER (PAGE 25)

     If all of the outstanding Arch notes are exchanged, the merger and the related transactions will result in Arch's outstanding common stock being held

     - 42.4% by Arch's existing stockholders, including former Arch noteholders who have become Arch stockholders in the past several months by exchanging their notes for stock in negotiated transactions;

     - 6.5% by the existing holders of Arch's 10 7/8% senior discount notes;

     - 46.1% by the existing holders of PageNet's senior subordinated notes; and

     - 5.0% by the existing holders of PageNet's common stock.

     The capitalization of the combined company following the merger is expected to be leveraged, although less heavily leveraged than Arch's current capitalization. The merger and Arch's exchange offer will reduce overall debt by approximately $1.3 billion and increase stockholders equity by approximately $1.7 billion, if all Arch discount notes are exchanged.


     After the merger, the Arch board of directors will consist of 12 directors. Six directors will be designated by the current Arch directors and three directors will be designated by the current PageNet directors. Each of the three largest holders of PageNet notes being exchanged for shares of Arch common stock may designate one director. To the extent any of these three largest holders do not designate directors, the Arch directors will designate additional directors.

REQUIRED STOCKHOLDER APPROVALS; STOCKHOLDER MEETING (PAGE 135)


     Various matters that are necessary in order to effect the merger will require obtaining the affirmative vote of the holders of a majority of the combined voting power of all classes of Arch's outstanding capital stock. A meeting of Arch's stockholders will be held on September 29, 2000. Officers and directors of Arch and their affiliates who beneficially own a total of approximately 20.1% of the outstanding voting power of Arch have indicated an intention to vote in favor of all matters related to the merger.


BACKGROUND OF MERGER; RECOMMENDATION TO STOCKHOLDERS (PAGE 11)

     THE ARCH BOARD OF DIRECTORS HAS UNANIMOUSLY VOTED TO APPROVE THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTEREST OF ARCH'S STOCKHOLDERS AND RECOMMENDS THAT ARCH'S STOCKHOLDERS VOTE TO APPROVE ALL MATTERS CONCERNING THE MERGER AND RELATED TRANSACTIONS.

OPINION OF FINANCIAL ADVISOR (PAGE 18)

     In deciding to approve the merger, Arch's board of directors received an opinion from its financial advisor as to the fairness, from a financial point of view, of the exchange ratio to be used in the merger to Arch and its stockholders. The full text of the opinion of Bear, Stearns & Co., Inc. to Arch is attached as Annex B to this proxy statement.

     Bear Stearns' opinion should be read carefully in its entirety. The opinion is addressed to Arch's board of directors and does not constitute a recommendation to any stockholders with respect to matters relating to the merger or any related matter. The engagement letter between Bear Stearns and Arch provides that part of Bear Stearns' fees will not be paid unless the merger takes place. Regardless of whether the merger is consummated, Bear Stearns will be reimbursed for reasonable fees and disbursements of counsel and reasonable travel and other out-of-pocket expenses and indemnified to the full extent of the law against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement or the merger.

CONDITIONS TO THE MERGER (PAGE 31)

     The merger and Arch's exchange offer are conditioned upon:

     - approval of the transaction by Arch's stockholders;

     - entry of a final confirmation order by the bankruptcy court confirming the bankruptcy plan;

     - receipt of all necessary governmental approvals;

     - PageNet's receipt of a legal opinion to be rendered at the closing of the merger regarding the treatment of the merger as a tax-free transaction; and

     - other customary contractual conditions specified in the merger agreement.

PAGENET'S BANKRUPTCY PLAN (PAGE 36)


     PageNet and all of its wholly-owned domestic subsidiaries, except for Vast, are parties to a chapter 11 proceeding. On July 25, 2000, PageNet filed its bankruptcy plan as a means to implement the merger and recapitalization. PageNet is soliciting the approval of its noteholders and its stockholders in favor of its bankruptcy plan in the manner required by chapter 11. The bankruptcy plan provides for the merger of PageNet into Arch and the related transactions on the same terms as are provided in the amended merger agreement.


     If the bankruptcy plan is not confirmed, PageNet will evaluate its strategic alternatives while under the protection of the bankruptcy court. These alternatives could include, but are not limited to, a stand-alone restructuring, transactions with other merger partners, or liquidation.

NO SOLICITATION OF ALTERNATIVE OFFERS; TERMINATION FEE (PAGES 29 AND 34)


     Both Arch and PageNet have agreed not to solicit or encourage any proposal from a third party involving an acquisition, business combination or other similar proposal, prior to the merger, subject to their boards of directors' fiduciary obligations to recommend any superior proposal to their stockholders or creditors. Either Arch or PageNet may be required to pay a termination fee of $40.0 million if the merger agreement is terminated after one party pursues an alternative offer. PageNet's obligations under these provisions have been approved by the bankruptcy court.


TERMINATION OF THE MERGER AGREEMENT (PAGE 32)

     Arch and PageNet can mutually agree to terminate the merger agreement. Either Arch or PageNet can terminate the merger agreement if:

     - the other party breaches and fails to cure any material representation, warranty or covenant in the merger agreement;

     - the merger does not take place by January 30, 2001; or

     - the Arch stockholders do not approve the proposals relating to the merger.

ACCOUNTING TREATMENT (PAGE 26)

     Arch will account for the merger using the purchase method of accounting, which means that the assets and liabilities of PageNet, including intangible assets, will be recorded at their fair value and the results of operations of PageNet will be included in Arch's results beginning on the date of acquisition.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (PAGE 39)


     Arch's tax counsel is of the opinion that for federal income tax purposes, neither Arch nor its stockholders will recognize gain or loss as a result of the merger.


ARCH STOCKHOLDERS DO NOT HAVE APPRAISAL RIGHTS (PAGE 26)

     Arch stockholders do not have appraisal rights in connection with the merger.

                                ARCH AND PAGENET


     Arch. Arch is a leading provider of wireless messaging services in the United States, with approximately 6.7 million units in service as of June 30, 2000. Arch primarily provides traditional paging services which enable subscribers to receive messages on their pagers composed entirely of numbers, such as a phone number, or on some pagers, numbers and letters which enable the subscriber to receive text messages. Both kinds of services are commonly referred to as messaging services. Arch has also begun to market and sell "advanced" messaging services which enable subscribers to receive acknowledgements that their messages were delivered or to respond to messages. Arch also offers enhanced or complementary wireless messaging services, such as stock quotes, news and other wireless information delivery services, voice mail, personalized greeting, message storage and retrieval, equipment loss protection and equipment maintenance. Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581. Arch's telephone number is (508) 870-6700. Arch's common stock is traded on the Nasdaq National Market under the symbol "APGR."


     PageNet. PageNet is a provider of wireless messaging services throughout the United States and Canada, with approximately 7.9 million units in service as of June 30, 2000. PageNet primarily provides traditional paging services. PageNet has also begun to market and sell "advanced" messaging services. PageNet also offers enhanced or complementary wireless communications services, such as stock quotes, news and other wireless information delivery services, voice mail and personalized greetings. Through its wholly owned subsidiary Vast, PageNet is commencing operations that use wireless technology to connect businesses with their employees, customers and remote assets, such as vending machines, automobiles and storage tanks. PageNet's principal office is located at Corporate Centre, 14911 Quorum Drive, Dallas, Texas 75240. PageNet's telephone number is (972) 801-8000. PageNet's common stock was traded on the Nasdaq Small Cap Market under the symbol "PAGE" until July 14, 2000, when trading was suspended due to PageNet's chapter 11 proceeding. Trading of PageNet's common stock commenced in the over-the-counter market on July 27, 2000 under the symbol "PAGE."


     Arch's web site, www.arch.com, and PageNet's website, www.pagenet.com, are not part of this proxy statement. Arch has supplied all information about Arch contained in this proxy statement, and PageNet has supplied all information about PageNet and Vast.

                                  RISK FACTORS

     The proposed merger involves risks which are in addition to the risks of your current investment in Arch's business. Those existing risks are described under "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Future Operating Results."


RISKS RELATED TO THE MERGER


  The exchange ratio used in connection with the merger may be unfavorable to Arch stockholders. The exchange ratio is fixed, and will not be adjusted to reflect changes in the market price of Arch's common stock.

     The exchange ratio used in connection with the merger, which requires the exchange of 89,917,844 shares of Arch common stock for all of PageNet's common stock and senior subordinated notes, was determined by negotiations between Arch and PageNet, after consultation with their respective financial advisors. The exchange ratio is not necessarily related to trading prices for Arch's or PageNet's common stock or senior subordinated notes or other recognized criteria of value for common stock or notes such as assets, net worth, cash flow coverage or results of operations. Arch may not terminate the merger agreement or resolicit the votes of its stockholders solely because of changes in the trading price of Arch's common stock. A change in trading prices will not result in any change in the exchange ratio.

  Challenges involved in integrating Arch and PageNet may strain Arch's capacities and may prevent the combined company from achieving intended synergies


     Arch may not be able to successfully integrate PageNet's operations. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, customer billing and services distribution and accounting and finance functions and expansion of information and management systems. The difficulties of such integration will initially be increased by the need to coordinate geographically separate organizations and to integrate personnel with disparate business backgrounds and corporate cultures and by the fact that PageNet has suspended a significant restructuring of its own operations.


     The integration process could cause the disruption of the activities of the two businesses that are being combined. Arch may not be able to retain key employees of PageNet. The process of integrating the businesses of Arch and PageNet may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch. Even if integrated in a timely manner, there is no assurance that Arch will operate smoothly or that it will fulfill management's objective of achieving cost reductions and synergies. Until integration is complete, PageNet's business will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of Arch's operating strategy.

  PageNet's operations may be disrupted by a loss of customers, vendors and employees as a result of PageNet's bankruptcy filing


     Some customers and potential customers and vendors may be reluctant to do business with PageNet because it is operating in bankruptcy. Any significant loss of customers or vendors, or other deterioration in PageNet's business could adversely effect PageNet's revenues and operations, which, in turn, would adversely impact Arch if the merger is consummated. In addition, PageNet's level of employee turnover is likely to increase as a result of the bankruptcy filing.


  The merger may cost more than Arch and PageNet anticipate, due to unforeseeable cost overruns and delays. This would create an additional financial burden on the combined company

     Arch and PageNet estimate that they will incur total direct transaction and closing costs of approximately $70.0 million associated with the merger and related transactions. This amount is a preliminary estimate and is therefore subject to change. It is quite possible that Arch will incur significant additional unforeseen costs in connection with the merger which will impose an added burden on the combined company.

  The combined company's financial projections in Annex D are based upon a number of assumptions and estimates. These assumptions and estimates may be incorrect and as a result the combined company may not achieve the financial results, including the level of cash flow, that management projects


     The managements of PageNet and Arch have jointly prepared the combined company financial projections contained in Annex D to this proxy statement. The projections are contained in this proxy statement solely because they have been publicly disclosed in connection with PageNet's chapter 11 proceeding. These projections assume that the merger and related transactions will be implemented in accordance with their current terms and present the projected effects of the bankruptcy plan on future operations if the plan, the merger and the Arch exchange offer are consummated. These projections are based upon a number of other assumptions and estimates. For example, these projections assume that 100% of Arch discount notes will be tendered and accepted in the exchange offer. However, the exchange of Arch notes is not a condition to the merger. If some of the notes remain outstanding, Arch will be more leveraged and will have higher interest payments than indicated in the projections. The assumptions and estimates underlying the projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties. Accordingly, future financial condition and results of operations of the combined company following the merger may vary significantly from those set forth in the projections. Consequently, the projections should not be regarded as a representation by PageNet, Arch, their advisors or any other person that the projections will be achieved. See "Forward-Looking Statements." If the projected results are not achieved, Arch's operating losses may be larger and the trading price of Arch's common stock may suffer.


  The pro forma financial statements are also based upon a number of assumptions and estimates that may be incorrect and as a result may not be a good indication of future financial results for the combined company


     The pro forma condensed consolidated financial statements included in this proxy statement are based on the same assumptions and estimates noted above for the combined company financial projections, as well as other assumptions and estimates. For example, the pro forma financial statements value PageNet's assets based on the number of shares of Arch common stock to be issued in the merger at an assumed trading value of $6.02 per share, which was the average closing price of Arch common stock for the four trading days prior to and the four trading days following the announcement of the merger. Trading prices for common stock fluctuate, and no prediction can be made as to what prices will
prevail before or after the merger takes place. On August   , 2000, the closing
market price of Arch's common stock was $     . See "Unaudited Pro Forma
Condensed Consolidated Financial Statements." If trading prices after the merger are less than $6.02 per share, the recorded value of Arch's assets will not be modified, and their recorded value will be greater than their value would be if that value were to be based on trading prices after the merger. As a result, the pro forma financial results may not be a good indication of the financial condition or the results of operations that would be recorded by the combined company if a different price per share had been used.


  Amortization charges from the PageNet merger and Arch's earlier acquisition of MobileMedia may occur sooner than management expects, resulting in earlier decreases in earnings

     Under purchase accounting treatment for the PageNet merger and the acquisition of MobileMedia in 1999, Arch must record a substantial amount of goodwill and other intangible assets. This will result in substantial amortization charges to the consolidated income of Arch over the useful lives of those assets. Arch estimates the amount of those charges will total approximately $73.2 million per year for ten years. However, actual charges in the early years could be greater, and could adversely affect reported results of operations more than is currently anticipated, if the underlying assets are impaired or if the useful lives of the assets are less than currently estimated.

  The merger will probably eliminate corporate tax benefits that Arch might otherwise utilize in the future

     It is anticipated that the merger and related transactions will result in the elimination of substantially all of the tax benefit of net operating loss carryforwards and certain other tax attributes available to PageNet and Arch, and also will result in some out-of-pocket tax liability. See "Material Federal Income Tax Considerations." If Arch generates any taxable income in the future, the net operating loss carryforwards will no longer be available to shelter it.

  The merger may not take place. If it does not take place, Arch will incur substantial costs and will not enjoy the anticipated benefits of the merger

     If the merger does not take place, the contemplated benefits of the merger will not be realized, and Arch stockholders and noteholders will retain their interest as investors in a company which will not enjoy the anticipated benefits of the merger despite incurring substantial transaction costs. If the merger does not take place after Arch pursues an alternative acquisition proposal, Arch may be required to pay a $40 million termination fee to PageNet.

RISKS RELATED TO PAGENET'S BUSINESS

     PageNet faces many of the same risks that Arch faces. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Future Operating Results." In addition, PageNet is subject to these particular risks:

  Recent declines in PageNet's units in service are expected to continue or even accelerate; this trend will impair PageNet's financial results


     PageNet had approximately 7,858,000 units in service at June 30, 2000, down from its high of approximately 10,604,000 units in service at June 30, 1998. PageNet has had a net reduction in the number of units in service during each of the eight previous quarters ended June 30, 2000, and the amount of such net reduction has increased during each quarter. Units in service are expected to continue to decline in the second half of 2000. The net reduction of units in service with subscribers is due to a combination of factors, including customer service problems, the impact of various price increases by PageNet, increased sales activity by competitors since the merger announcement, and an increasing number of paging customers who are choosing cellular, PCS and other mobile phone services instead of paging services. The sales and marketing efforts associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the wireless messaging business is characterized by high fixed costs, cancellations directly and adversely affect earnings before interest, income taxes, depreciation and amortization. The continued failure to reverse this trend of accelerating customer cancellations will have a material adverse effect on PageNet's business.


  The restructuring of PageNet's back office field operations has been suspended and will not result in the cost savings that were originally contemplated; it is uncertain whether or when the consolidation will resume

     Beginning in 1998, PageNet began restructuring its decentralized back office field operations into centralized processing facilities. In January 2000, PageNet suspended future conversions of its back office field operations, at which time PageNet had converted 100% of its customer units placed in service indirectly through PageNet's resellers, and approximately 50% of its directly marketed customer units, to its centralized facilities. The suspension of future conversions, combined with the impact of the contemplated merger on operations, make it difficult for PageNet to determine the amount of potential cost savings resulting from the restructuring initiative and will make it difficult for PageNet to realize the full benefits intended to be achieved when restructuring efforts began.

RISKS RELATED TO THE BANKRUPTCY FILING

  If the bankruptcy plan is not confirmed, the merger will not be consummated.

     PageNet's ability to have its plan of reorganization confirmed is uncertain. Failure to have the plan confirmed would prevent the merger from taking place. Furthermore, if the bankruptcy plan is not confirmed by December 31, 2000 the merger might not be consummated and implemented.


  Unless the bankruptcy plan and the merger agreement are approved by the bankruptcy court, they may not be binding on PageNet.



     Only some of the provisions of the merger agreement, such as the termination fees payable by Arch and PageNet, have been approved to the bankruptcy court. The remaining provisions may not be binding upon PageNet, in its capacity as a debtor in possession under the Bankruptcy Code, unless the merger agreement is assumed by PageNet under the Bankruptcy Code.



     The bankruptcy plan provides that the merger agreement is to be assumed by PageNet, thus becoming enforceable, in connection with confirmation of the bankruptcy plan. As discussed in this proxy statement, there can be no assurance that the necessary confirmation requirements will be satisfied or that, if they are satisfied, the bankruptcy court will confirm the bankruptcy plan.


                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider any statements that are not statements of historical fact to be forward-looking statements. These include statements to the effect that Arch, PageNet, or any of their affiliates, management or directors "believe", "expect", "anticipate", "plan" and similar expressions. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. See "Risk Factors" and "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Future Operating Results." If new information becomes available or other events occur in the future, Arch will update any forward-looking statements to the extent required by the securities laws, but not otherwise.

                SELECTED PRO FORMA FINANCIAL AND OPERATING DATA


     The following unaudited selected pro forma financial and operating data of the combined company gives effect to the following transactions as if they were consummated as of June 30, 2000 with respect to the unaudited pro forma balance sheet, except for Arch's acquisition of MobileMedia which closed prior to December 31, 1999, and on January 1, 1999 with respect to the unaudited pro forma statements of operations:


     - Arch's acquisition of MobileMedia, on June 3, 1999;


     - the exchange of $159.6 million (accreted value at June 30, 2000) of Arch discount notes for 11.4 million shares of Arch common stock in Arch's exchange offer;



     - the conversion of $44.0 million of Arch Series D preferred stock into approximately 6.6 million shares of Arch common stock upon completion of the merger; and


     - Arch's merger with PageNet.

     The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the merger of PageNet and Arch and Arch's acquisition of MobileMedia is excluded from this presentation.

     The pro forma financial and operating data is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the merger of PageNet and Arch and Arch's acquisition of MobileMedia had been consummated as of the dates indicated above. Nor does it predict the future operating results or financial position of Arch following the merger and the MobileMedia acquisition.

     Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by Arch, does not reflect restructuring charge, provision for asset impairment and bankruptcy related expenses; consequently adjusted earnings before interest, income taxes, depreciation and amortization may not necessarily be comparable to similarly titled data of other wireless communications companies. Earnings before interest, income taxes, depreciation and amortization is commonly used by analysts and investors as a principal measure of financial performance in the wireless communications industry. Earnings before interest, income taxes, depreciation and amortization is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, make investments, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and repay certain indebtedness. Earnings before interest, income taxes, depreciation and amortization is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of earnings before interest, income taxes, depreciation and amortization provides relevant information to investors. Earnings before interest, income taxes, depreciation and amortization should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles or as a measure of liquidity. Amounts reflected as earnings before interest, income taxes, depreciation and amortization or adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things.

     Adjusted earnings before interest, income taxes, depreciation and amortization margin is calculated by dividing Arch's adjusted earnings before interest, income taxes, depreciation and amortization by total revenues less cost of products sold. Earnings before interest, income taxes, depreciation and amortization margin is a measure commonly used in the wireless communications industry to evaluate a company's earnings before interest, income taxes, depreciation and amortization relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.


                                                                           PRO FORMA
                                                              ------------------------------------
                                                                                      SIX MONTHS
                                                                  YEAR ENDED            ENDED
                                                              DECEMBER 31, 1999     JUNE 30, 2000
                                                              ------------------    --------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                              PERCENTAGE, PER SHARE AND UNIT DATA)
STATEMENT OF OPERATIONS DATA:
Service, rental and maintenance revenues....................     $ 1,651,502         $   746,933
Product sales...............................................         152,017              67,555
                                                                 -----------         -----------
Total revenues..............................................       1,803,519             814,488
Cost of products sold.......................................        (113,891)            (53,404)
                                                                 -----------         -----------
                                                                   1,689,628             761,084
Operating expenses:
Service rental and maintenance..............................         440,534             202,964
Selling.....................................................         204,777              84,700
General and administrative..................................         573,294             258,032
Depreciation and amortization...............................         682,403             338,685
Restructuring charge........................................         (25,731)                 --
Provision for asset impairment..............................          17,798                  --
Bankruptcy related expenses.................................          14,938                  --
                                                                 -----------         -----------
Operating income (loss).....................................        (218,385)           (123,297)
                                                                 -----------         -----------
Interest and other income (expense).........................        (216,407)           (105,324)
                                                                 -----------         -----------
Income (loss) before income tax provision...................        (434,792)           (228,621)
Income tax provision........................................             209                  --
                                                                 -----------         -----------
Net income (loss)...........................................     $  (435,001)        $  (228,621)
                                                                 ===========         ===========
Basic/diluted income (loss) per share.......................     $     (2.56)        $     (1.33)
                                                                 ===========         ===========
OTHER OPERATING DATA:
Adjusted earnings before interest, income taxes,
  depreciation and amortization.............................     $   471,023         $   215,388
Adjusted earnings before interest, income taxes,
  depreciation and amortization margin......................              28%                 28%

Capital expenditures, excluding acquisitions................     $   354,808         $    79,410
Cash flows provided by operating activities.................         325,191             159,384
Cash flows used in investing activities.....................        (894,682)            (82,261)
Cash flows provided by financing activities.................         717,678              27,937
Units in service at end of period(1)........................      15,500,000          14,030,000



                                                                                       AS OF
                                                                                   JUNE 30, 2000
                                                                                   -------------
BALANCE SHEET DATA:
Current assets.................................................................     $   259,020
Total assets...................................................................       2,853,128
Long-term debt, less current maturities........................................       1,818,890
Stockholders' equity...........................................................         596,755


---------------

(1) Units in service is calculated by adding the Arch and PageNet units in service less an elimination for intercompany units in service.

     The following table reconciles net income (loss) to the presentation of Arch's pro forma adjusted earnings before interest, income taxes, depreciation and amortization:


                                                                                    SIX MONTHS
                                                                 YEAR ENDED            ENDED
                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------    -------------
Net income (loss)...........................................     $  (435,001)       $  (228,621)
Interest and other (income) expense.........................         216,407            105,324
Income tax provision........................................             209                 --
Depreciation and amortization...............................         682,403            338,685
Provision for asset impairment..............................          17,798                 --
Restructuring and bankruptcy expenses.......................         (10,793)                --
                                                                 -----------        -----------
Adjusted earnings before interest, income taxes,
  depreciation and amortization.............................     $   471,023        $   215,388
                                                                 ===========        ===========

                                   THE MERGER

GENERAL

     Arch and PageNet have agreed to merge on the terms set forth in the merger agreement. Through the merger, PageNet will become a wholly owned subsidiary of Arch. The merger will be accompanied by a recapitalization of PageNet and Arch resulting from the exchange of debt for common stock in the Arch exchange offer and under the PageNet bankruptcy plan.

     The merger agreement provides that:


     - PageNet will merge with a wholly owned subsidiary of Arch. In the merger, each share of PageNet common stock will be converted into 0.08365112 shares of Arch common stock. On November 5, 1999, the last trading day before the public announcement of the proposed merger, PageNet's common stock had a closing price of $0.96875 per share, which exceeded the closing price equivalent of $0.56987 for 0.08365112 shares of Arch common
       stock. On August   , 2000, the last day for which information was
       available prior to the first mailing of this proxy statement, PageNet's
       common stock had a closing price of $          per share compared to
       $          for 0.08365112 shares of Arch common stock.


     - In connection with the merger, approximately 81,197,837 shares of Arch common stock and 60.5% of the equity interest in Vast will be exchanged for all of PageNet's outstanding senior subordinated notes.

     - PageNet will distribute 20.0% of the equity interest in Vast to the holders of PageNet common stock in connection with the merger.


     - Concurrently with, but separate from the merger, Arch has agreed to conduct the Arch exchange offer, offering to exchange 66.1318 shares of Arch common stock for each $1,000 principal amount at maturity of its discount notes. During 2000, Arch has issued 11,640,321 shares of Arch common stock and 1,000,000 shares of Arch Series D convertible preferred stock that automatically converts into 6,613,180 shares of common stock when the merger closes in exchange for discount notes tendered by Arch noteholders in negotiated transactions. If all of the remaining outstanding discount notes are exchanged, Arch will have issued a total of 29,651,984 shares of its common stock for all of its discount notes that were outstanding on November 7, 1999.


     - The Arch board of directors, after the merger, will consist of 12 directors. Six directors will be designated by the current Arch directors and three directors will be designated by the current PageNet directors. Each of the three largest holders of PageNet notes being exchanged for shares of PageNet common stock may also designate one director. To the extent any of these three largest holders do not designate directors, the current Arch directors will designate additional directors.

BACKGROUND OF THE MERGER

     At a board of directors meeting on June 10, 1999, the directors of PageNet discussed the possibility of a combination of PageNet with another major paging company. The other paging company's chief executive office had indicated an interest in pursuing a possible combination with PageNet in a conversation initiated by John P. Frazee, Jr., PageNet's chief executive officer. During the preceding year, Mr. Frazee had reported to the directors on preliminary discussions about a possible combination of PageNet with two other major paging companies and a paging equipment provider. The directors supported such discussions, but the discussions did not proceed beyond a preliminary stage. Mr. Frazee advised the directors that he believed such a combination with the company which had now indicated interest in such a transaction could offer synergies and cost savings. Mr. Frazee said he had discussed the possible combination with representatives of Goldman, Sachs & Co. and Morgan Stanley Dean Witter, which had been acting as PageNet's outside financial advisors with respect to possible strategic options, and that representatives of both Goldman Sachs and Morgan Stanley considered such a transaction to be possible. The directors supported continued discussion with the other paging company about a possible combination.

     On June 10, PageNet entered into a confidentiality agreement with the other paging company permitting the exchange of confidential information. Management personnel, lawyers and investment bankers from both companies subsequently met during June and July to conduct mutual due diligence, to further evaluate and analyze potential synergies and savings and to discuss various aspects of a possible combination.

     At a meeting on July 22, the PageNet directors again discussed the possibility of a combination with the other paging company. Representatives of Goldman Sachs and Morgan Stanley reviewed with the PageNet directors the overall industry trends, PageNet's strategic and financial position and the prospective combination. The directors concluded that a combination with the other paging company appeared to be desirable if acceptable financial terms, which had not yet been discussed, could be negotiated. After that meeting, due diligence and other discussions with the other paging company continued.

     In early August 1999, representatives of Goldman Sachs and Morgan Stanley met with the financial advisors for the other paging company to discuss possible financial and other terms of a combination and reported the outcome of such discussions to Mr. Frazee. Mr. Frazee then reported the outcome of those discussions to the directors. The directors concluded, based upon that meeting, that the difference between the two companies' judgment on their relative valuations was so great that agreement on acceptable terms would not be possible. Mr. Frazee said that he continued to believe that a combination of PageNet with another major paging company was highly desirable and he recommended that PageNet approach Arch about a possible combination with PageNet. Mr. Frazee said that he believed that Arch was the only other paging company with operations of sufficient scale and comparability to PageNet to offer the prospect for comparable synergies and cost savings. The directors supported such an approach to Arch.

     On August 6, Mr. Frazee met with C. Edward Baker, Jr., chief executive officer of Arch, to discuss the possibility of a business combination between Arch and PageNet.

     At a meeting on August 10, the Arch directors discussed the possibility of further consolidation within the wireless messaging industry and the role that Arch might play in such consolidation. It was the consensus of the directors that Mr. Baker should continue discussions with PageNet concerning a possible business combination.

     On August 17, Mr. Frazee, Edward W. Mullinix, Jr., chief operating officer of PageNet, and Julian B. Castelli, senior vice president and chief financial officer of PageNet, met with Mr. Baker and J. Roy Pottle, executive vice president and chief financial officer of Arch. Mr. Baker and Mr. Frazee agreed that the two companies should explore the possibility of a combination.

     On August 26, Arch and PageNet entered into a confidentiality agreement permitting the mutual exchange of confidential information. On that date management of Arch and PageNet, together with representatives of Goldman Sachs and Morgan Stanley and Arch's financial advisor, Bear Stearns & Co., as well as outside counsel for both companies, met to review potential cost savings and synergies and to discuss structural and legal aspects of a possible combination. In early September, Mr. Frazee and Mr. Baker had further conversations about a possible combination.

     During the week of September 6, the chief executive officer of the other paging company contacted Mr. Frazee and indicated a strong desire to resume discussions of a possible combination. Mr. Frazee reported that contact to the PageNet directors at a board meeting on September 13. Mr. Frazee said that representatives of Goldman Sachs and Morgan Stanley had talked with the other paging company's financial advisors and believed there was now serious interest in a possible combination. The directors discussed the possible combination with the other paging company and also reviewed the discussions which had occurred with Arch.

     At the meeting on September 13, PageNet's directors also discussed PageNet's financial condition and concluded that PageNet needed additional outside financial advice because the failure to reverse continued declining revenues or sufficiently reduce operating costs, based upon preliminary third quarter results of operations, potentially threatened PageNet's liquidity and compliance with bank credit agreements and bond indentures. After that meeting, PageNet engaged Houlihan Lokey Howard & Zukin Capital as an additional financial advisor to advise PageNet with respect to the possible need for a recapitalization or other form of debt restructuring on a standalone basis or on the possibility that PageNet might seek to combine such a recapitalization with a merger with the other paging company or with Arch. Goldman Sachs, Morgan Stanley and Houlihan Lokey then resumed discussion with the other paging company's financial advisors about the possible terms of a combination.

     At a meeting of the Arch directors on September 28, Mr. Baker reported on the status of discussions with PageNet concerning a possible business combination, noting that such discussions remained very general. It was the consensus of the directors that Mr. Baker should continue such discussions.

     At a meeting of the PageNet board on October 1, representatives of Goldman Sachs, Morgan Stanley and Houlihan Lokey reviewed with the PageNet directors various possible alternatives, including PageNet's going forward without significant change in capital structure, the possibility of a stand-alone recapitalization, a potential merger without a recapitalization and a potential merger coupled with a recapitalization. The directors discussed the various options and concluded that a merger coupled with a recapitalization appeared to be the best alternative for all of PageNet's stakeholders, including its noteholders and stockholders. The directors discussed with the financial advisors the possible structure of such a transaction and the risks and other difficulties associated with its consummation. The advisors indicated that they had discussed the possibility of such a combined merger and recapitalization with the other paging company, which was interested in pursuing such a transaction. The directors authorized management and the advisors to seek to negotiate such a transaction with the other paging company, recognizing that, depending on the course of those negotiations, PageNet might also want to discuss such a transaction with Arch.

     Following that board meeting on October 1, PageNet's management, financial advisors and lawyers met with management, financial advisors and lawyers for the other paging company. Negotiations toward possible agreement on the terms of a transaction that would combine a merger with a recapitalization through exchange offers by both companies continued actively until the week of October 11, 1999. During that week, the other paging company communicated to PageNet, through its financial advisors, revised proposed financial terms of the transaction which were different and less favorable to PageNet than the terms previously discussed. In light of that change, and because of continuing uncertainty about whether agreement on financial and other aspects of the transaction could be reached and whether the transaction could be consummated, the directors decided that PageNet should contact Arch to determine if a transaction with Arch might be possible that would be more favorable to PageNet's stakeholders.

     On October 15, Mr. Frazee, Mr. Castelli and representatives of Houlihan Lokey met with Mr. Baker and representatives of Bear Stearns. Mr. Baker indicated a strong desire to try to negotiate a combination between Arch and PageNet. Following that meeting, the financial advisors for Arch and PageNet continued to discuss proposed financial terms of such a combination transaction.

     On an October 17 conference call, Mr. Baker provided an update to certain Arch directors on discussions with PageNet and its financial advisors. Mr. Baker noted that the financial advisors had discussed a business combination involving a simultaneous merger and recapitalization of both companies to be accomplished through exchange offers with certain existing noteholders. Mr. Baker reported that no consensus as to the allocation of the equity of a combined entity between the Arch and PageNet stockholders had emerged. Thereafter, Mr. Baker contacted other Arch directors and provided similar updates.

     At a board meeting on October 24, Goldman Sachs, Morgan Stanley and Houlihan Lokey reviewed with the PageNet directors the proposed terms of a possible merger with Arch and discussed various factors relating to the likelihood of successfully consummating such a transaction. The directors determined that the proposed merger with Arch appeared to be more favorable for PageNet and all of its stakeholders than the proposed transaction with the other paging company and also appeared to be more likely to be consummated successfully. The directors directed management and PageNet's legal and financial advisors to proceed as rapidly as possible to seek to negotiate an agreement for such a merger with Arch.

     At a meeting of the Arch directors on October 25, Mr. Baker reported on the status of the continuing discussions with PageNet, including proposed terms of a possible merger and recapitalization and the allocation of equity between the Arch and PageNet stakeholders. The directors determined that management and Arch's advisors should proceed with due diligence investigations and negotiation of a merger agreement.

     During the following week, management teams from Arch and PageNet met to review potential cost savings and synergies. In addition, financial advisors, legal counsel and management personnel from both companies carried out mutual due diligence investigations. Negotiations by the respective managements, financial advisors and counsel over the terms of a merger agreement between Arch and PageNet then proceeded intensively until a proposed definitive agreement was reached.

     At meetings held on November 1 and 2, Arch's management, Bear Stearns and Arch's counsel reviewed with the Arch directors the proposed terms of a business combination with PageNet, including a draft of a proposed merger agreement. The directors received a presentation from Bear Stearns concerning the potential benefits and risks of a merger, a financial profile of PageNet, a pro forma analysis of a combined entity, the relative contributions of Arch and PageNet in relation to the proposed enterprise value allocation in the combined entity and pro forma discounted cash flow equity values that might be realized by existing Arch stockholders under the merger in comparison with the pro forma discounted cash flow equity value to existing Arch stockholders on a standalone basis. Management and the financial and legal advisors to Arch were directed to seek to finalize the terms of a definitive agreement relating to the proposed merger.

     The directors of PageNet met on November 7 to consider the proposed merger agreement. At that meeting the directors reviewed:

     - the potential benefits and risks associated with the merger;

     - the estimated values to be realized by PageNet's stockholders and bondholders under the merger in comparison to the possible transaction with the other messaging company and standalone alternatives;

     - the relative contributions of Arch and PageNet in relation to the shares in the combined enterprise to be received by their respective stakeholders;

     - the likelihood of consummation of the merger;

     - the future prospects of the combined company; and

     - various other matters.

At the meeting, representatives of each of Goldman Sachs, Morgan Stanley and Houlihan Lokey, provided their formal analysis regarding the proposed transaction. After discussion, each of Houlihan Lokey and Morgan Stanley gave its oral opinion that as of November 7, the consideration to be received by the holders of PageNet common stock on such date pursuant to the merger and the Vast distribution, taken as a whole, was fair from a financial point of view and Goldman Sachs gave its oral opinion that as of November 7, 1999, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PageNet common stock as of such date. Goldman Sachs, Morgan Stanley and Houlihan Lokey then indicated that they would confirm their opinions in writing. Representatives of Mayer, Brown & Platt, outside counsel to PageNet, reviewed with the PageNet directors the terms of the proposed merger agreement. After receiving advice from their financial and legal advisors and further deliberations, and taking into account the various factors described below under "-- PageNet's Reasons for Merger," the directors unanimously approved the proposed merger on the evening of November 7.

     The directors of Arch met on November 7 to consider the proposed merger agreement. At that meeting management and legal counsel reported on changes to the merger agreement from the draft previously reviewed and the directors received an update of the Bear Stearns presentation delivered at the November 2 meeting. After receiving further advice from its legal and financial advisors, including an oral opinion (subsequently confirmed in writing) from Bear Stearns that the exchange ratio as described in the merger agreement was fair, from a financial point of view, to the stockholders of Arch, the Arch directors unanimously approved the proposed merger in the evening of November 7.

     Later in the evening of November 7, the merger agreement was executed by Arch and PageNet.

     On January 7, 2000 the parties amended the merger agreement (1) to reduce the amount of senior secured debt financing that Arch and PageNet must obtain in order to effect the merger from $1.5 billion to $1.3 billion, and (2) to increase the percentage of its total common equity that Vast may set aside for an employee stock option, stock ownership or other similar plan from 15% to 20%.

     On May 10, 2000, Arch and PageNet entered into a further amendment of the merger agreement which, among other things:

     - extended the date on which either PageNet or Arch may terminate the merger agreement if the merger has not been consummated from June 30, 2000 to September 30, 2000, subject to further extension in certain circumstances;

     - eliminated the requirement that a specified percentage of Arch's 10 7/8% discount notes due 2008 be exchanged for shares of Arch common stock as a condition to the merger;

     - eliminated the requirement that the outstanding shares of Arch's Series C convertible preferred stock convert into shares of Arch common stock as a condition to the merger;

     - provided for the conversion, in Arch's discretion, of Arch's Class B common stock into shares of Arch common stock upon the effectiveness of the merger; and

     - provided that holders of PageNet's common stock outstanding at the date of the stockholders meeting at which the merger is approved shall have appraisal rights as required by applicable law.


     On July 14, 2000 three noteholders of PageNet filed an involuntary chapter 11 petition against PageNet in the United States Bankruptcy Court for the District of Delaware. The petition related solely to Paging Network, Inc. and not to any of its subsidiaries. The petitioning creditors had previously expressed their support for the Arch merger transaction and stated their belief that an immediate chapter 11 filing would expedite PageNet's ability to consummate the transaction.


     On July 23, 2000, Arch and PageNet entered into a further amendment of the merger agreement which:

     - decreased the merger consideration to be paid to PageNet stockholders such that PageNet stockholders will receive 0.08365112 of a share of Arch common stock for each share of PageNet common stock they own immediately prior to the effective time of the merger;

     - changed the term "stockholders" to "stakeholders" in the provision regarding consideration of third party acquisition proposals by the respective boards of PageNet and Arch so that the boards are expressly authorized to consider the interests of creditors;

     - increased the total number of Vast shares to be distributed to PageNet stockholders in connection with the merger from 11.6% of the total equity ownership of Vast to 20.0% of the total equity ownership of Vast and decreased the total number of Vast shares to be distributed to PageNet noteholders by an identical amount; and

     - eliminated as a condition to Arch's obligation to effect the merger the requirement that Arch receive a favorable tax opinion of Hale and Dorr LLP regarding the treatment of the merger for federal income tax purposes.

     On July 24, 2000, Paging Network, Inc. consented to an order for relief which, in effect, converted the involuntary chapter 11 petition into a voluntary proceeding. On the same date, Paging Network, Inc.'s domestic operating subsidiaries, other than Vast, filed voluntary chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware. On July 25, 2000, PageNet filed its proposed bankruptcy plan and disclosure statement which provide for the implementation of the merger between PageNet and Arch. A hearing with respect to the bankruptcy court's approval of PageNet's disclosure statement is scheduled for September 7, 2000. On July 25, 2000, PageNet also filed and obtained approval of motions to approve its proposed debtor-in-possession financing and to obtain other relief related to the ongoing operation of its business. PageNet's motion to assume the termination fee and certain related provisions of the Arch merger agreement was approved by the bankruptcy court on August 22, 2000.



     On July 24, 2000, PageNet announced that its board of directors had concluded that a proposal received from Metrocall, Inc. was not a "superior proposal" to the Arch merger within the meaning of the merger agreement. PageNet also announced that the board would not discuss the proposal further with Metrocall. On August 4, 2000, Metrocall filed a motion requesting that the bankruptcy court terminate PageNet's exclusivity period and permit Metrocall to submit a competing plan of reorganization in PageNet's chapter 11 reorganization. A continued hearing on that motion is scheduled for September 7, 2000. On August 22, 2000, the bankruptcy court granted Metrocall the right to conduct a limited due diligence investigation of PageNet through September 1, 2000.


ARCH'S REASONS FOR THE MERGER; RECOMMENDATION OF ARCH'S BOARD OF DIRECTORS

     Arch's board of directors believes that the merger represents a strategic opportunity to significantly expand the size and scope of Arch's operations, while substantially decreasing Arch's overall financial leverage. Together, these two benefits should enable Arch to more quickly and efficiently begin to offer new wireless communication products and services to its customers. The board believes that, following the merger, Arch will have greater financial strength, operational efficiencies and growth potential than either Arch or PageNet would have on its own. This is because of the complementary nature of PageNet's systems and software resources and Arch's customer base and marketing abilities. Arch's board has identified a number of potential benefits of the proposed merger that it believes will contribute to the success of the combined entities, including the following:

     - The combination of Arch and PageNet would create a company better able to move into the emerging technologies that its competitors are utilizing presently. Given high fixed infrastructure costs associated with building out narrowband PCS networks, greater scale should permit increased efficiencies and improved margins for the combined company allowing more rapid and efficient transition into the provision of advanced communications services.

     - Arch would have access to PageNet's existing narrowband PCS network which, in combination with Arch's customer base and marketing abilities, should allow Arch to bring new narrowband PCS services to market and sell them more quickly and effectively.

     - Together Arch and PageNet should be better positioned to obtain commitments from manufacturers such as Motorola to create devices capable of functioning on the new narrowband PCS network.


     - Arch's overall leverage should be reduced as a result of the merger. Arch's ratio of consolidated total debt to adjusted earnings before interest, income taxes, depreciation and amortization, based on annualized adjusted earnings before interest, income taxes, depreciation and amortization for the six months ended June 30, 2000, was 4.5:1 as of June 30, 2000; on a pro forma basis, taking into account the merger and assuming the exchange of all outstanding Arch discount notes for common stock, but excluding the impact of expected operational cost synergies, the leverage ratio for the combined company as measured by the ratio of total debt to adjusted pro forma earnings before interest, income taxes, depreciation and amortization for the six months ended June 30, 2000 would have been 4.3:1.

     - Significant operational efficiencies could be realized by integrating and combining operations and sharing outlays in future investments in infrastructure.

     - Greater scale should yield enhanced purchasing power and improved sales distribution.

     - Following the merger, Arch's significantly stronger capital structure and financial resources should give Arch greater flexibility to implement strategic initiatives in order to compete better in the constantly evolving wireless communications industry.

     - Arch's larger market capitalization and size may result in broader research coverage and increased interest by institutional investors.

     In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Arch's board of directors also considered, in addition to the factors described above:

     - information concerning the financial performance and condition, business operations, capital and prospects of each of Arch and PageNet on a stand-alone basis as well as a combined basis;

     - current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless communications industry;

     - the structure of the merger and the terms of the merger agreement;

     - the opinion of Bear Stearns that the exchange ratio is fair, from a financial point of view, to the stockholders of Arch;

     - the importance of market position, significant scale and scope and financial resources to Arch's ability to compete effectively in the future;

     - the valuation ascribed Arch's common stock in the merger agreement and the valuation implied for the combined entity based on currently prevailing market multiples; and

     - the relative contributions of Arch and PageNet to the net revenues and earnings before interest, income taxes, depreciation and amortization of the combined company.

     Arch's board also considered potential risks relating to the merger, including:

     - the risk that the benefits and synergies sought from the merger would not be fully achieved;

     - the management distraction inherent in integrating two business operations;

     - the risk that the merger would not be consummated and the possibility of incurring a $40.0 million termination fee;

     - the requirement that Arch's common stockholders, preferred stockholders and discount noteholders and PageNet's stockholders and noteholders all approve or elect to participate in one or more aspects of the transaction;

     - the possibility that holders of outstanding Arch debt securities might object to the merger;

     - the limitations imposed by the merger agreement on the conduct of Arch's business prior to the merger, as well as the length of time projected for satisfying all closing conditions; and

     - the significant number of shares of Arch's common stock issuable in connection with the merger and related transactions and the consequent reduction in the voting power of Arch's current stockholders.

The Arch board believes that these risks were outweighed by the potential benefits to be realized by the merger.

     The foregoing discussion of the information and factors considered by the Arch board is not intended to be exhaustive but includes all material factors considered by the Arch board. In view of the wide variety of information and factors considered, the board did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINION OF FINANCIAL ADVISOR TO ARCH

  Opinion of Bear, Stearns & Co. Inc.

     Bear Stearns served as financial advisor to Arch in connection with the merger. It delivered an oral opinion to Arch's board of directors on November 7, 1999, that, as of that date, the exchange ratio is fair, from a financial point of view, to the stockholders of Arch. Bear Stearns subsequently confirmed its opinion in writing. The opinion is based on and subject to several assumptions, limitations and qualifications.

     THE FULL TEXT OF BEAR STEARNS' OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. ARCH STOCKHOLDERS SHOULD READ THE ENTIRE BEAR STEARNS OPINION.

     Arch imposed no limitations on the scope of Bear Stearns' investigation or the procedures that Bear Stearns could follow in rendering its opinion. Arch did not request Bear Stearns to make, and Bear Stearns did not make, any recommendation to Arch's board as to the form or amount of the consideration Arch is to pay to PageNet stockholders, in the merger, after giving effect to the PageNet exchange offer. That decision was determined through arm's-length negotiations between the principal parties. In arriving at its opinion, Bear Stearns did not ascribe a specific range of values to Arch or PageNet, but instead made its determination as to the fairness to the stockholders of Arch, from a financial point of view, of the exchange ratio, on the basis of the financial and comparative analyses described below. Bear Stearns' opinion was rendered to Arch's board for its information in connection with its consideration of the merger. Bear Stearns' opinion is not intended to be and does not constitute a recommendation to any holder of Arch common stock, Class B common stock or Series C preferred stock as to how such stockholder should vote on matters relating to the merger, or a recommendation as to any related financing or restructuring transaction. Arch did not request that Bear Stearns opine as to, and Bear Stearns' opinion does not address, Arch's underlying business decision to proceed with or effect the merger. All parties should understand that, although subsequent developments may affect the conclusions reached in Bear Stearns' opinion, Bear Stearns does not have any obligation to, and does not intend to, update, revise or reaffirm its opinion.

     In arriving at its opinion, Bear Stearns, among other things:

     - reviewed the merger agreement;

     - reviewed Arch's and PageNet's recent filings with the Securities Exchange Commission;

     - reviewed certain operating and financial information, including projections and estimates of combination benefits, provided to it by Arch's and PageNet's management relating to the business and prospects of Arch and PageNet, respectively;

     - met with certain members of Arch's and PageNet's managements to discuss the business, operations, historical and projected financial results and prospects of Arch and PageNet, respectively, as well as the potential combination benefits for the combined company resulting from the merger;

     - reviewed the historical prices, trading multiples and trading volumes of the Arch and PageNet common stock;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Arch and PageNet, as appropriate;

     - reviewed the terms of recent merger and acquisition transactions involving companies which Bear Stearns deemed generally comparable to Arch and PageNet;

     - performed discounted cash flow analyses based on the projections for Arch and the combined company furnished to it by Arch; and

     - reviewed the pro forma financial results, financial condition and capitalization of the combined company.

     Arch and PageNet management made financial and other information available to Bear Stearns, and Arch management made assurances to Bear Stearns that they were not aware of any facts that would make financial or other information, the combined company projections or the combination benefits that Bear Stearns used to conduct its review incomplete or misleading in any material respect. In arriving at its opinion, Bear Stearns relied without independent verification on the assurances of management that the financial and other information provided and the publicly available information were accurate and complete.

     Bear Stearns relied without independent verification that management had reasonably prepared the projections for the combined company and the combination benefits on bases reflecting management's best currently available estimates and judgments of the anticipated future performance of Arch and PageNet and of the anticipated combination benefits that could be achieved within the time frames forecast. Bear Stearns did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Arch or PageNet nor was Bear Stearns furnished with any such evaluation or appraisal. Bear Stearns did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Arch or PageNet. Bear Stearns assumed that the transactions will be consummated in accordance with the terms described in the merger agreement, without any waiver of any material condition and with all necessary material consents and approvals without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Arch, PageNet or the combination benefits. Bear Stearns based its opinion upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     The following is a summary of certain financial and comparative analyses that Bear Stearns performed and presented to the Arch Board.

INCREMENTAL DISCOUNTED CASH FLOW EQUITY VALUE ANALYSIS

     Bear Stearns used projections for Arch on a stand-alone basis and for the combined company provided by Arch management and compared the discounted cash flow equity value per existing Arch share based on the projected cash flows of Arch, on a stand-alone basis, and of the combined company. In this analysis, Bear Stearns compared the discounted cash flow equity value per Arch share after giving effect to the proposed merger and the consideration with the standalone discounted cash flow equity value per Arch share to determine whether the transaction results in an increase or decrease in discounted cash flow equity value per share to Arch shareholders. The comparative results indicate an increase in discounted cash flow equity value per share to Arch shareholders under a variety of assumptions used in the discounted cash flow analysis. A discounted cash flow analysis is one measure used to determine the estimated value of a company. Bear Stearns used the projected cash flows for both Arch and the combined company plus the respective terminal values, values for each of the companies at the end of the five-year period, calculated as multiples of 2004 projected earnings before interest, income taxes, depreciation and amortization, and "discounted" these cash flows to the present using a rate that corresponds to the respective company's expected cost of capital during that period. Cash flows for the five-year period beginning January 1, 2000 and ending December 31, 2004 were calculated as earnings before interest, depreciation and amortization less changes in working capital and capital expenditures. The pro forma comparison took into effect the restructurings including the exchange for equity of 100% of the Arch 10 7/8% senior discount notes, the Arch Series C preferred stock and all of the PageNet senior subordinated notes. Bear Stearns calculated the range of discounted cash flow equity values per existing Arch share for both Arch on a stand-alone basis and the pro forma combined company using a discount rate range of 14% to 18% and using multiples of 2004 projected earnings before interest, taxes, depreciation and amortization ranging between 5.0x and 7.0x to calculate the terminal value. Bear Stearns presented the analysis to the Arch board of directors and highlighted the comparative results, assuming 5.5x, 6.0x and 6.5x terminal multiples of 2004 projected earnings before interest, taxes, depreciation and amortization and 14% and 16% discount rates, and that Arch stockholders would own 29.6% of the combined company (as determined by using the negotiated exchange ratio). The discounted cash flow equity value per share of Arch on a stand-alone basis resulted in the following range.

         ARCH STAND-ALONE PER SHARE DISCOUNTED CASH FLOW EQUITY VALUES

                                    MULTIPLE OF 2004 EARNINGS BEFORE
                                        INTEREST, INCOME TAXES,
                                     DEPRECIATION AND AMORTIZATION
                       DISCOUNT     --------------------------------
                         RATE        5.5X        6.0X         6.5X
                       ---------    -------     -------     --------
                         14%         $6.64       $8.59       $10.16
                         16%         $4.29       $6.07       $ 7.86

     The pro forma discounted cash flow equity value per existing Arch share of the combined company resulted in the following range.

         ARCH PER SHARE PRO FORMA DISCOUNTED CASH FLOW EQUITY VALUES(1)

                                       MULTIPLE OF 2004 EARNINGS
                                     BEFORE INTEREST, INCOME TAXES,
                                     DEPRECIATION AND AMORTIZATION
                       DISCOUNT     --------------------------------
                         RATE         5.0X        6.0X        6.5X
                       ---------    --------    --------    --------
                         14%         $11.17      $12.25      $13.32
                         16%         $ 9.87      $10.85      $11.84

---------------
(1) Assumes Arch shareholders will own 29.6% of combined company.

     Bear Stearns also performed the same analysis assuming that only 66 2/3% of the Arch 10 7/8% senior discount noteholders and 66 2/3% of the Arch Series C preferred stockholders exchanged their securities for combined company equity. Based on this estimated amount of senior discount notes and Series C preferred stock exchanged and the exchange ratio for PageNet shares, the existing Arch stockholders would own 31.4% of the combined company. Based on these new assumptions, the pro forma discounted cash flow equity values per existing Arch share of the combined company resulted in the following range.

         ARCH PER SHARE PRO FORMA DISCOUNTED CASH FLOW EQUITY VALUES(1)

                                       MULTIPLE OF 2004 EARNINGS
                                     BEFORE INTEREST, INCOME TAXES,
                                     DEPRECIATION AND AMORTIZATION
                       DISCOUNT     --------------------------------
                         RATE         5.0X        6.0X        6.5X
                       ---------    --------    --------    --------
                         14%         $11.06      $12.19      $13.33
                         16%         $ 9.68      $10.72      $11.76

---------------
(1) Assumes Arch shareholders will own 31.4% of combined company.

CONTRIBUTION ANALYSIS

     Bear Stearns performed a contribution analysis using:

     - projections for Arch on a stand-alone basis provided by Arch management; and

     - projections for PageNet on a stand-alone basis provided by PageNet management, as further adjusted by Arch management.

     Bear Stearns first analyzed how much of the estimated net revenues and earnings before interest, income taxes, depreciation and amortization of the combined company for the years 1999 through 2003 would be contributed by Arch and how much would be contributed by PageNet. The following table sets forth the relative contributions to projected revenues and earnings before interest, income taxes, depreciation and amortization for Arch, PageNet and the combination benefits.

                         RELATIVE CONTRIBUTION ANALYSIS

                                                              NET REVENUE CONTRIBUTION
                                                      -----------------------------------------
                                                      1999E    2000P    2001P    2002P    2003P
                                                      -----    -----    -----    -----    -----
Arch................................................   45%      48%      50%      51%      51%
PageNet.............................................   55%      52%      50%      49%      49%

                                                         EARNINGS BEFORE INTEREST, INCOME TAXES,
                                                        DEPRECIATION AND AMORTIZATION CONTRIBUTION
                                                      ----------------------------------------------
                                                      1999E     2000P     2001P     2002P     2003P
                                                      ------    ------    ------    ------    ------
Arch................................................    49%       50%       49%       48%       49%
PageNet.............................................    51%       48%       46%       45%       44%
Merger Benefits.....................................     0%        2%        6%        7%        7%

     Bear Stearns next analyzed how much of the enterprise value for the combined company would consist of the value of the interests to be held by Arch's common stockholders, preferred stockholders and debtholders, on the one hand, and how much would be held by PageNet's common stockholders and debtholders on the other. Bear Stearns used enterprise value which includes debt as well as equity in comparison to the relative contribution to revenue and earnings before interest, income taxes, depreciation and amortization from Arch and PageNet, because Arch and PageNet have significantly different levels of leverage. Because the two companies' revenues and earnings before interest, income taxes, depreciation and amortization reflect investments from both equity and debt capital providers, Bear Stearns believed that a comparison of only the equity components of enterprise value, without also considering the debt and preferred stock components, would be inappropriate. Specifically, enterprise value attributable to PageNet's stakeholders, in the aggregate, was calculated based on:

     - the market value of the shares of Arch common stock to be issued to PageNet's stockholders and debtholders in the merger, valued at the closing price of Arch common stock on October 29, 1999, plus

     - the value of PageNet debt to be assumed by Arch rather than exchanged for Arch common stock as part of the proposed restructuring of PageNet.

Enterprise value attributable to Arch's stakeholders, in the aggregate, was calculated based on:

     - the market value of all outstanding shares of Arch common stock, based on the October 29, 1999 closing price, plus

     - the market value of the shares of Arch common stock to be issued in exchange for Arch 10 7/8% senior discount notes and Series C preferred stock, plus

     - the value of Arch's remaining net debt, calculated in two alternative ways:

        -- using its then current market value, and

        -- using its then current book value.

     The interests of Arch stakeholders -- common stockholders, preferred stockholders and debtholders -- would represent 51% of the enterprise value of the combined company, using market value of debt, and 54% of the enterprise value of the combined company, using book value of debt. Bear Stearns noted that these percentages of the enterprise value of the combined company exceed Arch's percentage contribution to the combined company's revenues and earnings before interest, income taxes, depreciation, and amortization during the five-year projection period ending December 31, 2003.

     You should read the attached opinion in its entirety before deciding how to vote in connection with this transaction. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion cannot easily be described. Furthermore, in arriving at its opinion, Bear Stearns did not attribute any particular weight to any analysis or factor considered by it, but instead it made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Bear Stearns made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Arch and PageNet. Any estimates contained in these analyses do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than as described in the opinion. In addition, analyses relating to the value of businesses are not appraisals and do not reflect the prices at which businesses actually may be sold.


     Based on and subject to the foregoing, Bear Stearns delivered its opinion that, as of the date of the opinion, the exchange ratio is fair, from a financial point of view, to the stockholders of Arch.


     Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Arch's board selected Bear Stearns because of its expertise, reputation, and familiarity with Arch in particular, and the telecommunications industry in general, and because its investment banking professionals have substantial experience in transactions similar to the merger.

     As compensation for its services in connection with the merger, Arch has agreed to pay Bear Stearns fees for acting as financial advisor in connection with the merger, including rendering its opinion. These fees include:

     - $650,000 in retainer fees, a progress fee payment, and an opinion fee, which have been paid to date

     - An additional fee, currently estimated at $9.7 million, based on the total transaction value, as defined; this fee is payable upon consummation of the merger, and the fees described above will be credited against it.

     If the merger is not consummated, but Arch receives a "termination" fee or other payment as a result of the termination or cancellation of Arch's efforts to effect the merger, Arch will pay Bear Stearns a cash fee equal to the lesser of $3.0 million or 20% of such fee or payment. In addition, Arch has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Bear Stearns and certain related persons for liabilities that may arise out of its engagement by Arch and the rendering of its opinion.

     In the ordinary course of its business, Bear Stearns may actively trade in Arch and/or PageNet debt and equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of the members of PageNet's board of directors and some of PageNet's officers have interests in the merger that are different from the interests of the stockholders and senior subordinated noteholders of PageNet and that could potentially represent conflicts of interest.

     - All outstanding options granted to purchase PageNet common stock, including those held by officers and directors of PageNet, will fully vest at the effective time of the merger and, if not exercised at that time, will be converted into fully vested options to purchase shares of Arch common stock, subject to adjustment to reflect the exchange ratio. All unvested options to purchase PageNet common stock held by PageNet's officers and directors immediately prior to the merger will vest at the effective time of the merger. However, all of such options currently have exercise prices which are higher, and in some cases significantly higher, than PageNet's current stock price, and, as a result of the exchange ratio and the impact of the merger, PageNet's officers and directors will hold fewer options to purchase shares at even higher exercise prices. As a result of these circumstances, the options which will vest are likely to have little or no value at the time of the merger.

     - At the effective time of the merger, John P. Frazee, Jr. will, and other current PageNet directors may, be appointed as additional members of Arch's board of directors. Mr. Frazee will also be appointed Chairman of the board of directors of the combined company. Additional information about Mr. Frazee and the other current PageNet directors is contained in "PageNet's Management."

     - Some current officers of PageNet will be entitled to severance payments if their employment ceases following the merger as part of a severance plan established on January 20, 1999 to provide benefits to substantially all of PageNet's employees upon a "change in control" of PageNet. The severance plan provides for a severance payment ranging from 50% to 300% of the employee's annual salary and annual target bonus compensation and payment of a pro-rated portion of the employee's annual target bonus compensation. In addition, the severance plan provides that the employee will continue to receive substantially similar medical insurance, disability income protection, life insurance protection and death benefits, and perquisites for at least one year following the date of the employee's termination of employment at no additional cost to the employee above the cost paid by the employee for such benefits immediately prior to the change of control. The severance plan provides no special pension benefits. An employee is entitled to receive benefits under the severance plan if PageNet or its successor in interest terminates the employee without cause or the employee resigns for good reason during the 12-month period immediately following a change in control. Good reasons for an employee's resignation under the severance plan include a reduction in the employee's compensation, a significant change in the employee's duties, responsibilities, title or authorities, relocation of the employee's office to a location more than 50 miles from the location of the employee's office prior to the change in control, and PageNet's failure to obtain the agreement from any successor to assume and agree to perform the severance plan. The amount an employee will receive depends upon the employee's position at PageNet. Payments under the plan are made in one lump sum. At the time of its consideration of the Arch merger, PageNet's board of directors made changes in the severance plan to increase the number of employees entitled to severance payments at the 200% level and to increase the severance percentages applicable to John P. Frazee, Jr., Mark A. Knickrehm, Edward W. Mullinix, Jr., Lynn A. Bace and Julian B. Castelli from 200% to 300% of their annual salary and annual target bonus compensation. On May 26, Mark A. Knickrehm resigned as President and Chief Operating Officer of Vast. Mr. Knickrehm therefore has no right to receive any payments under PageNet's severance plan. Subsequently, the board of directors approved a further amendment to the severance plan to provide a gross-up of the amount payable to Messrs. Frazee, Mullinix, Bace and Castelli under the plan on account of excise taxes anticipated to be payable by such individuals upon a distribution pursuant to the plan.

      The following table sets forth the estimated value of payments and benefits that would be paid to each current executive officer of PageNet under PageNet's severance plan if the executive officer's employment is terminated within 12 months following the merger in accordance with the severance plan:

                                        ESTIMATED VALUE OF PAYMENTS AND BENEFITS TO WHICH
                                          PAGENET'S CURRENT EXECUTIVE OFFICERS WOULD BE
                                             ENTITLED UPON TERMINATION OF EMPLOYMENT
      NAME OF EXECUTIVE OFFICER             IN ACCORDANCE WITH THE SEVERANCE PLAN(1)
      -------------------------         -------------------------------------------------
Lynn A. Bace..........................                     $2,608,545
Andreas Bremer........................                        261,774
Julian B. Castelli....................                      1,986,376
John P. Frazee, Jr. ..................                      6,512,506
Jason G. Gillespie....................                        795,081
Edward W. Mullinix, Jr. ..............                      3,050,829
Timothy J. Paine......................                        705,289
Douglas R. Ritter.....................                      1,075,773
G. Robert Thompson....................                        744,385
Ruth Williams.........................                        796,075

-------------------------

          (1) The portion of the severance plan payment that is attributable to the pro-rated amount of the executive officer's target bonus compensation is estimated based on the assumption that the executive officer's employment is terminated on September 30, 2000, and would be greater if the executive officer's employment terminates later in 2000. The portion of the severance plan payment that is attributable to PageNet's continuation of benefits and perquisites assumes that PageNet provides the same level of benefits and perquisites to each executive officer for the full 12 month period following termination and the estimated value attributed to such benefits and perquisites is based on the cost incurred by PageNet to provide such benefits and perquisites in 1999.

      On May 15, 2000, Arch announced the senior management team for the combined company, which did not include any PageNet officers.

     PageNet's and Arch's boards of directors were aware of these interests and considered them, among other matters, when adopting the merger.

TREATMENT OF PAGENET'S COMMON STOCK

     In the merger, each issued and outstanding share of PageNet common stock will be converted into 0.08365112 shares of Arch common stock. However, shares held by Arch or any wholly owned subsidiary of Arch will be canceled without conversion. The exchange ratio will be adjusted to eliminate the effect of any stock split, stock dividend, stock distribution or other similar transaction by either Arch or PageNet that occurs before the merger, except for the distribution of stock of Vast to holders of PageNet common stock and senior subordinated notes.

STOCK OWNERSHIP IN THE COMBINED COMPANY


     The following table sets forth the expected beneficial ownership of Arch common stock following the merger and the Arch exchange offer, assuming the conversion of all convertible preferred stock of Arch into common stock:



                                                                PERCENTAGE OWNERSHIP OF
                                                                   ARCH COMMON STOCK
                                                                      OUTSTANDING
                                                              ---------------------------
                                                              JUNE 30, 2000   AS ADJUSTED
                                                              -------------   -----------
Arch stockholders...........................................      100.0%          42.4%
Arch discount noteholders...................................         --            6.5%
PageNet stockholders........................................         --            5.0%
PageNet senior subordinated noteholders.....................         --           46.1%
                                                                  -----          -----
                                                                  100.0%         100.0%
                                                                  =====          =====



Arch stockholders include former noteholders who have exchanged their notes for common or preferred stock since the announcement of the merger. This table assumes that all of Arch's discount notes are exchanged for common stock prior to the merger. The actual capitalization of Arch upon closing of the merger may vary from the foregoing table. For example, if 1% of Arch's outstanding discount notes were tendered and accepted, holders of Arch discount notes would own 0.1% and the percentage ownership of the Arch stockholders and the PageNet stockholders and noteholders would increase proportionately. See "The Merger."


ARCH'S EXCHANGE OFFER


     Concurrently with the solicitation of proxies for approval of the merger, Arch will conduct at least one exchange offer for all of its outstanding 10 7/8% senior discount notes. In the exchange offer, Arch will issue 66.1318 shares of common stock in exchange for each $1,000 principal amount at maturity of 10 7/8% discount notes tendered pursuant to its exchange offer, together with all accreted interest on such notes. As of the date of this proxy statement, $172.4 million in aggregate principal amount at maturity of discount notes remain outstanding.


     Holders of the discount notes who tender in connection with the exchange offer will be required to give their consent to:

     - amend the indenture for the notes, if necessary, to permit completion of the merger;

     - amend the indenture to eliminate:

        - any covenants which may be modified or eliminated by a majority vote of the discount notes;

        - any events of default which relate to:

         -- the non-payment or acceleration of other indebtedness,

         -- the failure to discharge judgments for the payment of money, or

         -- the bankruptcy or insolvency of any subsidiaries; and

        - any provisions which condition mergers or consolidations on compliance with any financial criteria.

In addition, each holder of discount notes will be required to waive any and all existing defaults with respect to the discount notes.

     The expiration date will be 12:00 midnight, New York City time, on the 35th day after the commencement of the exchange offer, or at a later date which is mutually agreed upon by Arch and PageNet.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, PageNet and Arch could not merge until notifications were furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the waiting period requirements were satisfied. On April 7, 2000, the Antitrust Division informed Arch and PageNet that it had closed its review of the merger and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have expired.

     On December 31, 1999, Arch and PageNet filed a Request for Approval of a Transfer of Control of the Federal Communications Commission licenses held by each of Arch's and PageNet's subsidiaries. By order dated April 25, 2000, the Federal Communications Commission approved the merger of Arch and PageNet. The Commission also required the combined company to divest two of its five narrowband PCS licenses within 90 days of the merger occurring because it appeared the combined company would hold five narrowband PCS licenses, in violation of a Commission three-channel narrowband PCS limit; however, by order dated May 5, 2000, the Federal Communications Commission eliminated its three-channel narrowband PCS limit. Thus, the combined company will be able to retain all five of its narrowband PCS licenses.

     PageNet and Arch filed all necessary information concerning the merger, as required by several state public utility commissions.

     At any time before the effective time of the merger, the Antitrust Division, the Federal Trade Commission, state attorneys general or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and, any time after the effective time of the merger, to cause Arch to divest itself, in whole or in part, of the stock of PageNet or of businesses conducted by PageNet in the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Arch will prevail.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


     Arch's tax counsel, Hale and Dorr LLP, is of the opinion that, for federal income tax purposes, neither Arch nor its stockholders will recognize gain or loss as a result of the merger. See "Material Federal Income Tax
Considerations."


ACCOUNTING TREATMENT OF THE MERGER

     Arch will account for the merger using the purchase method of accounting for a business combination, in accordance with Accounting Principles Board Opinion No. 16. The assets and liabilities of PageNet, including intangible assets, will be recorded at their fair market values and included in the financial statements of Arch. The results of operations and cash flows of PageNet will be included in Arch's financial statements from the date of the merger.

QUOTATION ON NASDAQ NATIONAL MARKET SYSTEM

     It is a condition to the closing of the merger that Arch shall have filed a notification for the shares of Arch common stock to be issued in the merger to be listed on the Nasdaq National Market System.

NO APPRAISAL RIGHTS

     Arch stockholders do not have appraisal rights in connection with the merger.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this summary. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

STRUCTURE OF THE MERGER

     Following the confirmation of PageNet's bankruptcy plan and the satisfaction or waiver of all other conditions to the merger, a wholly owned subsidiary of Arch will merge into PageNet, and PageNet will become a wholly owned subsidiary of Arch. Two business days after all conditions to the merger are fulfilled or waived, or at such other time and date as Arch and PageNet agree, we will file a certificate of merger with the Delaware Secretary of State. The phrase "effective time of the merger" refers to the time of that filing, or any other time that we agree upon and specify in the certificate of merger.

     Immediately prior to the effective time of the merger, PageNet will distribute 60.5% of the equity of Vast to its noteholders. PageNet will also distribute 20.0% of the equity of Vast to persons who are PageNet stockholders prior to the transaction. After the merger, the combined company will retain 19.5% of the equity of Vast. These percentages will be diluted proportionately if Vast issues additional equity before or after the merger.

THE EXCHANGE RATIO AND TREATMENT OF PAGENET COMMON STOCK

     At the effective time of the merger each outstanding share of PageNet common stock will be converted into 0.08365112 shares of Arch common stock. Shares of PageNet common stock owned by Arch or any direct or indirect wholly owned subsidiary of Arch will be canceled and holders of shares exercising appraisal rights will have the rights granted under Delaware law. If, before the effective time of the merger, the issued and outstanding shares of Arch common stock are changed into a different number of shares as a result of a reclassification, stock split, reverse stock split, stock dividend or stock distribution, an appropriate adjustment will be made to the number and kind of shares of Arch common stock that PageNet stockholders are to receive in the merger.

     No fractional shares of Arch common stock will be issued in the merger. Instead, Arch will pay cash to each holder of PageNet common stock who would otherwise be entitled to receive a fraction of a share of Arch common stock, in an amount equal to the fraction, rounded to the nearest one-hundredth of a share, multiplied by the average closing price per share of Arch common stock as reported in The Wall Street Journal, New York City edition, during the ten trading days immediately prior to the effective time of the merger. No interest will be paid or accrued on cash to be paid instead of fractional shares.

EXCHANGE PROCEDURES

     At the effective time of the merger, Arch will deposit with Harris Trust Company of New York for distribution to the holders of PageNet common stock, certificates representing shares of Arch common stock issuable under the merger agreement and an amount of cash sufficient to pay cash instead of fractional shares. Arch will make sufficient funds available to the exchange agent from time to time as needed to pay cash in respect of dividends or other distributions on unexchanged shares.

TREATMENT OF PAGENET STOCK OPTIONS

     At the effective time of the merger, each unvested option to purchase PageNet common stock previously granted under PageNet's stock plans will automatically vest. We will then convert each outstanding PageNet option into an option to purchase the same number of shares of Arch common stock that the holder of the option would have received in the merger if the holder had exercised the option immediately prior to the merger. The number of shares of Arch common stock calculated in the conversion will be rounded down to the nearest whole number. The exercise price per share of Arch common stock subject to each option will equal the aggregate exercise price of the PageNet common stock which would have been purchasable under the PageNet option, divided by the number of shares of Arch common stock the holder of the option would have received in the merger if the holder had exercised the option immediately prior to the merger, rounded down to the nearest whole number.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of PageNet and Arch relating to:

     - their organization, existence, good standing, corporate power, qualification to do business and similar corporate matters;

     - their capital structure;

     - the authorization, execution, delivery and performance of the merger agreement;

     - the absence of any required governmental and third-party approvals other than those specified in the merger agreement;

     - the absence of breaches, violations or defaults under their corporate charters and bylaws and other agreements and documents;

     - the accuracy of their financial statements and any filings with the Securities and Exchange Commission;

     - the absence of certain changes in their businesses since the end of the prior fiscal year;

     - the absence of litigation and liabilities, including liabilities associated with employee benefit plans;

     - their compliance with applicable laws, including environmental and regulatory laws;

     - the absence of actions that would prevent the merger from being treated as a tax-free reorganization under the Internal Revenue Code;

     - the timely filing of all tax returns and payment of all taxes;

     - the absence of undisclosed brokers and finders;

     - the status of their preparedness with respect to Year 2000 compliance;

     - the approval by each board of directors of the merger agreement and the merger;

     - the receipt by each board of directors of the opinions of their respective financial advisors that the consideration for the merger is fair to holders of PageNet common stock and Arch common stock from a financial point of view;

     - their employee benefits plans;

     - the actions taken by each board of directors to make Delaware's interested stockholder business combination law, other state takeover statutes, each of their rights agreements and any other anti-takeover provision in their certificates of incorporation or bylaws inapplicable to the merger;

     - their relationships with employees;

     - environmental matters and compliance with environmental laws;

     - their significant agreements; and

     - their intellectual property.

COVENANTS

  Conduct of Businesses Prior to the Merger

     Except as contemplated by the merger agreement, PageNet and Arch have agreed that they and their subsidiaries will conduct their businesses only in the ordinary and usual course until the effective time of the merger. The merger agreement includes other limitations, prohibitions and provisions relating to the conduct of their businesses before the effective time of the merger concerning:

     - charter and bylaw amendments;

     - changes in capital stock and payment of dividends;

     - actions that would prevent the merger from qualifying as a tax-free reorganization under the Internal Revenue Code;

     - increases in compensation, and amendments to employee benefit or retirement plans;

     - incurrence or repayment of indebtedness;

     - capital expenditure levels;

     - issuance of capital stock and convertible securities;

     - acquisitions and dispositions;

     - changes in accounting policies or procedures;

     - settlement or release of claims in litigation; and

     - tax elections.

     Some of these limitations do not apply, however, with respect to Vast. PageNet may, among other things:

     - transfer or encumber shares of capital stock or securities convertible into shares of capital stock of Vast;

     - cause Vast to incur debt, so long as the borrowed funds are used solely by Vast;

     - transfer specified assets to Vast;

     - establish the terms of the equity interest in Vast to be transferred to the holders of PageNet common stock and PageNet notes; and

     - establish an employee equity incentive plan for Vast.

  Non-Solicitation of Competing Proposals

     PageNet and Arch have agreed to restrictions concerning an "acquisition proposal," which the merger agreement defines generally as a proposal of merger, business combination or acquisition of more than 10% of their assets or 15% of their stock. Specifically, each company has agreed that neither it nor its agents will, directly or indirectly:

     - initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal with a third party;

     - have any discussions with or provide any confidential information or data to a third party in connection with an acquisition proposal; or

     - engage in any negotiations concerning an acquisition proposal or otherwise facilitate any acquisition proposal.

     The merger agreement expressly allows PageNet and Arch to comply with Securities and Exchange Commission rules regarding the publication of a board of directors' recommendations with respect to tender offers, and, subject to some limitations, expressly allows the board of directors of PageNet or Arch to:

     - negotiate with, and provide information to, a third party in response to an unsolicited bona fide written acquisition proposal, if the board of directors concludes in good faith, after consulting outside counsel, that doing so is necessary to comply with the board's fiduciary duty to its stockholders; and

     - recommend an unsolicited proposal to its stockholders, if the board of directors concludes in good faith, after consulting its legal and financial advisors, that such transaction is reasonably capable of being completed, and, if completed, would be more favorable to its stockholders than the proposed transaction between Arch and PageNet.

     PageNet and Arch have agreed to terminate all existing discussions and negotiations with third parties concerning acquisition proposals. Each company has agreed to notify the other as soon as reasonably practicable if it receives any acquisition proposal, or if a third party seeks information from it or seeks to engage it in discussions concerning an acquisition proposal. Each company has also agreed to keep the other company informed of any such proposals or inquiries on an ongoing basis.


     The bankruptcy court approved the non-solicitation provision of the merger agreement on August 22, 2000.


  Stockholders Meeting

     The merger agreement requires Arch to convene a stockholder meeting as soon as reasonably practicable after Securities and Exchange Commission review of the proxy statement is concluded.

     Arch has agreed that its board of directors will recommend that Arch stockholders vote to increase the authorized number of shares of Arch common stock to an amount sufficient to complete the merger and the Arch exchange offer and approve the issuance of such common stock.

     The Arch board of directors may withdraw or modify its recommendation if it determines in good faith, after consultation with outside legal counsel, that failing to do so would be reasonably likely to be inconsistent with its fiduciary duties.

     Even if the Arch board of directors withdraws or modifies its recommendation, it must convene and complete the stockholder meeting which considers the transaction. The board of directors is not required to convene the stockholders meeting, however, if PageNet terminates the merger agreement.

  Filings and Other Actions

     Arch and PageNet have agreed to cooperate with each other, and to use their reasonable best efforts

     - to deliver comfort letters from their respective independent public accountants;

     - to take all necessary, proper and advisable actions to complete the merger, including obtaining opinions from their respective attorneys, preparing and filing promptly all documentation necessary to complete the merger, and instituting any court action necessary to obtain approval of the merger and defending any court action instituted to prevent completion of the merger;

     - to obtain promptly all approvals necessary or advisable to complete the merger; and

     - to share all information reasonably necessary and advisable in connection with the merger.

  Indemnification; Director and Officer's Insurance

     The merger agreement provides that, for six years after the merger, Arch will cause PageNet to indemnify and hold harmless each present and former PageNet director and officer, when acting in such capacity, against any costs or expenses, including judgments, fines, reasonable attorney's fees, losses, claims, damages or liabilities incurred in connection with any claim, suit, or civil, criminal, administrative or investigative proceeding or investigation relating to matters existing or occurring at or before the merger, to the fullest extent that PageNet would have been permitted to indemnify those persons under Delaware corporate law and its certificate of incorporation or bylaws in effect on November 7, 1999. PageNet will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     The merger agreement also provides that, for a period of six years after the merger, Arch will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring before the merger with coverage in amount and scope at least as favorable as PageNet's directors' and officers' liability insurance coverage on November 7, 1999. If that coverage expires, is terminated or is canceled, or if the annual premium is increased to more than 200% of the last annual premium paid before November 7, 1999, Arch will use its best efforts to obtain insurance in an amount and scope as great as can be obtained for the remainder of the period for a premium not in excess of 200% of the current premium on an annualized basis. In the alternative, PageNet can obtain prepaid policies that provide such directors and officers with coverage for six years against claims arising from facts or events that occurred at or before the effective time of the merger, including claims relating to the transactions contemplated by the merger agreement. If PageNet obtains such prepaid policies, Arch has agreed to maintain such policies in effect and continue to honor PageNet's obligation.

     Furthermore, all directors and many officers of PageNet are entitled to indemnification and insurance under an indemnity agreement with PageNet.

  Bankruptcy Provisions


     Arch has agreed to be bound by all of the terms of the merger agreement provided that PageNet's bankruptcy plan is confirmed by the bankruptcy court by December 31, 2000 or such later date as is mutually agreed to in writing by Arch and PageNet. Arch has agreed to take certain actions to support confirmation of the bankruptcy plan. The bankruptcy court has approved certain sections of the merger agreement concerning nonsolicitation of competing proposals and the payment by Arch and PageNet of their respective termination fees.


     Arch may enter into another merger or acquisition transaction, provided that such transaction would not prevent, materially impair or materially delay its ability to consummate the merger. If Arch enters into a merger or acquisition transaction following the commencement of PageNet's bankruptcy case and as a result of such event PageNet is required to amend its disclosure statement and resolicit the votes of its creditors, then the time within which the order of the bankruptcy court confirming the PageNet bankruptcy plan must be obtained shall be extended for an additional 90 days.

CONDITIONS TO COMPLETION OF THE MERGER

     We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. The conditions to each of Arch's and PageNet's obligation to complete the merger include:

     - stockholder approval of the transaction by Arch's stockholders;

     - entry of a confirmation order, not subject to a stay or injunction, by the bankruptcy court confirming the PageNet bankruptcy plan;

     - the filing of a notification for the listing on the Nasdaq National Market System of the Arch common stock to be issued in connection with the merger and other transactions contemplated by the merger agreement;

     - the receipt of specified governmental consents, permits, licenses and approvals for the merger and the expiration or termination of all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Act;

     - the availability of senior credit facilities in a minimum amount of $1.3 billion to Arch and its subsidiaries, including PageNet, after the merger;

     - Arch's receipt of all required state securities and "blue sky" permits and approvals;

     - that neither PageNet, Arch nor any of their subsidiaries incur out-of-pocket income tax liability in their respective taxable periods of more than $25.0 million in the aggregate as a result of the merger; and

     - all conditions under the PageNet bankruptcy plan have been satisfied.

     The additional conditions to Arch's obligation to complete the merger include:

     - the accuracy of PageNet's material representations and warranties, apart from any representations and warranties which would be breached by PageNet filing or conducting a bankruptcy case or the filing of an involuntary bankruptcy petition or similar creditors' rights petition against PageNet;

     - PageNet's performance in all material respects of all its covenants, agreements and obligations under the merger agreement;

     - PageNet's receipt of required material consents or approvals to the merger and the other transactions contemplated by the merger agreement;

     - Arch's receipt of required material consents or approvals to the merger and the other transactions contemplated by the merger agreement; and

     - Arch's receipt of an unqualified certificate from PageNet that each of the conditions described above has been satisfied.

     The additional conditions to PageNet's obligation to complete the merger include:

     - the accuracy of Arch's material representations and warranties,

     - Arch's performance in all material respects of all its covenants, agreements and obligations under the merger agreement;

     - Arch's receipt of required material consents or approvals to the merger and the other transactions contemplated by the merger agreement;

     - PageNet's receipt of a favorable tax opinion rendered as of the closing of the merger from Mayer, Brown & Platt as to the tax consequences of the merger to PageNet's stockholders; and

     - PageNet's receipt of an unqualified certificate from Arch that each of the conditions described above has been satisfied, that the Arch stockholders meeting has been convened and Arch stockholders have:

        - increased the authorized number of shares of Arch common stock to an amount sufficient to complete the merger; and

        - approved the issuance of such common stock.


     At any time before the effective time of the merger, to the extent allowed by law and except for the condition relating to receipt of a favorable tax opinion, Arch or PageNet may waive any of these conditions without the approval of their respective stockholders except to the extent they believe that, in the particular circumstances presented, applicable law requires stockholder approval. As of the date of this proxy statement, neither company expects to waive any of these conditions.


TERMINATION OF THE MERGER AGREEMENT

     Arch and PageNet can mutually agree to terminate the merger agreement at any time without completing the merger.

     Also, either Arch or PageNet can, without the consent of the other, terminate the merger agreement:

     - if the merger is not completed by January 30, 2001;

     - if the Arch stockholder meeting is held and Arch's stockholders do not adopt the transaction; or

     - if any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable.

     Either party can extend the termination date for up to an additional 90 days if such extension is necessary in order to obtain governmental approvals of the merger under applicable antitrust laws and if all other conditions to completion of the merger are satisfied or are capable of being satisfied. Neither party may terminate the merger agreement if such party has materially breached the terms of the merger agreement and such breach contributed to the failure of the merger to be completed.

     In addition, PageNet can terminate the merger agreement before the effective time of the merger if:

     - the board of directors of Arch has withdrawn or adversely modified its approval or recommendation of the merger;

     - Arch has breached any representation, warranty, covenant or agreement in the merger agreement, and the breach is both material and incurable prior to the date at which either Arch or PageNet can, without the consent of the other, terminate the merger agreement; or

     - PageNet receives an unsolicited proposal for a business combination transaction with a third party that PageNet's board of directors concludes is a superior proposal and PageNet provides Arch with all the material terms of the proposal at least two business days prior to termination and simultaneously with the termination pays the termination fee to Arch.

     Finally, Arch can terminate the merger agreement if:

     - the board of directors of PageNet has withdrawn or adversely modified its approval or recommendation of the merger;

     - PageNet has breached any representation, warranty, covenant or agreement in the merger agreement, and the breach is both material and incurable prior to the date at which either Arch or PageNet can, without the consent of the other, terminate the merger agreement, but only if the breach does not solely result from the filing or conduct of the bankruptcy case or from the filing of an involuntary bankruptcy petition against PageNet or any of its subsidiaries;

     - an order of a bankruptcy court approving of the nonsolicitation of competing proposals and the payment by PageNet of the termination fee has not been entered by August 23, 2000;

     - an order of a bankruptcy court confirming the PageNet bankruptcy plan is not entered by December 31, 2000 or a later date mutually agreeable to Arch and PageNet;

     - the PageNet bankruptcy plan is amended, modified or added to in any material respect without the written consent of Arch; or

     - Arch receives an unsolicited proposal for a business combination transaction with a third party that Arch's board of directors concludes is a superior proposal and Arch provides PageNet with all the material terms of the proposal at least two business days prior to termination and simultaneously with the termination pays the termination fee to PageNet.

TERMINATION FEE

     Arch must pay PageNet a termination fee of $40.0 million by wire transfer of same day funds if:

     - Arch, its stockholders or its noteholders receives an acquisition proposal from a third party or a third party publicly announces an intention to make an acquisition proposal and:

          - Arch's stockholders subsequently do not approve the merger;

          - the merger agreement with PageNet is terminated; and

          - Arch either executes and delivers an agreement with a third party relating to an acquisition proposal or an acquisition with respect to Arch is completed, in either case, within 12 months of the termination of the merger agreement with PageNet;

     - PageNet terminates the merger agreement with Arch because:

          - the Arch board of directors has withdrawn or adversely modified its approval or recommendation of the merger agreement;

          - Arch has breached any representation, warranty, covenant or agreement concerning:

             - the restrictions on acquisition proposals; or

             - Arch's board of directors taking all actions necessary to convene a stockholders meeting to consider and vote upon and recommend that the stockholders approve an increase in the authorized number of shares of Arch common stock to an amount sufficient to complete the merger and the issuance of such common stock; or

     - Arch terminates the merger agreement with PageNet in response to a superior acquisition proposal by a third party.


     PageNet must pay Arch a termination fee of $40.0 million by wire transfer of same day funds if:


     - PageNet, its stockholders or its noteholders receives an acquisition proposal from a third party or a third party publicly announces an intention to make an acquisition proposal and:

          - the bankruptcy court fails to enter the final confirmation order;

          - the merger agreement with Arch is terminated; and

          - PageNet either executes and delivers an agreement with a third party relating to an acquisition proposal or an acquisition with respect to PageNet is completed, in either case, within 12 months of the termination of the merger agreement;

     - Arch terminates the merger agreement with PageNet because the PageNet board of directors has withdrawn or adversely modified its approval or recommendation of the merger agreement with Arch;

     - the PageNet bankruptcy plan is withdrawn without the prior written consent of Arch, or PageNet files any other plan of reorganization or amends, modifies or adds to any material provision of the PageNet bankruptcy plan in each case without the prior written consent of Arch;

     - any other plan of reorganization filed by a person other than PageNet is confirmed by a bankruptcy court;

     - PageNet files a motion to sell or otherwise transfer all or substantially all of its assets as part of a sale under the Bankruptcy Code without the prior written consent of Arch; or

     - PageNet terminates the merger agreement with Arch in response to a superior acquisition proposal by a third party.


     PageNet's obligation to pay a termination fee was approved by the bankruptcy court on August 22, 2000.

     Subject to the possible payment of a termination fee, each of Arch and PageNet will pay all expenses it incurs in connection with the merger and related transactions, except that they will share fees paid to the SEC, the Federal Trade Commission, the Federal Communications Commission and other federal or state agencies, and all printing and mailing costs incurred in connection with the merger, equally.

MODIFICATION OR AMENDMENT OF THE MERGER AGREEMENT

     At any time prior to the effective time, Arch and PageNet can modify or amend the merger agreement if they both agree to do so. Each can waive its right to require the other to comply with the merger agreement where the law allows.

                           PAGENET'S BANKRUPTCY PLAN


     PageNet filed its bankruptcy plan in its chapter 11 case on July 25, 2000. Through confirmation of its bankruptcy plan, PageNet is seeking to bind its noteholders and stockholders to the terms of the merger. The following is a summary of some matters of significance to Arch stockholders that will occur either pursuant to or in connection with the filing of the chapter 11 case and confirmation of the PageNet bankruptcy plan.


CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS UNDER THE PAGENET BANKRUPTCY PLAN

     The Bankruptcy Code requires that the PageNet bankruptcy plan classify the claims against, and equity interests in PageNet. PageNet believes that all claims and equity interests have been appropriately classified in its bankruptcy plan. PageNet has separately classified general unsecured claims, mostly claims of trade creditors, from claims arising under PageNet's senior subordinated notes. Many of the holders of general unsecured claims are key suppliers of products and services to PageNet. A failure by PageNet to pay these trade creditors in accordance with the terms agreed upon could adversely affect PageNet's ability to obtain essential trade credit and could substantially impair PageNet's ability to do business with trade creditors whose goods and services are essential to PageNet.

     The Bankruptcy Code also requires that the PageNet bankruptcy plan provide the same treatment for each claim or equity interest of a particular class unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest. PageNet believes that its bankruptcy plan complies with this requirement of equal treatment.

     A class of claims or equity interests that is impaired under the PageNet bankruptcy plan is entitled to vote to accept or reject the plan, unless the class will not receive or retain any property under the bankruptcy plan in which case the class is deemed to have rejected the plan. A class of claims or equity interests is not impaired if the plan does not alter the legal, equitable or contractual rights of the holders of such claims or equity interests. Under the Bankruptcy Code, holders of claims or equity interests which are not impaired are conclusively presumed to have accepted the bankruptcy plan.

     The PageNet bankruptcy plan classifies creditor claims and stockholder interests as follows:

CLASS                                                STATUS             VOTING RIGHTS
-----                                              ----------    ---------------------------
Class 1 -- Priority Claims                         Unimpaired    -- not entitled to vote
Class 2 -- Bank Secured Claims                     Impaired      -- entitled to vote
Class 3 -- Other Secured Claims                    Unimpaired    -- not entitled to vote
Class 4 -- General Unsecured Claims                Unimpaired    -- not entitled to vote
Class 5 -- Senior Subordinated Note Claims         Impaired      -- entitled to vote
Class 6 -- Old Stock Interests                     Impaired      -- entitled to vote
Class 7 -- Subsidiary Stock Interests and          Impaired      -- entitled to vote
           Subsidiary Claims

TREATMENT OF PAGENET STOCKHOLDER RIGHTS UNDER THE PAGENET BANKRUPTCY PLAN

     The interests of PageNet stockholders are classified as Class 6 interests under the PageNet bankruptcy plan.

     Class 6 -- Old Stock Interests

     - Classification: Old stock interests consist of all equity interests in PageNet.


     - Treatment: On the effective date each holder of an allowed old stock interest (excluding Arch and any of its subsidiaries) will receive, in full satisfaction of their rights and interests with respect to, on account of or arising from or in connection with such old stock interests, a pro rata share of 8,720,007 shares of Arch common stock and 4,000,000 shares of Class B common stock of Vast.

     - Voting: Old stock interests are impaired and the holders of allowed old stock interests are entitled to vote to accept or reject the PageNet bankruptcy plan.


     The PageNet bankruptcy plan provides that holders of allowed Class 6 interests will receive a pro rata share of Arch common stock and Vast Class B common stock. For each 100 shares of PageNet common stock, the PageNet bankruptcy plan provides for distribution of approximately 8.365 shares of Arch common stock and approximately 3.837 shares of Vast Class B common stock.


OTHER PROVISIONS OF THE PAGENET BANKRUPTCY PLAN AND INTENDED ACTIONS DURING THE CHAPTER 11 CASE

  Releases

     With some exceptions PageNet will release pursuant to the PageNet bankruptcy plan the holders of PageNet secured bank claims, Arch, its subsidiaries and their officers, directors and agents and PageNet's officers and directors of all claims which PageNet may have against any of them except for claims under the merger agreement, other contractual claims and claims for fraud, gross negligence or willful misconduct.

  Indemnification of Directors, Officers and Employees

     The PageNet bankruptcy plan provides that the obligations of PageNet to indemnify any person serving at any time on or prior to the effective date as one of its directors, officers, or employees by reason of such person's service in such capacity, to the extent provided in PageNet's constituent documents or by written agreement or Delaware law, shall be deemed and treated as executory contracts that are assumed by PageNet as of the effective date. Accordingly, such indemnification obligations shall survive unimpaired and unaffected by entry of the confirmation order, irrespective of whether such indemnification becomes owing on account of an act or event occurring before or after the commencement of the chapter 11 case.

  Provisions Relating to the Merger Agreement


     On August 22, 2000, the bankruptcy court approved the provisions of the merger agreement that restrict the PageNet's ability to solicit other offers for PageNet's businesses, and that require PageNet to pay a termination fee to Arch upon specified termination events and Arch to pay a termination fee to PageNet upon specified termination events.


     In addition, the PageNet bankruptcy plan provides that on the confirmation date, PageNet will be deemed to have assumed the merger agreement unless the merger agreement is assumed by PageNet prior to the confirmation date pursuant to an order of the bankruptcy court.

  Payment of Prepetition General Unsecured Claims

     During the pendency of the chapter 11 case that may be filed in connection with the restructuring, PageNet intends to operate its businesses in the ordinary course and to make payment in full on a timely basis for all goods and services provided after the commencement of the chapter 11 case. PageNet also obtained bankruptcy court approval to pay in full in the ordinary course of business the pre-petition claims owing to general unsecured creditors that were incurred in the ordinary course of PageNet's business (not including claims under the senior subordinated notes). PageNet also received a commitment for a $50 million debtor-in-possession loan facility, and expects that PageNet will have sufficient funds to pay its prepetition and postpetition general unsecured creditors in the ordinary course of business through the conclusion of the chapter 11 case.

  Provisions for Employees; Retention Programs; Employment Contracts

     PageNet also obtained relief from the bankruptcy court so that salaries, wages accrued and unpaid vacation, health benefits, severance benefits and similar employee benefits will be unaffected by the filing of the chapter 11 case. PageNet obtained approval of the bankruptcy court, immediately upon commencement of the chapter 11 case, to honor payroll checks outstanding as of the date of the commencement of the chapter 11 case, to permit employees to utilize their paid vacation time which was accrued prior to the filing and to continue paying medical and other employee benefits under the applicable health plans. PageNet also obtained the authority to honor certain portions of its employee retention program. Employee claims and benefits not paid or honored, as the case may be, prior to the consummation of the bankruptcy plan, will be paid or honored upon consummation or as soon thereafter as such payment or other obligation becomes due or payable. Employee benefit claims that accrue prior to the date of the commencement of the chapter 11 case, will receive unimpaired treatment under the terms of the PageNet bankruptcy plan.

STANDARDS FOR CONFIRMATION OF THE PAGENET BANKRUPTCY PLAN

     The Bankruptcy Code sets forth the requirements that must be satisfied to confirm a plan of reorganization. A number of the more significant confirmation requirements are discussed below. PageNet believes that it has complied or will comply with each of these requirements.

  Good Faith and Compliance with Law

     The Bankruptcy Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. PageNet believes it has satisfied these requirements and will seek a ruling to that effect from the bankruptcy court in connection with confirmation of the PageNet bankruptcy plan.

  Best Interests

     The Bankruptcy Code requires that, with respect to each impaired class, each member of such class either:

     - accepts the bankruptcy plan; or

     - will receive or retain under the bankruptcy plan on account of its claim or equity interest property of a value, as of the effective date, that is at least equal to the value of the property that such member of the class would receive or retain if PageNet were liquidated under chapter 7 of the Bankruptcy Code.

PageNet's management has prepared a hypothetical Chapter 7 liquidation analysis to indicate the estimated net present values which would be allocated to PageNet's creditors and equity holders if PageNet's assets were liquidated. PageNet believes that its bankruptcy plan will provide members of each impaired class with at least what they would receive in a chapter 7 liquidation, and therefore the bankruptcy plan meets this test. For further information on the liquidation analysis, we refer you to the filings by PageNet with the bankruptcy court in connection with this matter.

  Feasibility

     The bankruptcy court must also determine that PageNet's bankruptcy plan is feasible and is not likely to be followed by liquidation or further reorganization of PageNet. To determine whether the PageNet bankruptcy plan meets this requirement, PageNet has analyzed its ability, along with Arch, to meet its obligations under the plan. This analysis includes a forecast of financial performance of Arch and reorganized PageNet. Based upon such forecast, PageNet believes that it will have the financial capability to satisfy their obligations following the effective date of the PageNet bankruptcy plan. Accordingly, PageNet will seek a ruling to that effect in connection with the confirmation of the PageNet bankruptcy plan.

  Plan Acceptance

     The Bankruptcy Code requires, subject to certain exceptions, that the PageNet bankruptcy plan be accepted by all impaired classes of claims and equity interests. Classes of claims that are not "impaired" under a plan are deemed to have accepted the plan and are not entitled to vote. A class of claims accepts a plan if the holders of at least 66 2/3% in dollar amount and more than one-half in number of the allowed claims in that class that actually vote on the plan, vote to accept the plan. A class of equity interests accepts a plan if at least 66 2/3% of the allowed interests in that class that actually vote on the plan vote to accept the plan. Holders of claims or equity interests who fail to vote or who abstain will not be counted to determine the acceptance or rejection of the PageNet bankruptcy plan by any impaired class. PageNet may, however, request confirmation of the PageNet bankruptcy plan even though some impaired classes have not accepted the plan.

CONFIRMATION OF THE PAGENET BANKRUPTCY PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED CLAIMS

     In the event that all classes of PageNet's creditors and equity holders do not accept the PageNet bankruptcy plan, the Bankruptcy Code allows PageNet to confirm the PageNet bankruptcy plan even if one or more, but not all, of the impaired classes rejects the plan. If PageNet can demonstrate to the bankruptcy court that its bankruptcy plan satisfies the requirements of the "cramdown" provision, each impaired class that voted to reject the PageNet bankruptcy plan would, nonetheless, be bound to the treatment afforded to that class under the plan.

     To obtain confirmation of the PageNet bankruptcy plan using the "cramdown" provision, PageNet must demonstrate to the bankruptcy court that, as to each class that has rejected the PageNet bankruptcy plan, the treatment afforded to such class under the plan "does not discriminate unfairly" and is "fair and equitable."

     In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent in value to the treatment that is provided to other classes consisting of claims that have equal rank. The Bankruptcy Code applies a different test to holders of secured claims, unsecured claims and equity interests to determine whether the treatment proposed in a plan of reorganization is "fair and equitable." For secured claims, the PageNet bankruptcy plan must either provide that the holder will retain its lien and receive cash payments equal to its claim, or the holder must receive property that is the indubitable equivalent of the claim. For unsecured claims, the PageNet bankruptcy plan must provide that the holder will retain property having a value equal to the amount of its claim, or that no holder of a claim or interest that is junior to the creditor will receive any value under the plan. For equity interest holders, the PageNet bankruptcy plan must provide that no holder of an interest that is junior to the holder will receive any value under the plan of reorganization.

     In the event that any impaired class fails to accept its bankruptcy plan, PageNet reserves the right to request that the bankruptcy court confirm the bankruptcy plan in accordance with the "cramdown" provision under the Bankruptcy Code. In addition, or as an alternative, PageNet also reserves the right to modify the plan. Any such confirmation would be subject to judicial approval.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATION

     This section describes all of the material federal income tax consequences of the merger applicable to Arch and holders of Arch common stock.

FEDERAL INCOME TAX CONSEQUENCES TO ARCH COMMON STOCKHOLDERS

     In the opinion of Hale and Dorr LLP, counsel to Arch, holders of Arch common stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

FEDERAL INCOME TAX CONSEQUENCES TO ARCH AND PAGENET

     While it is the opinion of Arch's counsel that Arch will not recognize gain or loss for federal income tax purposes as a result of the merger, Arch expects to realize cancellation of indebtedness income resulting from the elimination in the exchange offer of indebtedness in exchange for consideration having a value less than the adjusted issue price of the outstanding debt.

     The exact amount of the tax liability attributable to such income cannot be determined precisely, because it depends on the value of the Arch common stock exchanged for its outstanding 10 7/8% senior discount notes and on certain other factors. However, under the merger agreement, neither Arch nor PageNet is obligated to complete the merger if the reasonably expected amount of "out-of-pocket" tax liability exceeds $25 million in the aggregate. Based on their current estimate of the values of the combined companies and of Vast, the companies expect that the tax liability will be less than this amount, and that the liability would not be material. In addition, again based on these expected values, Arch expects that the merger and the exchange offer will result in the elimination of substantially all of the tax benefit of the net operating loss carryforwards and other tax attributes of Arch which would otherwise be available to offset future taxable income of the combined Arch and PageNet companies.

                                 CAPITALIZATION


     The following table sets forth the capitalization of PageNet and Arch at June 30, 2000 and the capitalization of Arch as adjusted to give effect to the Arch exchange offer and merger, assuming 100% of the currently outstanding Arch discount notes are exchanged. You should read this table together with the other financial information appearing elsewhere in this proxy statement.



                                                                     HISTORICAL           AS ADJUSTED
                                                              ------------------------    -----------
                                                               PAGENET         ARCH         ARCH(1)
                                                              ----------    ----------    -----------
                                                                      (DOLLARS IN THOUSANDS)
ARCH CURRENT MATURITIES OF LONG-TERM DEBT...................  $       --    $   14,310    $   14,310
                                                              ----------    ----------    ----------
PAGENET LONG-TERM DEBT IN DEFAULT:
  Credit agreement and letters of credit....................     746,450            --            --
  8.875% senior subordinated notes due February 1, 2006.....     300,000            --            --
  10.125% senior subordinated notes due August 1, 2007......     400,000            --            --
  10% senior subordinated notes due October 15, 2008........     500,000            --            --
                                                              ----------    ----------    ----------
                                                               1,946,450            --            --

PAGENET OTHER LONG-TERM OBLIGATIONS.........................      59,507            --            --
ARCH LONG-TERM DEBT, LESS CURRENT MATURITIES:
  Senior bank debt..........................................          --       449,630     1,264,630
  10 7/8% senior discount notes due 2008....................          --       159,628            --
  6 3/4% convertible subordinated debentures due 2003.......          --           959           959
  12 3/4% senior notes due 2007.............................          --       128,028       128,028
  13 3/4% senior notes due 2008.............................          --       140,766       140,766
  9 1/2% senior notes due 2004..............................          --       125,000       125,000
  14% senior notes due 2004.................................          --       100,000       100,000
  Other.....................................................          --            --        59,507
                                                              ----------    ----------    ----------
         Total long-term debt (including long-term debt in
           default), less current maturities................   2,005,957     1,104,011     1,818,890
                                                              ----------    ----------    ----------
Redeemable convertible preferred stock......................          --        43,953            --
PAGENET STOCKOWNERS' EQUITY:
Preferred stock -- $.01 par value, authorized 25,000,000
  shares, no shares issued or outstanding...................          --            --            --
Common stock -- $.01 par value, authorized 250,000,000
  shares (no shares as adjusted), issued and outstanding
  104,232,567 shares........................................       1,042            --            --
Additional paid-in capital..................................     134,742            --            --
Accumulated other comprehensive income......................       1,614            --            --
Accumulated deficit.........................................  (1,047,420)           --            --
ARCH STOCKHOLDERS' EQUITY:
Preferred stock -- $.01 par value, authorized 10,000,000
  shares, issued and outstanding 250,000 shares ($29,310
  aggregate liquidation preference).........................          --             3             3
Common stock and Class B common stock.......................
$.01 par value, authorized 160,000,000 shares (225,000,000
  as adjusted), issued and outstanding 66,078,561
  (174,008,068 as adjusted).................................          --           661         1,740
Additional paid-in capital..................................          --       817,116     1,469,913
Accumulated deficit.........................................          --      (962,911)     (874,901)
                                                              ----------    ----------    ----------
         Total stockholders' equity (deficit)...............    (910,022)     (145,131)      596,755
                                                              ----------    ----------    ----------
         Total capitalization...............................  $1,095,935    $1,017,143    $2,429,955
                                                              ==========    ==========    ==========


---------------


(1) If 1% of the currently outstanding Arch discount notes are exchanged, total long-term debt, less current maturities would be $2.0 billion, total stockholders' equity would be $441.7 million and total capitalization would be $2.4 billion.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                            OF THE COMBINED COMPANY


     The following unaudited selected pro forma data of the combined company gives effect to the following transactions as if they were consummated as of June 30, 2000 with respect to the unaudited pro forma balance sheet, except for Arch's acquisition of MobileMedia which closed prior to December 31, 1999, and on January 1, 1999 with respect to the unaudited pro forma statements of operations:



     - Arch's acquisition of MobileMedia, which closed on June 3, 1999;



     - the exchange of $159.6 million (accreted value at June 30, 2000) of Arch discount notes for 11.4 million shares of Arch common stock in Arch's exchange offer;



     - the conversion of $44.0 million of Arch Series D preferred stock into approximately 6.6 million shares of Arch common stock upon completion of the merger; and


     - Arch's merger with PageNet.

     The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the merger of PageNet and Arch and Arch's acquisition of MobileMedia is excluded from this presentation.

EFFECTS OF THE MERGER

     PageNet has identified several factors that have contributed to its deteriorating financial results and liquidity. See "PageNet Management's Discussion and Analysis of Financial Conditions and Results of Operations." These include declines in units in service and cash flows resulting from increased pricing by PageNet, reduced demand and increased competition for traditional paging services, and problems encountered in converting to new billing and customer service systems. Reduced cash flows from operations caused PageNet to be in default under its credit facilities and the covenants relating to its senior subordinated notes.

     As part of the merger, all of the PageNet senior subordinated notes will be converted into Arch common stock, eliminating the accrued or future interest payments associated with this indebtedness. The combined company will have access to Arch's amended credit facility as a source of additional liquidity. Arch also anticipates that the integration of management and information functions can result in lower operating expenses, although such reductions will require 12 to 18 months to achieve. As a result of these and other factors, Arch and PageNet believe the combined company should not experience the liquidity problems currently faced by PageNet.

     Arch does not anticipate that the combined company will increase prices for traditional paging services. Arch also anticipates that the combined company will have access to sufficient funding to more broadly introduce advanced messaging services that it expects to be in greater demand and that it expects to be more competitive with alternative wireless messaging services.


     If Arch acquires PageNet as described in this proxy statement, the combined company will have substantially larger assets, liabilities, revenues and expenses. On a pro forma basis at June 30, 2000, the combined company would have had approximately 14.0 million units in service, total assets of $2.8 billion and total long term debt of $1.8 million, assuming that all of the outstanding discount notes are exchanged for common stock. For the year ended December 31, 1999, the combined company would have had pro forma total revenues of $1.7 billion, adjusted pro forma earnings before interest, income taxes, depreciation and amortization of $471.0 million, and net loss before extraordinary items and cumulative effect of a change in accounting principle of $435.0 million. This pro forma net loss excludes the effects of an extraordinary gain relating to the extinguishment of debt of $7.0 million and the negative $40.8 million cumulative effect of an accounting change relating to Arch's and PageNet's original application of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." For the six months ended June 30, 2000, the combined company would have had pro forma total revenues of $814.5 million, adjusted pro forma earnings before interest, income taxes, depreciation and amortization of $215.4 million and a net loss before extraordinary items and cumulative effect of a change in accounting principle of $228.6 million. This pro forma net loss excludes the effect of an extraordinary gain of $52.1 million relating to the extinguishment of Arch debt. This amount also excludes the impact of expected operational cost synergies. For the year ended December 31, 1999, the combined company's pro forma cash flows provided by operating activities, used in investing activities and provided by financing activities would have been $325.2 million, $894.7 million and $717.7 million, respectively. For the six months ended June 30, 2000, the combined company's pro forma cash flows provided by operating activities, used in investing activities and provided by financing activities were $159.4 million, $82.3 million and $27.9 million, respectively. The adjusted pro forma cash flow information assumes that the merger and related transactions had been effected as of January 1, 1999. Leverage for the combined company on a pro forma basis, as measured by the ratio of total debt to annualized adjusted pro forma earnings before interest, income taxes, depreciation and amortization for the year ended December 31, 1999, and six months ended June 30, 2000 would have been 3.8 to 1.0 and 4.3 to 1.0, respectively. This also excludes the impact of expected operational cost synergies. Adjusted pro forma earnings before interest, income taxes, depreciation and amortization is earnings before interest, income taxes, depreciation and amortization, net of restructuring charges, bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net) and extraordinary items. The PageNet merger is expected to increase amortization charges by approximately $63.6 million per year.



     As noted above, Arch and PageNet have experienced significant net losses in the past and on a combined pro forma basis for the year ended December 31, 1999 and the six months ended June 30, 2000. Arch expects that the combined company will continue to experience net losses and can give no assurance about when, if ever, it will attain profitability. As also noted above, the combined company pro forma cash flows provided by operating activities were positive for the year ended December 31, 1999 and the six months ended June 30, 2000. While Arch expects the cash provided by operating activities of the combined company will remain positive in future periods, it can give no assurance that it will remain positive.


     Following the merger, PageNet customers will be converted to Arch's billing and customer service systems. Arch believes that its billing and customer service systems have the capacity to handle all of the customers of the combined company. Arch has significant experience consolidating multiple billing and customer service systems as a result of prior acquisitions, including its recent acquisition of MobileMedia. Arch believes that its acquisition of MobileMedia demonstrates that elements of an otherwise insolvent business can become useful assets under Arch's management.

SELECTED PRO FORMA DATA

     The pro forma information is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the merger of PageNet and Arch and Arch's acquisition of MobileMedia had been consummated as of the dates indicated above. Nor does it predict the future operating results or financial position of Arch following the merger and the MobileMedia acquisition.

                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1999   JUNE 30, 2000
                                                              -----------------   -------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Service, rental and maintenance revenues....................     $ 1,651,502       $   746,933
Product sales...............................................         152,017            67,555
                                                                 -----------       -----------
          Total revenues....................................       1,803,519           814,488
Cost of products sold.......................................        (113,891)          (53,404)
                                                                 -----------       -----------
                                                                   1,689,628           761,084
Operating Expenses:
  Service, rental and maintenance...........................         440,534           202,964
  Selling...................................................         204,777            84,700
  General and administrative................................         573,294           258,032
  Depreciation and amortization.............................         682,403           338,685
  Restructuring charge......................................         (25,731)               --
  Provision for asset impairment............................          17,798                --
  Bankruptcy related expenses...............................          14,938                --
                                                                 -----------       -----------
Operating income (loss).....................................        (218,385)         (123,297)
Interest and other income (expense).........................        (216,407)         (105,324)
                                                                 -----------       -----------
Income (loss) before income tax provision...................        (434,792)         (228,621)
Income tax provision........................................             209                --
                                                                 -----------       -----------
Net income (loss)...........................................     $  (435,001)      $  (228,621)
                                                                 ===========       ===========
Basic/diluted income (loss) per share.......................     $     (2.56)      $     (1.33)
                                                                 ===========       ===========
Other Operating Data:
Capital expenditures, excluding acquisitions................     $   354,808       $    79,410
Units in service at end of period(1)........................      15,500,000        14,030,000



                                                                                      AS OF
                                                                                  JUNE 30, 2000
                                                                                  -------------
BALANCE SHEET DATA:
Current assets..............................................                       $   259,020
Total assets................................................                         2,853,128
Long-term debt, less current maturities.....................                         1,818,890
Stockholders' equity........................................                           596,755


---------------
(1) Units in service is calculated by adding the Arch and PageNet units in service less an elimination for intercompany units in service.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements of Arch and PageNet give effect to the following transactions as if they were consummated as of June 30, 2000 with respect to the unaudited pro forma balance sheet, except for Arch's acquisition of MobileMedia which closed prior to December 31, 1999, and on January 1, 1999 with respect to the unaudited pro forma statements of operations:


     - Arch's acquisition of MobileMedia, which closed on June 3, 1999;


     - the exchange of $159.6 million (accreted value at June 30, 2000) of Arch discount notes for 11.4 million shares of Arch common stock;



     - the conversion of $44.0 million of Arch Series D preferred stock into approximately 6.6 million shares of Arch common stock upon completion of the merger; and


     - Arch's merger with PageNet.

     The pro forma financial statements utilize the purchase method of accounting for the merger of Arch and PageNet. Arch is the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. Income of the combined company will not include income or loss of PageNet prior to the merger. The pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with PageNet using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements, however Arch does not believe that they will materially differ from the final purchase price allocation.

     The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger of Arch and PageNet and Arch's acquisition of MobileMedia been consummated during the periods indicated. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statement of Arch, PageNet and MobileMedia, including the notes to all sets of financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                 JUNE 30, 2000

                             (DOLLARS IN THOUSANDS)

                                                          PRO FORMA
                                                       ADJUSTMENTS FOR
                                                        ARCH EXCHANGE          ADJUSTED
                                         ARCH        --------------------        ARCH         PAGENET
                                     (HISTORICAL)     DEBIT       CREDIT      PRO FORMA     (HISTORICAL)
                                     ------------    --------     -------     ----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents........   $    3,858                              $    3,858    $    71,111
  Accounts receivable, net.........       63,368                                  63,368         82,782
  Inventories......................        7,246                                   7,246          6,340
  Prepaid expenses and other              16,306                                  16,306         15,810
                                      ----------                              ----------    -----------
        Total current assets.......       90,778                                  90,778        176,043
  Property and equipment, net......      382,238                                 382,238        659,391
  Intangible and other assets......      778,210                                 778,210        515,785
                                      ----------                              ----------    -----------
                                      $1,251,226                              $1,251,226    $ 1,351,219
                                      ==========                              ==========    ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term
    debt...........................   $   14,310                              $   14,310
  Long-term debt in default........                                                         $ 1,946,450
  Accounts payable.................       48,122                                  48,122         70,813
  Accrued expenses.................       32,607                  $ 3,000(1)      35,607         46,153
  Accrued interest.................       30,200                                  30,200         99,185
  Customer deposits and deferred
    revenue........................       31,628                                  31,628         39,133
  Accrued restructuring, current
    portion........................       12,754                                  12,754             --
                                      ----------                              ----------    -----------
        Total current
          liabilities..............      169,621                                 172,621      2,201,734
  Long-term debt, less current
    maturities.....................    1,104,011     $159,628(1)                 944,383         59,507
  Accrued restructuring,
    non-current portion............                                                                  --
  Other long-term liabilities......       78,772                                  78,772
  Redeemable convertible preferred
    stock..........................       43,953                                  43,953

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock..................            3                                       3             --
  Common stock.....................          661                      114(1)         775          1,042
  Additional paid-in capital.......      817,116                   68,504(1)     885,620        134,742
  Accumulated other comprehensive
    income.........................                                                               1,614
  Accumulated deficit..............     (962,911)                  88,010(1)    (874,901)    (1,047,420)
                                      ----------                              ----------    -----------
        Total stockholders' equity
          (deficit)................     (145,131)                                 11,497       (910,022)
                                      ----------                              ----------    -----------
                                      $1,251,226                              $1,251,226    $ 1,351,219
                                      ==========                              ==========    ===========

                                             PRO FORMA
                                            ADJUSTMENTS
                                             FOR MERGER
                                     --------------------------      PRO FORMA
                                       DEBIT           CREDIT       CONSOLIDATED
                                     ----------      ----------     ------------
ASSETS
Current assets:
  Cash and cash equivalents........                  $    5,733(2)   $   69,236
  Accounts receivable, net.........                       1,797(2)      144,353
  Inventories......................                                      13,586
  Prepaid expenses and other                                271(2)       31,845
                                                                     ----------
        Total current assets.......                                     259,020
  Property and equipment, net......                       2,586(2)    1,039,043
  Intangible and other assets......  $  287,232(2)   $   26,162(2)    1,555,065
                                                                     ----------
                                                                     $2,853,128
                                                                     ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term
    debt...........................                                  $   14,310
  Long-term debt in default........  $1,946,450(2)                           --
  Accounts payable.................       1,364(2)                      117,571
  Accrued expenses.................         501(2)                       81,259
  Accrued interest.................      96,948(2)                       32,437
  Customer deposits and deferred
    revenue........................         381(2)                       70,380
  Accrued restructuring, current
    portion........................                      30,000(2)       42,754
                                                                     ----------
        Total current
          liabilities..............                                     358,711
  Long-term debt, less current
    maturities.....................                      70,000(2)    1,818,890
                                                        745,000(2)
  Accrued restructuring,
    non-current portion............                                          --
  Other long-term liabilities......                                      78,772
  Redeemable convertible preferred
    stock..........................      43,953(16)                          --
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock..................                                           3
  Common stock.....................       1,042(2)          899(2)        1,740
                                                             66(16)
  Additional paid-in capital.......     134,742(2)      540,406(2)    1,469,913
                                                         43,887(16)          --
  Accumulated other comprehensive
    income.........................       1,614(2)
  Accumulated deficit..............                   1,047,420(2)     (874,901)
                                                                     ----------
        Total stockholders' equity
          (deficit)................                                     596,755
                                                                     ----------
                                                                     $2,853,128
                                                                     ==========

                        ARCH COMMUNICATIONS GROUP, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                      PRO FORMA         PRO FORMA
                                                                     ADJUSTMENTS       ADJUSTMENTS       ADJUSTED
                                         ARCH       MOBILEMEDIA    FOR MOBILEMEDIA      FOR ARCH           ARCH        PAGENET
                                     (HISTORICAL)   (HISTORICAL)     ACQUISITION        EXCHANGE        PRO FORMA    (HISTORICAL)
                                     ------------   ------------   ---------------     -----------      ----------   ------------
Service, rental and maintenance
 revenues..........................   $  591,389      $167,318       $   (3,521)(3)                     $  755,186   $   897,348
Product sales......................       50,435         9,207                                              59,642        92,375
                                      ----------      --------                                          ----------   -----------
Total revenues.....................      641,824       176,525                                             814,828       989,723
Cost of products sold..............      (34,954)       (6,216)                                            (41,170)      (57,901)
                                      ----------      --------                                          ----------   -----------
                                         606,870       170,309                                             773,658       931,822
Operating expenses:
 Service, rental and maintenance...      132,400        44,530           (3,521)(3)                        173,409       267,043
 Selling...........................       84,249        23,115                                             107,364        97,413
 General and administrative........      180,726        51,562                                             232,288       361,386
 Depreciation and amortization.....      309,434        45,237            2,958(4)                         369,329       327,101
                                                                         11,700(4)
 Provision for asset impairment....                                                                                       17,798
 Restructuring charge..............       (2,200)                                                           (2,200)      (23,531)
 Bankruptcy related expenses.......                     14,938                                              14,938
                                      ----------      --------                                          ----------   -----------
Total operating expenses...........      704,609       179,382                                             895,128     1,047,210
                                      ----------      --------                                          ----------   -----------
Operating income (loss)............      (97,739)       (9,073)                                           (121,470)     (115,388)
 Interest expense, net.............     (143,028)      (17,660)          17,660(5)     $   15,031(6)      (128,574)     (150,921)
                                                                        (16,839)(5)        16,262(15)
 Other income (expense)............      (48,421)        1,435                                             (46,986)        4,753
                                      ----------      --------                                          ----------   -----------
Income (loss) before income tax
 provisions, extraordinary item and
 cumulative effect of accounting
 change............................     (289,188)      (25,298)                                           (297,030)     (261,556)
Provision for income taxes.........           --           209                                                 209            --
                                      ----------      --------                                          ----------   -----------
Income (loss) before extraordinary
 item and cumulative effect of
 accounting change.................   $ (289,188)     $(25,507)                                         $ (297,239)  $  (261,556)
                                      ==========      ========                                          ==========   ===========
Basic/diluted income (loss) per
 share before extraordinary item
 and cumulative effect of
 accounting change(17).............   $    (9.21)                                                       $    (4.04)  $     (2.52)
                                      ==========                                                        ==========   ===========
                                                                                        1,793,576(14)
                                                                                       11,398,483(1)
Weighted average common shares
 outstanding(17)...................   31,603,410                     17,181,660(13)    11,640,321(15)   73,617,450   103,960,240


                                      PRO FORMA
                                     ADJUSTMENTS        PRO FORMA
                                      FOR MERGER       CONSOLIDATED
                                     ------------      ------------
Service, rental and maintenance
 revenues..........................  $     (1,032)(7)  $ 1,651,502
Product sales......................                        152,017
                                                       -----------
Total revenues.....................                      1,803,519
Cost of products sold..............       (14,820)(9)     (113,891)
                                                       -----------
                                                         1,689,628
Operating expenses:
 Service, rental and maintenance...            82(7)       440,534
 Selling...........................                        204,777
 General and administrative........       (20,380)(7)      573,294
 Depreciation and amortization.....       (77,559)(9)      682,403
                                           63,532(10)
 Provision for asset impairment....                         17,798
 Restructuring charge..............                        (25,731)
 Bankruptcy related expenses.......                         14,938
                                                       -----------
Total operating expenses...........                      1,908,013
                                                       -----------
Operating income (loss)............                       (218,385)
 Interest expense, net.............       121,729(8)      (174,034)
                                          (25,676)(11)
                                            9,408(16)
 Other income (expense)............          (140)(7)      (42,373)
                                                       -----------
Income (loss) before income tax
 provisions, extraordinary item and
 cumulative effect of accounting
 change............................                       (434,792)
Provision for income taxes.........                            209
                                                       -----------
Income (loss) before extraordinary
 item and cumulative effect of
 accounting change.................                    $  (435,001)
                                                       ===========
Basic/diluted income (loss) per
 share before extraordinary item
 and cumulative effect of
 accounting change(17).............                    $     (2.56)
                                                       ===========
                                        6,613,180(16)
                                     (103,960,240)(2)
Weighted average common shares
 outstanding(17)...................    89,917,844(2)   170,148,474

                        ARCH COMMUNICATIONS GROUP, INC.



      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 2000


           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                PRO FORMA
                                               ADJUSTMENTS         ADJUSTED                       PRO FORMA
                                   ARCH         FOR ARCH             ARCH         PAGENET        ADJUSTMENTS          PRO FORMA
                               (HISTORICAL)     EXCHANGE          PRO FORMA     (HISTORICAL)     FOR MERGER          CONSOLIDATED
                               ------------    -----------        ----------    ------------    -------------        ------------
Service, rental and
  maintenance revenues.......   $  353,291                        $ 353,291     $   396,157     $      (2,515)(7)    $   746,933
Product sales................       24,556                           24,556          42,999                               67,555
                                ----------                        ----------    -----------                          -----------
        Total revenues.......      377,847                          377,847         439,156                              814,488
Cost of products sold........      (17,261)                         (17,261)        (26,236)           (9,907)(9)        (53,404)
                                ----------                        ----------    -----------                          -----------
                                   360,586                          360,586         412,920                              761,084
Operating expenses:
      Service, rental and
        maintenance..........       76,954                           76,954         125,240               770(7)         202,964
      Selling................       49,378                           49,378          35,322                               84,700
      General and
        administrative.......      109,296                          109,296         159,934           (11,198)(7)        258,032
      Depreciation and
        amortization.........      180,589                          180,589         121,825             4,459(9)         338,685
                                                                                                       31,812(10)
                                ----------                        ----------    -----------                          -----------
        Total operating
          expenses...........      416,217                          416,217         442,321                              884,381
                                ----------                        ----------    -----------                          -----------
Operating income (loss)......      (55,631)                         (55,631)        (29,401)                            (123,297)
      Interest expense,
        net..................      (76,699)        10,730(6)        (65,969)        (93,123)           60,760(8)        (104,016)
                                                                                                       (9,108)(11)
                                                                                                        3,424(16)
      Other income
        (expense)............       (2,010)                          (2,010)            889              (187)(7)         (1,308)
                                ----------                        ----------    -----------                          -----------
Income (loss) before income
  tax provisions,
  extraordinary item and
  cumulative effect of
  accounting change..........     (134,340)                        (123,610)       (121,635)                            (228,621)
Provision for income taxes...           --                               --              --                                   --
                                ----------                        ----------    -----------                          -----------
Income (loss) before
  extraordinary item and
  cumulative effect of
  accounting change..........   $ (134,340)                       $(123,610)    $  (121,635)                         $  (228,621)
                                ==========                        ==========    ===========                          ===========
Basic/diluted income (loss)
  per share before
  extraordinary item and
  cumulative effect of
  accounting change (17).....   $    (2.26)                       $   (1.63)    $     (1.17)                         $     (1.33)
                                ==========                        ==========    ===========                          ===========
                                                                                                    6,613,180(16)
                                               11,398,483(1)                                     (104,242,567)(2)
Weighted average common
  shares outstanding (17)....   60,555,685      3,845,148(15)     75,799,316    104,242,567        89,917,844(2)     172,330,340

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


 1) To record the issuance of 11,398,483 shares of Arch common stock valued at $6.02 per share in exchange for $159.6 million (accreted value, representing $172.4 million of principal amount) of Arch discount notes. The value of Arch discount notes used in the preparation of these pro forma financial statements reflect the value of discount notes remaining after giving effect to privately negotiated exchange transactions which have taken place in 2000 referred to in notes 15 and 16 of the notes to the unaudited pro forma condensed consolidated financial statements.


 2) To record the issuance of 81,197,837 shares of Arch common stock and 12,100,000 shares of Vast Class B common stock in exchange for $1.2 billion principal amount of PageNet senior subordinated notes plus accrued interest and 8,720,007 shares of Arch common stock and the distribution of 4,000,000 shares of Vast Class B common stock in exchange for all of the outstanding common stock of PageNet:


     - This adjustment includes the elimination of all of approximately $96.9 million of accrued interest on PageNet's senior subordinated notes and the write-off of $19.2 million and $7.6 million of deferred financing costs associated with PageNet's senior subordinated notes and its domestic revolving credit agreement, respectively, which Arch will not assume as part of this transaction.



     - This adjustment also includes the elimination of all consolidated amounts related to Vast and the recording of Arch's net investment in Vast as a component of intangible and other assets following the reduction of PageNet's ownership of Vast to below 50%. Additionally, the adjustment reflects the forgiveness of $59.1 million of intracompany indebtedness between PageNet and Vast, which is required under the merger agreement and is a condition to the consummation of the Vast distribution.

          This historical book value of the tangible and intangible assets of PageNet was assumed to approximate fair value as Arch believes that they will not materially differ from the final purchase price allocation. The excess of purchase prices over the assumed fair value of identifiable assets acquired was calculated as follows (in thousands):


Consideration Exchanged:
  Fair value of shares issued to PageNet stockholders and
     noteholders(approximately 89,917,844 shares at $6.02
     per share).............................................  $  541,305
Liabilities Assumed:
  Bank debt.................................................     745,000
  Other long-term debt......................................      59,507
  Accounts payable..........................................      69,449
  Accrued expenses..........................................      45,652
  Accrued interest..........................................       2,237
  Customer deposits and deferred revenue....................      38,752
  PageNet closing costs.....................................      41,000(a)
                                                              ----------
Total consideration exchanged...............................   1,542,902
Transaction costs...........................................      29,000(b)
Restructuring reserve.......................................      30,000(c)
                                                              ----------
Total purchase price........................................   1,601,902
Less fair value of tangible and intangible net assets
  acquired:
  Cash and cash equivalents.................................      65,378
  Accounts receivable, net..................................      80,985
  Inventories...............................................       6,340
  Prepaid expenses and other................................      15,539
  Property and equipment, net...............................     656,805
  Intangible and other assets...............................     489,623(d)
                                                              ----------
                                                              $1,314,670
                                                              ==========
Excess of purchase price over tangible and intangible assets acquired..................................................  $  287,232
                                                              ==========


---------------

          (a) PageNet closing costs consist primarily of investment banking, financing and other costs which will be paid to PageNet's financial advisors by Arch at the time of closing.

          (b) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the PageNet merger.

          (c) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of PageNet, such as technical, marketing, finance, and other support functions to be recorded in accordance with Emerging Issue Task Force Consensus 95-3. These terminations will occur as operations of PageNet are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the two companies. The analysis is expected to be finalized after consummation of the PageNet acquisition and may result in additional amounts to be reserved but is not expected to be materially different from the amount disclosed above.


          (d) Intangible and other assets are shown net of the $7.6 million elimination of deferred financing costs discussed earlier in this note 2.


     3) To eliminate revenues and expenses between Arch and MobileMedia. Revenues and expenses between Arch and PageNet were not material in 1999 or 2000.

     4) To record amortization on the excess of purchase price over the tangible and intangible assets in the MobileMedia acquisition on a straight-line basis in the amount of $7.1 million for the year ended December 31, 1998 and $3.0 million for the period ended June 3, 1999, the closing date of the

MobileMedia acquisition. The amortization relates to $400.4 million assumed fair value of intangible assets, consisting primarily of customer lists with an assumed fair value of $239.7 million and FCC licenses with an assumed fair value of $143.0 million. The MobileMedia historical amortization was adjusted by $11.7 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition, to conform MobileMedia's 25 year estimated useful life for FCC licenses to Arch's 10 year estimated useful life and to conform MobileMedia's 2 year estimated useful life for acquired customer lists to Arch's 5 year estimated useful life.

     5) To remove the interest expense associated with the various MobileMedia credit facilities and notes terminated as a result of its insolvency proceedings and to record the interest associated with Arch's additional borrowings to finance the MobileMedia acquisition. Interest was calculated using an 11% rate on $181.0 million of bank borrowings and a 14.75% rate on $139.0 million senior discount notes.


     6) To remove the interest expense associated with Arch's discount notes which will be converted into common stock in connection with the Arch exchange offer.


     7) To remove the operating results of Vast, which shares will be distributed as part of the overall transaction involving Arch and PageNet. This adjustment removes only the direct expenses of Vast, as no expenses allocated to Vast by PageNet were assumed to be eliminated as a result of the distribution.

     8) To remove the interest expenses associated with PageNet's senior subordinated notes which will be converted into common stock as part of the PageNet exchange as well as the amortization of PageNet's deferred financing costs which are included in interest expenses.

     9) To adjust PageNet's 1999 and 2000 cost of sales and depreciation to be consistent with Arch's pager useful life of three years per unit.


     10) To record amortization of the excess of purchase price over the tangible and intangible assets in the PageNet acquisition on a straight-line basis of $28.7 million for the year ended December 31, 1999 and $14.4 million for the six months ended June 30 , 2000. It is Arch's policy to amortize goodwill on a straight-line basis over 10 (ten) years. The actual amortization recorded after consummation of the PageNet transaction may differ from these amounts due to the full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization relates to $450.9 million assumed fair value of intangible assets consisting primarily of FCC licenses with an assumed fair value of $425.7 million and goodwill with an assumed fair value of $25.2 million. PageNet's historical amortization was adjusted by $34.9 million for the year ended December 31, 1999 and $17.5 million for the six months ended June 30, 2000 to conform PageNet's 40 year estimated useful life of FCC licenses and goodwill to Arch's 10 year estimated useful life.



     11) To record additional interest expense on pro forma consolidated bank debt. Interest was calculated assuming a 10% interest rate on the average bank debt outstanding for the periods indicated. Additional interest expense on bank borrowings would be as follows if interest rates were to increase or decrease by 1/8 of a percent (in thousands):



                                                         ASSUMED INTEREST EXPENSES
                                              -----------------------------------------------
                                                     YEAR ENDED             SIX MONTHS ENDED
      ASSUMED CHANGE IN INTEREST RATE             DECEMBER 31, 1999          JUNE 30, 2000
      -------------------------------         -------------------------    ------------------
Increase of  1/8%...........................           $27,146                   $9,907
Decrease of  1/8%...........................           $24,206                   $8,309

     12) The pro forma financial statements of Arch assume 100% conversion of Arch's $159.6 million (accreted value) discount notes. The following table illustrates the impact on Arch's pro forma financial statements as of December 31, 1999 and June 30, 2000 in the event that only 1% of discount noteholders elect to convert their discount notes into Arch common stock (in thousands, except per share amounts):



                                                                ASSUMING
                                                                   1%
                                                              DISCOUNT NOTE
                                                               CONVERSION
                                                              -------------
Total long-term debt, less current maturities...............   $1,976,922
Total stockholders' equity..................................   $  441,692
Interest expense, net
  Year ended December 31, 1999..............................   $ (186,929)
  Six months ended June 30, 2000............................   $ (114,639)
Income (loss) before extraordinary item and cumulative
  effect of accounting change
  Year ended December 31, 1999..............................   $ (447,896)
  Six months ended June 30, 2000............................   $ (239,244)
Basic/diluted income (loss) per common share before
  extraordinary item and cumulative effect of accounting
  change
  Year ended December 31, 1999..............................   $    (2.82)
  Six months ended June 30, 2000............................   $    (1.49)


     13) To record issuance of Arch common stock in conjunction with the MobileMedia acquisition.


     14) To record issuance of Arch common stock in conjunction with the repurchase of $16.3 million accreted value of discount notes in October 1999.


     15) To remove interest expense and record issuance of Arch common stock in conjunction with the repurchase of $157.4 million accreted value of discount notes in February and March 2000.


     16) To record the exchange of $91.1 million ($100 million maturity value) accreted value of Arch's discount notes for $44.0 million of Arch's Series D preferred stock in May 2000 and to adjust related interest expense and debt issuance costs for the discount notes exchanged. The Series D preferred stock was issued to Resurgence Asset Management and will be convertible into 6,613,180 shares of Arch common stock at any time at the option of Resurgence or will be subject to mandatory conversion into common stock upon the completion of the PageNet merger. The exchange of the discount notes resulted in a gain of $44.4 million.


     17) All share information reflects a 1-for-3 reverse stock split effected by Arch during June 1999.

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA -- ARCH


     The following table sets forth selected historical consolidated financial and operating data of Arch for each of the five years ended December 31, 1999 and the six months ended June 30, 1999 and 2000. The selected financial and operating data as of December 31, 1995, 1996, 1997, 1998 and 1999 and for each of the five years ended December 31, 1999 have been derived from Arch's audited consolidated financial statements and notes. The selected financial and operating data as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 have been derived from Arch's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's consolidated financial statements and notes set forth below.


     In the following table, equity in loss of affiliate represents Arch's share of net losses of USA Mobile Communications Holdings, Inc. for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995 and Arch's share of net losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The extraordinary item is an extraordinary gain or loss resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

     Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted earnings before interest, income taxes, depreciation and amortization may not necessarily be comparable to similarly titled data of other wireless messaging companies. Earnings before interest, income taxes, depreciation and amortization is commonly used by analysts and investors as a principal measure of financial performance in the wireless messaging industry. Adjusted earnings before interest, income taxes, depreciation and amortization is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, make investments, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. Earnings before interest, income taxes, depreciation and amortization is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of earnings before interest, income taxes, depreciation and amortization provides relevant information to investors. Earnings before interest, income taxes, depreciation and amortization should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting procedures or as a measure of liquidity. Amounts reflected as earnings before interest, income taxes, depreciation and amortization or adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation."

     Adjusted earnings before interest, income taxes, depreciation and amortization margin is calculated by dividing Arch's adjusted earnings before interest, income taxes, depreciation and amortization by total revenues less cost of products sold. Earnings before interest, income taxes, depreciation and amortization margin is a measure commonly used in the wireless messaging industry to evaluate a company's earnings before interest, income taxes, depreciation and amortization relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                                                                                              SIX MONTHS
                                                                                                                 ENDED
                                                          YEAR ENDED DECEMBER 31,                              JUNE 30,
                                      ---------------------------------------------------------------   -----------------------
                                         1995         1996         1997         1998         1999          1999         2000
                                      ----------   ----------   ----------   ----------   -----------   ----------   ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Service, rental and maintenance
  revenues..........................  $  138,466   $  291,399   $  351,944   $  371,154   $  591,389    $  212,809   $  353,291
Product sales.......................      24,132       39,971       44,897       42,481       50,435        21,572       24,556
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
Total revenues......................     162,598      331,370      396,841      413,635      641,824       234,381      377,847
Cost of products sold...............     (20,789)     (27,469)     (29,158)     (29,953)     (34,954)      (14,529)     (17,261)
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                         141,809      303,901      367,683      383,682      606,870       219,852      360,586
Operating expenses:
  Service, rental and maintenance...      29,673       64,957       79,836       80,782      132,400        48,386       76,954
  Selling...........................      24,502       46,962       51,474       49,132       84,249        31,044       49,378
  General and administrative........      40,448       86,181      106,041      112,181      180,726        63,021      109,296
  Depreciation and amortization.....      60,205      191,871      232,347      221,316      309,434       128,033      180,589
  Restructuring charge..............          --           --           --       14,700       (2,200)           --           --
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
Operating income (loss).............     (13,019)     (86,070)    (102,015)     (94,429)     (97,739)      (50,632)     (55,631)
Interest and non-operating expenses,
  net...............................     (22,522)     (75,927)     (97,159)    (104,213)    (188,249)     (102,659)     (78,709)
Equity in loss of affiliate.........      (3,977)      (1,968)      (3,872)      (5,689)      (3,200)       (3,200)          --
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
Income (loss) before income tax
  benefit, extraordinary item and
  accounting change.................     (39,518)    (163,965)    (203,046)    (204,331)    (289,188)     (156,491)    (134,340)
Income tax benefit..................       4,600       51,207       21,172           --           --            --           --
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
Income (loss) before extraordinary
  item and accounting change........     (34,918)    (112,758)    (181,874)    (204,331)    (289,188)     (156,491)    (134,340)
Extraordinary item..................      (1,684)      (1,904)          --       (1,720)       6,963            --       52,051
Cumulative effect of accounting
  change............................          --           --           --           --       (3,361)       (3,361)          --
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
Net income (loss)...................  $  (36,602)  $ (114,662)  $ (181,874)  $ (206,051)  $ (285,586)   $ (159,852)  $  (82,289)
                                      ==========   ==========   ==========   ==========   ==========    ==========   ==========
Basic/diluted income (loss) per
  common share before extraordinary
  item and accounting change........  $    (7.79)  $   (16.59)  $   (26.31)  $   (29.34)  $    (9.21)   $   (11.75)       (2.26)
Extraordinary item per basic/diluted
  common share......................       (0.37)       (0.27)          --        (0.25)          --            --         0.86
Cumulative effect of accounting
  change per basic/diluted common
  share.............................          --           --           --           --         0.11         (0.25)          --
                                      ----------   ----------   ----------   ----------   ----------    ----------   ----------
Basic/diluted net income (loss) per
  common share......................  $    (8.16)  $   (16.86)  $   (26.31)  $   (29.59)  $    (9.10)   $   (12.00)       (1.40)
                                      ==========   ==========   ==========   ==========   ==========    ==========   ==========
OTHER OPERATING DATA:
Capital expenditures, excluding
  acquisitions......................  $   60,468   $  165,206   $  102,769   $  113,184   $  113,651    $   57,364       77,663
Cash flows provided by operating
  activities........................  $   14,749   $   37,802   $   63,590   $   83,380   $   99,536        36,378       53,006
Cash flows used in investing
  activities........................  $ (192,549)  $ (490,626)  $ (102,769)  $  (82,868)  $ (627,166)   $ (573,428)     (77,663)
Cash flows provided by (used in)
  financing activities..............  $  179,092   $  452,678   $   39,010   $   (2,207)  $  529,158       557,302       25,354
Adjusted earnings before interest,
  income taxes, depreciation and
  amortization......................  $   47,186   $  105,801   $  130,332   $  141,587   $  209,495        77,401      124,958
Adjusted earnings before interest,
  income taxes, depreciation and
  amortization margin...............          33%          35%          35%          37%          35%           35%          35%
Units in service at end of period...   2,006,000    3,295,000    3,890,000    4,276,000    6,949,000     7,095,000    6,672,000

                                                                                              AS OF
                                                  AS OF DECEMBER 31,                         JUNE 30,
                              -----------------------------------------------------------   ----------
                               1995        1996         1997         1998         1999         2000
                              -------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:                             (DOLLARS IN THOUSANDS)
Current assets..............  $33,671   $   43,611   $   51,025   $   50,712   $   85,303   $   90,778
Total assets................  785,376    1,146,756    1,020,720      904,285    1,353,045    1,251,226
Long-term debt, less current
  maturities................  457,044      918,150      968,896    1,001,224    1,322,508    1,104,011
Redeemable preferred
  stock.....................    3,376        3,712           --           --           --       43,953
Stockholders' equity
  (deficit).................  246,884      147,851      (33,255)    (213,463)    (217,559)    (145,131)


     The following table reconciles net income to the presentation of Arch's adjusted earnings before interest, income taxes, depreciation and amortization:


                                                                                                SIX MONTHS
                                                                                                  ENDED
                                                YEAR ENDED DECEMBER 31,                          JUNE 30,
                                --------------------------------------------------------   --------------------
                                  1995       1996        1997        1998        1999        1999        2000
                                --------   ---------   ---------   ---------   ---------   ---------   --------
                                                 (DOLLARS IN THOUSANDS)
Net income (loss).............  $(36,602)  $(114,662)  $(181,874)  $(206,051)  $(285,586)  $(159,852)  $(82,289)
Interest and non-operating
  expenses, net...............    22,522      75,927      97,159     104,213     188,249     102,659     78,709
Income tax benefit............    (4,600)    (51,207)    (21,172)         --          --          --         --
Depreciation and
  amortization................    60,205     191,871     232,347     221,316     309,434     128,033    180,589
Restructuring charge..........        --          --          --      14,700      (2,200)         --         --
Equity in loss of affiliate...     3,977       1,968       3,872       5,689       3,200       3,200         --
Extraordinary item............     1,684       1,904          --       1,720      (6,963)         --    (52,051)
Cumulative effect of
  accounting charge...........        --          --          --          --       3,361       3,361         --
                                --------   ---------   ---------   ---------   ---------   ---------   --------
Adjusted earnings before
  interest, income taxes,
  depreciation and
  amortization................  $ 47,186   $ 105,801   $ 130,332   $ 141,587   $ 209,495   $  77,401   $124,958
                                ========   =========   =========   =========   =========   =========   ========

                  ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion and analysis should be read in conjunction with Arch's consolidated financial statements and notes.

     Arch derives the majority of its revenues from fixed monthly or other periodic fees charged to subscribers for wireless messaging services. Such fees are not generally dependant on usage. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons:

     - primarily due to an increase in competition in certain of the markets in which Arch operates, particularly competition from telephone, cellular and PCS providers; and

     - to a lesser extent, an increase in the number of reseller customers whose airtime is purchased at wholesale rates.

     The reduction in average revenue per subscriber resulting from these trends has been offset by the reduction of expenses so that Arch's margins had been improving until the consummation of the MobileMedia merger in June 1999 which resulted in redundant management and administrative headcount. Arch expects the margins to improve as the integration of the two companies eliminates these redundant expenses.


     Arch has achieved significant growth in units in service and adjusted earnings before interest, income taxes, depreciation and amortization through acquisitions and, prior to 1999, internal growth. During 1999, units in service decreased by 89,000 units, excluding the addition of subscribers from the MobileMedia acquisition. During the six months ended June 30, 2000, units in service decreased by a further 277,000 units due to subscriber cancellations and definitional changes. Arch believes it will experience a net decline in the number of units in service during the remainder of 2000, excluding the addition of subscribers, from the PageNet acquisition, as Arch's addition of advanced messaging subscribers is likely to be exceeded by its loss of basic paging subscribers. Arch's ability to compete against telephone, cellular and PCS providers in providing advanced messaging services is as yet unproven. From January 1, 1997 through December 31, 1999, Arch's total number of units in service grew from 3.3 million to 6.9 million units. Arch's total revenues have increased from $396.8 million in the year ended December 31, 1997 to $413.6 million in the year ended December 31, 1998 and to $641.8 million in the year ended December 31, 1999. Arch had net losses of $181.9 million, $206.1 million and $285.6 million in the years ended December 31, 1997, 1998 and 1999, respectively, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. As its subscriber base has grown, Arch's adjusted earnings before interest, income taxes, depreciation and amortization have increased from $130.3 million in the year ended December 31, 1997 to $141.6 million in the year ended December 31, 1998 and to $209.5 million in the year ended December 31, 1999.


     Earnings before interest, income taxes, depreciation and amortization is a commonly used measure of financial performance in the wireless messaging industry. Adjusted earnings before interest, income taxes, depreciation and amortization is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the covenants under their respective debt agreements. Adjusted earnings before interest, income taxes, depreciation and amortization should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles. One of Arch's financial objectives is to increase its adjusted earnings before interest, income taxes, depreciation and amortization, since this is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of messaging units and messaging system equipment, construction and expansion of messaging systems, and possible acquisitions. Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by Arch, may not necessarily be comparable to similarly titled data of other wireless messaging companies. Amounts reflected as adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

POTENTIAL EFFECTS OF THE PAGENET MERGER


     If Arch acquires PageNet as described in this proxy statement, the combined company will have substantially larger assets, liabilities, revenues and expenses. On a pro forma basis at June 30, 2000, the combined company would have had approximately 14.0 million units in service, total assets of $2.8 billion and total long term debt of $1.8 billion, assuming that all of the outstanding discount notes are exchanged for common stock. For the year ended December 31, 1999, the combined company would have had pro forma total revenues of $1.7 billion, adjusted pro forma earnings before interest, income taxes, depreciation and amortization of $471.0 million, and net loss of $435.0 million. This pro forma net loss excludes the effects of an extraordinary gain relating to the extinguishment of debt of $7.0 million and the negative $40.8 million cumulative effect of an accounting change relating to Arch's and PageNet's original application of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." For the six months ended June 30, 2000, the combined company would have had pro forma total revenues of $814.5 million, adjusted pro forma earnings before interest, income taxes, depreciation and amortization of $215.4 million and a net loss of $228.6 million. This pro forma net loss excludes the effect of an extraordinary gain of $52.1 million relating to the extinguishment of Arch debt. This amount also excludes the impact of expected operational cost synergies. For the year ended December 31, 1999, the combined company's pro forma cash flows provided by operating activities, used in investing activities and provided by financing activities would have been $325.2 million, $894.7 million and $717.7 million, respectively. For the six months ended June 30, 2000, the combined company's pro forma cash flows provided by operating activities, used in investing activities and provided by financing activities were $159.4 million, $82.3 million and $27.9 million, respectively. The adjusted pro forma cash flow information assumes that the merger and related transactions had been effected as of January 1, 1999. Leverage for the combined company on a pro forma basis, as measured by the ratio of total debt to annualized adjusted pro forma earnings before interest, income taxes, depreciation and amortization for the year ended December 31, 1999, and six months ended June 30, 2000 would have been 3.8 to 1.0 and 4.3 to 1.0, respectively. This also excludes the impact of expected operational cost synergies. Adjusted pro forma earnings before interest, income taxes, depreciation and amortization is earnings before interest, income taxes, depreciation and amortization, net of restructuring charges, bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net) and extraordinary items. See "Unaudited Pro Forma Condensed Consolidated Financial Statements." The PageNet merger is expected to increase amortization charges by approximately $63.6 million per year.



     The PageNet merger is subject to stockholder, noteholder and lender consents, bankruptcy court confirmation and many other conditions and, therefore, it may not take place. If Arch does not acquire PageNet, the contemplated benefits of the merger will not be realized, despite the incurrence of substantial costs and capital expenditures related to the transaction, which are estimated at $30 million for Arch and $20 million for PageNet. If the merger agreement is terminated after Arch pursues an alternative offer, Arch will be required to pay to PageNet a termination fee of $40.0 million.


MOBILEMEDIA MERGER

     In June 1999, Arch acquired MobileMedia Communications, Inc., which is now a wholly owned subsidiary of Arch. MobileMedia had been operating as a debtor-in-possession under chapter 11 of the Bankruptcy Code.

     Arch acquired MobileMedia for a combination of cash and Arch securities, as follows:

     - Arch paid approximately $479.0 million in cash to secured creditors of the MobileMedia;

     - Arch paid a total of $37.6 million of fees, expenses and other debts;

     - Arch issued 4,781,656 shares of its common stock to unsecured creditors of MobileMedia;

     - Arch issued 36,207,265 additional shares of its common stock to unsecured creditors of MobileMedia and Arch stockholders for a total purchase price of $217.2 million; and

     - Arch issued to four unsecured creditors, who had agreed to act as standby purchasers and to purchase shares not purchased by other unsecured creditors, warrants to acquire 1,225,219 shares of its common stock on or before September 1, 2001 for $9.03 per share.

     Arch also issued to the holders of its common stock and Series C preferred stock on January 27, 1999 non-transferable rights to acquire up to 14,964,388 shares of its common stock at a price of $6.00 per share. A total of 102,964 non-transferable rights were exercised. Because non-transferable rights to acquire 14,861,424 shares were not exercised, Arch issued in their place warrants to purchase 14,861,424 shares of its common stock for $9.03 per share.

     Subsidiaries of Arch also borrowed a total of $320.8 million to help fund the MobileMedia acquisition.

     During the third quarter of 1999, Arch's board of directors approved plans covering the elimination of redundant headcount and facilities in connection with the overall integration of operations. It is expected that the integration will be completed by December 31, 2000. Because Arch anticipates a net reduction of approximately 10% of MobileMedia's workforce and the closing of some facilities and tower sites, it established a $14.5 million acquisition reserve which is included as part of the purchase price of MobileMedia. The initial acquisition reserve consisted of approximately:

     - $6.1 million for employee severance;

     - $7.9 million for lease obligations and terminations; and

     - $0.5 million of other costs.

     There can be no assurance that the desired cost savings will be achieved or that the integration of the two companies will be accomplished smoothly, expeditiously or successfully. See Note 9 to the Notes to Arch's consolidated financial statements.

RESULTS OF OPERATIONS

     The following table presents certain items from Arch's consolidated statements of operations as a percentage of net revenues and certain other information for the periods indicated (dollars in thousands except per unit data):


                                                                                   SIX MONTHS
                                                                                     ENDED
                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                           --------------------------------   --------------------
                                             1997        1998       1999        1999        2000
                                           ---------   --------   ---------   ---------   --------
Total revenues...........................      107.9%     107.8%      105.8%      106.6%     104.8%
Cost of products sold....................       (7.9)      (7.8)       (5.8)       (6.6)      (4.8)
                                           ---------   --------   ---------   ---------   --------
Net revenues.............................      100.0      100.0       100.0       100.0      100.0
Operating expenses:
  Service, rental and maintenance........       21.7       21.1        21.8        22.0       21.3
  Selling................................       14.0       12.8        13.9        14.1       13.7
  General and administrative.............       28.8       29.2        29.8        28.7       30.3
  Depreciation and amortization..........       63.2       57.7        51.0        58.2       50.1
  Restructuring charge...................         --        3.8        (0.4)         --         --
                                           ---------   --------   ---------   ---------   --------
Operating income (loss)..................      (27.7)%    (24.6)%     (16.1)%     (23.0)%    (15.4)%
                                           =========   ========   =========   =========   ========
Net income (loss)........................      (49.5)%    (53.7)%     (47.1)%     (72.7)%    (22.8)%
                                           =========   ========   =========   =========   ========
Cash flows provided by operating
  activities.............................  $  63,590   $ 83,380   $  99,536   $  36,378   $ 53,006
Cash flows used in investing
  activities.............................  $(102,769)  $(82,868)  $(627,166)  $(573,428)  $(77,663)
Cash flows provided by (used in)
  financing activities...................  $  39,010   $ (2,207)  $ 529,158   $ 557,302   $ 25,354
Adjusted earnings before interest, income
  taxes, depreciation and amortization...       35.4%      36.9%       34.5%       35.2%      34.7%
                                           =========   ========   =========   =========   ========
Annual service, rental and maintenance
  expenses per unit in service...........  $      22   $     20   $      23   $      20   $     23


     Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted earnings before interest, income taxes, depreciation and amortization may not necessarily be comparable to similarly titled data of other wireless messaging companies. Earnings before interest, income taxes, depreciation and amortization is commonly used by analysts and investors as a principal measure of financial performance in the wireless messaging industry. Adjusted earnings before interest, income taxes, depreciation and amortization is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to:

     - incur additional indebtedness;

     - make investments;

     - pay dividends;

     - grant liens on its assets;

     - merge, sell or acquire assets;

     - repurchase or redeem capital stock;

     - incur capital expenditures; and

     - prepay certain indebtedness.

Earnings before interest, income taxes, depreciation and amortization is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of earnings before interest, income taxes, depreciation and amortization provides relevant information to investors.

Earnings before interest, income taxes, depreciation and amortization should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with general accepted accounting principles or as a measure of liquidity. Amounts reflected as earnings before interest, income taxes, depreciation and amortization or adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things.


  Six Months Ended June 30, 2000 Compared with Six Months Ended June 30, 1999



     Total revenues increased $143.4 million, or 61.2%, to $377.8 million in the six months ended June 30, 2000 from $234.4 million in the six months ended June 30, 1999, as the number of units in service increased from 4.3 million at March 31, 1999 to 6.7 million at June 30, 2000 entirely due to the MobileMedia acquisition in June 1999. Net revenues (total revenues less cost of products sold) increased to $360.6 million, a 64.0% increase, in the six months ended June 30, 2000 from $219.9 million for the corresponding 1999 period. Total revenues and net revenues in 1999 and 2000 were adversely affected by (1) the declining demand for basic paging services and (2) subscriber cancellations and changes in the definition of units in service which led to a decrease of 277,000 units in service during the six months ended June 30, 2000.



     Arch expects revenue to continue to be adversely affected in 2000 by declining demand for basic numeric and alphanumeric paging services. Arch believes that the basic paging industry did not grow during 1999, that demand for basic paging services will decline in 2000 and the following years and that any significant future growth in the industry will be attributable to advanced messaging services. As a result, Arch believes that it will experience a net decline in the number of its units in service in 2000, excluding the addition of subscribers from the pending PageNet acquisition, as Arch's addition of advanced messaging subscribers is likely to be exceeded by its loss of basic paging subscribers.



     Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of messaging services, increased to $353.3 million in the six months ended June 30, 2000 from $212.8 million in the six months ended June 30, 1999. This increase was due entirely to the acquisition of MobileMedia in June 1999. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the six months ended June 30, 2000 and 1999. Arch does not differentiate between service and rental revenues.



     Service, rental and maintenance expenses, which consist primarily of telephone, third party carrier fees and site rental expenses, increased to $77.0 million, 21.3% of net revenues, in the six months ended June 30, 2000 from $48.4 million, 22.0% of net revenues, in the six months ended June 30, 1999. The increase was due primarily to increased expenses associated with the provision of wireless messaging services to a greater number of units due to the MobileMedia acquisition. Annualized service, rental and maintenance expenses per unit in service increased to $23 in the six months ended June 30, 2000 from $20 in the six months ended June 30, 1999. This increase is due primarily to the provision of alphanumeric and nationwide messaging services to a higher percentage of customers due to the MobileMedia acquisition.



     Selling expenses increased to $49.4 million, 13.7% of net revenues, in the six months ended June 30, 2000 from $31.0 million, 14.1% of net revenues, in the six months ended June 30, 1999 due primarily to the MobileMedia acquisition.



     General and administrative expenses increased to $109.3 million, 30.3% of net revenues, in the six months ended June 30, 2000 from $63.0 million, 28.7% of net revenues, in the six months ended June 30, 1999. The increase was due primarily to the MobileMedia acquisition.



     Depreciation and amortization expenses increased to $180.6 million in the six months ended June 30, 2000 from $128.0 million in the six months ended June 30, 1999. The increase in these expenses was principally attributable to additional depreciation associated with assets purchased in the MobileMedia acquisition and amortization expense associated with intangibles which resulted from the MobileMedia acquisition. Additionally, depreciation expense for the six months ended June 30, 1999 included the write-off of approximately $7.1 million of costs associated with the development of an integrated billing and management system. Arch decided to discontinue these development efforts due to the capabilities of the system acquired with the MobileMedia acquisition.



     Operating loss increased to $55.6 million in the six months ended June 30, 2000 from $50.6 million in the six months ended June 30, 1999 as a result of the factors outlined above.



     Net interest expense increased to $76.7 million in the six months ended June 30, 2000 from $59.2 million in the six months ended June 30, 1999. The increase was attributable to an increase in Arch's average outstanding debt due to the MobileMedia acquisition and to a lesser extent to a one-time charge of $2.4 million in relation to the convertible debt for equity exchange. Interest expense in the six months ended June 30, 2000 and 1999 includes approximately $14.7 million and $20.3 million, respectively, of non-cash interest accretion on Arch's notes. This reduction was due to the exchange of $276.0 million principal amount of discount notes for common stock and preferred stock during 2000.



     In the six months ended June 30, 2000, Arch recognized an extraordinary gain of $52.1 million on the retirement of debt exchanged for common stock.


     On January 1, 1999, Arch adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 98-5 (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 resulted in a $3.4 million charge in the quarter ended March 31, 1999 which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years.


     Net loss increased to $82.3 million in the six months ended June 30, 2000 from $159.9 million in the six months ended June 30, 1999 as a result of the factors outlined above.


  Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

     Total revenues increased to $641.8 million, a 55.2% increase, in 1999 from $413.6 million in 1998 as the number of units in service increased from 4.3 million at December 31, 1998 to 6.9 million at December 31, 1999 entirely due to the MobileMedia acquisition in June 1999. Net revenues increased to $606.9 million, a 58.2% increase, in 1999 from $383.7 million in 1998. Total revenues and net revenues in 1999 were adversely affected by (1) the declining demand for basic paging services and (2) Arch subscriber cancellations which led to a decrease of 89,000 units in service excluding the addition of subscribers from the MobileMedia acquisition. Revenues were also adversely affected in the fourth quarter of 1998 and in 1999 by:

     - Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel; and

     - to a lesser extent, the reduced effectiveness of Arch's reseller channels of distribution;

     - reduced sales through Arch-operated retail stores; and

     - subscriber cancellations during 1999.

     Arch expects revenue to continue to be adversely affected in 2000 by declining demand for basic numeric and alphanumeric paging services. Arch believes that the basic paging industry did not grow during 1999, that demand for basic paging services will decline in 2000 and the following years and that any significant future growth in the paging industry will be attributable to advanced messaging services. See "Industry Overview." As a result, Arch believes that it will experience a net decline in the number of its units in service in 2000, excluding the addition of subscribers from the PageNet acquisition, as Arch's addition of advanced messaging subscribers is likely to be exceeded by its loss of basic paging subscribers.

     Service, rental and maintenance revenues increased to $591.4 million, a 59.3% increase, in 1999 from $371.2 million in 1998. These increases in revenues were due primarily to the net increase in the number of units in service from
4.3 million at December 31, 1998 to 6.9 million at December 31, 1999. This net increase was entirely due to the acquisition of MobileMedia on June 3, 1999, offset by a net decrease from other sources of 89,000 units in service. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1999 and 1998. Product sales, less cost of products sold, increased to $15.5 million, a 23.6% increase, in 1999 from $12.5 million in 1998, respectively, as a result of a the MobileMedia acquisition.

     Service, rental and maintenance expenses increased to $132.4 million, 21.8% of net revenues, in 1999 from $80.8 million, 21.1% of net revenues, in 1998. The increase was due primarily to increased expenses associated with the provision of wireless messaging services to a greater number of units due to the MobileMedia acquisition. Annualized service, rental and maintenance expenses per unit increased to $23 in 1999 from $20 in 1998. This increase was due primarily to the increase in wireless messaging systems and associated expenses as a result of the MobileMedia merger.

     Selling expenses increased to $84.2 million, 13.9% of net revenues, in 1999 from $49.1 million, 12.8% of net revenues, in 1998. The increase in absolute dollars was primarily due to increased headcount and the increase as a percentage of net revenues was primarily due to redundant headcount as a result of the MobileMedia merger.

     General and administrative expenses increased to $180.7 million, 29.8% of net revenues, in 1999 from $112.2 million, 29.2% of net revenues, in 1998. The increase in absolute dollars was due primarily to increased headcount, administrative and facility costs and the increase as a percentage of net revenues was primarily due to the redundant headcount, administrative and facility costs associated with MobileMedia.

     Depreciation and amortization expenses increased to $309.4 million in 1999 from $221.3 million in 1998. The increase in these expenses principally reflected the acquisition of MobileMedia. Additionally, depreciation expense in 1999 included the write-off of approximately $7.1 million of costs associated with the development of an integrated billing and management system. Arch decided to discontinue further development of that system due to the capabilities of the system acquired through the MobileMedia merger.

     Operating loss was $97.7 million in 1999 compared to $94.4 million in 1998, as a result of the factors outlined above.

     Net interest expense increased to $143.0 million in 1999 from $102.3 million in 1998. The increase was principally attributable to an increase in Arch's outstanding debt due to the MobileMedia acquisition. Interest expense for 1999 included approximately $41.6 million of accreted interest on Arch's senior discount notes, the payment of which is deferred. Interest expense for 1998 included approximately $37.1 million of accretion on these notes.

     Other expense increased to $45.2 million in 1999 from $2.0 million in 1998. Other expense in 1999 included:

     - a $6.5 million for a write-off of Arch's entire investment in CONXUS Communications, Inc., a holder of narrowband PCS licenses. CONXUS filed for bankruptcy protection in May 1999.

     - a $35.8 million write-off of Arch's investment in Benbow PCS Ventures, Inc., another holder of narrowband PCS licenses. In June 1999, Arch, Benbow and Benbow's controlling shareholder agreed to terminate their business relationship and wind-up Benbow's business. For additional information see "Liquidity and Capital Resources -- Other Commitments and Contingencies."

     In October 1999, Arch recognized an extraordinary gain of $7.0 million on the retirement of debt exchanged for Arch common stock. In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

     On January 1, 1999, Arch adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 98-5 (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 resulted in a $3.4 million charge in the quarter ended March 31, 1999 which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years.

     Net loss increased to $285.6 million in 1999 from $206.1 million in 1998, as a result of the factors outlined above.

  Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

     Total revenues increased to $413.6 million, a 4.2% increase, in 1998, from $396.8 million in 1997 as the number of units in service increased from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Net revenues increased to $383.7 million , a 4.4% increase in 1998 from $367.7 million in 1997. Total revenues and net revenues in 1998 were adversely affected by a general slowing of industry growth, compared to prior years. Revenues were also adversely affected in the fourth quarter of 1998 by:

     - Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel; and

     - to a lesser extent, the reduced effectiveness of Arch's reseller channel of distribution; and reduced sales through Arch-operated retail stores.

     Service, rental and maintenance revenues, increased to $371.2 million, a 5.5% increase, in 1998 from $351.9 million in 1997. These increases in revenues were due primarily to the increase, through internal growth, in the number of units in service from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1998 and 1997. Product sales, less cost of products sold, decreased to $12.5 million, a 20.4% decrease, in 1998 from $15.7 million in 1997, respectively, as a result of a decline in the average revenue per unit sold.

     Service, rental and maintenance expenses, increased to $80.8 million, 21.1% of net revenues, in 1998 from $79.8 million, 21.7% of net revenues, in 1997. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. Annualized service, rental and maintenance expenses per subscriber were $20 in 1998 compared to $22 in 1997.

     Selling expenses decreased to $49.1 million, 12.8% of net revenues, in 1998 from $51.5 million, 14.0% of net revenues, in 1997. The decrease was due primarily to nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity and to a lesser degree to a decrease in the number of net new units in service. Internal growth decreased by 35.1% in 1998 compared to 1997 primarily due to the factors set forth above that adversely affected revenues.

     General and administrative expenses increased to $112.2 million, 29.2% of net revenues, in 1998, from $106.0 million, 28.8% of net revenues, in 1997. The increase was due primarily to administrative and facility costs associated with supporting more units in service.

     Depreciation and amortization expenses decreased to $221.3 million in 1998 from $232.3 million in 1997. Depreciation and amortization expenses principally reflect Arch's acquisitions in prior periods accounted for as purchases. They also reflect investment in units and other system expansion equipment to support growth.

     Operating losses were $94.4 million in 1998 compared to $102.0 million in 1997, as a result of the factors outlined above.

     Net interest expense increased to $104.2 million in 1998 from $97.2 million in 1997. The increase was principally attributable to an increase in Arch's outstanding debt. Interest expense for 1998 included approximately $37.0 million of interest which accretes on Arch's senior discount notes even though the cash payment of the interest is deferred. Interest expense for 1997 included approximately $33.3 million of accretion on these notes.

     Arch recognized an income tax benefit of $21.2 million in 1997. This benefit represented the tax benefit of operating losses incurred subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from those acquisitions. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax assets which reduced the income tax benefit to zero as of December 31,1998. Arch does not expect to recover its deferred tax asset in the foreseeable future and will continue to increase its valuation reserve accordingly. See Note 5 to Arch's Consolidated Financial Statements.

     In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

     Net loss increased to $206.1 million in the year ended December 31, 1998 from $181.9 million in the year ended December 31, 1997, as a result of the factors outlined above.

LIQUIDITY AND CAPITAL RESOURCES

     Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for subscriber equipment and network system equipment, to service debt and to finance acquisitions. Arch's net cash flows from operating, investing and financing activities for the periods indicated in the table below are as follows:


                                                   YEAR ENDED DECEMBER 31,      SIX MONTHS
                                                  --------------------------       ENDED
                                                   1997      1998     1999     JUNE 30, 2000
                                                  -------   ------   -------   -------------
                                                    (DOLLARS IN MILLIONS)
Net cash provided by operating activities.......  $  63.6   $ 83.4   $  99.5      $ 53.0
Net cash used for investing activities..........  $(102.8)  $(82.9)  $(627.2)     $(77.7)
Net cash provided by (used in) financing
  activities....................................  $  39.0   $ (2.2)  $ 529.2      $ 25.4


     Investing activities in 1999 included $516.6 million for the acquisition of MobileMedia. Financing activities in 1999 included $217.2 million from the sale of common stock to unsecured creditors of MobileMedia and borrowings of $320.8 million in connection with the acquisition of MobileMedia as described above.

  Capital Expenditures and Commitments


     Excluding acquisitions of wireless messaging businesses, Arch's capital expenditures were $102.8 million in 1997, $113.2 million in 1998, $113.7 million in 1999 and $77.7 million in the six months ended June 30, 2000. To date, Arch generally has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt.


     Arch's 1999 capital expenditures primarily involved the purchase of wireless messaging units, system and transmission equipment, information systems and capitalized financing costs.

     Arch estimates the amount of capital that will be required to fund capital expenditures for 2000 will be approximately $120 million ($227 million on a pro forma basis if the PageNet merger were consummated on January 1, 2000). Arch estimates that capital expenditures for 2001-2003 will be approximately $230 million per year. Such expenditures will be used primarily for subscriber equipment, network infrastructure, information systems and the construction of certain markets for the nationwide network of narrowband PCS. However, the actual amount of capital to be required by the combined company will depend on a number of factors. These include subscriber growth, the type of products and services demanded by customers, service revenues, the nature and timing of Arch's strategy to deploy its narrowband personal communications services network, and acquisition strategies and opportunities. Arch believes that it will have sufficient cash available from operations and credit facilities to fund its capital expenditures for 2000.

  Other Commitments and Contingencies

     Interest payments commence September 15, 2001 on the $172.4 million principal amount at maturity of Arch's 10 7/8% senior discount notes outstanding as of June 30, 2000. Unless all of the senior discount notes are tendered in the exchange offer, Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount outstanding at June 30, 2000 and assuming that no additional notes are tendered, such interest payments will equal a maximum of $9.4 million on March 15 and September 15 of each year, beginning September 15, 2001, until scheduled maturity on March 15, 2008.

     If the PageNet Merger agreement is terminated after Arch pursues an alternative offer, Arch may be required to pay a termination fee of $40.0 million.

     Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc. in May 1996. Benbow holds exclusive rights to Federal Communications Commission authorizations in each of the five regions of the United States which enable Benbow to provide advanced messaging services using radio frequencies called "narrowband PCS" frequencies. Arch was formerly obligated to advance Benbow sufficient funds to service debt obligations to the Federal Communications Commission incurred by Benbow in connection with its acquisition of these five licenses and to finance construction of a network to operate on the frequencies authorized by these five licenses unless funds were available to Benbow from other sources. Arch estimates that this obligation totaled approximately $100 million at March 31, 1999. This obligation was subject to the approval of Arch's designee on Benbow's board of directors. As of March 31, 1999, Arch had advanced approximately $23.7 million to Benbow. In June 1999, Arch, Benbow and Benbow's controlling stockholder agreed that:

     - the stockholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated;

     - Benbow will not make any further Federal Communications Commission payments and will not pursue construction of a network to operate on the frequencies authorized by the five licenses discussed here;

     - Arch will not be obligated to fund Federal Communications Commission payments or construction of a network by Benbow; and

     - the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of Federal Communications Commission approval.

     On December 20, 1999, Benbow filed with the Federal Communications Commission a proposal for debt forgiveness which, if approved, would result in
(1) surrender by Benbow of its five narrowband PCS licences back to the government, and (2) forgiveness by the government of the remaining debt owed on the surrendered licenses and waiver of any applicable default payments. A total of approximately $35.25 million in principal debt to the government remains payable by Benbow on the five narrowband PCS licenses. Benbow's debt forgiveness proposal is pending and Arch can not determine whether the Federal Communications Commission ultimately will approve it. In its debt-forgiveness proposal, however, Benbow demonstrated that the proposal meets standards for debt forgiveness under applicable federal law.

     The June 1999 agreement between Arch, Benbow and Benbow's controlling shareholder provides, regardless of the outcome of the debt forgiveness proposal, that (1) Arch will fulfill all of its current financial obligations to Benbow, (2) Arch is released from any further obligations to provide funding to Benbow, and (3) Benbow's controlling shareholder will be paid for her Benbow stock consistent with the preexisting agreement with Arch which requires Arch to pay the controlling stockholder in Benbow, in installments, an aggregate amount of $3.5 million if the transaction closes before January 23, 2001 or

$3.8 million if the transaction closes on January 23, 2001. In addition to the five licenses discussed here, Benbow holds conventional paging licenses which would be transferred to Arch upon Federal Communications Commission approval.

     As a result of these arrangements, Benbow does not have any meaningful business operations and is unlikely to retain the five licenses discussed here. The closing of the transaction did not affect the funding obligations of Arch in connection with Benbow's acquisition of PageCall in June 1998 described below.

     On June 29, 1998, Benbow acquired all of the outstanding stock of PageCall by issuing to PageCall's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of PageCall's stockholders $911,000 over five years for consulting services. Arch guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement. Effective April 8, 2000, pursuant to its guarantee, Arch issued 2.9 million shares of common stock to PageCall's former stockholders in exchange for their Benbow preferred stock and promissory note.

     In exchange for its issuance of common stock pursuant to its guarantee, Arch received from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Arch recorded the issuance of $22.8 million of its common stock in additional paid-in capital and as a charge to operations as a result of its satisfaction of this obligation in April 2000.

  Sources of Funds

     Arch believes that its capital needs for the foreseeable future will be funded with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see
Note 3 to Arch's consolidated financial statements. Arch's ability to borrow in the future will depend, in part, on its ability to continue to increase its adjusted earnings before interest, taxes, depreciation and amortization.

     Recent Issuance of Notes

     In June 1999, a subsidiary of Arch issued $147.0 million principal amount of 13 3/4% senior notes due 2008 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The notes were sold at 95.091% of the face amount for net proceeds of $134.6 million.

     Credit Facility

     An Arch subsidiary has a senior credit facility that currently permits it to borrow up to $577.9 million consisting of (i) a $175.0 million reducing revolving Tranche A facility, (ii) a $100.0 million Tranche B term loan and
(iii) a $302.9 million Tranche C term loan.

     The Tranche A facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B term loan will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C term loan began amortizing in annual installments on December 31, 1999, with an ultimate maturity date of June 30, 2006.

     On March 23, 2000, the senior credit facility was amended to add a $746.6 million Tranche B-1 term loan to be used to repay obligations under PageNet's existing credit facility upon completion of the pending PageNet merger. The Tranche B term loan will be amortized in quarterly installments commencing March 31, 2001, with an ultimate maturity date of June 30, 2006.

     Equity Issued in Exchange for Debt

     In October 1999, Arch issued 809,545 shares of Arch common stock, which had a weighted average closing price of $4.03 per share as of the dates of the transactions, and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $8.9 million principal amount of Arch convertible debentures. Arch also issued 2,327,120 shares of Arch common stock, which had a weighted average closing price of $4.01 per share as of the dates of the transactions, in exchange for $16.3 million accreted value ($19.0 million maturity value) of its senior discount notes.

     In February and March 2000, Arch issued 285,715 shares of its common stock, which had a closing price of $10.875 per share as of the date of the transaction, in exchange for $3.5 million principal amount of Arch convertible debentures. Arch also issued 11,640,321 shares of its common stock, which had a weighted average closing price of $12.87 per share as of the dates of the transactions in exchange for $157.4 million accreted value ($176.0 million maturity value) of its senior discount notes.

     In May 2000, Arch issued 1,000,000 shares of its Series D convertible preferred stock in exchange for $91.1 million accreted value ($100.0 million maturity value) of senior discount notes held by various entities affiliated with Resurgence Asset Management L.L.C. Upon completion of the merger, the Series D convertible preferred stock will automatically convert into a total of 6,613,180 shares of common stock. The other terms of the Series D preferred stock are described under "Description of Arch's Equity Securities."

     Following these transactions, on June 30, 2000, Arch had $1.0 million principal amount of the convertible debentures and $159.6 million accreted value ($172.4 million maturity value) of discount notes outstanding.

INFLATION

     Inflation has not had a material effect on Arch's operations to date. Systems equipment and operating costs have not increased in price and wireless messaging units have tended to decline in recent years. This reduction in costs has generally been reflected in lower prices charged to subscribers who purchase their wireless messaging units. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized in earnings. Arch intends to adopt this standard effective January 1, 2001. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     The Securities and Exchange Commission released Staff Accounting Bulletin
(SAB) No. 101, "Revenue Recognition in Financial Statements", on December 3, 1999. This SAB provides additional guidance on the accounting for revenue recognition, including both broad conceptual discussions as well as certain industry-specific guidance. The guidance is effective for the fourth quarter of fiscal 2000. Arch does not expect SAB 101 to have a material impact on its results of operations upon adoption.

FACTORS AFFECTING FUTURE OPERATING RESULTS

  Recent declines in Arch's units in service may continue or even accelerate; this trend may impair Arch's financial results


     In 1999, Arch experienced a decrease of 89,000 units in service, excluding the addition of subscribers from the MobileMedia acquisition. For the six months ended June 30, 2000 Arch experienced a further decrease of 277,000 units in service due to subscriber cancellations and definitional changes. Arch believes that the basic paging industry did not grow during 1999, that demand for basic paging services will decline in 2000 and in the following years and that any significant future growth in the paging industry will be attributable to advanced messaging services. As a result, Arch believes that it will experience a net decline in the number of its units in service during the remainder of 2000, excluding the addition of subscribers from the PageNet acquisition, as Arch's addition of advanced messaging subscribers is likely to be exceeded by its loss of traditional paging subscribers. However, the magnitude of the expected decline cannot be predicted.

     Cancellation of units in service can significantly affect the results of operations of wireless messaging service providers. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the wireless messaging business is characterized by high fixed costs, cancellations directly and adversely affect earnings before interest, income taxes, depreciation and amortization.

  Competition from large telephone, cellular and PCS companies is intensifying and may reduce Arch's revenues and operating margins

     Traditional paging companies like Arch and PageNet, whose units in service have been declining, increasingly compete for market share against large telephone, cellular and PCS providers like MCI WorldCom, AT&T, Nextel, BellSouth Wireless Data and Motient, Inc., formerly known as American Mobile Satellite Corporation. The combined company will also compete with other paging companies that continue to offer messaging and advanced messaging services. Some competitors possess greater financial, technical and other resources than those available to the combined company. If any of such competitors were to devote additional resources to their wireless communications business or focus on Arch's or PageNet's historical business segments, they could secure the combined company's customers and reduce demand for its products. This could materially reduce the combined company's revenues and operating margins and have a material adverse effect on earnings before interest, income taxes, depreciation and amortization.

  Mobile, cellular and PCS telephone companies have introduced phones and phone services with substantially the same features and functions as the advanced messaging pagers and services provided by Arch and PageNet, and have priced such devices and services competitively. The future growth and profitability of Arch and PageNet depends on the success of our advanced messaging services.

     Arch and PageNet's advanced messaging services will compete with other available mobile wireless services which have already demonstrated high levels of market acceptance, including cellular, PCS and other mobile phone services, such as those offered by Nextel, whose hand-held devices can send and receive messages. Many of these other mobile wireless phone services now include wireless messaging as an adjunct service or may replace send-and-receive messaging services entirely. It is less expensive for an end user to enhance a cellular, PCS or other mobile phone with modest data capability than to use both a mobile phone and a pager. This is because the nationwide cellular, PCS and other mobile phone carriers have subsidized the purchase of mobile phones and because prices for mobile wireless services have been declining rapidly. In addition, the availability of coverage for these services has increased, making the two types of services and product offerings more comparable. Thus, companies other than Arch and PageNet seeking to provide wireless messaging services may be able to bring their products to market faster or in packages of products that consumers and businesses find more valuable than those to be provided by Arch and PageNet. If this occurs, Arch's and PageNet's market share will erode and financial operations will be impaired.

  Continued net losses are likely and Arch cannot predict whether it will ever be profitable

     Arch and PageNet have reported net losses in the past. Arch expects that the combined company will continue to report net losses and cannot give any assurance about when, if ever, it is likely to attain profitability. Many of the factors that will determine whether or not Arch attains profitability are inherently difficult to predict. These include the decreased demand for basic paging services and the uncertain market for advanced paging services which compete against services offered by telephone, cellular and PCS providers, new service developments and technological change, both before and after the merger.

  Arch's revenues and operating results may fluctuate, leading to fluctuations in trading prices and possible liquidity problems

     Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, particularly the decreased demand for basic paging services and the uncertain market for advanced paging services. Arch's current and planned expenses and debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of Arch's common stock. If shortfalls were to cause Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment.

  Arch's leverage will still be significant following the merger and may continue to burden Arch's operations, impair its ability to obtain additional financing, reduce the amount of cash available for operations and make Arch more vulnerable to financial downturns than if it had less debt


     Arch expects to remain leveraged to a substantial degree following the merger, with a ratio of pro forma total debt, total assets to adjusted earnings before interest, income taxes, depreciation and amortization of 4.3 to 1 as of June 30, 2000, assuming the exchange of all currently outstanding Arch discount notes, or 4.6 to 1 assuming no exchange of any currently outstanding Arch discount notes. Arch's total debt would be $1.8 billion assuming exchange of all notes and $2.0 billion assuming no further exchange of notes.


     Adjusted earnings before interest, income taxes, depreciation and amortization is not a measure defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by PageNet and Arch, may not necessarily be comparable to similarly titled data of other wireless messaging companies.

     Leverage may:

     - impair Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all; and

     - require a substantial portion of Arch's cash flow to be used to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

Arch may not be able to reduce its financial leverage as it intends, and may not be able to achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in earnings before interest, income taxes, depreciation and amortization, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing or future debt instruments.

 Restrictions under Arch's debt instruments may prevent Arch from declaring dividends, incurring or repaying debt, making acquisitions, altering its lines of business or taking other actions which its management considers beneficial

     Various debt instruments impose operating and financial restrictions on Arch. Arch's senior credit facility requires various Arch operating subsidiaries to maintain specified financial ratios, including a maximum leverage ratio, a minimum interest coverage ratio, a minimum debt service coverage ratio and a minimum fixed charge coverage ratio. It also limits or restricts, among other things, Arch's operating subsidiaries' ability to:

     - declare dividends or repurchase stock;

     - incur or pay back indebtedness;

     - engage in mergers, consolidations, acquisitions and asset sales; or

     - alter its lines of business or accounting methods, even though these actions would otherwise benefit Arch.

     A breach of any of these covenants could result in a default under the senior credit facility and/or other debt instruments. Upon the occurrence of an event of default, the creditors could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If Arch were unable to repay any such amounts, the senior creditors could proceed against any collateral securing the indebtedness. If the lenders under the senior credit facility or other debt instruments accelerated the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch.

  Arch may need additional capital to expand its business which could be difficult to obtain. Failure to obtain additional capital may preclude Arch from developing or enhancing its products, taking advantage of future opportunities, growing its business or responding to competitive pressures

     Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including the development and implementation of advanced messaging services and possible acquisitions. Arch's future capital requirements will depend upon factors that include:

     - subscriber growth;

     - the type of wireless messaging devices and services demanded by customers;

     - technological developments;

     - marketing and sales expenses;

     - competitive conditions;

     - the scope and timing of Arch's strategy for developing technical resources to provide advanced messaging services; and

     - acquisition strategies and opportunities.

Arch cannot be certain that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may be unable to develop or enhance its products, take advantage of future opportunities, grow its business or respond to competitive pressures or unanticipated needs.

  Obsolescence in company-owned units may impose additional costs on Arch

     Technological change may adversely affect the value of the units owned by Arch and PageNet that are leased to their subscribers. If Arch's or PageNet's current subscribers request more technologically advanced units, including pagers which can send and receive messages, the combined company could incur additional inventory costs and capital expenditures if required to replace units leased to its subscribers within a short period of time. Such additional costs or capital expenditures could have a material adverse effect on the combined company's results of operations.

 Because Arch depends on Motorola for pagers and on Glenayre and Motorola for other equipment, Arch's operations may be disrupted if it is unable to obtain equipment from them in the future

     Arch does not manufacture any of the equipment customers need to take advantage of its services. It is dependent primarily on Motorola, Inc. to obtain sufficient pager inventory for new subscribers and replacement needs and on Glenayre Electronics, Inc. and Motorola for sufficient terminals and transmitters to meet its expansion and replacement requirements. Significant delays in obtaining any of this equipment, such as MobileMedia experienced before its bankruptcy filing, could lead to disruptions in operations and adverse financial consequences. Motorola has announced its intention to discontinue manufacturing transmitters during 2000, although it will continue to maintain and service existing equipment into the future. Arch's purchase agreement with Motorola for pagers expires on March 17, 2001. There can be no assurance that the agreement with Motorola for pagers will be renewed or, if renewed, that the renewed agreement will be on terms and conditions as favorable to the combined company as those under the current agreement.

     Arch relies on third parties to provide satellite transmission for some aspects of its wireless messaging services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, Arch may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect due to customer complaints.

    SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA -- PAGENET


     The following table sets forth selected historical consolidated financial and operating data of PageNet as of and for the years ended December 31, 1995, 1996, 1997, 1998, and 1999, for the six months ended June 30, 1999 and 2000, and as of June 30, 2000. The selected financial and operating data as of December 31, 1995, 1996, 1997, 1998, and 1999 and for each of the five years in the period ended December 31, 1999, has been derived from PageNet's audited consolidated financial statements and notes. The selected financial and operating data for the six months ended June 30, 1999 and 2000, and as of June 30, 2000, has been derived from PageNet's unaudited consolidated financial statements and notes. The following consolidated financial information should be read in conjunction with "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and PageNet's consolidated financial statements and notes.



     The provision for asset impairment for the six months ended June 30, 1999 and the year ended December 31, 1999 represents a charge for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. The provision for asset impairment for the year ended December 31, 1996 represents a provision to write off subscriber devices leased by PageNet to customers under an agreement with a national marketing affiliate. The provision for asset impairment for the year ended December 31, 1997 represents a provision to write down certain subscriber devices to their net realizable value. The restructuring charges for the years ended December 31, 1998 and 1999 represent a charge in 1998 and adjustment of such charge in 1999, for the abandonment of facilities and property and related severance costs associated with the reorganization of PageNet's domestic operations. The extraordinary item for the year ended December 31, 1997, represents the loss on the early retirement of all $200 million of PageNet's outstanding 11.75% senior subordinated notes in May 1997. The cumulative effect of a change in accounting principle for the year ended December 31, 1999 represents the write-off of all remaining unamortized start-up costs as of January 1, 1999, upon the adoption of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." Effective April 1, 1999, PageNet changed the depreciable lives for its subscriber devices and a portion of its network equipment. As a result of these changes, depreciation expense increased by approximately $78 million during the year ended December 31, 1999. Further discussion of these items is included in "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and PageNet's consolidated financial statements and notes.


     Earnings before interest, income taxes, depreciation and amortization is commonly used by analysts and investors as a principal measure of financial performance in the wireless messaging industry. Earnings before interest, income taxes, depreciation and amortization is also one of the primary financial measures used to calculate whether PageNet and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of PageNet and its subsidiaries to: incur additional indebtedness, advance funds to some of PageNet's affiliates, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. Earnings before interest, income taxes, depreciation and amortization is also one of the financial measures used by analysts to value PageNet. Therefore, PageNet's management believes that the presentation of earnings before interest, income taxes, depreciation and amortization provides relevant information to investors. Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by PageNet, does not reflect other non-operating (income) expense, provision for asset impairment, restructuring charge, extraordinary items, and cumulative effect of a change in accounting principle; consequently adjusted earnings before interest, income taxes, depreciation and amortization may not necessarily be comparable to similarly titled data of other wireless messaging companies. Earnings before interest, income taxes, depreciation and amortization and adjusted earnings before interest, income taxes, depreciation and amortization should not be construed as alternatives to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles or as a measure of liquidity. Amounts reflected as earnings before interest, income taxes, depreciation and amortization or adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Adjusted earnings before interest, income taxes, depreciation and amortization margin is calculated by dividing PageNet adjusted earnings before interest, income taxes, depreciation and amortization by total revenues less cost of products sold. Earnings before interest, income taxes, depreciation and amortization margin is a measure commonly used in the wireless messaging industry to evaluate a company's earnings before interest, income taxes, depreciation and amortization relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.


                                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                               JUNE 30,
                            --------------------------------------------------------------    ----------------------
                              1995        1996         1997          1998          1999         1999         2000
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Services, rent and
  maintenance
  revenues..............    $532,079    $ 685,960    $ 818,461    $  945,524    $  897,348    $ 473,503    $ 396,157
Product sales...........     113,943      136,527      142,515       100,503        92,375       44,622       42,999
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
Total revenues..........     646,022      822,487      960,976     1,046,027       989,723      518,125      439,156
Cost of products sold...     (93,414)    (116,647)    (121,487)      (77,672)      (57,901)     (26,639)     (26,236)
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
                             552,608      705,840      839,489       968,355       931,822      491,486      412,920
Services, rent and
  maintenance
  expenses..............     109,484      146,896      173,058       210,480       267,043      130,672      125,240
Selling expenses........      67,561       82,790      102,995       104,350        97,413       45,992       35,322
General and
  administrative
  expenses..............     174,432      219,317      253,886       320,586       361,386      176,229      159,934
Depreciation and
  amortization
  expense...............     148,997      213,440      289,442       281,259       327,101      195,548      121,825
Provision for asset
  impairment............          --       22,500       12,600            --        17,798       17,798           --
Restructuring charge....          --           --           --        74,000       (23,531)          --           --
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
Total operating
  expenses..............     500,474      684,943      831,981       990,675     1,047,210      566,239      442,321
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
Operating income
  (loss)................      52,134       20,897        7,508       (22,320)     (115,388)     (74,753)     (29,401)
Interest expense........    (102,846)    (128,014)    (151,380)     (143,762)     (150,921)     (73,801)     (93,123)
Interest income.........       6,511        3,679        3,689         2,070         3,902        1,305          938
Other non-operating
  income (expense)......          --         (882)      (1,220)        2,003           851          180          (49)
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
Loss before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     (44,201)    (104,320)    (141,403)     (162,009)     (261,556)    (147,069)    (121,635)
Extraordinary loss......          --           --      (15,544)           --            --           --           --
Cumulative effect of a
  change in accounting
  principle.............          --           --           --            --       (37,446)     (37,446)          --
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
Net loss................    $(44,201)   $(104,320)   $(156,947)   $ (162,009)   $ (299,002)   $(184,515)   $(121,635)
                            ========    =========    =========    ==========    ==========    =========    =========
Per common share data
  (basic and diluted):
Loss before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............    $  (0.43)   $   (1.02)   $   (1.38)   $    (1.57)   $    (2.52)   $   (1.42)   $   (1.17)
Extraordinary loss......          --           --        (0.15)           --            --           --           --
Cumulative effect of a
  change in accounting
  principle.............          --           --           --            --         (0.36)       (0.36)          --
                            --------    ---------    ---------    ----------    ----------    ---------    ---------
Net loss per share......    $  (0.43)   $   (1.02)   $   (1.53)   $    (1.57)   $    (2.88)   $   (1.78)   $   (1.17)
                            ========    =========    =========    ==========    ==========    =========    =========

                                                                                               SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                               JUNE 30,
                         ----------------------------------------------------------------   -----------------------
                            1995         1996         1997          1998          1999         1999         2000
                         ----------   ----------   -----------   -----------   ----------   ----------   ----------
                                              (DOLLARS IN THOUSANDS)
OTHER OPERATING DATA:
Capital expenditures...  $  312,289   $  437,388   $   328,365   $   268,183   $  234,926   $  134,814   $    6,727
Cash flows provided by
  operating
  activities...........     160,629      110,382       150,503       248,101       77,866      101,516       42,360
Cash flows used in
  investing
  activities...........    (589,387)    (601,122)     (459,929)     (285,586)    (237,319)    (144,109)      (5,976)
Cash flows provided by
  financing
  activities...........     624,489      296,335       308,573        37,638      188,520       50,859        2,583
Earnings before
  interest, income
  taxes, depreciation
  and amortization.....     201,131      233,455       280,186       260,942      175,118       83,529       92,375
Adjusted earnings
  before interest,
  income taxes,
  depreciation and
  amortization.........     201,131      256,837       309,550       332,939      205,980      138,593       92,424
Adjusted earnings
  before interest,
  income taxes,
  depreciation and
  amortization
  margin...............        36.4%        36.4%         36.9%         34.4%        22.1%        28.2%        22.4%
Units in service at end
  of period............   6,738,000    8,588,000    10,344,000    10,110,000    8,991,000    9,766,000    7,858,000


     The following table reconciles PageNet's net loss to earnings before interest, income taxes, depreciation and amortization and adjusted earnings before interest, income taxes, depreciation and amortization:


                                                                                                SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                              JUNE 30,
                             ------------------------------------------------------------    ----------------------
                               1995        1996         1997         1998         1999         1999         2000
                             --------    ---------    ---------    ---------    ---------    ---------    ---------
                                                (DOLLARS IN THOUSANDS)
Net loss.................    $(44,201)   $(104,320)   $(156,947)   $(162,009)   $(299,002)   $(184,515)   $(121,635)
Interest expense.........     102,846      128,014      151,380      143,762      150,921       73,801       93,123
Interest income..........      (6,511)      (3,679)      (3,689)      (2,070)      (3,902)      (1,305)        (938)
Depreciation and
  amortization expense...     148,997      213,440      289,442      281,259      327,101      195,548      121,825
                             --------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings before interest,
  income taxes,
  depreciation and
  amortization...........     201,131      233,455      280,186      260,942      175,118       83,529       92,375
Other non-operating
  (income) expense.......          --          882        1,220       (2,003)        (851)        (180)          49
Provision for asset
  impairment.............          --       22,500       12,600           --       17,798       17,798           --
Restructuring charge.....          --           --           --       74,000      (23,531)          --           --
Extraordinary loss.......          --           --       15,544           --           --           --           --
Cumulative effective of a
  change in accounting
  principle..............          --           --           --           --       37,446       37,446           --
                             --------    ---------    ---------    ---------    ---------    ---------    ---------
Adjusted earnings before
  interest, income taxes,
  depreciation and
  amortization...........    $201,131    $ 256,837    $ 309,550    $ 332,939    $ 205,980    $ 138,593    $  92,424
                             ========    =========    =========    =========    =========    =========    =========

                                                                                                               AS OF
                                                    DECEMBER 31,                                              JUNE 30,
                         ------------------------------------------------------------------                  ----------
                            1995          1996          1997          1998          1999                        2000
                         ----------    ----------    ----------    ----------    ----------                  ----------
                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Current assets.......    $  259,096    $   95,550    $  105,214    $  108,961    $  130,930                  $  176,043
Total assets.........     1,228,338     1,439,613     1,597,233     1,581,244     1,422,560                   1,351,219
Long-term obligations
  in default.........            --            --            --            --     1,945,000                   1,946,450
Long-term
  obligations, less
  current
  maturities.........     1,150,000     1,459,188     1,779,491     1,815,137        58,127                      59,507
Total shareowners'
  deficit............       (80,784)     (182,175)     (337,931)     (490,419)     (789,839)                   (910,022)

           PAGENET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     PageNet is a provider of wireless messaging services throughout the United States and in the U.S. Virgin Islands, Puerto Rico, and Canada. PageNet provides services in all 50 states and the District of Columbia, including the 100 most populated markets in the United States. PageNet also owns a minority interest in a wireless messaging company in Brazil. During 1999 and 2000, several significant events have occurred:

     - On November 8, 1999, PageNet announced a merger with Arch. Under the merger, PageNet will become a wholly owned subsidiary of Arch. Also as part of the merger, 80.5% of PageNet's advanced wireless data and wireless solutions business will be distributed to PageNet's noteholders and stockholders. See "Merger Agreement."

     - PageNet's deteriorating financial results and defaults under its debt agreements have resulted in significant liquidity constraints. The report of PageNet's independent auditors for the year ended December 31, 1999 expresses substantial doubt about its ability to continue as a going concern. See "Liquidity and Capital Resources."

     - In February, April and August 2000, PageNet failed to make the semi-annual interest payments due under its $1.2 billion of senior subordinated notes. PageNet is also not in compliance with several financial covenants of its domestic revolving credit facility. See "Liquidity and Capital Resources."

     - On July 24, 2000, PageNet commenced a bankruptcy proceeding under chapter 11 of the United States Bankruptcy Code. See "Bankruptcy Filing."

     - As a result of billing software and system implementation problems encountered throughout 1999 and the proposed merger with Arch, PageNet initially postponed and subsequently suspended the conversions of certain local offices to its new billing and customer service systems. As a result of these suspensions, in the fourth quarter of 1999 PageNet reversed $24 million of a restructuring charge that it had recorded in 1998. See "Restructuring."


     - Units in service with subscribers decreased from approximately 10.1 million units at December 31, 1998, to approximately 9.0 million units at December 31, 1999. Units in service were approximately 8.4 million units at March 31, 2000 and 7.9 million units at June 30, 2000, reflecting declines of approximately 567,000 units in the first quarter of 2000 and approximately 566,000 units in the second quarter of 2000. Units in service are expected to continue to decline in the second half of 2000.



     - In June 1999, PageNet consolidated its initiative to develop advanced messaging services including wireless data and wireless solutions into its wholly owned subsidiary, Vast. Vast is a development stage company and, since its inception, has been engaged primarily in product research and development and developing markets for its products and services. Vast had total revenues of $1 million and $3 million, respectively, for the year ended December 31, 1999 and six months ended June 30, 2000. Vast incurred operating losses of approximately $36 million and $11 million, respectively, for the year ended December 31, 1999 and six months ended June 30, 2000, as a result of these startup activities.


     - PageNet's Spanish subsidiaries ceased operations during the third quarter of 1999. PageNet had recorded a provision of $18 million during the first quarter of 1999 for the impairment of the assets of the Spanish subsidiaries.

     - PageNet incurred net losses of $299 million for the year ended December 31, 1999 and $122 million for the six months ended June 30, 2000. The net loss for 1999 includes an increase in depreciation expense of $78 million resulting from changes in the depreciable lives of subscriber
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devices and network equipment and a charge of $37 million for the cumulative effect of adopting a new accounting standard. See "Results of Operations."


     - On July 26, 2000, PageNet's common stock was delisted from the Nasdaq Small Cap Market. On July 27, 2000, PageNet's common stock began to be traded in the over-the-counter market.


MERGER AGREEMENT

     On November 7, 1999, PageNet signed a definitive agreement to merge with Arch. The merger agreement was subsequently amended on January 7, 2000, May 10, 2000, and July 24, 2000. Under terms of the merger agreement, as amended, PageNet's senior subordinated notes, along with all accrued interest thereon, will be exchanged for common stock of Arch representing 46.1% of the common stock of the combined company and PageNet's common stock will be converted into common stock representing 5.0% of the common stock of the combined company. The merger agreement also provides for PageNet to distribute 80.5% of its interest in Vast to holders of PageNet's senior subordinated notes and common stock. Holders of the senior subordinated notes will receive common stock of Vast representing 60.5% of the equity of Vast, while holders of PageNet's common stock will receive common stock of Vast representing 20% of the equity of Vast. The remaining interest in Vast will be held by the combined company following the merger.

     As more fully discussed below, PageNet will seek to complete the merger through the reorganization resulting from PageNet's bankruptcy filing in July 2000. Consummation of the merger is subject to customary regulatory review. Arch and PageNet have received approval from the Department of Justice and the Federal Communications Commission to proceed with the merger.


     On July 19, 2000, Metrocall announced that it had offered to acquire PageNet for a combination of cash and stock. On July 24, 2000, PageNet announced that its board of directors had concluded that the proposal received from Metrocall was not a "superior proposal" to the Arch transaction within the meaning of the merger agreement. PageNet also announced that its board would not discuss the proposal further with Metrocall.


BANKRUPTCY FILING


     On July 14, 2000, three senior subordinated noteholders commenced an involuntary proceeding against PageNet under chapter 11 of the United States Bankruptcy Code. The petition related solely to Paging Network, Inc. and not to any of its subsidiaries. On July 24, 2000, Paging Network, Inc. consented to an order for relief which, in effect, converted the involuntary chapter 11 petition into a voluntary proceeding. On the same date, Paging Network, Inc.'s domestic subsidiaries other than Vast filed voluntary chapter 11 petitions in the United States Bankruptcy Court. Subsequent to the petition date, PageNet and its domestic subsidiaries other than Vast are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware. Chapter 11 is the principal business reorganization chapter of the United States Bankruptcy Code. Under chapter 11 of the bankruptcy code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders.


     The bankruptcy court has exercised supervisory powers over the operations of PageNet with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the ordinary course of business or otherwise requiring bankruptcy court approval under the bankruptcy code. PageNet has been paying undisputed obligations that have arisen subsequent to the petition date on a timely basis. Since the petition date, the bankruptcy court has entered orders, among other things, allowing PageNet (1) to pay certain customer refunds and deposits in the ordinary course of business, (2) to pay wages, salaries and benefits owing to employees, and (3) to pay pre-petition obligations owed to continuing vendors as such obligations come due.

     On July 25, 2000, PageNet filed a joint plan of reorganization and disclosure statement which provide for the implementation of the merger as PageNet's plan of reorganization. A hearing with respect to the

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


bankruptcy court's approval of the disclosure statement is scheduled for September 7, 2000, at which time the bankruptcy court will determine if the joint plan of reorganization providing for the implementation of the merger will be submitted to PageNet's creditors and stockholders for approval. PageNet's motion to assume the merger termination fee and certain related provisions of the merger agreement was approved by the bankruptcy court on August 22, 2000. On August 4, 2000, Metrocall filed a motion requesting that the bankruptcy court terminate PageNet's exclusivity period and permit Metrocall to submit a competing plan of reorganization in PageNet's chapter 11 reorganization. A continued hearing on that motion is scheduled for September 7, 2000. On August 22, 2000, the bankruptcy court also granted Metrocall the right to conduct a limited due diligence investigation of PageNet through September 1, 2000.


LIQUIDITY AND CAPITAL RESOURCES

  General

     PageNet's deteriorating financial results and liquidity caused PageNet to be in default of the covenants of all of its domestic debt agreements. On February 2, 2000 and August 1, 2000, PageNet failed to make the semi-annual interest payment on its 8.875% senior subordinated notes due 2006, and its 10.125% senior subordinated notes due 2007. As of March 2, 2000, the non-payment of interest constituted a default under the indentures of these notes. As of April 17, 2000, PageNet failed to make the semi-annual interest payment on its 10% senior subordinated notes due 2008, and does not expect to make additional cash interest payments on any of its senior subordinated notes. PageNet also defaulted on several of the financial and other covenants of its credit agreement. As a result of these defaults, PageNet's bondholders and the lenders under its credit agreement had the right to demand at any time that PageNet immediately pay its outstanding indebtedness in full. On July 14, 2000, three senior subordinated noteholders commenced the involuntary bankruptcy proceeding against PageNet discussed above.


     PageNet is prohibited from additional borrowings under its credit agreement and has classified all of its outstanding indebtedness under its credit agreement and the senior subordinated notes as a current liability as of December 31, 1999 and June 30, 2000. On July 24, 2000, PageNet entered into a debtor-in-possession loan facility with the lenders under its credit agreement. The debtor-in-possession loan facility provides for additional secured borrowings by both PageNet and Vast not to exceed $50 million in the aggregate, subject to certain limitations as set forth in the loan agreement. Borrowings under the debtor-in-possession loan facility bear interest at prime plus 2.5% for outstanding borrowings up to $15 million, and at prime plus 3.0% for outstanding borrowings in excess of $15 million, due monthly. All amounts outstanding under the debtor-in-possession loan facility are due the earlier of
(1) the confirmation of PageNet's plan of reorganization, or (2) November 30, 2000. As of July 31, 2000, PageNet had approximately $66 million in cash. PageNet believes that its existing cash, the cash expected to be generated from operations, and the cash available under the debtor-in-possession loan facility is sufficient to meet its obligations, except for the cash interest payments due under the senior subordinated notes, through the completion of the merger. However, if PageNet's financial results continue to deteriorate, the merger is delayed, or other unforeseen events occur, PageNet may not be able to complete the merger. If the merger is not completed, PageNet would likely be required to consider a stand-alone restructuring, asset sales, transactions with other potential merger parties or acquirers, or liquidation.


  Effects of the Merger


     PageNet believes that the combined company should not experience the liquidity problems currently faced by PageNet. As part of the merger, all of the PageNet senior subordinated notes will be converted into Arch common stock, eliminating the accrued or future interest payments associated with this indebtedness. The combined company will have access to Arch's amended credit facility as a source of additional liquidity. PageNet also anticipates that the integration of management and information functions will result in lower operating expenses, although such reductions will require 12 to 18 months to achieve.


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

     PageNet also anticipates that the combined company will have access to sufficient funding to more broadly introduce advanced messaging services that it expects to be in greater demand and that it expects to be more competitive with alternative wireless messaging services.

  Vast Solutions

     Since the inception of Vast, PageNet has funded substantially all of its operations, which are in the development stage. However, as a result of the above described defaults, PageNet was prohibited from providing any additional funding to Vast. Under the debtor-in-possession financing discussed above, however, Vast will have access to additional borrowings during PageNet's bankruptcy proceedings. Furthermore, Arch has also committed to provide, following the close of the PageNet bankruptcy proceeding, a loan of $7.5 million to Vast. Of PageNet's cash on hand at July 31, 2000, approximately $4 million was held by Vast. Vast believes cash on hand, together with the amount of cash available under the debtor-in-possession financing, is sufficient to meet its obligations through the date at which PageNet expects to complete the merger or otherwise restructure its obligations. However, there can be no assurance that these efforts will provide Vast with adequate liquidity to meet its obligations through the completion of the merger. As a result, Vast may be required to reduce or cease its current level of development stage operations. Such events would have a material impact on PageNet's ability to consummate the merger.

  Cash Provided by Operating Activities


     Net cash provided by operating activities was $151 million, $248 million, and $78 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $42 million for the six months ended June 30, 2000, compared to $102 for the six months ended June 30, 1999. The decrease in cash provided by operating activities of $60 million for the six months ended June 30, 2000 as compared to the same period in 1999 resulted primarily from the continuing decline in revenues associated with the decline in units in service, a decrease in accounts payable, and an increase in accounts receivable. The decrease in accounts payable during the first six months of 2000 was primarily due to lower levels of capital expenditures and reduced purchases of paging devices. The increase in accounts receivable during the first six months of 2000 was the result of reduced cash collections during this period caused by issues associated with PageNet's new billing and customer service systems, employee turnover, and PageNet's proposed merger with Arch, all of which have required a significant portion of PageNet's resources. PageNet increased its collections efforts during the latter part of the first quarter of 2000 and expects to realize the benefits of these efforts in future quarters. The decrease in cash provided from operating activities of $170 million from 1998 to 1999 was primarily attributable to a continuing decline in revenues associated with the decline of units in service and duplicative costs which were incurred as centralized service centers were operating in advance of field offices being closed. In addition, PageNet expanded its use of temporary personnel due to turnover in employees and used outside consultants to a greater extent than in the previous years. Furthermore, accounts receivable increased over 1998 as a result of a reduced level of collection efforts, and accounts payable decreased due to lower levels of capital expenditures and reduced purchases of paging devices. The increase of $97 million from 1997 to 1998 resulted primarily from a decrease in net loss before non-cash charges, an increase in accounts payable, and a decrease in inventories. The increase in accounts payable in 1998 was due to the high level of accounts payable at December 31, 1998, resulting from additional expenses incurred late in the fourth quarter of 1998 related to the restructuring of PageNet's operations. The decrease in inventories during 1998 was the result of programs PageNet began instituting in 1997 to utilize subscriber devices more effectively and to more closely control subscriber device purchases.


  Cash Provided by Financing Activities

     Net cash provided by financing activities was $309 million, $38 million, and $189 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $51 million and $3 million, respectively, for the six months ended June 30, 1999 and 2000. The primary source of financing for each period except for

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the first six months of 2000 was net borrowings under PageNet's domestic revolving credit agreement, which increased by $519 million, $30 million, and $187 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $52 million for the three months ended March 31, 1999. As discussed below, PageNet does not anticipate being able to make additional borrowings under the credit agreement in the future. As of June 30, 2000, PageNet had approximately $747 million of borrowings under its credit agreement. As of April 11, 2000, PageNet agreed to reduce its maximum borrowings under the credit agreement to approximately $747 million. During the year ended December 31, 1997, PageNet redeemed all its outstanding 11.75% senior subordinated notes utilizing funds borrowed under the credit agreement. As a result, PageNet recorded an extraordinary loss on the early retirement of debt of approximately $16 million during the year ended December 31, 1997. Net cash provided by financing activities has been used for capital expenditures, working capital, and other general corporate purposes, which included expansion of its existing business and acquisition of new paging frequencies.


  Cash Used in Investing Activities


     PageNet's operations and expansion into new markets and product lines have required substantial capital investment. Furthermore, PageNet has been building an advanced messaging network, which will enable it to offer new advanced messaging services, and has converted certain back office functions from decentralized field offices into centralized processing facilities. PageNet substantially completed building its advanced messaging network in early 2000. PageNet continued to convert certain back office functions from its decentralized field offices into the centralized processing facilities through January 2000, at which time PageNet suspended further conversions. Cash used in investing activities was $460 million, $286 million, and $237 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $144 million and $6 million, respectively, for the six months ended June 30, 1999 and 2000. Capital expenditures, excluding payments for spectrum licenses, were $328 million, $268 million, and $235 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $135 million and $7 million, respectively, for the six months ended June 30, 1999 and 2000, and consisted primarily of expenditures for PageNet's traditional paging operations, PageNet's advanced messaging operations, and its restructuring. Payments for spectrum licenses were $93 million, $13 million, and $4 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $3 million for the six months ended June 30, 1999, and consisted primarily of expenditures for the acquisition of exclusive rights to certain specialized mobile radio frequency licenses from incumbent operators.


     Capital expenditures related to PageNet's traditional paging operations, excluding capital expenditures related to the restructuring, were $224 million, $136 million, and $84 million, respectively, for the years ended December 31, 1997, 1998, and 1999, $55 million for the six months ended June 30, 1999 and were minimal for the six months ended June 30, 2000. The decreases in traditional paging capital expenditures have been primarily due to a reduction in PageNet's network-related expenditures pertaining to geographic coverage and capacity expansion. Also, during 1997 PageNet began instituting programs to utilize subscriber devices more effectively and to more closely control subscriber device capital expenditures. In addition to the programs to utilize subscriber devices more effectively, the decrease in traditional paging capital expenditures in 1997 was also due to increased efficiencies in infrastructure deployment.

     Capital expenditures related to advanced messaging operations were $104 million, $75 million, and $113 million, respectively, for the years ended December 31, 1997, 1998, and 1999, and $63 million and $4 million, respectively, for the six months ended June 30, 1999 and 2000. PageNet launched its send-and-receive messaging services on its advanced messaging network on February 1, 2000. PageNet expects to spend an additional $15 million in capital expenditures to complete the buildout of sites started in the fourth quarter of 1999 and expand capacity in certain cities throughout the nation during 2000. This will substantially complete PageNet's investment in its advanced messaging network.

     Capital expenditures related to establishing PageNet's centralized processing facilities, including new system implementations, were $57 million and $38 million, respectively, for the years ended December 31, 1998 and 1999, and $17 million and $3 million, respectively, for the six months ended June 30, 1999 and 2000. In January 2000, PageNet suspended further capital expenditures for its centralized processing
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facilities, pending the decision as to which operating platforms will be used by the combined company. During May 2000, a decision was made to use Arch's existing billing and customer service systems upon completion of the merger. PageNet believes that Arch's billing and customer service systems have the capacity to handle all of the customers of the combined company. Arch has significant experience consolidating multiple billing and customer service systems as a result of prior acquisitions, including its recent acquisition of MobileMedia. The decisions regarding other systems to be utilized by the combined company are still pending.

     The amount of capital expenditures may fluctuate from quarter to quarter and on an annual basis due to several factors, including the variability of units in service with subscribers. With the substantial completion of the buildout of its advanced messaging network and the suspension of the restructuring initiatives beyond January 2000, PageNet expects its capital expenditures in 2000 to decrease to between $50 million and $65 million. PageNet expects to fund these capital expenditures through cash on hand, additional cash generated from operations prior to its contemplated merger with Arch, and the debtor-in-possession financing described above.

     In 1994, PageNet acquired three nationwide narrowband PCS frequencies in a Federal Communications Commission auction for $197 million. During April 1996, PageNet concluded its participation in a Federal Communications Commission auction of specialized mobile radio frequency licenses, and ultimately acquired rights to two to four blocks of two-way spectrum in markets across the United States. During the remainder of 1996 and through 1999, PageNet purchased the exclusive rights to certain of these specialized mobile radio frequencies from incumbent operators. The total cost of PageNet's investment in its nationwide specialized mobile radio frequencies was $221 million. PageNet has employed the nationwide PCS and specialized mobile radio frequencies for its advanced messaging network.

Credit Agreement


     PageNet's ability to borrow under its domestic credit agreement effectively terminated when the chapter 11 case was filed. As of the commencement of the chapter 11 case, there were approximately $747 million of outstanding borrowings under the credit agreement. Under the credit agreement, PageNet was permitted to designate all or a portion of outstanding borrowings to be either a base rate loan or a loan based on the London interbank offered rate. As of June 30, 2000, PageNet had designated $745 million of borrowings as London interbank offered rate loans, which bear interest at a rate equal to London interbank offered rate plus a spread of 2.00% and $1 million of borrowings as a base rate loan. The interest rates for the $745 million of London interbank offered rate loans as of June 30, 2000 ranged from 8.43% to 8.67%. As a result of the defaults described in Note 2 to the consolidated financial statements, PageNet's lenders have the right to collect default interest up to 12.00% for PageNet's outstanding balances under its credit agreement. PageNet has negotiated certain relief from this default interest rate as part of its efforts associated with the merger which relief is reflected in the lenders' treatment under the bankruptcy plan. Amounts owing under the credit agreement are secured by a security interest in substantially all of PageNet's assets, the assets of PageNet's subsidiaries, and the capital stock of the subsidiaries of PageNet, other than the international subsidiaries and Vast.


     The two credit agreements of PageNet's Canadian subsidiaries provide for total borrowings of approximately $75 million. Because the Canadian subsidiaries are not debtors in the chapter 11 case, their credit facility is not impacted by the chapter 11 case. The lenders are Toronto Dominion Bank, Canadian Imperial Bank of Commerce and National Bank of Canada. Amounts available under the two credit agreements begin reducing in the first quarter of 2002 and reduce to zero on December 31, 2004. Borrowings of up to approximately $40 million require security in the form of cash or government securities. Borrowings of up to approximately $35 million require a first security in the assets of the Canadian subsidiaries. Furthermore, PageNet is required to provide an additional $2 million of cash collateral by December 31, 2000. However, as a result of the commencement of the chapter 11 case and the above described defaults, PageNet is precluded from providing any additional funding on behalf of its Canadian subsidiaries without approval from U.S. lenders and the bankruptcy court. The ability of PageNet's Canadian subsidiaries to continue as a going concern is dependent on meeting the terms of their
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credit agreements, either by providing the additional cash collateral or by establishing alternative arrangements satisfactory to the lenders. PageNet and its Canadian subsidiaries have taken and plan to take actions that management believes will mitigate any adverse conditions and events resulting from the possible failure of PageNet to provide the required cash collateral on December 31, 2000. However, there is no certainty that these actions or other strategies will be sufficient to allow PageNet's Canadian subsidiaries to meet the terms of their credit agreements.

     As of June 30, 2000, approximately $59 million of borrowings were outstanding under the Canadian credit facilities. Additional borrowings are available to PageNet's Canadian subsidiaries under these facilities, so long as the borrowings are either collateralized or the financial covenants in the credit agreements are met. The interest rate for borrowings secured by cash or government securities is the bankers' acceptance rate for bankers' acceptances reported by Toronto Dominion Bank plus 0.5%. The interest rate for borrowings secured by the assets of the Canadian subsidiaries is the bankers' acceptance rate for bankers' acceptances reported by Toronto Dominion Bank plus 1%, 2%, 3%, or 4%, depending on the current debt ratio of the Canadian subsidiaries. The current bankers' acceptance rate for bankers' acceptances reported by Toronto Dominion Bank is 5.2% and the current spread required for borrowings secured by the assets of the Canadian subsidiaries is 4.0%.

RESTRUCTURING


     In February 1998, PageNet's board of directors approved PageNet's restructuring. PageNet's restructuring plan called for the elimination of redundant administrative operations by consolidating key support functions located in offices throughout the country into centralized processing facilities. In addition, the restructuring plan called for the conversion to new billing and customer service software platforms. The restructuring plan specified local and regional office closures, the disposition of certain furniture, fixtures, and equipment and the termination of approximately 1,950 employees by job function and location. Having adopted a formal plan of restructuring, PageNet recorded a restructuring charge of $74 million during the quarter ended March 31, 1998. While progress in establishing the centralized processing facilities was made, PageNet's efforts to convert its offices to its new billing and customer service software platforms fell behind the original schedule of being completed during the second quarter of 1999. Billing software and system implementation problems surfaced during the first office conversions, and as a result, PageNet had to postpone the conversion of many of its other offices. These postponements resulted in delays in office closures which deferred the payments of amounts accrued for lease obligations and terminations and severance and related benefits. Additional implementation problems surfaced during 1999 and caused further delays. In November 1999, and in conjunction with the announcement of PageNet's planned merger with Arch, PageNet decided to suspend further conversions after January 2000 pending the decisions as to which operating platforms will be used by the combined company. During May 2000, a decision was made to use Arch's existing billing and customer service systems upon completion of the merger. The decisions regarding other systems to be utilized by the combined company are still pending. As a result of the decision to suspend the restructuring indefinitely, PageNet recorded a reversal of the unused portion of the original restructuring charge of $24 million during the quarter ended December 31, 1999.


     PageNet has converted to its new billing and customer service software platforms all of its customer units placed in service by its resellers and approximately 50% of its direct customer units. As a result, PageNet will realize a portion of the anticipated cost savings resulting from its restructuring initiative and will eliminate some of the duplicative costs that have adversely affected its results of operations. However, due to the suspension of future conversions, combined with the impact of the contemplated merger on its operations, PageNet is unable to determine the amount of future cost savings resulting from the centralized processing facilities initiative.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with PageNet's consolidated financial statements and notes. Earnings before interest, income taxes, depreciation and amortization is a
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commonly used measure of financial performance in the wireless messaging industry and is one of the financial measures used to calculate whether PageNet is in compliance with the financial covenants under its debt agreements. Adjusted earnings before interest, income taxes, depreciation and amortization is defined as earnings before interest, income taxes, depreciation, amortization, other non-operating income (expense), provision for asset impairment, restructuring charge, extraordinary items, and cumulative effect of a change in accounting principle. Adjusted earnings before interest, income taxes, depreciation and amortization should not be considered an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles. One of PageNet's financial objectives is to increase its adjusted earnings before interest, income taxes, depreciation and amortization, since adjusted earnings before interest, income taxes, depreciation and amortization is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of paging units and paging system equipment and the construction and expansion of paging systems. Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by PageNet, may not be comparable to similarly titled data of other wireless messaging companies. Amounts described as adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by law upon the payment of dividends or distributions or capital expenditure requirements.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1999

  Services, Rent and Maintenance Revenues


     Revenues from services, rent and maintenance, which PageNet considers its primary business, decreased 16.3% to $396 million for the six months ended June 30, 2000, compared to $474 million for the six months ended June 30, 1999. The average revenue per unit for PageNet's traditional paging domestic operations decreased to $7.70 for the six months ended June 30, 2000, compared to $7.94 for the corresponding period of 1999. The decrease in revenues from services, rent and maintenance was primarily due to the 19.5% reduction in number of units in service from June 30, 1999 to June 30, 2000.



     The number of units in service with subscribers at June 30, 2000 was 7,858,000, compared to 8,991,000 and 9,766,000 units in service with subscribers at December 31, 1999 and June 30, 1999, respectively. This reduction was mainly due to customer cancellations as a result of certain price increases, intensifying price competition in the market for wireless messaging services, disruptions in customer service caused by conversions to new centralized processing facilities systems and infrastructure, and the degree to which cellular, personal communications services, and other mobile telephone services are being subscribed to instead of traditional messaging services such as those offered by PageNet. Many of the factors that reduced PageNet's units in service in the first six months of 2000 have continued to exist in the third quarter of 2000. As a result, PageNet expects units in service to continue to decline throughout 2000.


  Product Sales


     Product sales decreased 3.6% to $43 million for the six months ended June 30, 2000, compared to $45 million for the same period in 1999.


  Services, Rent and Maintenance Expenses

     Services, rent and maintenance expenses decreased 4.2% to $125 million for the six months ended June 30, 2000, compared to $131 million for the six months ended June 30, 1999. The decrease in services, rent and maintenance expenses was primarily attributable to a decrease in pager parts, repairs and scrap expense of approximately $6 million for the six months ended June 30, 2000, mainly due to increased use of in-house repair facilities, a more selective approach in the decision to repair units, and increased sales of "as is" units.

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  Selling Expenses


     Selling expenses decreased 23.2% to $35 million for the six months ended June 30, 2000 compared to $46 million for the same period in 1999. The decrease in selling expenses for the first half of 2000 was primarily due to:


     - decreased marketing research, development costs, and advertising expenses of approximately $7 million for the six months ended June 30, 2000, associated with PageNet's traditional paging and advanced messaging operations. Marketing research, development costs and advertising expenses associated with PageNet's traditional paging and advanced messaging operations are expected to continue to be scaled back in future periods.

     - decreased salaries and payroll costs of approximately $5 million for the six months ended June 30, 2000, mainly due to lower amount of sales commissions incurred in conjunction with decreased revenue levels.

  General and Administrative Expenses

     General and administrative expenses decreased 9.2% to $160 million for the six months ended June 30, 2000, compared to $176 million for the six months ended June 30, 1999. The decrease in general and administrative expenses was primarily due to:

     - decreased contract labor and outside consulting expense of approximately $15 million for the six months ended June 30, 2000, primarily related to decreased levels of contract labor and outside consulting incurred during the first six months of 2000 as PageNet suspended its restructuring in January 2000. During the six months ended June 30, 1999, PageNet incurred higher contract labor and outside consulting expense primarily related to the transition to the centralized processing facilities and costs for temporary workforce personnel associated with PageNet's higher than normal employee turnover during the first six months of 1999.

     - decreased shipping and postage expense, office supplies expense, and employee recruiting and relocation costs of approximately $6 million for the six months ended June 30, 2000, mainly due to PageNet's implementation of tighter cost controls and its decreased employee headcount related to higher than normal employee turnover associated with PageNet's restructuring and the merger.

  Depreciation and Amortization Expense


     Depreciation and amortization expense decreased 37.7% to $122 million for the six months ended June 30, 2000, compared to $196 million for the six months ended June 30, 1999. Effective April 1, 1999, PageNet changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of some of its network equipment from seven years to ten years. The changes resulted from PageNet's review of the historical usage periods of its subscriber devices and its network equipment and PageNet's expectation regarding future usage periods for subscriber devices considering current and projected technological advances. PageNet determined that the appropriate useful life of subscriber devices is two years as a result of technological advances, customer desire for new pager technology, and PageNet's decreasing ability to redeploy older pager models. PageNet determined that the appropriate useful life of network equipment is ten years since this equipment is operational for a longer time period given current technology. As a result of these changes, depreciation expense decreased by approximately $8 million during the six months ended June 30, 2000. PageNet commenced depreciation and amortization on the assets related to its centralized processing facilities during the third quarter of 1999. This increased depreciation and amortization expense during the six months ended June 30, 2000 by approximately $3 million. PageNet commenced depreciation and amortization of the assets related to its advanced messaging operations during the first quarter of 2000, which increased depreciation and amortization expense by approximately $11 million during the six months ended June 30, 2000, and is expected to increase depreciation and amortization expense by approximately $24 million for the year ending December 31, 2000.

  Provision for Asset Impairment

     PageNet recorded a provision of $18 million during the quarter ended March 31, 1999 for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. See Note 5 to PageNet's consolidated financial statements.

  Interest Expense

     Interest expense, net of amounts capitalized, was $93 million for the six months ended June 30, 2000, compared to $74 million for the six months ended June 30, 1999. The increase in interest expense was primarily due to a decrease in capitalized interest resulting from the completion of the buildout of PageNet's advanced wireless network during the first quarter of 2000, and a higher level of indebtedness outstanding. The amount of interest capitalized decreased by $10 million for the six months ended June 30, 2000 compared to the same period of 1999. The average level of indebtedness outstanding during the six months ended June 30, 2000 was $2.0 billion, compared to $1.9 billion outstanding during the corresponding period of 1999.

  Change in Accounting Principle

     PageNet adopted the provisions of SOP 98-5 effective January 1, 1999 and recorded a charge of $37 million as a cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999. See Note 4 to PageNet's consolidated financial statements.

  Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization


     As a result of the factors outlined above, adjusted earnings before interest, income taxes, depreciation and amortization decreased 33.3% to $92 million for the first six months of 2000, compared to $139 million for the corresponding period of 1999. Adjusted earnings before interest, income taxes, depreciation and amortization and adjusted earnings before interest, income taxes, depreciation and amortization as a percentage of total revenues less costs of products sold for the six months ended June 30, 2000 were negatively impacted by PageNet's declining revenues (negative $79 million and negative 19.1%, respectively) and its advanced messaging operations (negative $22 million and negative 5.4%, respectively). Adjusted earnings before interest, income taxes, depreciation and amortization and adjusted earnings before interest, income taxes, depreciation and amortization as a percentage of total revenues less costs of products sold for the six months ended June 30, 1999 were negatively impacted by PageNet's advanced messaging operations (negative $19 million and negative 3.9%, respectively).


YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

  Services, Rent and Maintenance Revenues

     Revenues from services, rent and maintenance, which PageNet considers its primary business, decreased 5.1% to $897 million for the year ended December 31, 1999, compared to $946 million for the year ended December 31, 1998. The average revenue per unit for PageNet's traditional domestic paging operations increased to $7.80 for the year ended December 31, 1999, compared to $7.71 for the year ended December 31, 1998. However, the increases in average revenue per unit, which resulted from the shift of PageNet's subscriber base toward higher revenue products and services during early 1999, were offset by an 11.1% reduction in the number of units in service during the year ended December 31, 1999.

     The number of units in service with subscribers at December 31, 1999 was approximately 8,991,000, compared to 10,110,000 and 10,344,000 units in service with subscribers at December 31, 1998 and December 31, 1997. This reduction was mainly due to the impact of price increases to some of its customers, intensifying price competition in the market for wireless messaging services, disruptions in customer service caused by conversions to new centralized processing facilities systems and infrastructure, and the degree to which cellular, PCS, and other mobile telephone services, are being subscribed to instead of traditional paging services such as those offered by PageNet. Approximately two-thirds of the loss in units in service was a result of continued weakness in PageNet's reseller channel. Many of the factors that reduced PageNet's units in service in the fourth quarter of 1999 have continued to exist in 2000. As a result, PageNet estimates it has lost approximately 570,000 net subscribers in the first quarter of 2000.

  Product Sales

     Product sales decreased 8.1% to $92 million for the year ended December 31, 1999, compared to $101 million for the year ended December 31, 1998. The decreases in product sales and cost of products sold from 1998 to 1999 resulted primarily from increased price competition and competition from cellular, PCS, and other mobile telephone services, both of which resulted in a substantial decrease in sales through PageNet's reseller channel. In addition, the decrease in cost of products sold from 1998 to 1999 also resulted from the decrease in the depreciable lives of PageNet's subscriber devices from three years to two years, effective April 1, 1999. This change had the effect of increasing depreciation expense and thereby reducing the net book values of sold subscriber devices.

  Services, Rent and Maintenance Expenses

     Services, rent and maintenance expenses increased 26.9% to $267 million for year ended December 31, 1999, compared to $210 million for the year ended December 31, 1998. The increase in services, rent and maintenance expenses for the year ended December 31, 1999 was primarily due to:

     - increased contracted dispatch costs of approximately $17 million, primarily related to advanced messaging units placed in service during 1998 and 1999;

     - increased transmitter site rent expense of approximately $17 million, mainly related to the adoption of the provisions of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-up Activities" (SOP 98-5), effective January 1, 1999, which required start-up costs to be expensed as incurred, and an increase in transmitter sites in connection with the buildout of PageNet's advanced messaging network;

     - increased telephone expenses of approximately $8 million, primarily associated with the operation of the advanced messaging network;

     - increased salaries and payroll costs of technical personnel of approximately $7 million, primarily related to the buildout of the advanced messaging network; and

     - increased pager parts, repairs and scrap expense of approximately $4 million.

  Selling Expenses

     Selling expenses decreased 6.6% to $97 million for the year ended December 31, 1999, compared to $104 million for the year ended December 31, 1998. The decrease in selling expenses for the year ended December 31, 1999 was primarily due to a decrease in salaries and payroll costs of sales personnel of approximately $7 million, mainly due to reduced costs incurred associated with PageNet's telemarketing and reseller sales program. Marketing research, development costs, and advertising expenses associated with PageNet's traditional paging and advanced messaging operations are expected to be scaled back in future periods.

  General and Administrative Expenses

     General and administrative expenses increased 12.7% to $361 million for the year ended December 31, 1999, compared to $321 million for the year ended December 31, 1998. The increase in general and administrative expenses was primarily due to:

     - increased contract labor and outside consulting expense of approximately $39 million, primarily related to the transition to the centralized processing facilities in 1999 and costs for temporary workforce personnel associated with PageNet's higher than normal employee turnover during 1999;
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

     - increased provision of bad debt expense of approximately $8 million, related to an increased amount of uncollectible receivables written-off from customer accounts during 1999 due to a deterioration of the aging of the accounts receivable customer base.

  Depreciation and Amortization Expense

     Depreciation and amortization expense increased 16.3% to $327 million for the year ended December 31, 1999, compared to $281 million for the year ended December 31, 1998. The increase in depreciation and amortization expense resulted primarily from PageNet's change in the depreciable lives of its subscriber devices and some of its network equipment, effective April 1, 1999. PageNet changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of some of its network equipment from seven years to ten years. The changes resulted from PageNet's review of the historical usage periods of its subscriber devices and its network equipment and PageNet's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. PageNet determined that the appropriate useful life of its subscriber devices is two years as a result of technological advances, customer desire for new pager technology, and the company's decreasing ability to redeploy older pager models. PageNet determined that the appropriate useful life of its network equipment is ten years since this equipment is operational for a longer time period given current technology. As a result of these changes, depreciation expense increased by approximately $78 million during the year ended December 31, 1999. PageNet also commenced depreciation and amortization on the assets related to its centralized processing facilities during the third quarter of 1999. This increased depreciation and amortization expense during 1999 by approximately $4 million. PageNet has commenced depreciation and amortization on the assets related to its advanced messaging operations during the first quarter of 2000, which is expected to increase depreciation and amortization expense during 2000 by approximately $24 million.

  Provision for Asset Impairment

     PageNet recorded a provision of $18 million during the year ended December 31, 1999, for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. See Note 5 to PageNet's consolidated financial statements for the year ended December 31, 1999.

  Restructuring Charge

     PageNet recorded a partial reversal of its restructuring charge in the amount of $24 million during the year ended December 31, 1999. See Note 4 to PageNet's consolidated financial statements for the year ended December 31, 1999.

  Interest Expense

     Interest expense, net of amounts capitalized, was $151 million for the year ended December 31, 1999, compared to $144 million for the year ended December 31, 1998. The increase in interest expense from 1998 to 1999 was primarily due to the higher average level of indebtedness outstanding during 1999. The average level of indebtedness outstanding during 1999 was $1.9 billion, compared to $1.8 billion outstanding during 1998.

  Change in Accounting Principle

     PageNet adopted the provisions of SOP 98-5 effective January 1, 1999 and recorded a charge of $37 million as the cumulative effect of a change in accounting principle to write-off all remaining unamortized start-up costs as of January 1, 1999. See Note 6 to PageNet's consolidated financial statements for the year ended December 31, 1999.

  Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

     As a result of the factors outlined above, adjusted earnings before interest, income taxes, depreciation and amortization decreased 38.1% to $206 million for the year ended December 31, 1999, compared to $333 million for the same period in 1998. Adjusted earnings before interest, income taxes, depreciation and amortization and adjusted earnings before interest, income taxes, depreciation and amortization as a percentage of total revenues less cost of products sold for 1999 were negatively impacted by declines in PageNet's revenues (of $56 million and 6.0%, respectively), the costs associated with its advanced messaging operations ($57 million and 6.2%, respectively), the costs of development and implementation of its centralized processing facilities ($16 million and 1.7%, respectively), and the costs of adoption of SOP 98-5 ($21 million and 2.3%, respectively).

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

  Services, Rent and Maintenance Revenues

     Revenues from services, rent and maintenance increased 15.5% to $946 million for the year ended December 31, 1998, compared to $818 million for the year ended December 31, 1997. The increase in revenues from services, rent and maintenance was primarily due to an increase in average revenue per unit resulting from the shift of PageNet's subscriber base toward higher revenue products and services.

     The average revenue per unit for PageNet's traditional paging domestic operations increased to $7.71 for the year ended December 31, 1998, compared to $7.20 for the corresponding period of 1997. The number of units in service with subscribers at December 31, 1998, was 10,110,000, a decrease of approximately 234,000 units in service compared to 10,344,000 units in service with subscribers at December 31, 1997.

  Product Sales

     Product sales decreased 29.5% to $101 million for the year ended December 31, 1998 compared to $143 million for the year ended December 31, 1997. The decrease in product sales and corresponding decrease in cost of products sold from 1997 to 1998 resulted primarily from PageNet's price increases and other factors, including increased competition from cellular, PCS, and other mobile phones, which resulted in a substantial decrease in sales through the reseller channel.

  Services, Rent and Maintenance Expenses

     Services, rent and maintenance expenses increased 21.6% to $210 million for the year ended December 31, 1998, compared to $173 million for the year ended December 31, 1997. The increase in services, rent, and maintenance expenses was partially a result of:

     - increased telephone expenses of approximately $6 million, mainly associated with the enactment of regulations requiring that the providers of pay phones be compensated for all calls placed from pay phones to toll-free numbers. This requirement increased PageNet's cost of providing toll-free number service commencing in the fourth quarter of 1997;

     - increased contracted dispatch costs of approximately $8 million, mainly related to advanced messaging units placed in service during 1998;

     - increased transmitter site rent expense of approximately $5 million associated with an increase in the number of transmitter sites;

     - increased pager parts and repairs expense of approximately $12 million, primarily the result of management's decision to increase its pager redeployment efforts.

  Selling Expenses

     Selling expenses were $104 million for the year ended December 31, 1998, compared to $103 million for the year ended December 31, 1997. The decrease in selling expenses as a percentage of total revenues from 1997 to 1998 resulted primarily from a decrease in advertising expenses of approximately $3 million, mainly related to a decline in marketing research, development costs, and advertising expenses associated with the suspension of the promotion of PageNet's VoiceNow service.

  General and Administrative Expenses

     General and administrative expenses increased 26.3% to $321 million for the year ended December 31, 1998, compared to $254 million for the year ended December 31, 1997. The increase in general and administrative expenses from 1997 to 1998 was primarily related to:

     - increased contract labor expense of approximately $43 million, mainly associated with increased levels of contract labor utilized during the transition to the centralized processing facilities;

     - approximately $6 million attributable to expenses associated with establishing PageNet's centralized processing facilities and redundant operating costs associated with operating both the new centralized processing facilities infrastructure and the traditional decentralized infrastructure.

  Depreciation and Amortization Expense

     Depreciation and amortization expense decreased 2.8% to $281 million for the year ended December 31, 1998, compared to $289 million for the year ended December 31, 1997. The decrease in depreciation and amortization expense from 1997 to 1998 resulted primarily from certain property and equipment becoming fully depreciated, certain non-current assets becoming fully amortized, and the decline in capital expenditures of approximately $60 million.

  Restructuring Charge

     PageNet recorded a restructuring charge of $74 million during the year ended December 31, 1998, as a result of a restructuring approved by PageNet's board of directors in February 1998. See Note 4 of PageNet's consolidated financial statements.

  Interest Expense

     Interest expense, net of amounts capitalized, was $144 million for the year ended December 31, 1998, compared to $151 million for the year ended December 31, 1997. The decrease in interest expense from 1997 to 1998 was primarily attributable to an increase in interest capitalized of approximately $6 million, a decrease in interest rates on outstanding borrowings under PageNet's credit agreement, and the redemption of PageNet's 11.75% subordinated notes on May 14, 1997 with lower interest rate funds borrowed under the credit agreement.

  Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

     Adjusted earnings before interest, income taxes, depreciation and amortization increased 7.6% to $333 million for the year ended December 31, 1998, compared to $310 million for the year ended December 31, 1997. Adjusted earnings before interest, income taxes, depreciation and amortization and adjusted earnings before interest, income taxes, depreciation and amortization as a percentage of total revenues less cost of products sold for 1998 were negatively impacted by the costs associated with PageNet's advanced messaging operations ($25 million and 2.6%, respectively), the costs of forming of its centralized processing facilities ($13 million and 1.3%, respectively), and its international operations ($6 million and 0.6%, respectively).

  INFLATION

     Inflation has not had a material effect on PageNet's operations to date. Paging systems equipment and operating costs have generally not increased in price and PageNet's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. PageNet's general and administrative operating expenses, such as salaries, employee benefits and occupancy costs are subject to normal inflationary pressures.

  YEAR 2000 COMPLIANCE

     PageNet implemented a task force, and developed a comprehensive plan to address Year 2000 issues. PageNet completed all of the phases for its critical business processes and, to date, has not experienced any material Year 2000-related errors. PageNet believes that all mission critical vendors have successfully readied their systems for the Year 2000 and, to date, has not experienced any Year 2000-related errors in its systems.

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

COMPARATIVE PRICE INFORMATION


     Arch common stock is traded on the Nasdaq National Market System under the symbol "APGR." PageNet common stock was traded on the Nasdaq SmallCap Market under the symbol "PAGE" until July 14, 2000, when trading was suspended due to PageNet's chapter 11 proceeding. Trading of PageNet common stock commenced in the over-the-counter market under the same "PAGE" symbol on July 27, 2000. The following table sets forth the high and low trading prices per share of Arch common stock and PageNet common stock on the Nasdaq, and the high and low trading prices of PageNet common stock in the over-the-counter market, for the quarterly periods indicated, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.



                                                         ARCH                   PAGENET
                                                     COMMON STOCK             COMMON STOCK
                                                ----------------------   ----------------------
                                                  HIGH          LOW        HIGH          LOW
                                                ---------    ---------   ---------    ---------
Fiscal Year Ended December 31, 1998:
  First Quarter.............................    $18.37500    $ 9.00000   $16.37500    $ 9.50000
  Second Quarter............................    $20.81250    $10.50000   $16.62500    $12.50000
  Third Quarter.............................    $15.00000    $ 5.06250   $14.62500    $ 4.81250
  Fourth Quarter............................    $ 5.43750    $ 2.06250   $ 7.37500    $ 3.56250
Fiscal Year Ended December 31, 1999:
  First Quarter.............................    $ 7.50000    $ 3.18750   $ 7.00000    $ 3.87500
  Second Quarter............................    $11.62500    $ 3.37500   $ 4.93750    $ 3.00000
  Third Quarter.............................    $ 8.87500    $ 3.90625   $ 6.87500    $ 0.71875
  Fourth Quarter............................    $ 7.75000    $ 3.50000   $ 1.71875    $ 0.59375
Fiscal Year Ended December 31, 2000:
  First Quarter.............................    $16.25000    $ 5.56250   $ 6.03125    $ 0.71875
  Second Quarter............................    $ 8.50000    $ 4.00000   $ 3.00000    $ 0.62500
  Third Quarter (through August   , 2000)...    $ 7.43750    $ 4.50000   $ 2.00000    $ 0.40625



     The following table presents trading information for PageNet common stock
and Arch common stock for November 5, 1999 and August   , 2000. November 5, 1999
was the last full trading day prior to the public announcement of the proposed
merger. August   , 2000 was the last practicable trading day for which
information was available prior to the date of the first mailing of this proxy statement. The table provides trading information for (1) one share of PageNet common stock, (2) one share of Arch common stock and (3) 0.08365112 shares of Arch common stock, which is the equivalent of one share of PageNet common stock based on the exchange ratio to be used in the merger, exclusive of the value of shares of Vast to be received by PageNet stockholders.



                                  ARCH                         PAGENET                            ARCH
                              COMMON STOCK                   COMMON STOCK                 PRO FORMA EQUIVALENT
                       --------------------------   ------------------------------   ------------------------------
                        HIGH      LOW      CLOSE      HIGH       LOW       CLOSE       HIGH       LOW       CLOSE
                       -------   ------   -------   --------   --------   --------   --------   --------   --------
November 5, 1999.....  $ 7.125   $6.375   $6.8125   $1.03125   $0.90625   $0.96875   $ .59601   $ .53328   $ .56987
August   , 2000......


DIVIDEND POLICY

     Neither Arch nor PageNet has ever declared or paid any cash dividends on its common stock. Arch anticipates that substantially all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, as well as requirements of its financing agreements and other factors that Arch's board of directors considers relevant. Arch's secured credit facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders. The terms of other outstanding indebtedness only permit the declaration or payment of cash dividends if specified leverage and cash flow requirements are met. Arch does not currently meet these requirements. See "Description of Indebtedness."

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following table sets forth historical per share data of Arch and PageNet and combined per share data on an unaudited pro forma basis after giving effect to the merger based on the purchase method of accounting. This data should be read in conjunction with the selected financial data and the historical financial statements of Arch and PageNet and notes. The pro forma information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if Arch and PageNet had been a single entity during the period presented nor is it necessarily indicative of the results of operations which may occur in the future.


                                                                 HISTORICAL      PRO FORMA
                                                              ----------------   ---------
                                                               ARCH    PAGENET   COMBINED
                                                              ------   -------   ---------
As of and for the year ended December 31, 1999:
  Net loss per share before extraordinary items and
     cumulative effect of a change in accounting
     principle -- basic and diluted.........................  $(9.21)  $(2.52)    $(2.56)
  Book value per common share...............................  $(4.25)  $(7.60)    $ 4.18



                                                                 HISTORICAL      PRO FORMA
                                                              ----------------   ---------
                                                               ARCH    PAGENET   COMBINED
                                                              ------   -------   ---------
As of and for the six months ended June 30, 2000:
  Net loss per share before extraordinary items and
     cumulative effect of a change in accounting
     principle -- basic and diluted.........................  $(2.26)  $(1.17)    $(1.33)
  Book value per common share...............................  $(2.20)  $(8.73)    $ 3.43


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

                               INDUSTRY OVERVIEW

     The mobile wireless telecommunications industry currently consists of multiple voice and data providers which compete among one another, both directly and indirectly, for subscribers. Traditional paging carriers like PageNet and Arch provide customers with services such as numeric and alphanumeric paging. Customers receive these paging services through a small, handheld device known as a pager. A pager signals a customer when a message is received through a tone and/or vibration and displays the incoming message on a small screen. With numeric paging services the pager displays numeric messages, such as a telephone number. With alphanumeric paging services the pager is capable of displaying numeric messages and text messages on their pagers. These two types of paging services are commonly referred to as messaging services.

     Traditional paging carriers like PageNet and Arch also provide other services via pagers, commonly referred to as advanced messaging services. Advanced messaging services include confirmed receipt paging services, which enable subscribers to receive acknowledgements that their messages were delivered, services which enable subscribers to respond to messages with their messaging devices by using pre-scripted replies, and send-and-receive services, which enable subscribers to initiate messages and to respond to messages with their messaging devices by using pre-scripted replies or by creating original replies. Advanced messaging services have only been offered for a short period of time, and account for less than 1% of revenue for both PageNet and Arch. Traditional paging carriers, like PageNet and Arch, also offer enhanced wireless messaging services such as stock quotes, news, voice mail and personalized greeting.

     Mobile telephone service providers such as cellular and broadband PCS carriers provide telephone voice services as well as services that are functionally identical to the messaging and advanced messaging services provided by paging carriers such as PageNet and Arch. Customers subscribing to cellular, broadband PCS or other mobile phone services utilize a wireless handset through which they can make and receive voice telephone calls. These handsets are commonly referred to as a cellular or PCS phones. These handsets are also capable of receiving numeric and alphanumeric messages as well as information services, such as stock quotes, news, voice mail, personalized greeting and message storage and retrieval.

     Technological improvements have generally contributed to strong growth in the market for mobile wireless services and the provision of better quality services at lower prices to subscribers. Companies providing traditional messaging services have benefited from technological advances resulting from research and development conducted by vendors of paging units and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of mobile wireless messaging services while lowering equipment and air time costs. However, these technological improvements, and the degree of similarity in pagers, coverage and battery life have resulted in messaging services becoming commodity products with price likely to be the most significant factor in a subscriber's decision making.

     Other mobile wireless alternatives, particularly cellular and PCS services, have similarly experienced rapid changes through technological improvement which has resulted in more consumer interest and demand. Messaging services offered by cellular, PCS and other mobile phone providers are substantially similar to the numeric and alphanumeric messaging services offered by PageNet and Arch and are now available in conjunction with most mobile phone services.

     The number of new subscribers to cellular, PCS and other mobile phone services continues to increase each year. By one analyst's estimates, there were a total of over 86 million such subscribers in the United States at the end of 1999. This estimate reflects an increase of approximately 25% over the approximately 69 million subscribers estimated at the end of 1998. This trend is expected to continue. The same analyst predicts an average annual subscriber growth rate of approximately 13% through the year 2003 for cellular, PCS and other mobile phone services.

     Arch believes that approximately 44.7 million subscribers subscribed to basic numeric and alphanumeric paging services in the United States as of the end of 1999. Arch believes that the traditional paging industry did not grow during 1999, that demand for traditional paging services will decline in 2000 and in the following year, and that any significant future growth in the wireless messaging industry will be attributable to advanced messaging services. The decline is attributable to traditional paging customers discontinuing their use of messaging services in favor of using their mobile phones for combined voice and messaging services. Although there can be no assurances they will be successful, PageNet and Arch are committed to expanding their service offerings, especially their advanced messaging services, to ensure that their services remain competitive under rapidly changing market conditions.

     Messaging subscribers such as those served by PageNet and Arch typically pay a flat monthly service fee for paging services, unlike subscribers to cellular telephone or PCS services, whose bills historically have had a significant variable usage component. However, cellular, PCS and other mobile phone companies now offer flat rate pricing plans which include both local and long distance minutes for use at no additional charge. These and other plans have lowered the price point so that these services compete directly with the services PageNet and Arch offer. PageNet and Arch are sensitive to these technological and availability changes and are working to design competitively attractive values for the consumer.

     The wireless messaging industry originally distributed its services through direct marketing and sales activities. Additional channels of distribution have evolved. These channels include:

     - company-operated stores;

     - resellers, who purchase services on a wholesale basis from the companies and resell those services on a retail basis to their own customers;

     - agents who solicit customers for companies and are compensated on a commission basis;

     - retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and

     - most recently, the Internet.

REGULATION

     Federal Regulation -- Overview

     PageNet's and Arch's wireless messaging operations are subject to regulation by the Federal Communications Commission under federal communications laws and regulations. The Federal Communications Commission has granted PageNet and Arch licenses to use the radio frequencies necessary to conduct their business. Licenses issued by the Federal Communications Commission to PageNet and Arch set forth the technical parameters, such as power strength and tower height, under which PageNet and Arch are authorized to use those frequencies. Each Federal Communications Commission license held by PageNet or Arch has construction and operational requirements that must be satisfied within set time frames. The Federal Communications Commission has the authority to auction most new licenses over which wireless mobile services are traditionally offered but does not have the authority to use auctions for license renewals or license modifications.

     The Federal Communications Commission licenses granted to PageNet and Arch have varying terms of up to 10 years, at the end of which time renewal applications must be approved by the Federal Communications Commission. In the past, Federal Communications Commission renewal applications have been routinely granted, in most cases upon a demonstration of compliance with Federal Communications Commission regulations and adequate service to the public. The Federal Communications Commission has granted each renewal license PageNet and Arch have filed, other than those which are pending. Although PageNet and Arch are unaware of any circumstances which would prevent the grant of any pending or future renewal applications, no assurance can be given that any of PageNet's or Arch's licenses will be renewed by the Federal Communications Commission. Furthermore, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the Federal Communications Commission has the authority to restrict the operation of licensed facilities or revoke or modify licenses. No license of PageNet or Arch has ever been revoked or modified involuntarily.

     The Federal Communications Commission's review and revision of rules affecting companies such as PageNet and Arch is ongoing. The regulatory requirements to which PageNet and Arch are subject may change significantly over time. For example, the Federal Communications Commission has adopted rules for licensing particular messaging channels throughout a broad geographic area. These licenses are being awarded through an auction. Incumbent messaging carriers that are already licensed by the Federal Communications Commission in these broad geographic areas are entitled to continue to operate without interference from the auction winners.

     In many instances, PageNet and Arch still require the prior approval of the Federal Communications Commission before they can implement any significant changes to their messaging networks. Once the Federal Communications Commission's broad geographic licensing rules are implemented, however, many of these licensing obligations will be eliminated.

     The Federal Communications Commission has sought comment on adopting new rules for certain frequencies licensed to and operated by PageNet and Arch on a nationwide basis. If the Federal Communications Commission were to impose additional, more stringent coverage requirements for these nationwide frequencies, PageNet and Arch might have to accelerate the build out of their systems.

     Federal communications laws and regulations require licensees such as PageNet and Arch to obtain prior approval from the Federal Communications Commission for the transfer of control of any construction permit or station license. These regulations also require prior approval by the Federal Communications Commission of acquisitions of other messaging companies by PageNet and Arch and transfers by PageNet and Arch of a controlling interest in any of their licenses or construction permits. The Federal Communications Commission has approved each acquisition and transfer of control for which PageNet or Arch have sought approval, including those contemplated in connection with the merger. PageNet and Arch also regularly apply for Federal Communications Commission authority to use additional frequencies, modify the technical parameters of existing licenses, expand their service territory, provide new services, and modify the conditions under which they provide service. Although there can be no assurance that any requests for approval of applications filed by PageNet and Arch will be approved or acted upon in a timely manner by the Federal Communications Commission, or that the Federal Communications Commission will grant the relief requested, PageNet and Arch know of no reason to believe any such requests, applications, or relief will not be approved or granted. Neither PageNet nor Arch make any representations, however, about the continued availability of additional frequencies used to provide their services.

Foreign Ownership Restrictions

     Foreign ownership of entities that directly or indirectly hold certain licenses from the Federal Communications Commission is limited, including some of those held by PageNet or Arch. Because PageNet and Arch hold licenses from the Federal Communications Commission only through subsidiaries, up to 25% of either company's common stock can be owned or voted by aliens or their representatives, a foreign government or its representatives, or a foreign corporation, without restriction. However, if more than 25% of either company's common stock is owned or voted by aliens or their representatives, a foreign corporation, or a foreign government or its representatives, the Federal Communications Commission has the right to revoke or refuse to grant licenses if it finds that such revocation or refusal serves the public interest. The Federal Communications Commission has indicated that, pursuant to the World Trade Organization Telecommunications Agreement, it would waive the 25% limitation in appropriate circumstances. Based upon information obtained by PageNet and Arch, each of PageNet and Arch believe that substantially less than 25% of their issued and outstanding common stock is owned by aliens or their representatives, foreign governments or their representatives, or foreign corporations. PageNet and Arch subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver.

Limitations on Allocation of Numbers

     Increased demand for telephone numbers, particularly in metropolitan areas, is causing depletion of numbers in some of the more popular area codes. Recent plans to address this increased demand have included elements that could impact PageNet's and Arch's operations, including the take-back of numbers already assigned for use and service-specific plans whereby only some services, such as paging and cellular, would be assigned numbers using a new area code, or plans which require the pooling of blocks of numbers for use by multiple carriers. Neither PageNet nor Arch can provide any assurance as to whether such plans will be adopted by a federal or state commission, or whether such plans will require PageNet or Arch to incur further, substantial expenses in order to continue to obtain telephone numbers for their subscribers.

Interconnection

     Recent amendments to federal communications laws are intended to promote competition in the provision of phone services by removing legal or other barriers to entry. Specifically, all telecommunications carriers have the duty to interconnect with the facilities and equipment of other telecommunications carriers. The Federal Communications Commission, and the 9th Circuit Court of Appeals, among others, have interpreted this duty as requiring certain local telephone companies to compensate mobile wireless companies for calls originated by customers of the local telephone companies which terminate on a mobile wireless company's network. The Federal Communications Commission has also found to be unlawful charges to messaging companies in the past that have been assessed on a monthly basis by certain local telephone companies for the use of interconnection facilities, including telephone numbers. These findings by the Federal Communications Commission have been challenged at the Federal Communications Commission and in the courts. Neither PageNet nor Arch can predict with certainty the ultimate outcome of these proceedings. Compensation amounts may be determined in subsequent proceedings either at the federal or state level, or may be determined based on negotiations between the local telephone companies and the messaging companies. Any agreements reached between the local telephone companies and the messaging companies may be required to be submitted to a state regulatory commission for approval. PageNet has negotiated interconnection agreements with some major local telephone companies and is in negotiations with other local telephone companies but can provide no assurances that it will obtain interconnection agreements with all local telephone companies. Arch is also in negotiations with local telephone companies, but as with PageNet in markets where PageNet has not reached agreements, it may or may not be successful in securing refunds, future relief, or both, with respect to charges for termination of local telephone companies originated local traffic. If these issues are ultimately decided in favor of the local telephone companies, Arch, and to a lesser extent PageNet because of the agreements it has reached, may be required to pay past due contested charges and may also be assessed interest and late charges for amounts withheld.

Additional Regulatory Obligations and Benefits

     The Federal Communications Commission has determined that companies such as PageNet and Arch are required to contribute to "Universal Service" or other funds to assure the continued availability of local phone service to high cost areas, as well as to contribute funds to cover other designated costs or societal goals. Further, providers of payphones must be compensated for all calls placed from pay telephones to toll-free numbers. This latter requirement increases PageNet's and Arch's costs of providing toll-free number service, and there are no assurances that either PageNet or Arch will be able to continue to pass on to their subscribers these, or other increased costs imposed by federal or state telecommunication regulators. Beneficially, the laws now limit the circumstances under which states and local governments may deny a request by most wireless companies to place transmission facilities in residential communities and business districts, and give the Federal Communications Commission the authority to preempt the states in some circumstances.

     The laws require some telecommunications companies, including PageNet and Arch, to modify the design of their equipment or services to ensure that electronic surveillance or interceptions can be performed. Technical parameters applicable to the messaging industry have been established but not acknowledged by all governmental bodies to date. Therefore, neither PageNet nor Arch can determine at this time what compliance measures will be required or the costs thereof. In addition, the Federal Communications Commission has instituted proceedings addressing the manner in which telecommunications carriers are permitted to jointly market certain types of services, and the manner in which telecommunications carriers render bills for these services. Depending on the outcome of these proceedings, PageNet, Arch, and other telecommunications carriers could incur higher administration and other costs in order to comply.

State Regulation

     In addition to potential regulation by the Federal Communications Commission, some states have the authority to regulate messaging services, except where such regulation affects or relates to the rates charged to customers and/or the ability of companies like Arch or PageNet to enter a market. Such regulations have been preempted by the federal communications laws. States may petition the Federal Communications Commission for authority to continue to regulate commercial mobile radio service rates if certain conditions are met. State filings seeking rate authority have all been denied by the Federal Communications Commission, although new petitions seeking such authority may be filed in the future. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions of assets and transfers of licenses of mobile wireless systems and (2) resolution of consumer complaints. PageNet and Arch believe that to date all required filings for their respective messaging operations have been made. All state approvals of acquisitions or transfers made by PageNet and Arch have been approved, and neither PageNet nor Arch knows of any reason to believe such approvals will not continue to be granted in connection with any future requests, even if states exercise that review.

     The laws do not preempt state regulatory authority over other aspects of PageNet's and Arch's operations, and some states may choose to exercise such authority. Some state and local governments have imposed additional taxes or fees upon some of the activities in which PageNet and Arch are engaged. In addition, the construction and operation of radio transmitters may be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. As noted above, the Federal Communications Commission may delegate to the states authority over telephone number allocation and assignment.

                                ARCH'S BUSINESS

     Arch is a leading provider of wireless messaging services, primarily traditional paging services, in the United States. Arch has established a market presence in major metropolitan markets as well as in middle and small markets. In addition, Arch's third-party retail distribution agreements complement the more than 375 Arch-operated retail outlets. Similarly, Arch's nationwide coverage utilizing two paging frequencies enables Arch to provide its services on a nationwide basis to more subscribers. Arch's nationwide coverage also enhances Arch's local coverage and provides an opportunity for Arch to take advantage of Arch's distribution networks.

     Arch's plan to deploy the nationwide radio frequencies it is authorized to use under its narrowband PCS authorizations using its existing network infrastructure, together with its strategic alliances, should permit Arch to market advanced messaging services sooner than it would otherwise be able to. These services are expected to offer higher revenue and more growth potential than basic messaging services. Finally, Arch's investments to date in two national call centers and additional regional call centers should supplement its previously developed call center and complement its strategy of evolving to regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Networks and Licenses."

     The expected effects of the PageNet merger on Arch's business are described under "The Combined Company -- Business."

WIRELESS MESSAGING SERVICES, PRODUCTS AND OPERATIONS

     Arch provides wireless messaging services and advanced messaging services. Arch operates in all 50 states and the District of Columbia and in each of the 100 largest markets in the United States. Arch offers these services on a local, regional and nationwide basis employing digital networks covering more than 90% of the United States population.

     The following table sets forth information about the approximate number of units in service with Arch subscribers and net changes in number of units through internal operations and acquisitions since 1995:


                                                        NET INCREASE
                                 UNITS IN SERVICE       (DECREASE) IN       INCREASE IN UNITS    UNITS IN SERVICE
                                 AT BEGINNING OF        UNITS THROUGH            THROUGH            AT END OF
YEAR ENDED DECEMBER 31,               PERIOD         INTERNAL OPERATIONS      ACQUISITIONS            PERIOD
-----------------------          ----------------    -------------------    -----------------    ----------------
  1995.........................       538,000              366,000              1,102,000            2,006,000
  1996.........................     2,006,000              815,000                474,000            3,295,000
  1997.........................     3,295,000              595,000                     --            3,890,000
  1998.........................     3,890,000              386,000                     --            4,276,000
  1999.........................     4,276,000              (89,000)             2,762,000            6,949,000
SIX MONTHS ENDED JUNE 30,
-------------------------
  2000.........................     6,949,000             (277,000)                    --            6,672,000


     Net increase (decrease) in units through internal operations includes internal changes from acquired paging businesses after their acquisition by Arch and is net of subscriber cancellations during each applicable period. Increase in units through acquisitions is based on units in service of acquired paging businesses at the time of their acquisition by Arch.

     Numeric paging service, which was introduced by the paging industry nearly 20 years ago, currently represents a majority of all units in service. The growth of alphanumeric paging service, which was introduced in the mid-1980s, has been constrained by its difficulties, such as inputting data, specialized equipment requirements and its relatively high use of system capacity during transmission, which has, to some extent, been relieved by deploying alternate communications pathways, such as the Internet.

     The following table summarizes the types of Arch's units in service at specified dates:


                                       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,         JUNE 30,
                                           1997               1998               1999               2000
                                      ---------------    ---------------    ---------------    ---------------
                                        UNITS      %       UNITS      %       UNITS      %       UNITS      %
Local Numeric.....................    3,284,000    85%   3,586,000    84%   5,299,000    76%   4,937,000    74%
Local Alphanumeric................      524,000    13      621,000    14    1,215,000    18    1,335,000    20
Tone-only.........................       82,000     2       69,000     2       48,000     1       36,000    --
Nationwide Numeric................           --    --           --    --      219,000     3      189,000     3
Nationwide Alphanumeric...........           --    --           --    --      168,000     2      175,000     3
                                      ---------   ---    ---------   ---    ---------   ---    ---------   ---
         Total....................    3,890,000   100%   4,276,000   100%   6,949,000   100%   6,672,000   100%
                                      =========   ===    =========   ===    =========   ===    =========   ===


     Arch provides messaging services to subscribers for a monthly fee. Subscribers either lease the unit from Arch for an additional fixed monthly fee or they own the unit, having purchased it either from Arch or from another vendor. Arch-owned units leased to subscribers require capital investment by Arch, while customer-owned and maintained units, commonly referred to as COAM units, and those owned by resellers do not. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of units provided to the customer and the period of the subscriber's commitment. Subscriber-owned units provide a more rapid recovery of Arch's capital investment than units owned and maintained by Arch, but may generate less recurring revenue. Arch also sells units to third-party resellers who lease or resell units to their own subscribers and resell Arch's wireless messaging services under marketing agreements. Resellers are responsible for sales, billing, collection and equipment maintenance costs. Arch sells other products and services, including units and accessories and unit replacement and maintenance contracts. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned units in service at specified dates. Although the following table reflects an increase in Arch-owned and leased units, this increase is due to Arch's acquisition of MobileMedia in 1999. MobileMedia had a customer base that had proportionately larger accounts that negotiated for leased units rather than subscriber-owned units:


                                       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,         JUNE 30,
                                           1997               1998               1999               2000
                                      ---------------    ---------------    ---------------    ---------------
                                        UNITS      %       UNITS      %       UNITS      %       UNITS      %
Arch-owned and leased.............    1,740,000    45%   1,857,000    43%   3,605,000    52%   3,558,000    53%
Subscriber-owned..................    1,087,000    28    1,135,000    27    1,518,000    22    1,519,000    23
Reseller-owned....................    1,063,000    27    1,284,000    30    1,826,000    26    1,595,000    24
                                      ---------   ---    ---------   ---    ---------   ---    ---------   ---
         Total....................    3,890,000   100%   4,276,000   100%   6,949,000   100%   6,672,000   100%
                                      =========   ===    =========   ===    =========   ===    =========   ===


     Arch provides enhanced wireless messaging services such as voice mail, wireless information delivery services, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Wireless information delivery allows subscribers to receive stock quotes, news and weather through their Arch service. Arch is also in the process of test marketing various other services that add value, and can be integrated with existing paging services.

NETWORKS AND LICENSES

     Arch operates local, regional and national networks which enable its customers to receive pages over a broad geographic area. Many of these networks were acquired in the MobileMedia acquisition. Arch's extensive geographic coverage may be attractive to large corporate clients and retail chains which frequently demand national network coverage from their paging service provider.

     Arch's networks provide local, regional and national coverage and its networks operate over numerous frequencies. Although the capacity of Arch's networks varies significantly market by market, Arch has an adequate amount of spectrum licensed to meet the capacity demands of projected growth for the next several years.

     Arch is seeking to improve overall network efficiency by deploying paging terminals, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of its existing networks. Arch believes its investments in its network infrastructure will facilitate and improve the delivery of high quality communications services while at the same time reducing associated costs of such services.

  Nationwide Wireless Networks

     Arch operates two nationwide 900 MHz networks. As part of its acquisition of MobileMedia, Arch acquired MobileMedia's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  Narrowband PCS Networks and Licenses

     The Federal Communications Commission has allocated a set of radio frequencies, called narrowband PCS frequencies, that enable wireless messaging companies such as PageNet and Arch to offer advanced messaging services and to make more efficient use of radio spectrum than do traditional paging networks. Arch has taken the following steps to position itself to ensure it has access to this valuable radio spectrum.

     Arch's Narrowband Personal Communications Services Licenses. MobileMedia purchased five regional licenses through the Federal Communications Commission's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound narrowband PCS system. In addition, MobileMedia acquired a second narrowband PCS license for a nationwide inbound system. In order to retain these narrowband PCS licenses, Arch must comply with specified minimum build-out requirements. With respect to each of the regional narrowband PCS licenses purchased at the Federal Communication Commission's 1994 auction, Arch has built out the related narrowband PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations in compliance with the Federal Communications Commission's applicable build-out requirements. Arch is still required to build-out this system to cover 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide narrowband PCS license acquired as part of the MobileMedia acquisition, Arch built out the related narrowband system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 in compliance with applicable Federal Communications Commission build-out requirements. Arch is still required to extend the build-out of this system to cover 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. Arch estimates that the costs of these minimum build-outs would be approximately $9.0 million; however, Arch may exceed these minimum build-out requirements in order to be able to provide nationwide narrowband PCS. If Arch chooses to exceed its minimum narrowband PCS build-out requirements, Arch estimates that the costs through 2000 will approximate $50 million.

     Strategic Alliances. Arch has entered into strategic alliances which it believes provide it with an economical means to launch and offer to its customers advanced messaging services, using its narrowband PCS spectrum by leveraging its own network with those of its strategic partners while it assesses the extent it will expand its network. Arch believes that its reseller agreement with Weblink Wireless, Inc., formerly PageMart Wireless, Inc., together with its reseller agreement with PageNet, provides it with access to additional spectrum to accommodate customer demands for higher volume and bandwidth. Arch currently estimates that the total amount of future cash expenditures related to deploying its narrowband PCS spectrum through 2003 with Weblink and under its reseller agreement with PageNet, including expenditures for network expansion as well as commitments under its strategic alliances, will approximate $50 million.

SUBSCRIBERS AND MARKETING

     Arch's wireless messaging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers include proprietors of small businesses, professionals, management personnel, field sales personnel and service forces, members of the construction industry and construction trades, real estate brokers and developers, medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies.

     Arch markets its services through three primary sales channels: direct, reseller and retail.

     Direct. In the direct channel, Arch leases or sells equipment directly to its customers and bills and services such customers. Arch markets its services through a direct marketing and sales organization which operated approximately 375 retail stores as of December 31, 1999. Arch's direct customers range from individuals and small-and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically experience less turnover than consumer accounts. The direct channel will continue to have the highest priority among Arch's marketing and sales efforts, because of its critical contribution to recurring revenue and projected growth. Arch has been engaged in efforts to improve sales productivity and strengthen its direct channel sales force, segments of which had previously suffered from high turnover and open positions under MobileMedia's ownership and management. In addition, Arch commenced implementing consumer direct marketing techniques in 1998. As of December 31, 1999, the direct channel accounted for approximately 86.6% of recurring revenue.

     Reseller. In the reseller channel, Arch sells access to its transmission networks in bulk to a third party, who then resells such services to consumers or small businesses or other end users. Arch offers access to its network to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although Arch retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by Arch are reduced.

     Arch's resellers generally are not exclusive distributors of Arch's services and often have access to networks of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of equipment to resellers at discounted rates. Arch intends to continue to be an active participant in the reseller channel and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of December 31, 1999, the reseller channel accounted for approximately 8.4% of recurring revenue.

     Retail. In the retail channel, Arch sells equipment to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts Arch to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase, rather than lease, equipment. This reduces Arch's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by Arch. Retail distribution permits Arch to penetrate the consumer market by supplementing direct sales efforts. As of December 31, 1999, the retail channel accounted for approximately 5.0% of recurring revenue.

SOURCES OF EQUIPMENT

     Arch does not manufacture any of the messaging equipment or other equipment used in operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Arch buys customer equipment primarily from Motorola, NEC and Panasonic and purchased terminals and transmitters primarily from Glenayre and Motorola. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. Arch anticipates that equipment will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times.

     Because of the high degree of compatibility among different models of transmitters, computers and other equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its system equipment is among the most technologically sophisticated in the paging industry.

COMPETITION

     The wireless messaging industry is highly competitive. Companies in this industry compete on the basis of price, coverage area offered to subscribers, available services offered, transmission quality, system reliability and customer service.

     Arch competes by maintaining competitive pricing of its products and services, by providing broad coverage options through high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Arch, the second largest messaging carrier in the United States, offers messaging services, consisting primarily of basic paging services but also including advanced messaging services and enhanced, or complementary, wireless messaging services such as voice mail and voice mail notifications, news, sports, weather reports, stock quotes and other information delivery services. Arch's primary competitors in the traditional messaging market include Metrocall, Vodafone/AirTouch and Weblink Wireless, all of which are among the top eight largest paging carriers in the United States and offer highly similar services. The products and services Arch offers also compete with a broad array of wireless messaging services provided by cellular and PCS phone companies. This competition has intensified as prices for these services have declined rapidly, and these providers have incorporated messaging capability into their handsets. Even people who recognize the advantages of traditional messaging may discontinue subscription to these services in favor of subscription to a single device which incorporates both traditional voice and messaging services. Many of these companies possess financial, technical and other resources greater than those of Arch. Such providers currently competing with Arch in one or more markets include AT&T Wireless, SBC BellSouth, MCI/WorldCom/SkyTel, Sprint PCS, Vodafone/AirTouch/Bell Atlantic (now called Verizon), Nextel and Motient, Inc.

     Insofar as cellular, PCS and other mobile phone service providers provide subscribers with both messaging and voice service using the same hand-held device, services like cellular and PCS are more sophisticated than basic messaging services and command a greater price. The price of cellular and PCS and other mobile phone services, however, has fallen dramatically. The decline in price of these services is reflected in the decline of the average monthly bill for cellular and PCS services from $43.86 in June 1997 to $41.24 in December 1999. Moreover, today many cellular and PCS providers offer basic service packages for approximately $20 per month. By contrast, Arch management believes that currently the average revenue per unit per month is approximately $10.00.

     While cellular, PCS and other mobile phone services are more expensive than traditional messaging services, such mobile telephone service providers typically provide traditional messaging service as an element of their basic service package without additional charges. Subscribers that purchase these combined services no longer need to subscribe to a separate messaging service as well. As a result, a large number of traditional messaging customers can readily switch from messaging to cellular, PCS and other mobile telephone services. The dramatic decrease in prices for cellular, PCS and other mobile telephone services has led many customers to select combined voice and messaging services as an alternative to stand alone messaging services. Indeed, survey data indicates that roughly 20 percent of paging customers that drop their service do so in favor of cellular, PCS and other mobile phone services. PageNet and Arch are sensitive to these technological and availability changes and are working to design competitively attractive values for the customer even in the midst of these changes by cellular, PCS and other mobile phone service providers.

EMPLOYEES


     At June 30, 2000, Arch employed approximately 4,900 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good.


TRADEMARKS

     In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. In addition, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. At present, Arch has continued to market to former MobileMedia customers under the MobileComm and MobileMedia brand names, but is working to transition its marketing under the Arch name.

     Arch owns the service marks "Arch," "Arch Paging" and "Arch
Communications", and holds federal registrations for the service marks "MobileComm" and "MobileMedia" as well as various other trademarks.

PROPERTIES

     At June 30, 2000, Arch owned 10 office buildings and leased office space, including its executive offices, in approximately 375 locations in 42 states for use in its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 4,800 locations in all 50 states, the U.S. Virgin Islands and Puerto Rico. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. Substantially all of Arch's and MobileMedia's tower sites were sold during 1998 and 1999 and Arch currently rents transmitter space.

LITIGATION

     Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on its financial condition or results of operations.

THE COMPANY

     A predecessor to Arch, also named Arch Communications Group, Inc., was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries. On September 7, 1995, this predecessor completed its acquisition of USA Mobile Communications Holdings, Inc. through the merger of the predecessor with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. See Note 2 to Arch's consolidated financial statements. On June 3, 1999, Arch acquired the business of MobileMedia, which was then operating as a debtor-in-possession under chapter 11 of the Bankruptcy Code.

                               ARCH'S MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Arch are:


NAME                                   AGE                           POSITION
----                                   ---                           --------
C. Edward Baker, Jr..................  50     Chairman of the Board, Chief Executive Officer and
                                              Director
Lyndon R. Daniels....................  47     President and Chief Operating Officer
John B. Saynor.......................  59     Executive Vice President and Director
J. Roy Pottle........................  41     Executive Vice President and Chief Financial Officer
Paul H. Kuzia........................  58     Executive Vice President/Technology and Regulatory
                                              Affairs
Edwin M. Banks(2)....................  38     Director
R. Schorr Berman(2)..................  52     Director
James S. Hughes(1)...................  57     Director
John Kornreich.......................  54     Director
H. Sean Mathis(1)....................  53     Director
Allan L. Rayfield(2).................  65     Director
John A. Shane(1).....................  67     Director


---------------
(1) Member of the audit committee

(2) Member of the executive compensation and stock option committee

     C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Arch since 1988. Mr. Baker became Chairman of the Board of Arch in 1989. He also served as President of Arch from April 1988 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

     LYNDON R. DANIELS joined Arch in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

     JOHN B. SAYNOR has served as a director of Arch since 1986. Mr. Saynor has served as Executive Vice President of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

     J. ROY POTTLE joined Arch in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

     PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Arch since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

     EDWIN M. BANKS has been a director of Arch since June 1999. He has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation, formerly American Communications Services, Inc.

     R. SCHORR BERMAN has been a director of Arch since 1986. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

     JAMES S. HUGHES has been a director of Arch since 1986. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

     JOHN KORNREICH has been a director of Arch since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

     H. SEAN MATHIS has been a director of Arch since June 1999. He also has been the President of Litchfield Asset Holdings, an investment advisory company, since 1999. He was also the Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. from January 1996 to 1999 and previously served as a Vice President of that company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis is a director of Kasper A.S.L. Ltd. and Thousand Trails, Inc.

     ALLAN L. RAYFIELD has been a director of Arch since 1997. He has been a consultant with the Executive Service Corps, a non-profit organization that provides consulting services to non-profit organizations, since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

     JOHN A. SHANE has been a director of Arch since 1988. He has been the President of Palmer Service Corporation since 1972. He was a general partner of Palmer Partners L.P., a venture capital firm, from 1981 to 1999. He serves as a director of Overland Data, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

     Arch's certificate of incorporation and by-laws provide that Arch has a classified board of directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001. The term of Messrs. Hughes, Rayfield and Banks will expire at Arch's annual meeting of stockholders to be held in 2002. The term of Messrs. Saynor, Shane and Mathis will expire at Arch's annual meeting of stockholders to be held in 2003.

     Two of Arch's stockholders, W.R. Huff Asset Management and Whippoorwill Associates, Inc., have the right to designate one member each for election to Arch's board of directors. This right of designation will continue through 2002 for W.R. Huff and 2003 for Whippoorwill if the designating stockholder is still entitled to cast at least 5% of all votes at an Arch stockholders' meeting, and will continue afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Mr. Banks has been designed by W.R. Huff and Mr. Mathis has been designed by Whippoorwill.

     The holders of Series C preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board. Mr. Kornreich is currently the director elected by the holders of Series C preferred stock. This right of designation will terminate if less than 50% of the Series C preferred stock remains outstanding.

     Arch's officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

     Most of Arch's executive officers have entered into non-competition agreements with Arch which provide that they will not compete with Arch for one year following termination, or recruit or hire any other Arch employee for three years following termination. See "Executive Compensation -- Executive Retention Agreements."

     For a discussion of the expected changes in management as a result of the merger, see "The Combined Company -- Management."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation. Arch and Mr. Hughes made subsequent investments of $200,000 and $50,000, respectively, in the offshore corporation in 1999. Arch and Mr. Hughes currently own 15.4% and 12.4%, respectively, of the offshore corporation. Arch plans to maintain narrowband PCS licenses obtained by the offshore corporation in Chile, Argentina and Peru. The investment required to maintain these licenses is estimated at $30,000. Arch and other stockholders of the offshore corporation, including Mr. Hughes, are expected to make additional investments to fund the costs to maintain the licenses.

     Arch's has made several loans to Mr. Baker. The loans bear interest at 5%-9 1/2% annually. As of June 30, 2000, principal and accrued interest of $392,000 was outstanding.

BOARD COMMITTEES

     Arch's board of directors has an audit committee and an executive compensation and stock option committee. The audit committee reviews the annual consolidated financial statements of Arch and its subsidiaries before their submission to Arch's board of directors and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The audit committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The compensation committee recommends to Arch's board the compensation of executive officers, key managers and directors and administers Arch's stock option plans. Arch's board of directors has no standing nominating committee.

INDEMNIFICATION AND DIRECTOR LIABILITY

     Arch's certificate of incorporation eliminates the liability of its directors for monetary damages for breaches of fiduciary duties, for circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The certificate of incorporation also requires Arch to indemnify its directors and officers to the fullest extent permitted by the Delaware corporations statute.

DIRECTOR COMPENSATION

  FEES AND EXPENSES

     Arch pays its non-employee, or "outside," directors an annual fee of $12,000, an additional annual fee of $1,000 for serving as chairs of board committees, $2,000 for each meeting of the board of directors attended and $750 for each board committee meeting attended. Arch also reimburses all directors for customary and reasonable expenses incurred in attending board and board committee meetings.

     Under a deferred compensation plan for Arch's outside directors, each outside director has the right to make an election to defer his compensation as an outside director and to receive the deferred amounts in cash on a specific calendar date or a date on which a certain event occurs, such as the date he ceases to be an outside director. All deferred compensation is credited, as of the date on which such compensation would have been paid, at the participant's election in either cash or shares of Arch common stock based on the market price of such shares as of the date such compensation would have been paid. On the distribution date, any deferred compensation credited in shares of common stock is converted into cash by valuing each stock unit at the market price of a share of common stock on the distribution date. Mr. Rayfield and Mr. Banks are the only outside directors who have elected to participate in this plan. Mr. Rayfield elected to defer all of his 1999 and 2000 director compensation, of which 50% will be credited in cash and 50% will be credited in shares of common stock of Arch, until the date he ceases to be a director of the company. Mr. Banks elected to defer all of his 1999 and 2000 director compensation of which 100% will be credited in shares of Arch common stock, until the date he ceases to be a director of the company.

OUTSIDE DIRECTORS' STOCK OPTION PLANS

     Outside Directors' Stock Option Plan. A total of 196,733 shares of common stock may be issued upon the exercise of options granted under Arch's outside directors' stock option plan. Only directors of Arch who are not employees of Arch are eligible to receive options under the outside directors' option plan. Options granted under the outside directors' option plan do not qualify as incentive stock options under Section 422 of the Internal Revenue Code. Under the outside directors' option plan, outside directors receive annual grants on the annual meeting date of options to purchase 3,000 shares of common stock. In addition, newly elected or appointed outside directors receive options to purchase 3,000 shares of common stock as of the date of their initial appointment or election. All options have an exercise price equal to the fair market value of the common stock on the date of grant.

     Currently, each option under the outside directors' option plan becomes exercisable with respect to 100% of the shares subject to the option on the date of grant, subject to Arch's repurchase option which would allow Arch to repurchase, at its option up to 75% of the total number of shares subject to such option on the date of grant less 25% on each of the first three anniversaries of the date of grant. In general, an optionee may exercise his or her option only while he or she is a director of Arch and for 90 days after he or she ceases to be a director of the company, or one year after death or permanent disability. In addition, options expire immediately if a director is terminated for cause. Unexercised options expire ten years after the date of grant. Options are not transferable or assignable other than upon the death of the optionee or pursuant to a qualified domestic relations order.

     An optionee's options become fully vested upon his or her death and all options become fully vested in the event of a change in control of Arch. Pursuant to the terms of the outside directors' option plan, all options outstanding on May 16, 1995, covering a total of 2,406 shares of common stock exercisable at $37.41 per share and none of which was held by Arch's current directors, became fully exercisable and vested as a result of Arch's purchase of approximately 37% of USA Mobile in the first step of Arch's acquisition of USA Mobile.

     As of June 30, 2000, options to purchase an aggregate of 48,000 shares of common stock were outstanding and 2,406 options had been exercised under the outside directors' option plan.

     Prior Outside Directors' Stock Option Plan. Under a prior outside directors' stock option plan; Messrs. Berman, Hughes and Shane each received an option to purchase 1,667 shares of common stock at an exercise price equal to the fair market value of the common stock on January 30, 1995 ($55.50 per share). Each option under the plan becomes exercisable at the rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter. In the event of a change in control of Arch, all outstanding options will become fully exercisable and vested. In general, an optionee may exercise his option, to the extent vested, only while he is a director of Arch and for one year after he ceases to be a director of Arch. Unexercised options expire ten years after the date of grant. Options are not transferable or assignable other than upon the death of the optionee or pursuant to a qualified domestic relations order. The plan was terminated on September 7, 1995, but outstanding options continue to vest on the same terms as in effect prior to termination. As of June 30, 2000, options to purchase an aggregate of 5,001 shares of common stock were outstanding and no options had been exercised under the plan.

SUMMARY COMPENSATION TABLE

     The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1997, 1998 and 1999:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                      ----------------------------------      LONG-TERM
                                                                            OTHER ANNUAL     COMPENSATION
                                                                  BONUS     COMPENSATION    --------------
NAME AND PRINCIPAL POSITION DURING 1999        YEAR   SALARY $     $(1)        ($)(2)       OPTIONS (#)(3)
---------------------------------------        ----   --------   --------   ------------    --------------
C. Edward Baker, Jr..........................  1999   $434,337   $185,000     $  4,163         150,000
  Chairman, President and Chief Executive      1998    373,742    135,000          600         151,554(4)
  Officer                                      1997    353,317    227,500          600          16,545
Lyndon R. Daniels............................  1999    313,735    203,000       23,363(5)       91,667
  President and Chief Operating Officer        1998    295,416         --      113,905(5)       46,666
  (joined Arch in January 1998)
J. Roy Pottle................................  1999    228,896    140,000        2,317          66,666
  Executive Vice President and Chief           1998    179,200         --       99,304(5)       30,000
  Financial Officer (joined Arch in February
  1998)
John B. Saynor...............................  1999    161,667     44,092        1,490          20,000
  Executive Vice President                     1998    157,646     41,770          600          17,247(6)
                                               1997    153,188     72,900          600           5,302
Paul H. Kuzia................................  1999    190,163     64,480        3,373          41,666
  Executive Vice President/Technology          1998    165,489     58,435          600          29,616(7)
  and Regulatory Affairs                       1997    157,633     77,400          600           5,629

---------------
(1) Represents bonus paid in such fiscal year with respect to prior year.

(2) Represents Arch's matching contributions paid under Arch's 401(k) plan.

(3) No restricted stock awards or SARs were granted to any of the named executive officers during the years ended December 31, 1997, 1998 or 1999.

(4) Includes options to purchase 136,563 shares granted as part of Arch's January 16, 1998 option repricing program.

(5) Represents reimbursement for certain relocation costs and associated taxes.

(6) Includes options to purchase 11,968 shares granted as part of Arch's January 16, 1998 option repricing program.

(7) Includes options to purchase 23,229 shares granted as part of Arch's January 16, 1998 option repricing program.

EXECUTIVE RETENTION AGREEMENTS

     Arch is a party to executive retention agreements with a total of 17 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor. Following the merger, the PageNet change of control severance plan will provide similar severance arrangements for PageNet executives. See "PageNet's Management."

     The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of Arch as defined in the executive retention agreements. The executive will be eligible to receive benefits if a change in control occurs, and Arch terminates the executive's employment at any time within the following 12 months except for cause, disability or death, or the executive terminates employment for good reason, as defined in the executive retention agreements. Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, for up to 12 months after termination, Arch must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the chief executive officer of any entity succeeding or controlling Arch.

STOCK OPTION GRANTS

     The following options were granted to the five executive officers named in the summary compensation table during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                        -------------------------------------------------------     POTENTIAL REALIZABLE
                                        PERCENT OF                                    VALUE AT ASSUMED
                                          TOTAL                                        ANNUAL RATES OF
                                       OPTIONS/SARS                               STOCK PRICE APPRECIATION
                        OPTIONS/SARS    GRANTED TO    EXERCISE OR                    FOR OPTIONS TERM(3)
                          GRANTED      EMPLOYEE IN     BASE PRICE    EXPIRATION   -------------------------
                           (#)(1)      FISCAL YEAR    ($/SHARE)(2)      DATE        5% ($)       10% ($)
                        ------------   ------------   ------------   ----------   ----------   ------------
C. Edward Baker,
  Jr. ................    150,000         11.64%        $7.8282       06/03/09     $738,467     $1,871,420
Lyndon R. Daniels.....     91,667          7.11          7.8282       06/03/09      451,287      1,143,650
J. Roy Pottle.........     66,666          5.17          7.8282       06/03/09      328,204        831,734
John B. Saynor........     20,000          1.55          7.8282       06/03/09       98,462        249,523
Paul H. Kuzia.........     41,666          3.23          7.8282       06/03/09      205,126        519,831

---------------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on each of the first five anniversaries of the date of grant.

(2) The exercise price is equal to the fair market value of common stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of common stock which benefits all Arch stockholders proportionately.

     During 2000, Arch has granted additional options, exercisable at $6.06 per share, to Messrs. Baker (709,000), Daniels (481,000), Pottle (350,000), Saynor (100,000) and Kuzia (263,000).

OPTION EXERCISES AND YEAR-END OPTION TABLE

     The named executive officers did not exercise any stock options during 1999. They held the following stock options as of December 31, 1999:

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTIONS VALUES

                                                              NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                               UNDERLYING OPTIONS    IN-THE-MONEY OPTIONS
                                       SHARES                  AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                     ACQUIRED ON    VALUE        (EXERCISABLE/           (EXERCISABLE/
                                      EXERCISE     REALIZED      UNEXERCISABLE)         UNEXERCISABLE)
NAME                                     (#)         ($)              (#)                   ($)(1)
----                                 -----------   --------   --------------------   ---------------------
C. Edward Baker, Jr. ..............        --            --    72,959     228,595          --          --
Lyndon R. Daniels..................        --            --    16,335     121,998          --          --
John B. Saynor.....................        --            --     6,706      30,541          --          --
J. Roy Pottle......................        --            --    10,500      86,166          --          --
Paul H. Kuzia......................        --            --    14,371      56,911          --          --

---------------
(1) Based on the fair market value of common stock on December 31, 1999 ($6.5938 per share) less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of Arch's compensation committee are R. Schorr Berman, Allan L. Rayfield and Edwin M. Banks. Messrs. Berman and Rayfield served on the compensation committee throughout 1999, and Mr. Banks joined the compensation committee in August 1999.

     C. Edward Baker, Jr., the chairman and chief executive officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of Arch or as a member of the compensation committee of Arch.

                         ARCH'S PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information about the beneficial ownership of Arch's common stock by

     - each person who is known by Arch to beneficially own more than 5% of its outstanding shares of common stock;

     - each current director of Arch;

     - Arch's chief executive officer and the other named executive officers;
       and

     - all current directors and executive officers of Arch as a group.


     The table provides information at August 11, 2000 and as adjusted to give effect to the exchange offer, the PageNet merger and related transactions, assuming that all of the outstanding discount notes are tendered.



     Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. The number of shares of common stock outstanding that is used in calculating the percentage for each listed person includes any shares that person has the right to acquire through exercise of warrants or options within 60 days after August 11, 2000. These shares, however, are not deemed to be outstanding for the purpose of calculating the percentage beneficially owned by any other person.


     Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

     The table assumes

     - the conversion of Series D preferred stock into common stock at the current conversion ratio of 6.61318 to 1.00;

     - the conversion of Series C preferred stock into common stock at the current conversion ratio of 7.1576 to 1.00; and

     - the conversion of Class B common stock into common stock at a one-for-one conversion ratio.

     Because Class B common stock is not entitled to vote in the election of directors, the voting power of its holders is less than their percentages of beneficial ownership shown in the table. Thus, the Class B stockholders identified in notes (7) and (8) to the table would be entitled to cast a maximum of 15.2% of the votes in the election of directors, assuming that they -- and only they -- exercised outstanding options and warrants. This contrasts with the more than 17.7% of beneficial ownership which is obtained by adding their individual beneficial ownership percentages in the table.



                                                             SHARES
                                                           UNDERLYING
                                                          OPTIONS AND
                                                            WARRANTS                           PERCENTAGE
                                             SHARES       EXERCISABLE                   ------------------------
                                         OUTSTANDING AT     PRIOR TO        TOTAL           AT
                                           AUGUST 11,     OCTOBER 10,    BENEFICIALLY   AUGUST 11,       AS
NAME                                          2000            2000          OWNED          2000      ADJUSTED(1)
----                                     --------------   ------------   ------------   ----------   -----------
C. Edward Baker, Jr. ..................        37,434        190,393         227,827       *            *
Lyndon R. Daniels......................            --         44,002          44,002       *            *
John B. Saynor.........................        64,642        125,022         189,664       *            *
J. Roy Pottle..........................            --         28,334          28,334       *            *
Paul H. Kuzia..........................           440         29,426          29,866       *            *
R. Schorr Berman(2)....................       655,671      1,143,948       1,799,619        2.4%         1.0%
James S. Hughes........................        40,196         80,142         120,338       *            *
John Kornreich(3)......................     1,843,666      2,888,323       4,731,989        6.1%         2.5%
Allan L. Rayfield......................           334          7,576           7,910       *            *
John A. Shane(4).......................         6,856         21,519          28,375       *            *
Edwin M. Banks(5)......................     8,345,429        572,002       8,917,431       11.9%         4.9%
H. Sean Mathis.........................            --          4,000           4,000       *            *
Sandler Capital Management(6)..........     1,762,438      2,745.444       4,507,882        5.8%         2.4%
W.R. Huff Asset Management Co.,
  L.L.C.(7)............................     8,345,429        568,002       8,913,431       11.9%         4.9%
Whippoorwill Associates, Inc.(8).......     3,939,048        439,904       4,378,952        5.8%         2.4%
Funds affiliated with Resurgence Asset
  Management(9)........................    15,963,776             --      15,963,776       21.4%         8.7%
Paul Tudor Jones II(10)................     4,136,799        126,716       4,262,975        5.7%         2.3%
Citigroup Inc.(11).....................     6,097,031             --       6,097,031        8.2%         3.3%
Bay Harbour Management, L.C............     4,405,201             --       4,405,201        5.9%         2.4%
State of Wisconsin Investment Board....       602,776      3,125,556       3,728,332        4.8%         2.0%
All current directors and executive
  officers of Arch as a group (12
  persons).............................    10,995,548      5,134,687      16,130,235       20.3%         8.6%


---------------
  *  Less than 1%


 (1) None of these stockholders is expected to receive any shares of Arch common stock as a result of ownership of Arch discount notes, PageNet common stock or PageNet senior subordinated notes, to the extent Arch is aware of that ownership.


 (2) Includes 649,337 shares and 1,122,334 shares issuable upon exercise of warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.


 (3) Includes 1,762,438 shares and 2,745,444 shares issuable upon exercise of warrants beneficially owned by Sandler Capital Management, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 63,334 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.

 (4) Includes 351 shares and 606 shares issuable upon exercise of warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 159 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 418 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane.

 (5) Includes 7,548,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,134 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. Mr. Banks is a portfolio manager of W.R. Huff. Mr. Banks disclaims beneficial ownership of all such shares.


 (6) Sandler has sole voting and investment power over 112,500 of such shares and 194,450 of the shares issuable upon exercise of warrants and shared voting and investment power over the remaining shares and warrants. As managing director of Sandler, John Kornreich may be deemed to have voting and investment power of all such shares.


 (7) Includes 7,548,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. W.R. Huff disclaims beneficial ownership of these shares.

 (8) All of such shares are owned by various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager. This information is based on Amendment No. 2 to
     Schedule 13D filed by Whippoorwill Associates, Inc. on February 29, 2000 and the Form 4 filed by Whippoorwill Associates, Inc. on March 10, 2000 with the Securities and Exchange Commission.

 (9) Includes 6,928,466 shares beneficially owned by various funds for which Resurgence Asset Management, L.L.C. acts as investment manager and/or general partner, 3,997,554 shares beneficially owned by various funds for which Resurgence Asset Management International L.L.C. acts as investment manager and/or general partner, 4,127,398 shares beneficially owned by various funds for which Re/Enterprise Asset Management, L.L.C. acts as investment manager and/or general partner, 92,648 shares held by Kingstreet Ltd., 241,915 shares held by Resurgence Parallel Fund, Inc., 35,560 shares held by M.D. Sass Associates, Inc. Employees Profit Sharing Plan, 241,317 shares held by James B. Rubin, 154,972 shares held by Devonshire Capital Partners, L.L.C., 127,041 shares held by J.B. Rubin & Company Profit Sharing Plan, 6,992 shares held by Guadalupe G. Rubin IRA, 8,458 shares held by James B. Rubin, IRA and 895 shares held by Resurgence Asset Management L.L.C. Employee Retirement Plan. Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C., may be deemed to beneficially own the shares held by the funds for which each acts as investment manager and/or general partner and each disclaims beneficial ownership of such shares. James B. Rubin serves as chief investment officer and is responsible for the day-to day investment activities of each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International, L.L.C. and Re/Enterprise Asset Management, L.L.C. This information is based on shares issued pursuant to the transaction described under "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," and Amendment No. 1 to Schedule 13G filed by the funds affiliated with Resurgence Asset Management with the Securities and Exchange Commission on February 15, 2000.

(10) Includes 960,139 shares and 33,417 shares issuable upon exercise of warrants held by Tudor BVI Futures, Ltd., 2,745,589 shares and 76,397 shares issuable upon exercise of warrants held by The Raptor Global Portfolio Ltd., 10,650 shares held by The Alter Rock Fund, L.P., 204,346 shares and 8,181 shares issuable upon exercise of warrants held by The Upper Mill Capital Appreciation Fund Ltd. and 216,075 shares and 8,181 shares issuable upon exercise of warrants held by Tudor Proprietary Trading, L.L.C. Tudor Investment Corporation may be deemed to beneficially own the shares held by Tudor BVI Futures, Ltd., The Raptor Global Portfolio Ltd., The Alter Rock Fund, Ltd. and The Upper Mill Capital Appreciation Fund Ltd. because Tudor Investment Corporation is the sole general partner of The Alter Rock Fund L.P. and provides investment advisory services to The Raptor Global Portfolio Ltd., Tudor BVI Futures, Ltd. and The Upper Mill Capital Appreciation Fund Ltd. Mr. Jones may be deemed to beneficially own the shares held by Tudor Investment Corporation and Tudor Proprietary Trading, L.L.C. because he is the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C. and the controlling stockholder of Tudor Investment Corporation. This information is based on Amendment No. 1 to
     Schedule 13G filed by Paul Tudor Jones, II and Tudor Investment Corporation with the Securities and Exchange Commission on February 14, 2000.

(11) Includes 3,144,828 shares held by SSB Citi Fund Management LLC and 2,891,513 held by Salomon Smith Barney Inc. Citigroup Inc. may be deemed to beneficially own all of these shares because Citigroup is the sole stockholder of Salomon Smith Barney Holdings, Inc. Salomon Smith Barney Holdings, Inc. is the sole stockholder of each of SSB Citi Fund Management LLC and Salomon Brothers Holding Company Inc. Salomon Brothers Holding Company Inc. is the sole stockholder of Salomon Smith Barney Inc. Citigroup Inc. and Salomon Smith Barney Holdings Inc. each disclaim beneficial ownership of all of these shares. This information is based on Amendment No. 1 to Schedule 13G filed by Citigroup Inc. with the Securities and Exchange Commission on February 8, 2000.

Each person or entity listed in the table has an address c/o Arch except for:

     - Sandler Capital Management, 767 Fifth Avenue, 45th Floor, New York, New York 10153

     - W.R. Huff Asset Management Co., L.L.C. 67 Park Place, Ninth Floor, Morristown, NJ 07960

     - Paul Tudor Jones II, c/o Tudor Investment Corporation, 600 Steamboat Road, Greenwich, CT 06830

     - Whippoorwill Associates, Inc. 11 Martine Avenue, White Plains, New York 10606

     - Resurgence Asset Management L.L.C., 10 New King Street, 1st Floor, White Plains, New York 10604

     - Citigroup Inc., 153 East 53rd Street, New York, New York 10043

     - State of Wisconsin Investment Board, P.O. Box 7842, Madison, Wisconsin 53707

     - Bay Harbour Management, L.C., 777 South Harbour Island Boulevard, Suite 270, Tampa, Florida 33602

                               PAGENET'S BUSINESS

     PageNet is a provider of wireless messaging services throughout the United States and in the U.S. Virgin Islands, Puerto Rico and Canada. It provides services in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. PageNet also owns a minority interest in a wireless messaging company in Brazil.


     The main services of PageNet are numeric and alphanumeric wireless messaging services. Numeric pagers allow a subscriber to receive a numeric message, such as a telephone number to call back or a pre-arranged code, and alphanumeric pagers allow a subscriber to receive numeric and text messages. As of June 30, 2000, numeric pagers represented approximately 82% of PageNet's total units in service with subscribers and alphanumeric pagers represented approximately 17% of PageNet's total units in service with subscribers. However, total units in service have declined each quarter since their high of 10,604,000 at June 30, 1998 and are expected to continue to decline in the second half of 2000. In addition, PageNet sells confirmed receipt paging services, which enable subscribers to receive acknowledgements that their messages were delivered, services which enable subscribers to respond to messages with their messaging devices by using pre-scripted replies, and send-and-receive services, which enable subscribers to initiate messages and to respond to messages with their messaging devices by using pre-scripted replies or by creating original replies. These services presently account for approximately 1% of PageNet's total units in service. PageNet is currently developing other applications for its wireless network through its wholly owned subsidiary, Vast, as described more fully below.


STRATEGY AND RESTRUCTURING

     In February 1998, PageNet announced its intention to refocus its strategy from rapid expansion and subscriber growth towards profitable growth. The major components of this realignment have included:

     - restructuring and consolidation of its operations by eliminating redundant administrative and support functions located in offices throughout the country into centralized processing centers;

     - completing the build-out of its new advanced messaging network, and launching new, advanced messaging services for its customers;

     - developing other applications for its network to provide "wireless solutions" to customers;

     - focusing PageNet's sales and marketing efforts on more profitable services, such as alphanumeric and nationwide paging; and

     - increasing prices of some services.

     RESTRUCTURING OF OPERATIONS. In February, 1998, PageNet's board of directors approved a restructuring of PageNet's domestic operations. PageNet's restructuring plan called for the elimination of redundant administrative operations by consolidating key support functions located in offices throughout the country into centralized processing facilities. In addition, the restructuring plan called for the conversion to new billing and customer service software platforms. The restructuring plan specified local and regional office closures, the disposition of certain furniture, fixtures, and equipment and the termination of approximately 1,950 employees by job function and location. While progress in establishing these centralized processing centers was made, PageNet's efforts to convert its offices to its new billing and customer service software platforms fell behind its original schedule of being completed during the second quarter of 1999. Billing software and system implementation problems surfaced during the first office conversions, and as a result, PageNet had to postpone the conversion of many of its other offices. Additional implementation problems surfaced during 1999 and caused further delays. In November 1999, and in conjunction with the announcement of PageNet's planned merger with Arch, PageNet decided to suspend the restructuring after January 2000 pending the decision as to which operating platforms will be used by the combined company. During May 2000, a decision was made to use Arch's existing billing and customer service systems upon completion of the merger. The decisions regarding other systems to be utilized by the combined company are still pending.

     PageNet has converted to its new billing and customer service software systems all of its customer units placed in service by its resellers and approximately 50% of its directly placed customer units. However, due to the suspension of the restructuring, combined with the impact of the contemplated merger on its operations, PageNet is unable to determine the amount of future savings resulting from the consolidation initiative.

     COMPLETION OF ADVANCED MESSAGING NETWORK. On February 1, 2000, PageNet launched its advanced messaging services. PageNet currently intends to invest approximately $15 million in the network during 2000. This investment is intended to complete the buildout of sites started in the fourth quarter of 1999 and expand capacity in certain cities throughout the nation during 2000, and will substantially complete PageNet's investment in its advanced messaging network.


     DEVELOPING "WIRELESS SOLUTIONS" BUSINESS OF VAST. PageNet has been engaged in several efforts to develop additional uses for its networks. In June 1999, PageNet consolidated its initiative to develop advanced services, including wireless data and wireless solutions, into Vast. Vast is a development stage company and, since its inception, has been engaged primarily in product research and development and developing markets for its products and services. In 1999 and for the six months ended June 30, 2000, Vast had total revenues of $1 million and $3 million, respectively and incurred operating losses of approximately $36 million and $11 million, respectively, as a result of these startup activities. Through Vast, PageNet is commencing operations that can connect corporate mobile users with Internet or corporate data networks using wireless devices. Vast's initial focus is on large businesses with mobile workforces.


     REALIGNMENT OF SALES AND MARKETING STRUCTURE. PageNet has reviewed its customers and prospects in each market in order to design a sales and marketing structure that is more closely aligned with its customers' needs and with PageNet's overall goal of having its customers move to higher revenue products. This new sales structure, which was implemented in April 1999, enables PageNet to sell a diversified portfolio of products to a sophisticated group of customers. This structure includes account segmentation and focused selling skills, career paths for all sales personnel, sales targets, training curriculums for each selling group, and competitive compensation plans.

     PRICE INCREASES. In an effort to improve the profitability of some of its services, PageNet implemented price increases in late 1998 and 1999 to some of its customers. As a result of these price increases, increased competition in the marketplace for wireless messaging services, and other factors, PageNet's units in service have decreased each quarter from the third quarter of 1998 through the second quarter of 2000, and this trend is expected to continue in the second half of 2000. PageNet experienced its first year-to-year increase in average revenue per unit in 1998, although average revenue per unit declined during the second, third, and fourth quarters of 1999. Average revenue per unit increased during the first quarter of 2000 and decreased during the second quarter of 2000. PageNet continues to review its pricing structure for all of its services.

SALES AND DISTRIBUTION

     PageNet's services are sold to its customers through both direct and indirect distribution channels. The direct channel consists of selling services to customers through local employee sales representatives who call on prospects and customers or take orders at storefront locations, as well as sales completed through PageNet's internet store. The indirect channel consists of selling services to customers primarily through resellers. PageNet does not depend upon any single subscriber or reseller for a significant portion of its net revenues.


     As of June 30, 2000, direct sales accounted for approximately 49% of PageNet's overall units in service, and the indirect sales channel accounted for approximately 51%. In the direct channel, PageNet charges a monthly fee and either leases or sells its messaging devices to its customers. In the indirect channel, PageNet provides services to resellers under marketing agreements at wholesale service rates. PageNet sells or leases messaging devices to resellers, who sell PageNet's services to end users. Resellers are typically responsible for all costs associated with servicing their customers. However, in some cases, resellers may contract with PageNet to provide billing and other customer service functions.

MARKETING

     PageNet promotes its products and services through a variety of programs, including print, newspaper, yellow pages advertising, and co-op programs with manufacturers and other third parties. Traditionally, PageNet has focused its marketing efforts primarily on business users, who represent the majority of its subscribers.

MESSAGING DEVICES AND TRANSMISSION EQUIPMENT

     PageNet currently purchases messaging devices primarily from Motorola, Inc., transmitters from Glenayre Technologies, Inc. and Motorola, and wireless messaging terminals from Glenayre. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. PageNet believes that it will be able to continue to purchase messaging devices from Motorola and other sources and be able to purchase paging infrastructure from sources other than Motorola.

     PageNet's technical functions include testing of new messaging devices and transmission equipment, designing wireless transmission systems and installing and maintaining transmitters to support PageNet's transmission system. Because of the compatibility among different transmitters, computers, and other messaging equipment, PageNet can design its systems without being dependent upon any single supplier.

     As of June 30, 2000, PageNet owned messaging devices having a net book value of approximately $102 million.

INTERNATIONAL OPERATIONS

     PageNet provides services in Canada similar to those offered in the United States through its wholly owned subsidiary, Paging Network of Canada Inc. PageNet has sales operations in Montreal, Ottawa, Quebec City, Toronto, and Vancouver. PageNet services a geographic area containing more than 75% of the population of Canada.

     PageNet holds a minority interest in a wireless messaging company in Brazil. PageNet, through its subsidiaries, also owns frequency licenses in the United Kingdom, Argentina, and Chile. PageNet is currently considering options to return these licenses to the regulatory bodies in each of these countries. PageNet recorded a provision of $18 million during the first quarter of 1999 for the impairment of the assets of its majority-owned Spanish subsidiaries in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During the first quarter of 1999, PageNet made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. As a result of this decision, PageNet analyzed the estimated future cash flows expected to be generated from its Spanish operations and determined that they would not be sufficient to recover the net book value of the assets of the subsidiaries and accordingly, recorded a provision to write down the assets of the Spanish subsidiaries based on the estimated value of PageNet's investment in its Spanish subsidiaries as of March 31, 1999. No cash costs have been incurred or are expected as a result of the provision for the impairment of the assets of PageNet's Spanish subsidiaries. All operations in the Spanish subsidiaries were ceased in the third quarter of 1999. No additional charges are required.

     PageNet's international subsidiaries are not debtors in the chapter 11 case. PageNet is not considering opportunities for international expansion at this time.

COMPETITION

     PageNet has numerous competitors in all of the locations in which it operates. Competition in most geographic markets is based primarily on price, type and quality of service offered and geographic coverage. In addition to other wireless messaging companies, PageNet experiences significant competition from companies which provide PCS and cellular telephones and, more recently, also offer traditional and advanced messaging services and Internet access. Many of these competitors possess financial, technical and other resources greater than those of PageNet. PageNet's competitors currently include wireless messaging carriers such as Vodafone/AirTouch/Bell Atlantic (a combined company now called Verizon), BellSouth Wireless Data, L.P., MCI WorldCom, Inc., Skytel Communications, Inc., Metrocall, Inc., Nextel Communications, Inc., RSR, Sprint PCS Group, and WebLink Wireless, Inc., formerly known as PageMart Wireless.

     Future technological advances in wireless messaging could create new services or products which could be competitive with the services provided by PageNet. PageNet continuously evaluates new technologies and applications in wireless services. However, PageNet cannot guarantee that it will not be adversely affected by technological changes in wireless messaging.

TRADEMARKS

     PageNet markets its services under various names and marks, including PageNet(R), PageMail(R), PageMate(R), PageNet Nationwide(R), SurePage(R), FaxNow(R), and MessageNow(R), all of which are federally registered service marks. PageNet's federal mark registrations must be renewed at various times between 2000 and 2005. PageNet has filed applications with the United States patent and trademark office to register additional names and marks.

CORPORATE ORGANIZATION

     Historically, PageNet's subsidiaries operated as independent business units making their own staffing, administrative, operational and marketing decisions within guidelines established by the executive officers of PageNet. Effective December 31, 1998, PageNet merged a substantial number of its operating subsidiaries into PageNet, Inc., a first tier subsidiary of PageNet. PageNet has eight wholly owned domestic subsidiaries. As of December 31, 1999, PageNet conducted its international operations through eleven wholly and partially owned subsidiaries. In March 2000, PageNet sold its interest in its Spanish subsidiary.

SEASONALITY

     PageNet's results of operations are not significantly affected by seasonal factors.

EMPLOYEES


     PageNet had approximately 4,200 employees as of June 30, 2000. Of these employees, approximately 1,800 were engaged in administrative, customer service, and technical capacities at PageNet's headquarters and its centralized processing facilities. Approximately 2,400, including approximately 950 sales personnel, were employed in PageNet's domestic and international offices. In addition to its 4,200 employees, PageNet had approximately 800 temporary workers in various customer service and administrative roles as of June 30, 2000. As a result of PageNet's restructuring efforts, PageNet eliminated approximately 300 permanent and 850 temporary positions during 1999. None of PageNet's employees is represented by a labor union. During 1999, PageNet experienced high employee turnover primarily due to its restructuring initiative. PageNet is currently continuing to experience a high employee turnover rate due to its deteriorating financial results and its pending merger with Arch.

PROPERTIES


     As of June 30, 2000, PageNet leased office space in 108 cities in 34 states in the United States and the District of Columbia, and in six cities in four provinces in Canada. These leases expire, subject to renewal options, on various dates through December 31, 2007. PageNet also leases office space for its corporate headquarters in Dallas, Texas under a lease that expires in June 2003. As of December 31, 1999, PageNet was paying annualized rent of approximately $28 million. This amount includes amounts paid under leases that are to be closed as part of PageNet's restructuring, but excludes any potential income from subleasing these facilities. PageNet has suspended further restructuring during 2000 pending a determination as to the infrastructure to be used by the combined company following the merger.



     PageNet also leases sites for its transmitters on commercial broadcast towers, buildings, and other structures. As of June 30, 2000, PageNet leased transmitter sites for between 10,000 and 12,000 transmitters. A few local municipalities have suspended the designation of new transmitter locations and/or the addition of new towers. Should these suspensions, or others, continue for an extended period of time, they could affect PageNet's and other wireless carriers' ability to offer coverage in those areas.


     In July 1996, PageNet purchased 44 acres of undeveloped land at the Legacy Office Park in Plano, Texas for a new corporate headquarters. During 1998, PageNet decided to lease, rather than build, a new corporate headquarters and subsequently entered into an agreement in December 1998 with Electronic Data Systems Corporation, the owner and developer of the Legacy Office Park, for the marketing and resale of the property. The Legacy Office Park property was sold in December 1998 for a purchase price of approximately $15 million. Beginning in June 1998, PageNet leased office space for its corporate headquarters in Dallas, Texas under a five-year lease term.

LEGAL PROCEEDINGS

     PageNet is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on PageNet's business, financial position, or results of operations.


     On July 14, 2000, three senior subordinated noteholders commenced an involuntary proceeding against PageNet under chapter 11 of the United States Bankruptcy Code. The petition related solely to Paging Network, Inc. and not to any of its subsidiaries. On July 24, 2000, Paging Network, Inc. consented to an order for relief, which in effect, converted the involuntary chapter 11 petition into a voluntary proceeding. On the same date, Paging Network, Inc.'s domestic subsidiaries other than Vast filed voluntary chapter 11 petitions in the United States Bankruptcy Court. Subsequent to the petition date, PageNet and its domestic subsidiaries other than Vast are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware. Chapter 11 is the principal business reorganization chapter of the United States Bankruptcy Code. Under chapter 11 of the bankruptcy code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders.



     The bankruptcy court has exercised supervisory powers over the operations of PageNet with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the ordinary course of business or otherwise requiring bankruptcy court approval under the bankruptcy code. PageNet has been paying undisputed obligations that have arisen subsequent to the petition date on a timely basis. Since the petition date, the bankruptcy court has entered orders, among other things, allowing PageNet (1) to pay certain customer refunds and deposits in the ordinary course of business, (2) to pay wages, salaries and benefits owing to employees, and (3) to pay pre-petition obligations owed to continuing vendors as such obligations come due.



     On July 25, 2000, PageNet filed a joint plan of reorganization and disclosure statement which provide for the implementation of the merger as PageNet's plan of reorganization. A hearing with respect to the bankruptcy court's approval of the disclosure statement is scheduled for September 7, 2000, at which time the bankruptcy court will determine if the joint plan of reorganization providing for the implementation of the merger will be submitted to PageNet's creditors and stockholders for approval. PageNet's motion to assume the merger termination fee and certain related provisions of the merger agreement was approved by the bankruptcy court on August 22, 2000. On August 4, 2000, Metrocall filed a motion requesting that the bankruptcy court terminate PageNet's exclusivity period and permit Metrocall to submit a competing plan of reorganization in PageNet's chapter 11 reorganization. A continued hearing on that motion is scheduled for September 7, 2000. On August 22, 2000, the bankruptcy court also granted Metrocall the right to conduct a limited due diligence investigation of PageNet through September 1, 2000.

                              PAGENET'S MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the name, age and position of PageNet's directors and executive officers as of June 30, 2000:


NAME                                   AGE                           POSITION
----                                   ---                           --------
Richard C. Alberding.................  69     Director (1)(2)
Lynn A. Bace.........................  47     Executive Vice President and Chief Administrative
                                                Officer
Andreas K. Bremer....................  43     Vice President of Finance and Treasurer
Hermann Buerger......................  56     Director (1)(4)(5)
Julian B. Castelli...................  32     Senior Vice President and Chief Financial Officer and
                                                  Acting Chief Financial Officer of Vast
Jeffrey M. Cunningham................  48     Director (3)
Gary J. Fernandes....................  57     Director (3)(4)(5)
John P. Frazee, Jr. .................  55     Chairman of the Board of Directors and Chief Executive
                                                Officer of PageNet and Vast (4)
Jason G. Gillespie...................  39     Senior Vice President and Chief Technology Officer
John S. Llewellyn, Jr. ..............  65     Director (2)(3)(5)
Robert J. Miller.....................  55     Director (2)(3)
Edward W. Mullinix, Jr. .............  46     President and Chief Operating Officer
Timothy J. Paine.....................  46     Senior Vice President -- Customer Service
Douglas R. Ritter....................  42     Senior Vice President -- Sales
G. Robert Thompson...................  38     Senior Vice President -- Operations Staff
Ruth Williams........................  43     Senior Vice President, General Counsel and Assistant
                                                Secretary


---------------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Board Affairs Committee of the Board of Directors.

(3) Member of the Compensation and Management Development Committee of the Board of Directors.

(4) Member of the Executive Committee of the Board of Directors.

(5) Member of the Finance Committee of the Board of Directors.

     RICHARD C. ALBERDING has been a director of PageNet since 1994. From 1958 through 1991, Mr. Alberding held various management positions with Hewlett-Packard Co., including Executive Vice President. Mr. Alberding also serves as a director of Digital Microwave Corporation, Kennametal, Inc., Sybase, Inc., Walker Interactive Systems, Inc., JLK Direct, Inc. and PCTel, Inc.

     LYNN A. BACE has served as Executive Vice President and Chief Administrative Officer of PageNet since June 1999. She served as Executive Vice President -- Sales and Marketing of PageNet from December 1998 through June 1999, and as Senior Vice President -- Marketing of PageNet from August 1998 to December 1998. Prior to that, Ms. Bace was employed in several executive positions with Kraft Foods, Inc. from September 1993 to April 1997, most recently as Executive Vice President and General Manager for a division of Kraft.

     ANDREAS K. BREMER has served as Vice President of Finance and Treasurer of PageNet since February 2000, and as Vice President and Treasurer since joining PageNet in August 1999. Prior to that time, Mr. Bremer served in various executive positions with Commerzbank AG from 1986 to 1999, most recently as Senior Vice President and General Manager of various branches in the United States and Germany.

     HERMANN BUERGER has been a director of PageNet since 1998. Mr. Buerger has held the position of Executive Vice President and General Manager of North American Operations for Commerzbank AG since 1989. Mr. Buerger also serves as a director of Security Capital Group, Inc. and United Dominion Industries.

     JULIAN B. CASTELLI has served as Senior Vice President and Chief Financial Officer of PageNet since June 1999. He also serves as Acting Chief Financial Officer of Vast, a position he has held since December 1999. Mr. Castelli served as Vice President and Treasurer for PageNet from July 1998 to June 1999. Prior to joining PageNet, Mr. Castelli was employed by McKinsey & Company, an international consulting firm, from August 1995 to July 1998, serving as Engagement Manager from June 1997. Mr. Castelli served in the Corporate Finance Department of Goldman, Sachs & Co. as an analyst from 1990 to 1993.

     JEFFREY M. CUNNINGHAM has been a director of PageNet since 1998. Mr. Cunningham currently serves as Chairman of ILIFE Holdings. Mr. Cunningham served as the President of Planet Direct, an internet media company and majority owned subsidiary of CMGI, Inc., from December 1998 to March 2000. Previously, Mr. Cunningham served as President and Chief Executive Officer of Knowledge Universe, an internet media company, from July 1998 through December 1998. From June 1993 through July 1998, Mr. Cunningham was the Group Publisher for Forbes, Inc. Mr. Cunningham also serves as a director of Countrywide Credit, Inc., Data General Corp. and Schindler Holdings.

     GARY J. FERNANDES has been a director of PageNet since 1999. Mr. Fernandes is Chairman of the Board of Directors and Chief Executive Officer of GroceryWorks.com, a Dallas-based Internet home fulfillment service specializing in groceries since January 2000. Previously, Mr. Fernandes served as Managing Partner of Convergent Partners LLC, a private equity capital investment firm from January 1999 to January 2000. Mr. Fernandes previously held the position of Vice Chairman as well as other senior management positions with Electronic Data Systems Corporation from 1969 through 1998. Mr. Fernandes also serves as a director of 7-Eleven Inc. and John Wiley & Sons, Inc.


     JOHN P. FRAZEE, JR. has been a director of PageNet since 1995 and has served as Chairman of the Board of Directors and Chief Executive Officer of PageNet since June 1999 and of Vast since December 1999. From August 1997 through June 1999, Mr. Frazee served as Chairman of the Board, President and Chief Executive Officer of PageNet. Mr. Frazee was a private investor from August 1993 to August 1997. Mr. Frazee also serves as a director of Security Capital Group, Inc., Dean Foods Company, Cabot Microelectronics Corporation and Homestead Village Incorporated.


     JASON G. GILLESPIE has served as Senior Vice President and Chief Technology Officer of PageNet since February 2000. From October 1999 through February 2000 Mr. Gillespie served as Senior Vice President of Network Services, and from June 1999 to October 1999 he served as Vice President of Network Services of PageNet. From December 1997 to June 1999 Mr. Gillespie was Vice President of Field Operations of PageNet. Mr. Gillespie was a Vice President and General Manager of PageNet prior to December 1997 and has been employed by PageNet for eight years.

     JOHN S. LLEWELLYN, JR. has been a director of PageNet since 1997. From 1982 to his retirement in 1997, Mr. Llewellyn held various management positions with Ocean Spray Cranberries, Inc., including Chief Executive Officer. Mr. Llewellyn also serves as a director of Dean Foods Company.

     ROBERT J. MILLER has been a director of PageNet since 1999. From 1989 to January 1999, Mr. Miller served as the Governor of Nevada. Upon his retirement as Governor, Mr. Miller became a Senior Partner in the law firm of Jones Vargas in Las Vegas, Nevada and Reno, Nevada. Mr. Miller also serves as a director of America West Airlines, International Game Technology, Newmont Mining Corporation, Zenith Insurance Corp., National Center for Missing & Exploited Children and the American Cancer Society Foundation; and as a member of the Advisory Board of the Secretary of Energy, Americans for Technology Leadership and Com-Net Ericsson.

     EDWARD W. MULLINIX, JR. has served as President and Chief Operating Officer of PageNet since June 1999. He served as Executive Vice President -- Operations for PageNet from February 1998 through June

1999, and as Senior Vice President -- Strategic Planning for PageNet from November 1997 to February 1998. From September 1995 to October 1997, Mr. Mullinix served as Senior Vice President of Finance and Administration and Chief Financial Officer of The Haskell Company. He was Vice President -- Finance for LCI, Ltd. from August 1994 to April 1995.

     TIMOTHY J. PAINE has served as Senior Vice President -- Customer Service for PageNet since March 1998. Prior to joining PageNet, Mr. Paine served in various positions for American Express Travel Related Services, Inc. from 1982 to March 1998, most recently as Vice President of Credit and Operations for the new accounts branch of American Express Centurion Bank.

     DOUGLAS R. RITTER has served as Senior Vice President -- Sales for PageNet since January 1999. Mr. Ritter served as Senior Vice President -- Corporate Development for PageNet from February 1998 to January 1999 and as Vice President -- Corporate Development for PageNet from December 1997 to February 1998. Mr. Ritter served as Vice President -- Business Planning for PageNet from January 1996 to December 1997 and as Vice President -- New Business Development for PageNet from July 1993 to January 1996.

     G. ROBERT THOMPSON has served as Senior Vice President -- Operations Staff for PageNet since June 1999. He also served as Senior Vice President -- Process Improvement for PageNet from November 1998 to June 1999. Mr. Thompson served as Vice President -- Finance for PageNet from February 1995 to November 1998 and was Corporate Controller for PageNet from 1990 to 1995.

     RUTH WILLIAMS has served as Senior Vice President, General Counsel and Assistant Secretary for PageNet since May 1997. Prior to joining PageNet, Ms. Williams was Associate General Counsel for First Data Corporation from September 1996 to April 1997. Ms. Williams was employed by Automatic Data Processing, Inc. from 1986 to 1996, most recently as Staff Vice President and Associate General Counsel.

COMPENSATION OF DIRECTORS

     Directors that are also full-time officers of PageNet do not receive any additional compensation for serving on the board or its committees. Directors who are not full-time officers receive an annual retainer of $20,000, plus $1,500 for each meeting they attend in person, $1,000 for each teleconference meeting in which they participate, and reimbursement for traveling costs and other out-of-pocket expenses incurred. Directors who serve on one or more committees receive $5,000 per year for their service. Directors who serve as a chairman of one or more of these committees receive an additional $5,000 per year.

     In addition, pursuant to PageNet's 1992 director compensation plan, each non-employee director is granted an option to purchase 45,000 shares of PageNet common stock. The exercise price is the fair market value on the date of grant. The options vest in five equal annual installments so long as the person remains a director of PageNet. In addition to these initial grants, subsequent grants to purchase an additional 45,000 shares are made to each director on the date that the options granted to such director under the 1992 director compensation plan become fully exercisable. The exercise price for these options is also the fair market value on the date of the grant. These options vest in five equal annual installments so long as the person remains a director of PageNet.

     The 1992 director compensation plan also allows a director to waive his or her right to the cash retainer and meeting fees and instead:

     - receive the number of shares of PageNet common stock equal to the dollar amount of the annual retainer, meeting and other fees due for such year;

     - defer receipt of all compensation until a designated future date, and invest such compensation in an interest-bearing account; or

     - defer receipt of all compensation until a designated future date, and invest such compensation in a phantom stock account whose value will increase and decrease with the value of PageNet's stock.

     A director who elects to defer receipt of his or her cash retainer and meeting fees and invest such compensation in a phantom stock plan will be credited with share units, with one share unit being equivalent to a share of PageNet common stock. The number of share units deposited in a director's deferred compensation account is equal to the amount of compensation deferred divided by the then current trading price of PageNet common stock. Although no actual shares of PageNet common stock are transferred into the director's deferred compensation account, the value of the director's share units equal the trading price of PageNet's common stock from time to time. Directors elect the form, method and timing of the distribution of the deferred compensation. Directors may elect to receive distributions of the amounts credited with share units in the form of cash, shares of PageNet common stock, or in any combination of cash and shares of PageNet common stock.


     In 1998, each director waived his rights to cash payments and elected to receive deferred shares of PageNet common stock. Messrs. Alberding, Buerger, Fernandes and Llewellyn elected to defer their compensation to phantom stock units in 1999. Messrs. Cunningham and Miller elected to receive their 1999 compensation in cash. All directors have elected to receive their 2000 compensation in cash.


SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid by PageNet for services rendered in all capacities for the years ended December 31, 1999, 1998 and 1997 of PageNet's chief executive officer, and those persons who were, at December 31, 1999, the other four most highly compensated executive officers of PageNet. Positions indicated are as of December 31, 1999.

                                            ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                  ----------------------------------------    ------------------------
                                                                                            SECURITIES
                                                                              RESTRICTED    UNDERLYING          ALL
                                                                                STOCK        OPTIONS           OTHER
                                  YEAR     SALARY      BONUS       OTHER      AWARDS($)      (SHARES)     COMPENSATION(1)
                                  ----    --------    --------    --------    ----------    ----------    ---------------
John P. Frazee, Jr. ............  1999    $640,385    $     --    $ 95,958(2) $      --        311,500       $  2,229
  Chairman and                    1998     671,875     430,000      90,706(3)        --        100,000          2,333
  Chief Executive Officer of      1997     279,571(4)  150,000      50,938(5)   100,000(6)     600,000         20,000(7)
  PageNet and Vast
Mark A. Knickrehm(8)............  1999     299,038          --       4,172(9)        --        165,000          3,875
  President and Chief             1998     266,036     230,000(10)   43,573(11)        --      300,000             --
  Operating Officer of Vast       1997          --          --          --           --             --             --
Edward W. Mullinix, Jr.(12).....  1999     292,949          --       4,928(13)        --       165,000          4,825
  President and Chief             1998     247,916     120,000      41,589(14)        --        50,000          3,750
  Operating Officer               1997      45,337      60,000       7,837(15)        --       250,000             --
Lynn A. Bace(16)................  1999     216,218          --       2,742(17)        --       115,000             --
  Executive Vice President and    1998      93,750      51,000          --           --        250,000             --
  Chief Administrative Officer    1997          --          --          --           --             --             --
William G. Scott(18)............  1999     213,462          --       2,043(19)        --        25,000          5,000
  Senior Vice President -- Chief  1998     224,583      72,000          --           --         20,000          5,000
  Technology Officer of Vast      1997     215,000      80,000          --       55,313(20)    113,464          4,750

---------------
 (1) Represents matching contributions to PageNet's 401(k) Plan, except where noted.

 (2) Includes housing allowance of $61,069.

 (3) Includes housing allowance of $66,158.

 (4) Annual compensation for 1997 represents compensation for the period from August 4, 1997, when Mr. Frazee became Chairman, President and Chief Executive Officer of PageNet, through December 31, 1997.

 (5) Includes payment of $23,214 to defray Mr. Frazee's expenses associated with relocation to the Dallas, Texas area.

 (6) Represents the fair market value on the date of grant of 11,510 shares of PageNet common stock awarded to Mr. Frazee on August 4, 1997.

 (7) Represents compensation for services rendered as a non-employee director of PageNet.

 (8) Annual compensation for 1998 represents compensation for the period from February 4, 1998, when Mr. Knickrehm became employed with PageNet as its Executive Vice President and Chief Financial Officer, through December 31, 1998. On June 2, 1999, Mr. Knickrehm was promoted to President and Chief Operating Officer of Vast. On May 26, 2000, Mr. Knickrehm resigned as President and Chief Operating Officer of Vast.

 (9) Includes $4,928 of long-term disability insurance premiums paid by PageNet.

(10) Includes a $100,000 employment bonus and $130,000 paid as an annual bonus for performance in 1998.

(11) Includes payments of $43,573 made to defray Mr. Knickrehm's expenses associated with relocation to the Dallas, Texas area.

(12) Mr. Mullinix joined PageNet on November 3, 1997 as Senior Vice President of Strategic Planning, and was promoted to Executive Vice
     President -- Operations of PageNet on February 4, 1998. On June 2, 1999, Mr. Mullinix was promoted to President and Chief Operating Officer of PageNet.

(13) Includes $4,928 of long-term disability insurance premiums paid by PageNet.

(14) Includes payment of $41,589 made to defray Mr. Mullinix's expenses associated with relocation to the Dallas, Texas area.

(15) Includes payments of $7,837 made to defray Mr. Mullinix's expenses associated with relocation to the Dallas, Texas area.

(16) Ms. Bace joined PageNet on August 19, 1998 as Senior Vice President of Marketing and was promoted to Executive Vice President and Chief Administrative Officer of PageNet on June 2, 1999.

(17) Includes $2,742 of long-term disability insurance premiums paid by PageNet.

(18) Mr. Scott served as Senior Vice President and Chief Technology Officer of PageNet from June 1999 through December 1999. Upon Mr. Scott's change to his current position with Vast, he was no longer an executive officer of PageNet; therefore, Mr. Scott is not listed as an executive officer of PageNet in "PageNet's Management."

(19) Includes $2,043 of long-term disability insurance premiums paid by PageNet.

(20) Represents the fair market value on the date of grant of 5,000 shares of PageNet common stock awarded to Mr. Scott on February 2, 1997, vesting at the rate of 20% per year beginning on February 2, 1998 through 2002, contingent upon meeting performance goals.

OPTION GRANTS IN 1999

     The following table sets forth information on grants of options to purchase PageNet common stock during the year ended December 31, 1999, to PageNet's chief executive officer and those persons who were, at December 31, 1999, the other most highly compensated executive officers of PageNet.

                                NUMBER OF    PERCENTAGE OF
                                 SHARES      TOTAL OPTIONS
                               UNDERLYING     GRANTED TO                                        PRESENT VALUE
                                 OPTIONS       EMPLOYEES                                           ON DATE
NAME                           GRANTED (1)      IN 1999      EXERCISE PRICE   EXPIRATION DATE    OF GRANT(2)
----                           -----------   -------------   --------------   ---------------   -------------
John P. Frazee, Jr. .........    311,500         7.54%          $6.1250          01/20/09        $1,907,938

Mark A. Knickrehm(3).........     65,000                         6.1250          01/20/09           398,125
                                 100,000                         3.3438          06/10/09           334,380
                                 -------                                                         ----------
          Subtotal...........    165,000         3.99%                                              732,505
                                 -------                                                         ----------

Edward W. Mullinix, Jr. .....     65,000                         6.1250          01/20/09           398,125
                                 100,000                         3.3438          06/10/09           334,380
                                 -------                                                         ----------
          Subtotal...........    165,000         3.99%                                              732,505
                                 -------                                                         ----------

Lynn A. Bace.................     65,000                         6.1250          01/20/09           398,125
                                  50,000                         3.3438          06/10/09           167,190
                                 -------                        -------                          ----------
          Subtotal...........    115,000         2.78%                                              565,315
                                 -------                                                         ----------

William G. Scott.............     25,000            *            6.1250          01/20/09           153,125

---------------
 *  Less than 1%

(1) All options are exercisable only so long as employment continues or within limited periods following termination of employment. All options have a term of 10 years. All options vest in five equal annual installments beginning on the date of the grant, except that all of such options would vest at the closing of the merger by virtue of a change in control of the ownership of PageNet.

(2) The determination of the present value of PageNet common stock on the date of the grant is based on the Black-Scholes pricing model. Estimated values under the Black-Scholes model are based on standard assumptions as to variables in the model such as stock price volatility, projected future dividend yield and interest rates. In addition, the estimated value is discounted for potential forfeiture due to vesting schedules. The discount rate is consistent with PageNet's employment turnover experience over time. The estimated Black-Scholes values above are based on a range of values for the key variable. The range reflects different values in effect on the grant date of the option: volatility -- ranged from .559 to .583; dividend yield -- 0%; turnover -- 8% per year; risk-free interest rate -- yield to maturity of 10-year treasury note at grant date (rates ranged from 5.41% to 5.56%). The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a Black-Scholes model. Currently, all such stock options have no value because the trading price of PageNet shares is below the option exercise prices.

(3) On May 26, 2000, Mr. Knickrehm resigned as President and Chief Operating Officer of Vast.

AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth information related to the unexercised options to purchase PageNet common stock that were granted during the year ended December 31, 1999, and prior years under PageNet's 1991 stock option plan to the named officers and held by them at December 31, 1999.

                                                            NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                OPTIONS HELD            IN-THE-MONEY OPTIONS HELD
                            SHARES                          AT DECEMBER 31, 1999         AT DECEMBER 31, 1999(1)
                          ACQUIRED ON                    ---------------------------   ----------------------------
NAME                       EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                      -----------   --------------   -----------   -------------   -----------    -------------
John P. Frazee, Jr......       0              0            820,600        235,900           0               0
Mark A. Knickrehm(2)....       0              0            226,000        239,000           0               0
Edward W. Mullinix,
  Jr....................       0              0            226,000        239,000           0               0
Lynn A. Bace............       0              0            136,000        229,000           0               0
William G. Scott........       0              0            105,464         53,000           0               0

---------------
(1) Based on the difference between the exercise price of each option and $0.8130, the last reported sales price of PageNet common stock on the Nasdaq National Market on December 31, 1999, the last trading date in PageNet's 1999 fiscal year.
(2) On May 26, 2000, Mr. Knickrehm resigned as President and Chief Operating Officer of Vast, and forfeited all options.

CONTRACTS RELATED TO EMPLOYMENT

     PageNet and Mr. Frazee entered into an employment agreement on August 4, 1997. This agreement provides that Mr. Frazee is to be employed until July 31, 1998. The agreement is automatically extended for one-year periods unless either PageNet or Mr. Frazee notifies the other party of termination not less than 90 days prior to the beginning of any one-year renewal period. The employment agreement provided for a base salary of $650,000 and a target bonus of $350,000 if PageNet achieved the objectives established by the board of directors during the initial one-year term of the contract, and allowed the board to change Mr. Frazee's compensation during subsequent one-year terms. Mr. Frazee's current base salary is $675,000 and current target bonus is $675,000 if PageNet achieves the objectives established by the board of directors. The employment agreement also provides that at least 40% of the bonus is to be paid in shares of PageNet common stock. The board of directors gave Mr. Frazee his 1997 and 1998 bonuses in cash, with the understanding that he would use 40% or more of the bonus to purchase PageNet common stock in the public market. No bonus was awarded in 1999. Mr. Frazee has purchased shares in excess of this requirement. Upon signing the employment agreement, Mr. Frazee was granted options to purchase 600,000 shares of common stock, all of which have vested. Mr. Frazee also was awarded 11,510 shares of PageNet common stock under PageNet's 1997 restricted stock plan. In addition, PageNet provides Mr. Frazee with transportation to and from his residence in Florida.

     On January 20, 1999, the board of directors approved a severance plan which would provide benefits to substantially all of PageNet's employees in the event of a "change of control" of PageNet. "Change of control" is defined as any merger, sale or other transaction which results in 35% or more of PageNet common stock being held by an outsider, or any change in the composition of a majority of the board of directors. This definition is consistent with the change of control provisions that trigger accelerated vesting under PageNet's 1991 employee stock option plan. The severance plan provides for severance amounts ranging from 50% to 300% of an employee's annual salary and annual target bonus compensation and payment of a pro-rated portion of the employee's target bonus compensation. In addition, the severance plan provides that the employee will continue to receive substantially similar medical insurance, disability income protection, life insurance protection and death benefits, and perquisites for at least one year following the date of the employee's termination of employment at no additional cost to the employee above the cost paid by the employee for such benefits immediately prior to the change of control. The severance plan provides no special pension benefits. An employee is entitled to receive benefits under the severance plan if PageNet or its successor in interest terminates the employee without cause or the employee resigns for good reason during the 12-month period immediately following a change in control. Good reasons for an employee's resignation under the severance plan include a reduction in the employee's compensation, a significant change in the employee's duties, responsibilities, title or authorities, relocation of the employee's office to a location more than 50 miles from the location of the employee's office prior to the change in control, and PageNet's failure to obtain the agreement from a successor to assume and agree to perform the severance plan. The amount an employee will receive depends upon the employee's position at PageNet. Payments under the plan are made in one lump sum. At the time of its consideration of the Arch merger, PageNet's board of directors approved an increase in the severance percentages applicable to the Chairman and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Administrative Officer, Senior Vice President and Chief Financial Officer of the PageNet or President and Chief Operating Officer of Vast from 200% to 300%, and the Regional Sales Vice Presidents from 100% to 200%, of their annual salary and annual target bonus compensation. Subsequently, the board approved a further amendment to the plan to provide for a gross up of the amount payable to John P. Frazee, Jr., Edward W. Mullinix, Jr., Lynn A. Bace and Julian B. Castelli under the plan on account of excise taxes anticipated to be payable by those individuals upon a distribution pursuant to the plan. PageNet's severance plan will be assumed by PageNet either pursuant to the bankruptcy plan or pursuant to a motion filed by PageNet prior to confirmation of the bankruptcy plan.

                              THE COMBINED COMPANY

BUSINESS

     The combined company to be formed by the merger of Arch and PageNet will be the largest paging company and one of the largest wireless messaging companies in the United States, in terms of units in service.

     PageNet and Arch believe that the combined company will be better positioned than either company is currently to compete with large telephone, cellular and PCS providers which are increasingly offering well accepted services that compete effectively with both traditional and advanced paging services, in some cases at significantly lower prices. The combination of PageNet's range of wireless messaging products and advanced wireless messaging network with Arch's extensive national accounts and sales and marketing infrastructure should enable the combined company to:

     - offer advanced messaging services and an expanded set of related products and services such as Internet-based wireless information, over PageNet's advanced wireless messaging network, with the goal of offsetting the growing decline in demand for traditional paging services by increased demand for advanced messaging services;

     - create significant economic efficiencies which may help the combined company to continue to price its services and products competitively; and

     - create a financially stronger company as a result of the reduced leverage of the combined company, although the combined company's pro forma leverage ratio of approximately 4.0 times earnings before interest, income taxes, depreciation and amortization may still impair its operational flexibility.

     Nevertheless, there can be no assurance that the combined company will successfully meet the challenges posed by declining demand for traditional paging services and increasing competition from large telephone, cellular and PCS providers.

MANAGEMENT

     The combined company's board of directors will consist of six designees of the current Arch board, three designees of the PageNet board and up to three designees of PageNet's three largest noteholders. If any of such noteholders do not designate directors for themselves, Arch's current board will designate additional directors instead, so that there may be up to nine Arch nominees.

     None of PageNet's three largest noteholders has informed Arch or PageNet whether it intends to designate a director. PageNet's board has not yet designated its three directors to the board of the combined company. Arch's board has not yet designated its six directors to the board of the combined company.

     Mr. Frazee will become chairman of the board of the combined company, Mr. Baker will continue to serve as chief executive officer, and Arch's other executive officers will retain their current positions. Arch has announced the senior management team for the combined company, which does not include any PageNet officers. If all of the officers wished to continue but were terminated or constructively terminated, they would receive a total of approximately $14.2 million in estimated severance benefits. See "PageNet's Management -- Change of Control Severance Plan."

PRO FORMA INFORMATION, UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES


     On a pro forma basis at June 30, 2000, the combined company would have had approximately 14.0 million units in service, total assets of $2.8 billion and total long-term debt of $1.8 billion, assuming that all of the outstanding discount notes are exchanged for common stock. For the year ended December 31, 1999, the combined company would have had pro forma total revenues of $1.7 billion, adjusted pro forma earnings before interest, income taxes, depreciation and amortization of $471.0 million and net loss of $435.0. This pro forma net loss excludes the effects of an extraordinary gain relating to the extinguishment of debt of $7.0 million and the negative $40.8 million cumulative effect of accounting change relating to Arch's and PageNet's original application of Statement of Position 98-5 "Reporting on The Costs of Start-Up Activities." For the six months ended June 30, 2000, the combined company would have had pro forma total revenues of $814.5 million, adjusted pro forma earnings before interest, income taxes, depreciation and amortization of $215.4 million and a net loss of $228.6 million. This pro forma net loss excludes the effect of an extraordinary gain of $52.1 million relating to the extinguishment of Arch debt. These amounts also excludes the impact of expected operational cost synergies. For the year ended December 31, 1999, the combined company's pro forma cash flows provided by operating activities used in investing activities and provided by financing activities would have been $325.2 million, $894.7 million and $717.7 million, respectively. For the six months ended June 30, 2000, the combined company's pro forma cash flows provided by operating activities used in investing activities, and provided by financing activities were $159.4 million, $82.3 million and $27.9 million, respectively. The adjusted pro forma cash flow information assumes that the merger and related transactions had been effected as of January 1, 1999. Leverage for the combined company on a pro forma basis, as measured by the ratio of total debt to adjusted pro forma earnings before interest, income taxes, depreciation and amortization for the year ended December 31, 1999 and the six months ended June 30, 2000, would have been 3.8 to 1.0 and 4.3 to 1.0, respectively. This also excludes the impact of expected operational cost synergies. Adjusted pro forma earnings before interest, income taxes, depreciation and amortization is earnings before interest, income taxes, depreciation and amortization, net of restructuring charges, bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net) and extraordinary items. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."


     Arch and PageNet have developed the unaudited combined company projections contained in Annex D. The projections consist of projected operating and financial results for the three months ending December 31, 2000 and the year ending December 31, 2001. The projections assume that the merger and related transactions will take place as of October 1, 2000. The projections have been prepared for filing with the bankruptcy court following the methodology customarily used by companies in preparing projections for filing with a bankruptcy court.

     THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR PAGENET HAVE EXAMINED OR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     ARCH AND PAGENET DO NOT PUBLISH PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. HOWEVER, TO THE EXTENT THEY BELIEVE THAT THE SECURITIES LAWS REQUIRE, ARCH AND PAGENET WILL:

     - FURNISH UPDATED COMBINED COMPANY PROJECTIONS,

     - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR

     - OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE SECURITIES LAWS REQUIRE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE, REGARDING ARCH'S AND PAGENET'S FINANCIAL CONDITION AND MAY EXTEND TO SITUATIONS WHERE MANAGEMENT KNOWS OR HAS REASON TO KNOW ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS. MANAGEMENT OF ARCH AND PAGENET BELIEVE THAT THE PROJECTED AMOUNTS ARE THE MOST PROBABLE SPECIFIC AMOUNTS THAT THEY CAN FORECAST AND THAT THE ESTIMATES AND ASSUMPTIONS THEY HAVE MADE IN ARRIVING AT THESE AMOUNTS ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND PAGENET. NO REPRESENTATIONS CAN BE OR

ARE MADE AS TO WHETHER ACTUAL RESULTS WILL MEET THE RESULTS SET FORTH IN THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, ARE NOT A GUARANTEE OR OTHER ASSURANCE THAT THE ACTUAL RESULTS THAT WILL OCCUR, AS PROJECTED. SEE "FORWARD-LOOKING STATEMENTS."

     The projections contemplate that Arch should be able to operate its business, fund its foreseeable capital commitments and service its debt for the three months ending December 31, 2000 and the year ending December 31, 2001. The projections contemplate that, for the three months ending December 31, 2000, Arch will borrow approximately $10.0 million under its available line of credit so that, together with its projected opening cash balance of $49.2 million and projected adjusted earnings before interest, income taxes, depreciation and amortization of $112.5 million, it will have sufficient cash to pay projected interest of $50.8 million, capital expenditures of $59.0 million, transaction costs and working capital requirements relating to the merger of $52.4 million and reduce borrowings by a projected $5.6 million. During 2001, the projections contemplate that adjusted earnings before interest, income taxes, depreciation and amortization of $507.0 million will be sufficient to pay projected interest of $192.0 million, income taxes of $15.0 million, capital expenditures of $232.3 million, working capital requirements of $10.3 million and reduce borrowings by a projected $54.2 million.

                          DESCRIPTION OF INDEBTEDNESS

     Arch and its principal operating subsidiaries each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on Arch's operations.

  Secured Credit Facility

     A principal operating subsidiary has a secured credit facility that currently permits it to borrow up to $577.9 million from The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank, PLC and other financial institutions. At December 31, 1999, $438.9 million of borrowings were outstanding.

     The facility consists of a $175.0 million reducing revolving Tranche A facility, a $100.0 million Tranche B facility and a $302.9 million Tranche C facility. The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility converted into a term loan on June 27, 1999 and will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility began amortizing in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

     On March 23, 2000, the senior credit facility was amended to add a $746.6 million Tranche B-1 term loan to be used to assume obligations under PageNet's existing credit facility upon completion of the pending PageNet merger. The Tranche B-1 term loan will be amortized in quarterly installments commencing March 31, 2001, with an ultimate maturity date of June 30, 2006.

     Arch and substantially all of its operating subsidiaries are either borrowers or guarantors under the secured credit facility. Direct obligations and guarantees under the facility are secured by a pledge of the capital stock of some operating subsidiaries and by security interests in various assets.

     Borrowings under the secured credit facility bear interest based on a reference rate equal to either:

     - The Bank of New York's announced alternate base rate plus a margin of between 0.75% and 5.625%, determined by comparing total debt to annualized earnings before interest, income taxes, depreciation and amortization;

     - The Bank of New York's announced LIBOR rate, plus a margin of between 2.0% and 6.875%, determined by comparing total debt to annualized earnings before interest, income taxes, depreciation and amortization.


     The weighted average interest rate was 11.5% on June 30, 2000 and has varied from 10.7% to 11.6% since the facility was comprehensively amended in June 1999.


     The secured credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility. These fees vary depending on specified ratios of total debt to annualized earnings before interest, income taxes, depreciation and amortization.

     The secured credit facility contains restrictions that limit, among other things:

     - additional indebtedness and encumbrances on assets;

     - cash dividends and other distributions;

     - mergers and sales of assets;

     - the repurchase or redemption of capital stock;

     - investments;

     - acquisitions that exceed certain dollar limitations without the lenders' prior approval; and

     - prepayment of indebtedness other than indebtedness under the secured credit facility.

     In addition, the secured credit facility requires Arch and its subsidiaries to meet financial covenants, including ratios of earnings before interest, income taxes, depreciation and amortization to fixed charges, earnings before interest, income taxes, depreciation and amortization to debt service, earnings before interest, income taxes, depreciation and amortization to interest service and total indebtedness to earnings before interest, income taxes, depreciation and amortization.

  Subsidiary's Senior Notes

     Another principal operating subsidiary of Arch has the following issues of unsecured senior notes outstanding:

PRINCIPAL AMOUNT     INTEREST
ACCRETED AT 9/30/99    RATE      MATURITY DATE     INTEREST PAYMENT DATES
-------------------  --------   ----------------   ----------------------
$125.0 million        9 1/2%    February 1, 2004   February 1, August 1
$100.0 million           14%    November 1, 2004   May 1, November 1
$127.5 million       12 3/4%    July 1, 2007       January 1, July 1
$139.8 million       13 3/4%    April 15, 2008     April 15, October 1

     Redemption. The subsidiary may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

                 9 1/2% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
February 1, 1999 to January 31, 2000     104.750%
February 1, 2000 to January 31, 2001     103.167%
February 1, 2001 to January 31, 2002     101.583%
On or after February 1, 2002             100.000%

                   14% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
November 1, 1999 to October 31, 2000     107.000%
November 1, 2000 to October 31, 2001     104.625%
November 1, 2001 to October 31, 2002     102.375%
On or after November 1, 2002             100.000%

                 12 3/4% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
July 1, 2003 to June 30, 2004            106.375%
July 1, 2004 to June 30, 2005            104.250%
July 1, 2005 to June 30, 2006            102.125%
On or after July 1, 2006                 100.000%

                 13 3/4% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
April 15, 2004 to April 14, 2005         106.875%
April 15, 2005 to April 14, 2006         104.583%
April 15, 2006 to April 14, 2007         102.291%
On or after April 15, 2007               100.000%

     In addition, until July 1, 2001, the subsidiary may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes until July 1, 2001, or up to 35% in principal amount of the 13 3/4% senior notes until April 15, 2002, at a redemption price equal to 112.75% of the principal amount of the 12 3/4% senior notes or 113.75% of the principal amount of the 13 3/4% senior notes, together with accrued interest. The subsidiary may make such redemption, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes, and only if 13 3/4% senior notes with an aggregate principal amount of at least $95.6 million remain outstanding immediately after giving effect to any such redemption of 13 3/4% senior notes. Arch is not, however, obligated to redeem any 12 3/4% senior notes or 13 3/4% senior notes with the proceeds of any equity offering.

     Restrictive Covenants. The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

     Changes in Control. Upon the occurrence of a change of control of Arch or a principal operating subsidiary, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the four series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

     - the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

     - specified types of changes in the board of directors;

     - the sale or transfer of all or substantially all of the corporation's assets; or

     - merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

     Arch does not believe that the merger will result in a change in control, as defined.

     Events of Default. The following constitute events of default under the indentures:

     - a default in the timely payment of interest on the senior notes if such default continues for 30 days;

     - a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

     - the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

     - specified events of bankruptcy, insolvency or reorganization involving the borrowers;

     - a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;

     - the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

     - the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

     - the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

  Arch's Discount Notes

     In March 1996, Arch issued 10 7/8% discount notes representing $467.4 million in aggregate principal amount at maturity. The discount notes are scheduled to mature on March 15, 2008. The discount notes were issued at a substantial discount from the principal amount due at maturity. As of June 30, 2000, Arch has outstanding $172.4 principal amount at maturity of discount notes. Interest does not accrue on the discount notes prior to March 15, 2001. After that date, interest will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

     Arch may choose to redeem any amount of discount notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

REDEMPTION DATE                                                 REDEMPTION PRICE
---------------                                           ----------------------------
March 15, 2001 to March 14, 2002                          104.078% of principal amount
March 15, 2002 to March 14, 2003                          102.719% of principal amount
March 15, 2003 to March 14, 2004                          101.359% of principal amount
On or after March 15, 2004                                100.000% of principal amount

     The indenture for the discount notes contains restrictive covenants, change in control provisions and events of default that are generally comparable to those of the senior notes described above.

  Arch's Convertible Debentures

     As of June 30, 2000, Arch has outstanding $1.0 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest is payable twice a year on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is currently convertible into common stock at a conversion price of $50.25 per share at any time prior to redemption or maturity.

     Arch may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

REDEMPTION DATE                                                 REDEMPTION PRICE
---------------                                           ----------------------------
December 1, 1997 to November 30, 1998                     104.050% of principal amount
December 1, 1998 to November 30, 1999                     103.375% of principal amount
December 1, 1999 to November 30, 2000                     102.700% of principal amount
December 1, 2000 to November 30, 2001                     102.025% of principal amount
December 1, 2001 to November 30, 2002                     101.350% of principal amount
December 1, 2002 to November 30, 2003                     100.675% of principal amount
On or after December 1, 2003                              100.000% of principal amount

     The convertible debentures represent senior unsecured obligations of Arch and are subordinated to senior indebtedness of Arch, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of Arch or its subsidiaries.

     Upon the occurrence of a fundamental change, as defined in the indenture, each holder of convertible debentures has the right to require Arch to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

     - acquisition by a person or a group of beneficial ownership of stock of Arch entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the board of directors;

     - specified types of changes in Arch's board of directors;

     - any merger, share exchange, or sale or transfer of all or substantially all of the assets of Arch to another person, with specified exceptions;

     - the purchase by Arch of beneficial ownership of shares of its common stock if the purchase would result in a default under any senior debt agreements to which Arch is a party; or

     - distributions of common stock by Arch to its stockholders in specified circumstances.

     The following constitute events of default under the indenture:

     - a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

     - a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

     - a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default;

     - a default under any indebtedness for money borrowed by Arch that results in more than $5.0 million of indebtedness being accelerated; or

     - the occurrence of events of bankruptcy, insolvency or reorganization with respect to Arch.

                             ARCH'S SPECIAL MEETING


     We are furnishing this proxy statement to the holders of Arch common stock, Class B common stock, Series C preferred stock and Class D preferred stock in connection with the solicitation of proxies by the Arch board of directors for use at the special meeting of Arch stockholders to be held on September 29, 2000, and any adjournment or postponement of the meeting. We have included a form of proxy for use at the special meeting with each copy of this proxy statement.


     This proxy statement and the accompanying form of proxy are first being furnished to the Arch stockholders on or about [DATE], 2000.

DATE, TIME AND PLACE


     The special meeting will be held on September 29, 2000 at 11:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109.


MATTERS TO BE CONSIDERED

     At the special meeting and any adjournment or postponement of the special meeting, Arch stockholders will be asked:

     - to consider and vote upon a proposal to issue up to approximately 130,000,000 shares of Arch's common stock pursuant to the agreement and plan of merger, dated as of November 7, 1999, as subsequently amended, among Arch, PageNet and a wholly owned subsidiary of Arch;

     - to consider and vote upon a proposal to amend Arch's restated certificate of incorporation to: increase the number of authorized shares of Arch common stock from 150,000,000 to 300,000,000 shares; and

     - to transact such other business as may properly come before the special meeting.

     The approval of each of the first two proposals is conditioned upon approval of the other proposal. Accordingly, a vote against either of the first two proposals will have the same effect as a vote against both proposals.

VOTING AND REVOCATION OF PROXIES

     If you attend the special meeting, you may vote by ballot. The Arch board of directors is soliciting proxies, however, to ensure that Arch stockholders have the opportunity to vote on the proposals to be considered at the special meeting if they are unable to attend. Accordingly, we request that you complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope or otherwise mail it to Arch. Brokers holding shares in "street name" as nominees for their clients may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that Arch receives prior to the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve each of the proposals.

     The Arch board of directors does not currently intend to bring any other business before the special meeting and, so far as the Arch board of directors knows, no other matters are to be brought before the special meeting. If any other matters are properly presented for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger agreement, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

     Stockholders may revoke their proxies at any time prior to its use by

     - delivering to the secretary of Arch a signed notice of revocation or a later-dated, signed proxy; or

     - attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED


     At the close of business on August 11, 2000, the record date, there were 63,961,997 shares of Arch common stock outstanding and entitled to one vote per share; 2,508,652 shares of Class B common stock outstanding and entitled to 1/100th of one vote per share, 250,000 shares of Series C preferred stock outstanding and entitled to 7.1576 votes per share and 1,000,000 shares of Series D preferred stock outstanding and entitled to 6.61318 votes per share.


     Holders of shares of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock will vote together as a single class on each of the proposals.

     The approval of the issuance of shares of Arch common stock pursuant to the merger agreement will require the affirmative vote of the holders of a majority of the shares present and entitled to vote. The approval of this proposal is required by the rules of the NASD governing corporations with securities approved for quotation on the Nasdaq National Market System. Under Delaware law, the adoption of the amendment to the certificate of incorporation will require the affirmative vote of the holders of a majority of all shares of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock, whether present or not at the special meeting.

     The special meeting may be adjourned, and additional proxies may be solicited, if the vote necessary to approve a proposal has not been obtained. Any adjournment of the special meeting will require the affirmative vote of the holders of the shares represented, whether in person or by proxy, of the special meeting (regardless of whether these shares constitute a quorum).

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock (calculated on an as-converted basis, assuming conversion of all Class B common stock, Series C preferred stock and Series D preferred stock, and voting together as a single class) entitled to vote at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. In determining whether the proposal to issue shares of Arch's common stock pursuant to the merger agreement has received the requisite number of affirmative votes for approval, abstentions and broker non-votes will not be counted as votes in favor of the proposal, and also will not be counted as shares voting on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal. Because approval of the proposed charter amendment requires the affirmative vote of a majority of the shares entitled to vote on the proposal, abstentions and broker non-votes will not be counted as votes in favor of the proposal. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal. In addition, the failure of an Arch stockholder to return a proxy or vote in person will have the effect of a vote against the proposal. Brokers holding shares for a beneficial owner in "street" name cannot vote on the actions proposed in the proxy statement without the beneficial owner's specific instructions. Arch stockholders therefore are urged to return the enclosed proxy card marked to indicate their vote, if the proxy card is in their name, or to give instructions to their broker, if their shares are held in "street" name.

SOLICITATION OF PROXIES AND EXPENSES

     All expenses of Arch's solicitation of proxies will be paid by Arch. The cost of preparing and mailing this proxy statement will be shared equally by Arch and PageNet. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Arch in person or by telephone, facsimile, email or other means of communication. Any directors, officers and employees soliciting proxies will not be additionally compensated, but may be reimbursed for reasonable expenses incurred in connection with the solicitation.

     Arch has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to MacKenzie Partners, Inc. for its services are expected to be approximately $15,000, plus reasonable expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

APPRAISAL RIGHTS

     Holders of Arch common stock, Class B common stock, Series C preferred stock and Series D preferred stock will not be entitled to any appraisal rights in connection with the matters to be voted upon at the special meeting.

RECOMMENDATION OF THE ARCH BOARD OF DIRECTORS

     THE ARCH BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS IS FAIR TO, AND IN THE BEST INTERESTS OF, ARCH AND ITS STOCKHOLDERS. ACCORDINGLY, THE ARCH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS ON WHICH YOU ARE ENTITLED TO VOTE.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE ARCH STOCKHOLDERS. ACCORDINGLY, ARCH STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder intends to present at Arch's 2001 annual meeting of stockholders must be submitted to the secretary of Arch at its offices, 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, no later than December 29, 2000 in order to be considered for inclusion in the proxy statement relating to that meeting.

     In addition, Arch's by-laws require that Arch be given advance notice of stockholder nominations for election to Arch's board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in Arch's proxy statement in accordance with Rule 14a-8. The required notice must be made in writing and delivered or mailed to the secretary of Arch at the principal offices of Arch, and received not less than 80 days prior to the annual meeting of stockholders; provided, however, that if less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such nomination may be mailed or delivered to the secretary not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The 2001 annual meeting of stockholders is currently expected to be held on May 15, 2001. Assuming that this date does not change, in order to comply with the time periods set forth in Arch's by-laws, appropriate notice would need to be provided to the secretary no later than February 23, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     Arch and PageNet file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Exchange Act.

     MobileMedia Communications, Inc. and MobileMedia Corporation were also subject to the informational requirements of the Securities Exchange Act of 1934 but filed only limited reports after the commencement of their bankruptcy proceedings in January 1997. Financial statements included in MobileMedia Communications, Inc. and MobileMedia Corporation's periodic reports from February 1997 through June 1998 were not prepared in accordance with generally accepted accounting principles due to those companies' inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Those financial statements are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia contained in this proxy statement reflect adjustments from the unaudited statements, including an impairment adjustment of $792.5 million recorded as of December 31, 1996.

     You can find, copy and inspect information filed by Arch, by PageNet and, to the extent available, by MobileMedia Communications, Inc. and MobileMedia Corporation with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by Arch with the Securities and Exchange Commission at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. You can review Arch's, PageNet's, MobileMedia Communications, Inc. and MobileMedia Corporation's electronically filed reports, proxy and information statements on the Securities and Exchange Commission's world wide web site at http://www.sec.gov. Arch's common stock trades on the Nasdaq National Market under the symbols "APGR", PageNet's common stock was traded on the Nasdaq SmallCap Market under the symbol "PAGE". Therefore, you can inspect reports, proxy statements and other information concerning Arch and PageNet at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Arch maintains a world wide web site at http://www.arch.com. PageNet maintains a world wide web site at http://www.pagenet.com. Neither Arch's nor PageNet's web site is a part of this proxy statement.

     YOU MAY REQUEST A COPY OF ARCH'S, PAGENET'S AND MOBILEMEDIA'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AT NO COST, BY WRITING OR TELEPHONING ARCH AT THE FOLLOWING ADDRESS:

                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581
                         ATTENTION: INVESTOR RELATIONS
                            TELEPHONE (508) 870-6700

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
ARCH COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1999...............   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for Each of the Three Years in the Period Ended December
  31, 1999..................................................   F-5
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1999...............   F-6
Notes to Consolidated Financial Statements..................   F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED):
Consolidated Condensed Balance Sheets as of December 31,
  1999 and June 30, 2000....................................  F-23
Consolidated Condensed Statements of Operations for Three
  and Six Months Ended June 30, 1999 and 2000...............  F-24
Consolidated Condensed Statements of Cash Flows for Six
  Months Ended June 30, 1999 and 2000.......................  F-25
Notes to Consolidated Condensed Financial Statements........  F-26

PAGING NETWORK, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-28
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-29
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1999...............  F-30
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1999...............  F-31
Consolidated Statements of Shareowners' Deficit for each of
  the Three Years in the Period Ended December 31, 1999.....  F-32
Notes to Consolidated Financial Statements..................  F-33

INTERIM FINANCIAL STATEMENTS (UNAUDITED):
Consolidated Balance Sheets as of December 31, 1999 and June
  30, 2000..................................................  F-49
Consolidated Statements of Operations for Three and Six
  Months Ended June 30, 1999 and 2000.......................  F-50
Consolidated Statements of Cash Flows for Six Months Ended
  June 30, 1999 and 2000....................................  F-51
Notes to Consolidated Financial Statements..................  F-52

MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-57
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................  F-58
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998 and for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-59
Consolidated Statement of Changes in Stockholders' Equity
  (Deficit) for Each of the Three Years in the Period Ended
  December 31, 1998 and for the Three Months Ended March 31,
  1999 (unaudited)..........................................  F-60
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998 and for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-61
Notes to Consolidated Financial Statements..................  F-62

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 16, 2000 (except with respect to the matters discussed in Note 3 as to which the date is March 16, 2000)

                        ARCH COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                       ASSETS
Current assets:
     Cash and cash equivalents..............................  $    1,633   $    3,161
     Accounts receivable (less reserves of $6,583 and
      $16,473 in 1998 and 1999, respectively)...............      30,753       61,167
     Inventories............................................      10,319        9,101
     Prepaid expenses and other.............................       8,007       11,874
                                                              ----------   ----------
          Total current assets..............................      50,712       85,303
                                                              ----------   ----------
Property and equipment, at cost:
     Land, buildings and improvements.......................      10,480       20,503
     Messaging and computer equipment.......................     400,312      667,820
     Furniture, fixtures and vehicles.......................      17,381       26,321
                                                              ----------   ----------
                                                                 428,173      714,644
     Less accumulated depreciation and amortization.........     209,128      314,445
                                                              ----------   ----------
     Property and equipment, net............................     219,045      400,199
                                                              ----------   ----------
Intangible and other assets (less accumulated amortization
  of $372,122 and $515,195 in 1998 and 1999,
  respectively).............................................     634,528      867,543
                                                              ----------   ----------
                                                              $  904,285   $1,353,045
                                                              ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of long-term debt...................  $    1,250   $    8,060
     Accounts payable.......................................      25,683       30,016
     Accrued restructuring charges..........................      11,909       17,111
     Accrued expenses.......................................      11,689       43,629
     Accrued interest.......................................      20,997       30,294
     Customer deposits......................................       4,528        7,526
     Deferred revenue.......................................      10,958       28,175
                                                              ----------   ----------
          Total current liabilities.........................      87,014      164,811
                                                              ----------   ----------
Long-term debt, less current maturities.....................   1,001,224    1,322,508
                                                              ----------   ----------
Other long-term liabilities.................................      29,510       83,285
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficit):
     Preferred stock--$.01 par value, authorized 10,000,000
      shares; issued 250,000 shares (aggregate liquidation
      preference of $26,030 and $28,176 in 1998 and 1999,
      respectively).........................................           3            3
     Common stock--$.01 par value, authorized 65,000,000
      shares, issued and outstanding: 7,071,861 and
      47,263,500 shares in 1998 and 1999, respectively......          71          472
     Class B common stock--$.01 par value, authorized
      10,000,000 shares; issued and outstanding: no shares
      in 1998 and 3,968,164 shares in 1999..................          --           40
     Additional paid-in capital.............................     378,218      661,413
     Accumulated deficit....................................    (591,755)    (879,487)
                                                              ----------   ----------
          Total stockholders' equity (deficit)..............    (213,463)    (217,559)
                                                              ----------   ----------
                                                              $  904,285   $1,353,045
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1997        1998         1999
                                                           ---------   ---------   -----------
Service, rental and maintenance revenues.................  $ 351,944   $ 371,154   $   591,389
Product sales............................................     44,897      42,481        50,435
                                                           ---------   ---------   -----------
          Total revenues.................................    396,841     413,635       641,824
Cost of products sold....................................    (29,158)    (29,953)      (34,954)
                                                           ---------   ---------   -----------
                                                             367,683     383,682       606,870
                                                           ---------   ---------   -----------
Operating expenses:
     Service, rental and maintenance.....................     79,836      80,782       132,400
     Selling.............................................     51,474      49,132        84,249
     General and administrative..........................    106,041     112,181       180,726
     Depreciation and amortization.......................    232,347     221,316       309,434
     Restructuring charge................................         --      14,700        (2,200)
                                                           ---------   ---------   -----------
          Total operating expenses.......................    469,698     478,111       704,609
                                                           ---------   ---------   -----------
Operating income (loss)..................................   (102,015)    (94,429)      (97,739)
Interest expense.........................................    (96,482)   (104,019)     (144,924)
Interest income..........................................        904       1,766         1,896
Other expense............................................     (1,581)     (1,960)      (45,221)
Equity in loss of affiliate..............................     (3,872)     (5,689)       (3,200)
                                                           ---------   ---------   -----------
Income (loss) before income tax benefit, extraordinary
  items and accounting change............................   (203,046)   (204,331)     (289,188)
Benefit from income taxes................................     21,172          --            --
                                                           ---------   ---------   -----------
Income (loss) before extraordinary items and
  accounting change......................................   (181,874)   (204,331)     (289,188)
Extraordinary gain (loss) from early extinguishment of
  debt...................................................         --      (1,720)        6,963
Cumulative effect of accounting change...................         --          --        (3,361)
                                                           ---------   ---------   -----------
Net income (loss)........................................   (181,874)   (206,051)     (285,586)
Accretion of redeemable preferred stock..................        (32)         --            --
Preferred stock dividend.................................         --      (1,030)       (2,146)
                                                           ---------   ---------   -----------
Net income (loss) applicable to common stockholders......  $(181,906)  $(207,081)  $  (287,732)
                                                           =========   =========   ===========
Basic/diluted income (loss) per common share before
  extraordinary item and accounting change...............  $  (26.31)  $  (29.34)  $     (9.21)
Extraordinary gain (loss) from early extinguishment of
  debt per basic/diluted common share....................         --       (0.25)         0.22
Cumulative effect of accounting change per basic/diluted
  common share...........................................         --          --         (0.11)
                                                           ---------   ---------   -----------
Basic/diluted net income (loss) per common share.........  $  (26.31)  $  (29.59)  $     (9.10)
                                                           =========   =========   ===========
Basic/diluted weighted average number of common shares
  outstanding............................................  6,915,413   6,997,730    31,603,410
                                                           =========   =========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                      TOTAL
                                                             CLASS B   ADDITIONAL                 STOCKHOLDERS'
                                        PREFERRED   COMMON   COMMON     PAID-IN     ACCUMULATED      EQUITY
                                          STOCK     STOCK     STOCK     CAPITAL       DEFICIT       (DEFICIT)
                                        ---------   ------   -------   ----------   -----------   -------------
Balance, December 31, 1996............    $ --       $ 70     $ --      $350,581     $(202,800)     $ 147,851
     Issuance of 50,447 shares of
       common stock under Arch's
       employee stock purchase plan...      --         --       --           800            --            800
     Accretion of redeemable preferred
       stock..........................      --         --       --           (32)           --            (32)
     Net loss.........................      --         --       --            --      (181,874)      (181,874)
                                          ----       ----     ----      --------     ---------      ---------
Balance, December 31, 1997............      --         70       --       351,349      (384,674)       (33,255)
     Exercise of options to purchase
       31,344 shares of common
       stock..........................      --         --       --           294            --            294
     Issuance of 250,000 shares of
       preferred stock................       3         --       --        24,997            --         25,000
     Issuance of 85,996 shares of
       common stock under Arch's
       employee stock purchase plan...      --          1       --           548            --            549
     Preferred stock dividend.........      --         --       --         1,030        (1,030)            --
     Net loss.........................      --         --       --            --      (206,051)      (206,051)
                                          ----       ----     ----      --------     ---------      ---------
Balance, December 31, 1998............       3         71       --       378,218      (591,755)      (213,463)
     Issuance of 30,847,004 shares of
       common stock and 5,360,261 of
       Class B common stock in rights
       offering.......................      --        308       54       216,881            --        217,243
     Issuance of 4,781,656 shares of
       common stock to acquire
       company........................      --         48       --        20,035            --         20,083
     Shares to be issued in connection
       with the Benbow settlement.....      --         --       --        22,836            --         22,836
     Issuance of 3,136,665 shares of
       common stock in exchange for
       debt...........................      --         31       --        21,106            --         21,137
     Issuance of 34,217 shares of
       common stock under Arch's
       employee stock purchase plan...      --         --       --           191            --            191
     Conversion of Class B common
       stock into common stock........      --         14      (14)           --            --             --
     Preferred stock dividend.........      --         --       --         2,146        (2,146)            --
     Net loss.........................      --         --       --            --      (285,586)      (285,586)
                                          ----       ----     ----      --------     ---------      ---------
Balance, December 31, 1999............    $  3       $472     $ 40      $661,413     $(879,487)     $(217,559)
                                          ====       ====     ====      ========     =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1997        1998        1999
                                                            ---------   ---------   ---------
Cash flows from operating activities:
     Net income (loss)....................................  $(181,874)  $(206,051)  $(285,586)
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
     Depreciation and amortization........................    232,347     221,316     309,434
     Deferred income tax benefit..........................    (21,172)         --          --
     Extraordinary loss (gain) from early extinguishment
       of debt............................................         --       1,720      (6,963)
     Cumulative effect of accounting change...............         --          --       3,361
     Equity in loss of affiliate..........................      3,872       5,689       3,200
     Accretion of discount on senior notes................     33,259      37,115      41,566
     Other non-cash interest expense......................         --          --       2,904
     Gain on Tower Site Sale..............................         --      (1,859)     (1,871)
     Write-off of N-PCS investments.......................         --          --      37,498
     Accounts receivable loss provision...................      7,181       8,545      15,265
     Changes in assets and liabilities, net of effect from
       acquisition of company:
          Accounts receivable.............................    (11,984)     (9,151)    (18,369)
          Inventories.....................................     (2,394)      2,314       1,728
          Prepaid expenses and other......................       (386)     (3,090)      7,000
          Accounts payable and accrued expenses...........      3,683      24,649      (2,986)
          Customer deposits and deferred revenue..........      1,058         549      (7,554)
          Other long-term liabilities.....................         --       1,634         909
                                                            ---------   ---------   ---------
Net cash provided by operating activities.................     63,590      83,380      99,536
                                                            ---------   ---------   ---------
Cash flows from investing activities:
     Additions to property and equipment, net.............    (87,868)    (79,249)    (95,208)
     Additions to intangible and other assets.............    (14,901)    (33,935)    (18,443)
     Net proceeds from tower site sale....................         --      30,316       3,046
     Acquisition of company, net of cash acquired.........         --          --    (516,561)
                                                            ---------   ---------   ---------
Net cash used for investing activities....................   (102,769)    (82,868)   (627,166)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
     Issuance of long-term debt...........................     91,000     460,964     473,783
     Repayment of long-term debt..........................    (49,046)   (489,014)   (162,059)
     Repayment of redeemable preferred stock..............     (3,744)         --          --
     Net proceeds from sale of preferred stock............         --      25,000          --
     Net proceeds from sale of common stock...............        800         843     217,434
                                                            ---------   ---------   ---------
Net cash provided by (used in) financing activities.......     39,010      (2,207)    529,158
                                                            ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents......       (169)     (1,695)      1,528
Cash and cash equivalents, beginning of period............      3,497       3,328       1,633
                                                            ---------   ---------   ---------
Cash and cash equivalents, end of period..................  $   3,328   $   1,633   $   3,161
                                                            =========   =========   =========
Supplemental disclosure:
     Interest paid........................................  $  62,231   $  57,151   $  91,151
                                                            =========   =========   =========
     Issuance of common stock for debt....................  $      --   $      --   $  21,137
                                                            =========   =========   =========
     Issuance of common stock for acquisition of
       company............................................  $      --   $      --   $  20,083
                                                            =========   =========   =========
     Liabilities assumed in acquisition of company........  $      --   $      --   $ 134,429
                                                            =========   =========   =========
     Preferred stock dividend.............................  $      --   $   1,030   $   2,146
                                                            =========   =========   =========
     Accretion of redeemable preferred stock..............  $      32   $      --   $      --
                                                            =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services.

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred. The Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", on December 3, 1999. This SAB provides additional guidance on the accounting for revenue recognition, including both broad conceptual discussions as well as certain industry-specific guidance. The guidance is effective for the second quarter of fiscal 2000. Arch does not expect SAB 101 to have a material impact on its results of operations upon adoption.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

     Inventories--Inventories consist of new messaging devices which are held primarily for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property and Equipment--Leased messaging devices sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                               ESTIMATED
ASSET CLASSIFICATION                                          USEFUL LIFE
--------------------                                          -----------
Buildings and improvements.................................    20 Years
Leasehold improvements.....................................   Lease Term
Messaging devices..........................................    3 Years
Messaging and computer equipment...........................   5-8 Years
Furniture and fixtures.....................................   5-8 Years
Vehicles...................................................    3 Years

     Depreciation and amortization expense related to property and equipment totaled $108.0 million, $101.1 million and $144.9 million for the years ended December 31, 1997, 1998 and 1999, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

     Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                         DECEMBER 31,
                                                      -------------------
                                                        1998       1999
                                                      --------   --------
Purchased Federal Communications Commission
  licenses..........................................  $256,519   $354,246
Goodwill............................................   271,808    249,010
Purchased subscriber lists..........................    56,825    239,114
Deferred financing costs............................    22,072     19,915
N-PCS investments...................................    17,847         --
Other...............................................     9,457      5,258
                                                      --------   --------
                                                      $634,528   $867,543
                                                      ========   ========

     Amortization expense related to intangible and other assets totaled $124.3 million, $120.2 million and $164.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     Subscriber lists, Federal Communications Commission licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and Federal Communications Commission application and development costs which are amortized using the straight-line method over their estimated useful lives, not exceeding ten years.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of messaging systems. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 resulted in a $3.4 million charge, which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs, which had been deferred in prior years.

     Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended and restated, unamortized deferred financing costs are written off as an extraordinary charge. During 1998, a charge of $1.7 million was recognized in connection with the closing of a new credit facility.

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets to fair value based on estimated discounted future cash flows. To date, Arch has not had any such impairments except as described below.

     N-PCS Investments--In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc., Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. Benbow holds exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications services license in each of the five regions of the United States. Arch was formerly obligated to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance construction of a narrowband PCS system unless funds were available to Benbow from other sources. This obligation was subject to the approval of Arch's designee on

                        ARCH COMMUNICATIONS GROUP, INC.

Benbow's board of directors. Arch's investment in Benbow was accounted for under the equity method whereby Arch's share of Benbow's losses, since the acquisition date of Westlink, are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

     In June 1999, Arch, Benbow and Benbow's controlling stockholder, agreed that:

     - the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated;

     - Benbow will not make any further Federal Communications Commission payments and will not pursue construction of a narrowband PCS system;

     - Arch will not be obligated to fund Federal Communications Commission payments or construction of a narrowband PCS system by Benbow;

     - the parties will seek Federal Communications Commission approval of the forgiveness of Benbow's remaining payment obligations and the transfer of the controlling stockholder's equity interest in Benbow to Arch;

     - the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of Federal Communications Commission approval;

     - Arch will pay the controlling stockholder, in installments, an aggregate amount of $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001).

     As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its narrowband personal communications services licenses. Therefore, Arch has written off substantially all of its investment in Benbow in the amount of $8.2 million. Arch has also accrued the payment to the controlling stockholder of $3.8 million and legal and other expenses of approximately $1.0 million which is included in accrued expenses. In addition, Arch guaranteed Benbow's obligations in conjunction with Benbow's June 1998 purchase of the stock of PageCall. Since it is unlikely that Benbow will be able to meet these obligations and Arch is currently required to settle the obligation in its stock, Arch has recorded the issuance of $22.8 million of its common stock in additional paid-in capital and as a charge to operations, to satisfy the obligation in April 2000.

     On November 8, 1994, CONXUS Communications, Inc. was successful in acquiring the rights to an interactive messaging license in five designated regions in the United States in the Federal Communications Commission narrowband wireless spectrum auction. On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware, which case was converted to a case under Chapter 7 on August 17, 1999. In June 1999, Arch wrote-off its $6.5 million investment in CONXUS. On November 3, 1999, in order to document its disposition of any interest it has, if any, in CONXUS, Arch offered to transfer to CONXUS its shares in CONXUS for no consideration. Which was accepted by the Chapter 7 trustee on December 9, 1999.

     All of the above charges, totaling $42.3 million, are included in other expense in 1999 in the accompanying statement of operations.

     Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1998 and 1999.

     As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank

                        ARCH COMMUNICATIONS GROUP, INC.

debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1998 and 1999 (in thousands):

                                   DECEMBER 31, 1998       DECEMBER 31, 1999
                                 ---------------------   ---------------------
                                 CARRYING                CARRYING
                                 --------                --------
DESCRIPTION                       VALUE     FAIR VALUE    VALUE     FAIR VALUE
-----------                       -----     ----------    -----     ----------
10 7/8% Senior Discount Notes
  due 2008.....................  $369,506    $221,704    $393,917    $173,323
9 1/2% Senior Notes due 2004...   125,000     112,500     125,000      95,000
14% Senior Notes due 2004......   100,000     103,000     100,000      83,000
12 3/4% Senior Notes due
  2007.........................   127,604     127,604     127,887     101,030
13 3/4% Senior Notes due
  2008.........................        --          --     140,365     113,685
6 3/4% Convertible Subordinated
  Debentures due 2003..........    13,364       6,682       4,459       1,812

     Arch had off-balance-sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $265.0 million and $40.0 million, respectively, at December 31, 1998 and $107.0 million and $10.0 million, respectively, at December 31, 1999. The cost to terminate the outstanding interest rate swaps and interest rate caps at December 31, 1998 and 1999 would have been $6.4 million and $4.5 million, respectively. See Note 3.

     Basic/Diluted Net Income (Loss) Per Common Share--On June 28, 1999, Arch effected a one for three reverse stock split. All share and per share data for all periods presented have been adjusted to give effect to this reverse split.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income
(loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized in earnings. Arch intends to adopt this standard effective January 1, 2001. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1999 presentation.

2.  ACQUISITIONS

     On June 3, 1999 Arch completed its acquisition of MobileMedia Communications, Inc. for $671.1 million, consisting of cash paid of $516.6 million, including direct transaction costs, 4,781,656 shares of Arch common stock valued at $20.1 million and the assumption of liabilities of $134.4 million. The cash payments were financed through the issuance of approximately
36.2 million shares of Arch common stock (including approximately 5.4 million shares of Arch Class B common

                        ARCH COMMUNICATIONS GROUP, INC.

shares) in a rights offering for $6.00 per share, the issuance of $147.0 million principal amount of 13 3/4% senior notes due 2008 (see Note 3) and additional borrowings under the Company's credit facility.

     Arch issued to four unsecured creditors, who had agreed to act as standby purchasers and to purchase shares not purchased by other unsecured creditors in the rights offering, warrants to acquire 1,225,219 shares of its common stock on or before September 1, 2001 for $9.03 per share. The fair value of these warrants was determined to be immaterial.

     The purchase price was allocated based on the fair values of assets acquired and liabilities assumed. The acquisition has been accounted for as a purchase, and the results of MobileMedia's operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

     The liabilities assumed, referred to above, include an unfavorable lease accrual related to MobileMedia's rentals on communications towers which were in excess of market rental rates. This accrual amounted to approximately $52.9 million and is included in other long-term liabilities. This accrual will be amortized over the remaining lease term of 13 3/4 years. Concurrent with the consummation of the acquisition, Arch commenced the development of a plan to integrate the operations of MobileMedia. The liabilities assumed, referred to above, also includes a $14.5 million restructuring accrual to cover the costs to eliminate redundant headcount and facilities in connection with the overall integration of operations (see Note 9).

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the period presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been completed at the beginning of the period presented, or of results that may occur in the future.

                                                    YEAR ENDED           YEAR ENDED
                                                DECEMBER 31, 1998    DECEMBER 31, 1999
                                                -----------------    -----------------
                                                (UNAUDITED AND IN THOUSANDS EXCEPT FOR
                                                          PER SHARE AMOUNTS)
Revenues......................................      $ 854,862            $ 817,686
Income (loss) before extraordinary item.......       (193,151)            (316,590)
Net income (loss).............................       (194,871)            (309,627)
Basic/diluted net income (loss) per common
  share.......................................          (4.09)               (6.39)

     Pending Acquisition--In November 1999, Arch signed a definitive agreement with Paging Network, Inc. (PageNet) pursuant to which PageNet will merge with a wholly-owned subsidiary of Arch. Each outstanding share of PageNet common stock will be converted into 0.1247 share of Arch common stock in the merger.

     Under the merger agreement, PageNet is required to make an exchange offer of PageNet common stock to holders of its outstanding 8.875% senior subordinated notes due 2006, its 10.125% senior subordinated notes due 2007 and its 10% senior subordinated notes due 2008 (collectively, the "PageNet Notes"), having an aggregate outstanding principal amount of $1.2 billion. Under the PageNet exchange offer, an aggregate of 616,830,757 shares of PageNet common stock, together with 68.9% of the equity interest in PageNet's subsidiary, Vast Solutions, would be exchanged for all of the PageNet Notes, in the aggregate. In connection with the Merger, PageNet would distribute to its stockholders (other than holders who received shares in the PageNet exchange offer), 11.6% of the equity interests in Vast Solutions. After the merger, PageNet would retain a 19.5% equity interest in Vast Solutions.

     Under the merger agreement Arch is required to make an exchange offer of up to 29,651,984 shares of its common stock (in the aggregate) for all of its 10 7/8% senior discount notes due 2008.

                        ARCH COMMUNICATIONS GROUP, INC.

     Arch expects the merger, which has been approved by the boards of directors of Arch and PageNet, but is subject to regulatory review, shareholder approval, other third-party consents and the completion of the exchange offers and preferred stock conversion, to be completed in the second or third quarter of 2000. Each of the PageNet exchange offer and the Arch exchange offer is conditioned upon acceptance by the holders of 97.5% of the PageNet Notes and the Arch senior discount notes, respectively, subject to reduction under specified circumstances.

     The merger agreement provides that under certain circumstances a fee may be payable by Arch or PageNet upon termination of the agreement. These circumstances include withdrawal of the recommendation or approval of the merger agreement or the merger by the Arch or PageNet board of directors, the failure of shareholders or noteholders to approve the transaction or exchange followed by the making of an alternative proposal and Arch or PageNet entering into an agreement with a third party within 12 months of such termination, and PageNet's failure to file a prepackaged bankruptcy plan in certain circumstances. The termination fee payable by Arch or PageNet under the merger agreement is $40.0 million.

     The merger agreement provides that either party may terminate the agreement, without paying the above fee, if the merger is not consummated by June 30, 2000. This termination date is subject to extension for 90 days for regulatory approval and is subject to extension to as late as December 31, 2000 under certain circumstances where PageNet files for protection under the U.S. Bankruptcy Code.

3.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Senior Bank Debt.....................................  $  267,000   $  438,940
10 7/8% Senior Discount Notes due 2008...............     369,506      393,917
9 1/2% Senior Notes due 2004.........................     125,000      125,000
14% Senior Notes due 2004............................     100,000      100,000
12 3/4% Senior Notes due 2007........................     127,604      127,887
13 3/4% Senior Notes due 2008........................          --      140,365
Convertible Subordinated Debentures..................      13,364        4,459
                                                       ----------   ----------
                                                        1,002,474    1,330,568
Less -- Current maturities...........................       1,250        8,060
                                                       ----------   ----------
Long-term debt.......................................  $1,001,224   $1,322,508
                                                       ==========   ==========

     Senior Bank Debt--The Company, through its operating subsidiary, Arch Paging, Inc. (API) has a senior credit facility in the current amount of $577.9 million consisting of (i) a $175.0 million reducing revolving tranche A facility, (ii) a $100.0 million tranche B term loan and (iii) a $302.9 million tranche C term loan.

     The tranche A facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The tranche B term loan will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The tranche C term loan began amortizing in annual installments on December 31, 1999, with an ultimate maturity date of June 30, 2006.

     API's obligations under the senior credit facility are secured by its pledge of its interests in certain of its operating subsidiaries. The senior credit facility is guaranteed by Arch and certain of Arch's operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in its wholly-owned

                        ARCH COMMUNICATIONS GROUP, INC.

subsidiary Arch Communications Inc. (ACI), and the guarantees of the operating subsidiaries are secured by a security interest in certain assets of those operating subsidiaries.

     Borrowings under the senior credit facility bear interest based on a reference rate equal to either the agent bank's alternate base rate or LIBOR, in each case plus a margin based on specified ratios of debt to annualized earnings before interest, taxes, depreciation and amortization (EBITDA).

     The senior credit facility requires payment of fees on the daily average amount available to be borrowed under the tranche A facility. These fees vary depending on specified ratios of total debt to annualized EBITDA.

     The senior credit facility requires that at least 50% of total ACI debt, including outstanding borrowings under the senior credit facility, be subject to a fixed interest rate or interest rate protection agreements. Entering into interest rate protection agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of nonperformance by the counterparty to these interest rate protection agreements, Arch would be subject to the prevailing interest rates specified in the senior credit facility.

     Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. No interest rate swaps on the senior credit facility were outstanding at December 31, 1999. At December 31, 1998, the Company had a net payable of $47,000, on the interest rate swaps.

     The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $10.0 million with a cap level of 8% at December 31, 1999. The transaction fees for these instruments are being amortized over the terms of the agreements.

     The senior credit facility contains restrictions that limit, among other things, Arch's operating subsidiaries' ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt;

     - incur liens and engage in sale/leaseback transactions;

     - make loans and investments;

     - incur indebtedness and contingent obligations;

     - amend or otherwise alter debt instruments and other material agreements;

     - engage in mergers, consolidations, acquisitions and asset sales;

     - alter its lines of business or accounting methods.

     In addition, the senior credit facility requires Arch and its subsidiaries to meet certain financial covenants, including ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA. As of December 31, 1999, Arch and its operating subsidiaries were in compliance with the covenants of the senior credit facility.

                        ARCH COMMUNICATIONS GROUP, INC.

     As of December 31, 1999, $438.9 million was outstanding and $139.0 million was available under the senior credit facility. At December 31, 1999, such advances bore interest at an average annual rate of 11.62%.

     Senior Notes--Interest on Arch's 10 7/8% senior discount notes due 2008 does not accrue prior to March 15, 2001. Commencing September 15, 2001, interest on the senior discount notes is payable semi-annually at an annual rate of 10 7/8%. The maturity value of the senior discount notes outstanding at December 31, 1999 was $448.4 million.

     On June 3, 1999, ACI, a wholly-owned subsidiary of Arch, received the proceeds of an offering of $147.0 million principal amount at maturity of 13 3/4% senior notes due 2008. The 13 3/4% notes were sold at an initial price to investors of 95.091% for proceeds of $139.8 million less offering expenses of $5.2 million. The 13 3/4% notes mature on April 15, 2008 and bear interest at a rate of 13 3/4% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 1999.

     Interest on the 13 3/4% notes, ACI's 12 3/4% senior notes due 2007, ACI's 14% senior notes due 2004 and ACI's 9 1/2% senior notes due 2004 (collectively, the "Senior Notes") is payable semiannually. The senior discount notes and Senior Notes contain certain restrictive and financial covenants, which, among other things, limit the ability of Arch or ACI to:

     - incur additional indebtedness;

     - pay dividends;

     - grant liens on its assets;

     - sell assets;

     - enter into transactions with related parties;

     - merge, consolidate or transfer substantially all of its assets;

     - redeem capital stock or subordinated debt;

     - make certain investments.

     Arch has entered into interest rate swap agreements in connection with the ACI 14% Notes. Under the interest rate swap agreements, Arch has effectively reduced the interest rate on the ACI 14% Notes from 14% to the fixed swap rate of 9.45%. In the event of nonperformance by the counterparty to these interest rate protection agreements, Arch would be subject to the 14% interest rate specified on the notes. As of December 31, 1999, Arch had received $6.8 million in excess of the amounts paid under the swap agreements, which is included in other long-term liabilities in the accompanying balance sheet.

     Convertible Subordinated Debentures--The Arch convertible debentures are convertible at their principal amount into shares of Arch common stock at any time prior to redemption or maturity at an initial conversion price of $50.25 per share, subject to adjustment. The Arch convertible debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch convertible debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events. The Arch convertible debentures bear interest at a rate of 6 3/4% per annum, payable semiannually on June 1 and December 1. The Arch convertible debentures are unsecured and are subordinated to all existing indebtedness of Arch.

     Debt Exchanged for Equity--In October 1999, Arch completed transactions with four bondholders in which Arch issued an aggregate of 3,136,665 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $25.2 million accreted value of

                        ARCH COMMUNICATIONS GROUP, INC.

debt securities. Under two of the exchange agreements, Arch issued 809,545 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $8.9 million principal amount of Arch convertible debentures. Arch recorded $2.9 million of non-cash interest expense in conjunction with these transactions. Under the remaining exchange agreements, Arch issued 2,327,120 shares of Arch common stock in exchange for $16.3 million accreted value ($19.0 million maturity value) of its senior discount notes. Arch recorded an extraordinary gain of $7.0 million on the early extinguishment of debt as a result of these transactions.

     In February and March 2000, Arch completed transactions in which Arch issued an aggregate of 11,926,036 shares of Arch common stock in exchange for approximately $160.9 million accreted value of debt securities. Under one of the exchange agreements, Arch issued 285,715 shares of Arch common stock in exchange for $3.5 million principal amount of Arch convertible debentures. Under the other exchange agreements, Arch issued 11,640,321 shares of Arch common stock in exchange for $157.4 million accreted value ($176.0 million maturity value) of its senior discount notes.

     Maturities of Debt--Scheduled long-term debt maturities at December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................   $    8,060
2001........................................................       15,560
2002........................................................       20,560
2003........................................................       30,019
2004........................................................      274,060
Thereafter..................................................      982,309
                                                               ----------
                                                               $1,330,568
                                                               ==========

4.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     Redeemable Preferred Stock--In connection with the its merger with USA Mobile Communications Holdings, Inc., Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock was recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

     Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch. The Series C Preferred Stock: (i) is convertible into Arch common stock at a conversion price of $16.38 per share, subject to certain adjustments; (ii) bears dividends at an annual rate of 8.0%,
(A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch common stock valued at 95% of the then prevailing market price or
(B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch common stock valued at 95% of the then prevailing market price of Arch common stock; (iv) is subject to redemption for cash or conversion into Arch common stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing the senior discount notes, requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch common stock valued at 95% of the then prevailing market price of Arch common stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits

                        ARCH COMMUNICATIONS GROUP, INC.

certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the senior discount notes indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch common stock.

     Class B Common Stock--Shares of Arch Class B common stock are identical in all respects to shares of Arch common stock, except that a holder of Class B common stock is not entitled to vote in the election of directors and is entitled to 1/100th vote per share on all other matters voted on by Arch stockholders. Shares of class B common stock will automatically convert into an identical number of shares of common stock upon transfer of Class B common shares to any person or entity, other than any person or entity that received shares of Class B common stock in the initial distribution of those shares or any affiliate of such person or entity.

     Warrants--In connection with the acquisition of MobileMedia, Arch issued approximately 48.3 million warrants to purchase Arch common stock. Each warrant represents the right to purchase one-third of one share of Arch common stock at an exercise price of $3.01 ($9.03 per share). The warrants expire on September 1, 2001.

     Stock Options--Arch has stock option plans which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant. However, in certain circumstances, options may be immediately exercisable in full. Options generally have a duration of 10 years. The plans provide for the granting of options to purchase a total of 2,304,135 shares of common stock.

     On December 16, 1997, the Compensation Committee of the board of directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $15.19 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 361,072 options with exercise prices ranging from $17.82 to $61.88 and granted the same number of new options with an exercise price of $15.19 per share, the fair market value of the stock on December 16, 1997.

     The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                   WEIGHTED
                                                                   AVERAGE
                                                       NUMBER OF   EXERCISE
                                                        OPTIONS     PRICE
                                                       ---------   --------
Options Outstanding at December 31, 1996.............    349,065    $34.11
     Granted.........................................    166,785     20.03
     Exercised.......................................         --        --
     Terminated......................................    (62,207)    31.97
                                                       ---------    ------
Options Outstanding at December 31, 1997.............    453,643     29.22
     Granted.........................................    656,096     14.27
     Exercised.......................................    (31,344)     9.38
     Terminated......................................   (429,627)    28.54
                                                       ---------    ------
Options Outstanding at December 31, 1998.............    648,768     15.51
     Granted.........................................  1,295,666      7.80
     Exercised.......................................         --        --
     Terminated......................................   (109,672)    13.89
                                                       ---------    ------
Options Outstanding at December 31, 1999.............  1,834,762     10.16
                                                       =========    ======
Options Exercisable at December 31, 1999.............    255,264    $17.00
                                                       =========    ======

                        ARCH COMMUNICATIONS GROUP, INC.

     The following table summarizes the options outstanding and options exercisable by price range at December 31, 1999:

                                 WEIGHTED
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
   RANGE OF         OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------   -----------   -----------   --------   -----------   --------
$ 4.31 - $ 6.31       26,400       9.58        $ 5.70        7,900      $ 5.46
  7.83 -   7.83    1,263,266       9.42          7.83        2,000        7.83
 10.69 -  15.19      500,954       8.09         14.33      210,996       14.49
 18.75 -  23.63       32,974       5.99         20.76       23,516       21.03
 37.50 -  82.68       11,168       5.52         66.56       10,852       66.99
---------------    ---------       ----        ------      -------      ------
$ 4.31 - $82.68    1,834,762       8.98        $10.16      255,264      $17.00
===============    =========       ====        ======      =======      ======

     Employee Stock Purchase Plans--The Company's employee stock purchase plans allow eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1997, 1998 and 1999, 50,447, 85,996 and 34,217 shares were issued at an average price per share of $15.87, $6.39 and $5.60, respectively. At December 31, 1999, 465,783 shares are available for future issuance.

     Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees." Since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the statements of operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", Arch's net income
(loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                                                 YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                            1997           1998           1999
                                                        ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss):       As reported..................   $(181,874)     $(206,051)     $(285,586)
                         Pro forma....................    (183,470)      (208,065)      (288,070)
Basic net income (loss)
per common share:        As reported..................      (26.31)        (29.59)         (9.10)
                         Pro forma....................      (26.55)        (29.88)         (9.18)

     Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed risk-free interest rates of 4.5%-6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50%-87%.

     The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1997, 1998 and 1999 were $10.11, $8.34 and $5.56, respectively. The weighted average fair value of shares sold under the employee stock purchase plans in 1997, 1998 and 1999 was $8.49, $5.64 and $3.13, respectively.

     Deferred Compensation Plan for Nonemployee Directors--Under the deferred compensation plan for nonemployee directors, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director.

                        ARCH COMMUNICATIONS GROUP, INC.

The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of Arch common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of Arch common stock.

     Stockholders Rights Plan--In October 1995, Arch's board of directors adopted a stockholders rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5.  INCOME TAXES

     Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

     The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1998 and 1999 are as follows (in thousands):

                                                      1998        1999
                                                    ---------   ---------
Deferred tax assets...............................  $ 179,484   $ 312,527
Deferred tax liabilities..........................    (67,652)    (41,617)
                                                    ---------   ---------
                                                      111,832     270,910
Valuation allowance...............................   (111,832)   (270,910)
                                                    ---------   ---------
                                                    $      --   $      --
                                                    =========   =========

     The approximate effect of each type of temporary difference and carryforward at December 31, 1998 and 1999 is summarized as follows (in thousands):

                                                          1998        1999
                                                        ---------   ---------
Net operating losses..................................  $ 128,213   $ 174,588
Intangibles and other assets..........................    (62,084)     36,029
Depreciation of property and equipment................     39,941      42,703
Accruals and reserves.................................      5,762      17,590
                                                        ---------   ---------
                                                          111,832     270,910
Valuation allowance...................................   (111,832)   (270,910)
                                                        ---------   ---------
                                                        $      --   $      --
                                                        =========   =========

     The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization and the inability to recognize the benefit of current net operating loss (NOL) carryforwards. The NOL carryforwards expire at various dates through 2014. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

                        ARCH COMMUNICATIONS GROUP, INC.

     The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future. Of the valuation allowance at December 31, 1999, approximately $60.3 million will be recorded to goodwill when realized.

6.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which, in the event of an adverse decision, would result in a material adverse change in the financial condition or results of operations of the Company.

     Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately fifty years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Future minimum lease payments under noncancellable operating leases at December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $ 51,091
2001........................................................    42,611
2002........................................................    35,957
2003........................................................    29,457
2004........................................................    22,969
Thereafter..................................................   143,426
                                                              --------
          Total.............................................  $325,511
                                                              ========

     Total rent expense under operating leases for the years ended December 31, 1997, 1998 and 1999 approximated $19.8 million, $19.6 million and $48.3 million, respectively.

7.  EMPLOYEE BENEFIT PLANS

     Retirement Savings Plans--Arch has retirement savings plans, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plans, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plans provide for employer matching contributions. Matching contributions for the years ended December 31, 1997, 1998 and 1999 approximated $302,000, $278,000 and $960,000, respectively.

8.  LONG-TERM LIABILITIES

     During 1998 and 1999, Arch sold communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and leased space on the towers on which it currently operates communications equipment to service its own messaging network. Net proceeds from the sales were approximately $33.4 million, Arch used the net proceeds to repay indebtedness under its credit facility.

     Arch entered into options to repurchase each site and until this continuing involvement ends the gain on the sale of the tower sites is deferred and included in other long-term liabilities. At December 31, 1999, approximately $24.9 million of the gain is deferred and approximately $1.9 million of this gain has been recognized in the statement of operations and is included in operating income for each of the years ended December 31, 1998 and 1999, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

     Also included in other long-term liabilities is an unfavorable lease accrual related to MobileMedia's rentals on communications towers which were in excess of market rental rates (see Note 2). At December 31, 1999, the remaining balance of this accrual was approximately $51.5 million. This accrual is being amortized over the term of the leases with approximately 13 3/4 years remaining at December 31, 1999.

9.  RESTRUCTURING RESERVES

     Divisional reorganization--In June 1998, Arch's board of directors approved a reorganization of Arch's operations. As part of the divisional reorganization, Arch is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the divisional reorganization, Arch:

     - anticipates a net reduction of approximately 10% of its workforce;

     - is closing certain office locations and redeploying other assets; and

     - recorded a restructuring charge of $14.7 million in 1998.

     In conjunction with the completion of the MobileMedia merger in June 1999, the timing and implementation of the divisional reorganization announced in June 1998 was reviewed by Arch management. The plan was reviewed within the context of the combined company integration plan which was approved by the Company in the third quarter of 1999. After this review it was determined that significant changes needed to be made to the divisional reorganization plan. In the quarter ended September 30, 1999, the Company identified certain of its facilities and network leases that will not be utilized following the integration of the Company and MobileMedia, resulting in an additional charge of $2.6 million. This charge was offset by reductions to previously provided severance and other costs of $4.8 million.

     The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of this reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions approximately 900 employees will be effected. The majority of the positions which have been or will be eliminated are related to customer service, collections, inventory and billing functions in local and regional offices which will be closed. As of December 31, 1998 and 1999, 217 employees and 414 employees, respectively, had been terminated due to the divisional reorganization. The remaining severance and benefits costs will be paid during 2000.

     The Company's restructuring activity as of December 31, 1999 is as follows (in thousands):

                                        RESERVE
                                       INITIALLY     RESERVE     AMOUNTS   REMAINING
                                      ESTABLISHED   ADJUSTMENT    PAID      RESERVE
                                      -----------   ----------   -------   ---------
Severance costs.....................    $ 9,700      $(3,547)    $5,123     $1,030
Lease obligation costs..............      3,500        2,570        872      5,198
Other costs.........................      1,500       (1,223)       277         --
                                        -------      -------     ------     ------
Total...............................    $14,700      $(2,200)    $6,272     $6,228
                                        =======      =======     ======     ======

                        ARCH COMMUNICATIONS GROUP, INC.

     MobileMedia Acquisition Reserve--On June 3, 1999, Arch completed its acquisition of MobileMedia and commenced the development of plans to integrate the operations of MobileMedia. During the third quarter of 1999, Arch's board of directors approved plans covering the elimination of redundant headcount and facilities in connection with the overall integration of operations. It is expected that the integration activity relating to the MobileMedia merger, will be completed by December 31, 2000.

     In connection with the MobileMedia acquisition, Arch anticipates a net reduction of approximately 10% of MobileMedia's workforce and the closing of certain facilities and tower sites. This resulted in the establishment a $14.5 million acquisition reserve which is included as part of the purchase price of MobileMedia. The initial acquisition reserve consisted of approximately (i) $6.1 million for employee severance, (ii) $7.9 million for lease obligations and terminations and (iii) $0.5 million of other costs.

     The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of this reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2003.

     Through the elimination of redundant management, administrative, customer service, collections and inventory functions, the Company will eliminate approximately 500 positions. As of December 31, 1999, 174 former MobileMedia employees had been terminated.

     The MobileMedia acquisition reserve activity as of December 31, 1999 was as follows (in thousands):

                                                  RESERVE
                                                 INITIALLY    AMOUNTS   REMAINING
                                                ESTABLISHED    PAID      RESERVE
                                                -----------   -------   ---------
Severance costs...............................    $ 6,058     $3,380     $ 2,678
Lease obligation costs........................      7,950        122       7,828
Other costs...................................        500        123         377
                                                  -------     ------     -------
Total.........................................    $14,508     $3,625     $10,883
                                                  =======     ======     =======

10.  SEGMENT REPORTING

     The Company operates in one industry: providing wireless messaging services. On December 31, 1999, the Company operated approximately 375 retail stores in the United States.

                        ARCH COMMUNICATIONS GROUP, INC.

11.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the years ended December 31, 1998 and 1999 is summarized below (in thousands, except per share amounts):

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
YEAR ENDED DECEMBER 31, 1998:
     Revenues..............................  $102,039   $103,546   $104,052   $103,998
     Operating income (loss)...............   (19,418)   (33,956)   (20,783)   (20,272)
     Income (loss) before extraordinary
       item................................   (45,839)   (60,877)   (47,994)   (49,621)
     Extraordinary charge..................        --     (1,720)        --         --
     Net income (loss).....................   (45,839)   (62,597)   (47,994)   (49,621)
     Basic/diluted net income (loss) per
       common share:
          Income (loss) before
            extraordinary
            item...........................     (6.59)     (8.71)     (6.91)     (7.14)
          Extraordinary charge.............        --      (0.25)        --         --
          Net income (loss)................     (6.59)     (8.96)     (6.91)     (7.14)
YEAR ENDED DECEMBER 31, 1999:
     Revenues..............................   100,888    133,493    206,189    201,254
     Operating income (loss)...............   (16,086)   (34,546)   (27,075)   (20,032)
     Income (loss) before extraordinary
       item and accounting change..........   (45,763)  (110,728)   (67,739)   (64,958)
     Extraordinary gain....................        --         --         --      6,963
     Cumulative effect of accounting
       change..............................    (3,361)        --         --         --
     Net income (loss).....................   (49,124)  (110,728)   (67,739)   (57,995)
     Basic/diluted net income (loss) per
       common share:
          Income (loss) before
            extraordinary item and
            accounting change..............     (6.54)     (5.65)     (1.42)     (1.29)
          Extraordinary gain...............        --         --         --       0.14
          Cumulative effect of accounting
            change.........................     (0.48)        --         --         --
          Net income (loss)................     (7.02)     (5.65)     (1.42)     (1.15)

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                              DECEMBER 31,     JUNE 30,
                                                                  1999           2000
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $    3,161     $    3,858
  Accounts receivable, net..................................       61,167         63,368
  Inventories...............................................        9,101          7,246
  Prepaid expenses and other................................       11,874         16,306
                                                               ----------     ----------
          Total current assets..............................       85,303         90,778
                                                               ----------     ----------
Property and equipment, at cost.............................      714,644        781,021
Less accumulated depreciation and amortization..............     (314,445)      (398,783)
                                                               ----------     ----------
Property and equipment, net.................................      400,199        382,238
                                                               ----------     ----------
Intangible and other assets, net............................      867,543        778,210
                                                               ----------     ----------
                                                               $1,353,045     $1,251,226
                                                               ==========     ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt......................   $    8,060     $   14,310
  Accounts payable..........................................       30,016         48,122
  Accrued restructuring.....................................       17,111         12,754
  Accrued interest..........................................       30,294         30,200
  Accrued expenses and other liabilities....................       79,330         64,235
                                                               ----------     ----------
          Total current liabilities.........................      164,811        169,621
                                                               ----------     ----------
Long-term debt, less current maturities.....................    1,322,508      1,104,011
                                                               ----------     ----------
Other long-term liabilities.................................       83,285         78,772
                                                               ----------     ----------
Redeemable convertible preferred stock......................           --         43,953
                                                               ----------     ----------
Stockholders' equity (deficit):
  Preferred stock -- $.01 par value.........................            3              3
  Common stock -- $.01 par value............................          512            661
  Additional paid-in capital................................      661,413        817,116
  Accumulated deficit.......................................     (879,487)      (962,911)
                                                               ----------     ----------
          Total stockholders' equity (deficit)..............     (217,559)      (145,131)
                                                               ----------     ----------
                                                               $1,353,045     $1,251,226
                                                               ==========     ==========


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
        (UNAUDITED AND IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                           THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                           ---------------------------   -------------------------
                                               1999           2000          1999          2000
                                           ------------   ------------   -----------   -----------
Service, rental, and maintenance
  revenues...............................  $   122,280    $   175,631    $   212,809   $   353,291
Product sales............................       11,213         12,221         21,572        24,556
                                           -----------    -----------    -----------   -----------
          Total revenues.................      133,493        187,852        234,381       377,847
Cost of products sold....................       (7,603)        (8,381)       (14,529)      (17,261)
                                           -----------    -----------    -----------   -----------
                                               125,890        179,471        219,852       360,586
                                           -----------    -----------    -----------   -----------
Operating expenses:
Service, rental, and maintenance.........       28,093         37,839         48,386        76,954
Selling..................................       18,033         24,333         31,044        49,378
General and administrative...............       37,395         55,362         63,021       109,296
Depreciation and amortization............       76,915         89,882        128,033       180,589
                                           -----------    -----------    -----------   -----------
          Total operating expenses.......      160,436        207,416        270,484       416,217
                                           -----------    -----------    -----------   -----------
Operating income (loss)..................      (34,546)       (27,945)       (50,632)      (55,631)
Interest expense, net....................      (33,373)       (35,399)       (59,187)      (76,699)
Other expense............................      (42,809)          (804)       (43,472)       (2,010)
Equity in loss of affiliate..............           --             --         (3,200)           --
                                           -----------    -----------    -----------   -----------
Income (loss) before extraordinary item
  and accounting change..................     (110,728)       (64,148)      (156,491)     (134,340)
Extraordinary gain from early
  extinguishment of debt.................           --         44,436             --        52,051
Cumulative effect of accounting change...           --             --         (3,361)           --
                                           -----------    -----------    -----------   -----------
Net income (loss)........................     (110,728)       (19,712)      (159,852)      (82,289)
Accretion of redeemable preferred
  stock..................................           --         (1,261)            --        (1,261)
Preferred stock dividend.................         (530)          (573)        (1,043)       (1,135)
                                           -----------    -----------    -----------   -----------
Net income (loss) to common
  stockholders...........................  $  (111,258)   $   (21,546)   $  (160,895)  $   (84,685)
                                           ===========    ===========    ===========   ===========
Basic/diluted net income (loss) per
  common share before extraordinary
  charge and accounting change...........  $     (5.65)   $     (1.01)   $    (11.75)  $     (2.26)
Extraordinary item per basic/diluted
  common share...........................           --           0.68             --          0.86
Cumulative effect of accounting change
  per basic/diluted common share.........           --             --          (0.25)           --
                                           -----------    -----------    -----------   -----------
Basic/diluted net income (loss) per
  common share...........................  $     (5.65)   $     (0.33)   $    (12.00)  $     (1.40)
                                           ===========    ===========    ===========   ===========
Basic/diluted weighted average number of
  common shares outstanding..............   19,683,837     65,794,673     13,412,689    60,555,685
                                           ===========    ===========    ===========   ===========


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1999         2000
                                                              ---------    --------
Net cash provided by operating activities...................  $  36,378    $ 53,006
Cash flows from investing activities:
  Additions to property and equipment, net..................    (38,685)    (74,061)
  Additions to intangible and other assets..................    (18,679)     (3,602)
  Net proceeds from sale of tower site assets...............      3,041          --
  Acquisition of company, net of cash acquired..............   (519,105)         --
                                                              ---------    --------
Net cash used for investing activities......................   (573,428)    (77,663)
                                                              ---------    --------
Cash flows from financing activities:
  Issuance of long-term debt................................    466,058      58,000
  Repayment of long-term debt...............................   (125,999)    (33,000)
  Net proceeds from sale of common stock....................    217,243         354
                                                              ---------    --------
Net cash provided by financing activities...................    557,302      25,354
                                                              ---------    --------
Net increase in cash and cash equivalents...................     20,252         697
Cash and cash equivalents, beginning of period..............      1,633       3,161
                                                              ---------    --------
Cash and cash equivalents, end of period....................  $  21,885    $  3,858
Supplemental disclosure:
  Interest paid.............................................  $  35,809    $ 60,461
                                                              =========    ========
  Accretion of discount on senior notes.....................  $  20,316    $ 14,696
  Issuance of common stock in exchange for debt.............  $      --    $155,624
  Issuance of preferred stock in exchange for debt..........  $      --    $ 42,692
  Accretion of redeemable preferred stock...................  $      --    $  1,261
  Issuance of common stock in acquisition of company........  $  20,083    $     --
  Liabilities assumed in acquisition of company.............  $ 122,543    $     --


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (a) Preparation of Interim Financial Statements -- The consolidated condensed financial statements of Arch Communications Group, Inc. have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The financial information included herein, other than the consolidated condensed balance sheet as of December 31, 1999, has been prepared by management without audit by independent accountants who do not express an opinion thereon. The consolidated condensed balance sheet at December 31, 1999 has been derived from, but does not include all the disclosures contained in, the audited consolidated financial statements for the year ended December 31, 1999. In the opinion of management, all of these unaudited statements include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results of all interim periods reported herein. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in Arch's Annual Report on Form 10-K for the year ended December 31, 1999. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for a full year.

     (b) Intangible and Other Assets -- Intangible and other assets, net of accumulated amortization, are comprised of the following (in thousands):


                                                         JUNE 30,      DECEMBER 31,
                                                           2000            1999
                                                        -----------    ------------
                                                        (UNAUDITED)
Goodwill..............................................   $227,760        $249,010
  Purchased FCC licenses..............................    328,663         354,246
  Purchased subscriber lists..........................    201,749         239,114
  Deferred financing costs............................     15,391          19,915
  Other...............................................      4,647           5,258
                                                         --------        --------
                                                         $778,210        $867,543
                                                         ========        ========



     (c) Divisional Reorganization - As of June 30, 2000, 428 employees had been terminated due to the divisional reorganization and restructuring. The Company's restructuring activity as of June 30, 2000 is as follows (in thousands):



                                          RESERVE BALANCE AT   UTILIZATION OF
                                             DECEMBER 31,        RESERVE IN     REMAINING
                                                 1999               2000         RESERVE
                                          ------------------   --------------   ---------
  Severance costs.......................        $1,030             $  265        $  765
  Lease obligation costs................         5,198              1,148         4,050
                                                ------             ------        ------
          Total.........................        $6,228             $1,413        $4,815
                                                ======             ======        ======



     (d) MobileMedia Acquisition Reserve - As of June 30, 2000, 261 former MobileMedia employees had been terminated. The Company's restructuring activity as of June 30, 2000 is as follows (in thousands):



                                          RESERVE BALANCE AT   UTILIZATION OF
                                             DECEMBER 31,        RESERVE IN     REMAINING
                                                 1999               2000         RESERVE
                                          ------------------   --------------   ---------
  Severance costs.......................       $ 2,678             $1,882        $  796
  Lease obligation costs................         7,828              1,023         6,805
  Other costs...........................           377                 39           338
                                               -------             ------        ------
          Total.........................       $10,883             $2,944        $7,939
                                               =======             ======        ======


     (e) Debt Exchanged for Equity - In February and March 2000, Arch completed transactions in which Arch issued an aggregate of 11,926,036 shares of Arch common stock in exchange for approximately $160.9 million accreted value of debt securities. Under one of the exchange agreements,

                        ARCH COMMUNICATIONS GROUP, INC.

                                  (UNAUDITED)

Arch issued 285,715 shares of common stock in exchange for $3.5 million principal amount of Arch convertible debentures. Arch recorded $2.4 million of non-cash interest expense in conjunction with this transaction. Under the other exchange agreements, Arch issued 11,640,321 shares of common stock in exchange for $157.4 million accreted value ($176.0 million maturity value) of its senior discount notes. Arch recorded an extraordinary gain of $7.6 million on the early extinguishment of debt as a result of these transactions.

     (f) Subsequent Event - On May 10, 2000, Arch announced it had completed its agreement with Resurgence Asset Management L.L.C. for the exchange of $91.1 million accreted value ($100.0 million maturity value) of senior discount notes held by various Resurgence entities for 1,000,000 shares of a new class of Arch's preferred stock to be called Series D preferred stock. The Series D preferred stock will:

     - be convertible at the holder's option, at any time, into an aggregate of 6,613,180 shares of common stock;

     - be subject to mandatory conversion into an aggregate of 6,613,180 shares of common stock upon completion of Arch's pending merger with PageNet;

     - if not earlier converted, commencing March 15, 2001, bear semi-annual dividends at the rate of 10 7/8% per annum, payable at Arch's option in cash or through the issuance of a new class of Arch's preferred stock to be called Series E preferred stock;

     - be subject to mandatory redemption on March 15, 2008 if redemption is then permitted by applicable law;

     - vote with the common stock on an as converted basis; and

     - rank upon liquidation senior to the common stock and on a parity with Arch's existing Series C preferred stock.

     If Arch issues Series E preferred stock as a dividend on the Series D preferred stock, the Series E preferred stock will be identical to the Series D preferred stock except that it will not (1) be subject to conversion into common stock, (2) have any voting rights as required by law or (3) bear dividends.


     Arch recorded an extraordinary gain of $44.4 million on the early extinguishment of debt as a result of this transaction based on the difference between the carrying value of the exchanged debt and the fair value of the preferred stock issued. As of June 30, 2000, the Series D preferred stock is stated at its accreted redemption value after recording $1.3 million of accretion in the quarter ended June 30, 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareowners
Paging Network, Inc.


     We have audited the accompanying consolidated balance sheets of Paging Network, Inc. (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, cash flows and shareowners' deficit for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paging Network, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, on July 24, 2000, the Company and all of its wholly-owned domestic subsidiaries except for Vast Solutions, Inc. commenced a proceeding under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. This event, and circumstances relating to the non-compliance with certain covenants of loan agreements with banks and note indentures and recurring losses from operations, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                            /S/ ERNST & YOUNG LLP

Dallas, Texas
May 3, 2000, except for Notes 1 and 2,
  as to which the date is August 1, 2000

                              PAGING NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
ASSETS
Current assets:
     Cash and cash equivalents..............................  $    3,077   $   32,144
     Accounts receivable (less allowance for doubtful
      accounts of $11,119 and $17,399 in 1998 and 1999,
      respectively).........................................      84,440       84,476
     Inventories............................................       6,379        8,687
     Prepaid expenses and other assets......................      15,065        5,623
                                                              ----------   ----------
          Total current assets..............................     108,961      130,930
Property, equipment, and leasehold improvements, at cost....   1,452,870    1,451,761
     Less accumulated depreciation..........................    (547,599)    (684,648)
                                                              ----------   ----------
          Net property, equipment, and leasehold
            improvements....................................     905,271      767,113
Other non-current assets, at cost...........................     629,372      609,014
     Less accumulated amortization..........................     (62,360)     (84,497)
                                                              ----------   ----------
          Net other non-current assets......................     567,012      524,517
                                                              ----------   ----------
                                                              $1,581,244   $1,422,560
                                                              ==========   ==========
LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
     Long-term debt in default..............................  $       --   $1,945,000
     Accounts payable.......................................      96,478       80,889
     Accrued expenses.......................................      49,692       50,146
     Accrued interest.......................................      43,209       42,532
     Accrued restructuring costs, current portion...........       8,256           --
     Customer deposits......................................      22,735       15,927
     Deferred revenue.......................................      15,874       19,778
                                                              ----------   ----------
          Total current liabilities.........................     236,244    2,154,272
                                                              ----------   ----------
Long-term obligations, non-current portion..................   1,815,137       58,127
Accrued restructuring costs, non-current portion............      18,765           --
Minority interest...........................................       1,517           --
Commitments and contingencies
Shareowners' deficit:
     Common Stock -- $.01 par, authorized 250,000,000
      shares; issued and outstanding 103,640,554 shares at
      December 31, 1998 and 103,960,240 shares at December
      31, 1999..............................................       1,036        1,040
     Paid-in capital........................................     132,950      134,161
     Accumulated other comprehensive income.................       2,378          745
     Accumulated deficit....................................    (626,783)    (925,785)
                                                              ----------   ----------
          Total shareowners' deficit........................    (490,419)    (789,839)
                                                              ----------   ----------
                                                              $1,581,244   $1,422,560
                                                              ==========   ==========

                             See accompanying notes

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1997         1998         1999
                                                             ---------   ----------   ----------
Services, rent and maintenance revenues....................  $ 818,461   $  945,524   $  897,348
Product sales..............................................    142,515      100,503       92,375
                                                             ---------   ----------   ----------
          Total revenues...................................    960,976    1,046,027      989,723
Cost of products sold......................................   (121,487)     (77,672)     (57,901)
                                                             ---------   ----------   ----------
                                                               839,489      968,355      931,822
Operating expenses:
     Services, rent and maintenance........................    173,058      210,480      267,043
     Selling...............................................    102,995      104,350       97,413
     General and administrative............................    253,886      320,586      361,386
     Depreciation and amortization.........................    289,442      281,259      327,101
     Provision for asset impairment........................     12,600           --       17,798
     Restructuring charge..................................         --       74,000      (23,531)
                                                             ---------   ----------   ----------
          Total operating expenses.........................    831,981      990,675    1,047,210
                                                             ---------   ----------   ----------
Operating income (loss)....................................      7,508      (22,320)    (115,388)
Other income (expense):
     Interest expense......................................   (151,380)    (143,762)    (150,921)
     Interest income.......................................      3,689        2,070        3,902
     Other non-operating income (expense)..................     (1,220)       2,003          851
                                                             ---------   ----------   ----------
          Total other expense..............................   (148,911)    (139,689)    (146,168)
                                                             ---------   ----------   ----------
Loss before extraordinary item and cumulative effect of a
  change in accounting principle...........................   (141,403)    (162,009)    (261,556)
Extraordinary loss.........................................    (15,544)          --           --
Cumulative effect of a change in accounting principle......         --           --      (37,446)
                                                             ---------   ----------   ----------
Net loss...................................................  $(156,947)  $ (162,009)  $ (299,002)
                                                             =========   ==========   ==========
Net loss per share (basic and diluted):
Loss before extraordinary item and cumulative effect of a
  change in accounting principle...........................  $   (1.38)  $    (1.57)  $    (2.52)
Extraordinary loss.........................................      (0.15)          --           --
Cumulative effect of a change in accounting principle......         --           --        (0.36)
                                                             ---------   ----------   ----------
Net loss per share.........................................  $   (1.53)  $    (1.57)  $    (2.88)
                                                             =========   ==========   ==========

                             See accompanying notes

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Operating activities:
  Net loss..................................................  $(156,947)  $(162,009)  $(299,002)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
       Provision for asset impairment.......................     12,600          --      17,798
       Cumulative effect of a change in accounting
          principle.........................................         --          --      37,446
       Restructuring charge.................................         --      74,000     (23,531)
       Extraordinary loss...................................     15,544          --          --
       Depreciation.........................................    258,798     252,234     307,536
       Amortization.........................................     30,644      29,025      19,565
       Provision for doubtful accounts......................     18,343      20,516      28,189
       Amortization of debt issuance costs..................      8,418       4,430       4,574
       Other non-operating (income) expense.................      1,220      (2,003)       (851)
  Changes in operating assets and liabilities:
       Accounts receivable..................................    (21,542)    (35,081)    (29,438)
       Inventories..........................................     (1,302)     18,349      (2,506)
       Prepaid expenses and other assets....................     (6,016)      9,133       9,270
       Accounts payable.....................................    (18,397)     22,768      14,963
       Accrued expenses and accrued interest................      4,286      16,203         247
       Accrued restructuring costs..........................         --      (1,979)     (3,490)
       Customer deposits and deferred revenue...............      4,854       2,515      (2,904)
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................    150,503     248,101      77,866
                                                              ---------   ---------   ---------
Investing activities:
     Capital expenditures...................................   (328,365)   (268,183)   (234,926)
     Payments for spectrum licenses.........................    (92,856)    (13,065)     (3,768)
     Restricted cash invested in money market instruments...     (6,422)         --      (1,024)
     Business acquisitions and joint venture investments....     (7,253)     (7,322)         --
     Deposits for purchase of subscriber devices............    (13,493)         --          --
     Other, net.............................................    (11,540)      2,984       2,399
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (459,929)   (285,586)   (237,319)
                                                              ---------   ---------   ---------
Financing activities:
     Borrowings of long-term obligations....................    558,317     305,587     325,280
     Repayments of long-term obligations....................    (39,000)   (275,555)   (137,966)
     Proceeds from exercise of stock options................         87       7,606       1,206
     Redemption of $200 million senior subordinated notes...   (211,750)         --          --
     Other, net.............................................        919          --          --
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    308,573      37,638     188,520
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........       (853)        153      29,067
Cash and cash equivalents at beginning of year..............      3,777       2,924       3,077
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $   2,924   $   3,077   $  32,144
                                                              =========   =========   =========

                             See accompanying notes

                              PAGING NETWORK, INC.

                CONSOLIDATED STATEMENTS OF SHAREOWNERS' DEFICIT

                  YEAR ENDED DECEMBER 31, 1997, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                ACCUMULATED
                                                                   OTHER
                                           COMMON   PAID-IN    COMPREHENSIVE   ACCUMULATED   SHAREOWNERS'
                                           STOCK    CAPITAL       INCOME         DEFICIT       DEFICIT
                                           ------   --------   -------------   -----------   ------------
Balance, December 31, 1996...............  $1,026   $124,522      $   104       $(307,827)    $(182,175)
     Net loss............................     --          --           --        (156,947)     (156,947)
     Foreign currency translation
       adjustments.......................     --          --          804              --           804
                                                                                              ---------
          Total comprehensive loss.......                                                      (156,143)
     Issuance of 38,838 shares of
          Common stock pursuant to stock
          option and compensation
          plans..........................      1         386           --              --           387
                                           ------   --------      -------       ---------     ---------
Balance, December 31, 1997...............  1,027     124,908          908        (464,774)     (337,931)
     Net loss............................     --          --           --        (162,009)     (162,009)
     Foreign currency translation
       adjustments.......................     --          --        1,470              --         1,470
                                                                                              ---------
          Total comprehensive loss.......                                                      (160,539)
     Issuance of 980,639 shares of
          Common stock pursuant to stock
          option and compensation
          plans..........................      9       8,042           --              --         8,051
                                           ------   --------      -------       ---------     ---------
Balance, December 31, 1998...............  1,036     132,950        2,378        (626,783)     (490,419)
     Net loss............................     --          --           --        (299,002)     (299,002)
     Foreign currency translation
       adjustments.......................     --          --       (1,633)             --        (1,633)
                                                                                              ---------
          Total comprehensive loss.......                                                      (300,635)
     Issuance of 319,686 shares of
          Common stock pursuant to stock
          option and compensation
          plans..........................      4       1,211           --              --         1,215
                                           ------   --------      -------       ---------     ---------
Balance, December 31, 1999...............  $1,040   $134,161      $   745       $(925,785)    $(789,839)
                                           ======   ========      =======       =========     =========

                             See accompanying notes

                              PAGING NETWORK, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND MERGER AGREEMENT

     PagingNetwork, Inc. (the "Company") is a provider of wireless communications services throughout the United States and the U.S. Virgin Islands, Puerto Rico, and Canada. The Company provides service in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. The Company also owns a minority interest in a wireless communications company in Brazil.

     On November 7, 1999, the Company signed a definitive agreement (the "Merger Agreement") to merge (the "Merger") with Arch Communications group, Inc. ("Arch"). The Merger Agreement was subsequently amended on January 7, 2000, May 10, 2000, and July 23, 2000. Under the Merger Agreement, as amended, the Company's senior subordinated notes, along with all accrued interest thereon, will be exchanged for common stock of Arch representing 46.1% of the common stock of the combined company and the Company's common stock will be converted into common stock representing 5.0% of the common stock of the combined company. The Merger Agreement also provides for the Company to distribute 80.5% of its interest in Vast Solutions, Inc. ("Vast"), a wholly-owned subsidiary of the Company, to holders of the Company's senior subordinated notes and common stock. Holders of the senior subordinated notes will receive common stock of Vast representing 60.5% of the equity of Vast, while holders of the Company's common stock will receive common stock of Vast representing 20% of the equity of Vast. The remaining interest in Vast will be held by the combined company following the Merger.

     As more fully discussed in Note 2, the Company will seek to complete the Merger through the Company's plan of reorganization resulting from the Company's bankruptcy filing in July 2000. Consummation of the Merger is also subject to customary regulatory review. The Company has received approval from the Department of Justice and the Federal Communications Commission to proceed with the Merger. If the Merger Agreement is terminated after one party pursues an alternative offer, a plan of reorganization of the Company other than the one contemplated in the Merger Agreement is filed by the Company and/or confirmed by a bankruptcy court, or under other specified circumstances, either the Company or Arch may be required to pay a termination fee of $40 million.

2.  CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred losses of $157 million, $162 million, and $299 million during the years ended December 31, 1997, 1998, and 1999, respectively. The Company's deteriorating financial results and liquidity caused it to be in default of the covenants of all of its domestic debt agreements. On February 2, 2000 and August 1, 2000, the Company failed to make the semi-annual interest payments on its 8.875% Senior Subordinated notes due 2008 (the "8.875% Notes") and its 10.125% senior subordinated notes due 2007 (the "10.125% Notes"), and on April 17, 2000, the Company failed to make the semi-annual interest payment on its 10% senior subordinated notes due 2008 (the "10% Notes"). The Company also violated several of the financial and other covenants of the Credit Agreement. As a result, on July 14, 2000, three senior subordinated noteholders commenced an involuntary proceeding against the Company under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code").


     On July 24, 2000 (the "Petition Date"), the Company consented to an order for relief which, in effect, converted the bankruptcy case filed on July 14 to a voluntary Chapter 11 case. Also on the Petition Date, the Company's domestic subsidiaries except for Vast filed voluntary petitions for relief under the Bankruptcy Code (such subsidiaries and the Company are hereafter referred to collectively as the "Debtors"). Subsequent to the Petition Date, the Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the district of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.

                              PAGING NETWORK, INC.

Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis. Since the Petition Date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors
(i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay pre-petition obligations owed to continuing vendors as such obligations come due.


     On July 25, 2000, the Debtors filed a Joint Plan of Reorganization and disclosure statement which provide for the implementation of the Merger as the Debtors' plan of reorganization. A hearing with respect to the Bankruptcy Court's approval of the Debtors' disclosure statement is scheduled for September 7, 2000, at which time the Bankruptcy Court will determine if the Debtors' Joint Plan of Reorganization providing for the implementation of the Merger will be submitted to the creditors and shareholders of the Debtors for approval.


     As of July 31, 2000, the Company has approximately $66.0 million in cash. Upon commencement of the Chapter 11 case, the Company obtained debtor-in-possession loan facility (the "DIP Facility") from the current lenders under the Credit Agreement which provided for additional secured borrowings by both PageNet and Vast not to exceed $50 million in the aggregate, subject to certain limitations as set forth in the loan agreement. Borrowings under the DIP Facility bear interest at prime plus 2.5% for outstanding borrowings up to $15 million, and at prime plus 3.0% for outstanding borrowings in excess of $15 million, due monthly. All amounts outstanding under the DIP Facility are due the earlier of (i) the confirmation of the Debtors' Joint Plan of Reorganization, or
(ii) November 30, 2000. The Company believes that its existing cash, the cash expected to be generated from operations, and the cash available under the DIP Facility is sufficient to meet its obligations, except for the cash interest payments due under the Notes, through the completion of the Merger. However, if the Company's financial results continue to deteriorate, the Merger is delayed, or other unforeseen events occur, the Company may not have sufficient liquidity to meet its obligations through the completion of the Merger. If the Merger is not completed, the Company would likely be required to consider a stand-alone restructuring, asset sales, transactions with other potential merger parties or acquirors, or liquidation. In addition, if the Merger is not completed, the Company would likely incur significant charges for asset impairments and restructuring its obligations. The accompanying financial statements do not include any adjustments relating to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Merger not be completed.

3.  SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include the accounts of all of its wholly and majority-owned subsidiaries. All intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with the current year presentation.

                              PAGING NETWORK, INC.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Inventories -- Inventories consist of subscriber devices which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property, equipment, and leasehold improvements -- Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation. Expenditures for maintenance are charged to expense as incurred. Upon retirement of units of equipment, the costs of units retired and the related accumulated depreciation amounts are removed from the accounts. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Machinery and equipment.....................................    3 to 10 years(1)
Subscriber devices..........................................          2 years(1)(2)
Furniture and fixtures......................................          7 years
Leasehold improvements......................................          5 years(3)
Building and building improvements..........................         20 years

---------------
(1) Effective April 1, 1999, the Company changed the depreciable lives of its subscriber devices from 3 years to 2 years and the depreciable life of certain of its network equipment from 7 years to 10 years (see Note 5).

(2) Effective January 1, 1997, the Company changed the depreciable life of its subscriber devices from 4 years to 3 years, with estimated residual value ranging up to $20 (see Note 5).

(3) Or term of lease if shorter.

     The Company reserves for subscriber devices, which it estimates to be non-recoverable.

     Other non-current assets -- Other non-current assets are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method based upon the following estimated useful lives:

Licenses and frequencies...............................                  40 years
Goodwill...............................................                  20 years
Other intangible assets................................      18 months to 3 years
Other non-current assets...............................      10 years to 12 years

     Deferred revenues and customer deposits -- Deferred revenues represent billing to customers in advance for services not yet performed and are recognized as revenue in the month the service is provided. Deposits are received from some customers at the time a service agreement is signed and are recognized as a liability of the Company until such time as the deposits are applied, generally against the customer's final bill.

     Revenue recognition -- Services, rent and maintenance revenues are recognized in the month the related services are performed. Product sales are recognized upon delivery of product to the customer.

     Employee stock options -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, because the exercise price of the Company's employee stock options has historically equaled the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

                              PAGING NETWORK, INC.

     Advertising costs -- The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1998, and 1999, was $22 million, $19 million, and $17 million, respectively.

     Comprehensive income (loss) -- Other comprehensive income as of December 31, 1997, 1998, and 1999, consists solely of foreign currency translation adjustments.

     Capitalization of internally developed software -- The Company adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained for Internal Use" (SOP 98-1), effective January 1, 1999. SOP 98-1 requires the capitalization of certain costs of developing or acquiring computer software for internal use. The adoption of SOP 98-1 did not have a material impact on the Company's results of operations or financial position as the Company's previous policy for accounting for the costs of developing or acquiring computer software for internal use was generally consistent with the provisions of SOP 98-1.

4.  RESTRUCTURING CHARGE

     In February 1998, the Company's Board of Directors approved the restructuring of the Company's domestic operations (the Restructuring). The Company's Restructuring plan called for the elimination of redundant administrative operations through the consolidation of key support functions located in local and regional offices throughout the country into central processing facilities. The Restructuring plan specified local and regional office closures, the disposition of certain furniture, fixtures and equipment and the termination of approximately 1,950 employees by job function and location. Having adopted a formal plan of restructuring, the Company recorded a $74 million charge, or $0.72 per share (basic and diluted), during the quarter ended March 31, 1998. The components of the charge included (in thousands):

Write-down of property and equipment........................  $38,900
Lease obligations and terminations..........................   18,900
Severance and related benefits..............................   12,700
Other.......................................................    3,500
                                                              -------
          Total restructuring charge........................  $74,000
                                                              =======

     The writedown of property and equipment related to a non-cash charge to reduce the carrying amount of certain machinery and equipment, furniture and fixtures, and leasehold improvements that the Company would not continue to utilize following the Restructuring to their estimated net realizable value as of the date such assets were projected to be disposed of or abandoned, allowing for the recognition of normal depreciation expense on such assets through their projected disposal date. The net realizable value of these assets was determined based on management estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal, and the method and potential costs of the disposal.

     The provision for lease obligations and terminations related primarily to future lease commitments on local and regional office facilities that would be closed as part of the Restructuring. The charge represented future lease obligations, net of projected sublease income, on such leases past the dates the offices would be closed by the Company, or, for certain leases, the cost of terminating the leases prior to their scheduled expiration. Projected sublease income was based on management estimates, which are subject to change. Cash payments on the leases and lease terminations were expected to occur over the remaining lease terms, the majority of which were to expire prior to 2003.

     During the fourth quarter of 1998, the Company identified additional furniture, fixtures, and equipment that would not be utilized following the Restructuring, resulting in an additional non-cash charge of $3 million. This charge was offset by reductions in the provisions for lease obligations and

                              PAGING NETWORK, INC.

terminations and severance costs as a result of refinements to the Company's schedule for local and regional office closures. Also as a result of the refinements to the office closing schedule, the Company adjusted, effective October 1, 1998, the depreciable lives of certain of the assets written down in the first quarter of 1998, resulting in a decrease in depreciation expense of approximately $3 million for the year ended December 31, 1998.

     The Company's restructuring activity from initial charge through December 31, 1998, was as follows (in thousands):

                                                                   UTILIZATION OF RESERVE
                                         INITIAL    ADJUSTMENTS    ----------------------    REMAINING
                                         CHARGE      TO CHARGE       CASH       NON-CASH      RESERVE
                                         -------    -----------    --------    ----------    ---------
Fixed assets impairments...............  $38,900      $ 2,600       $   --       $41,500      $    --
Lease obligation costs.................   18,900       (1,300)         683            --       16,917
Severance costs........................   12,700       (1,300)       1,296            --       10,104
Other..................................    3,500           --           --         3,500           --
                                         -------      -------       ------       -------      -------
          Total........................  $74,000      $    --       $1,979       $45,000      $27,021
                                         =======      =======       ======       =======      =======

     While progress in establishing the centralized processing facilities was made during 1998 and early 1999, the Company's efforts to convert its offices to its new billing and customer service software platforms fell behind the Company's original schedule of being completed during the second quarter of 1999. Billing software and system implementation problems surfaced during the first office conversions, and as a result, the Company had to postpone the conversion of many of its other offices. These postponements resulted in delays in office closures which deferred the payments of amounts accrued for lease obligations and terminations and severance and related benefits. Additional implementation problems surfaced during 1999 and caused further delays.

     In November 1999 and in conjunction with the announcement of the Merger, as discussed in Note 1, the Company decided to suspend further conversions after January 2000 pending the decisions as to which operating platforms will be used by the combined company. As a result of the decision to suspend the Restructuring indefinitely, the Company recorded a reversal of the unused portion of the original restructuring charge of $24 million, or $0.23 per share (basic and diluted), during the quarter ended December 31, 1999.

     The Company's restructuring activity from January 1, 1999 through December 31, 1999 is as follows (in thousands):

                                                       UTILIZATION OF RESERVE
                                          BEGINNING    ----------------------    REVERSAL     REMAINING
                                           RESERVE       CASH       NON-CASH     OF CHARGE     RESERVE
                                          ---------    --------    ----------    ---------    ---------
Lease obligation costs................     $16,917      $  755        $ --       $(16,162)      $ --
Severance costs.......................      10,104       2,735          --         (7,369)        --
                                           -------      ------        ----       --------       ----
          Total.......................     $27,021      $3,490        $ --       $(23,531)      $ --
                                           =======      ======        ====       ========       ====

     As a result of the Restructuring, the Company eliminated approximately 325 positions and involuntarily terminated approximately 1,150 employees during 1998 and 1999.

                              PAGING NETWORK, INC.

5.  PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

     The cost of property, equipment, and leasehold improvements consisted of the following:

                                                         1998          1999
            (IN THOUSANDS) DECEMBER 31,               ----------    ----------
Machinery and equipment.............................  $  871,870    $  956,122
Subscriber devices..................................     497,238       407,188
Furniture and fixtures..............................      59,996        61,801
Leasehold improvements..............................      20,609        23,489
Land, buildings, and building improvements..........       3,157         3,161
                                                      ----------    ----------
          Total cost................................  $1,452,870    $1,451,761
                                                      ==========    ==========

     The Company does not manufacture any of the subscriber devices or related transmitting and computerized terminal equipment used in the Company's operations. The Company purchases its subscriber devices primarily from Motorola. The Company anticipates that subscriber devices will continue to be available for purchase from Motorola and other sources, consistent with normal manufacturing and delivery lead times.

     During the first quarter of 1999, the Company made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. During third quarter of 1999, all operations of the Company's majority-owned Spanish subsidiaries were ceased. The Company's interest in its Spanish subsidiaries was sold in the first quarter of 2000 for minimal proceeds. As a result of the Company's decision to sell or otherwise dispose of its Spanish subsidiaries, the Company recorded a provision of $18 million during the year ended December 31, 1999, for the impairment of the assets of the Company's majority-owned subsidiaries, the effect of which was to write-off the Company's net investment in its Spanish subsidiaries. The amount of the provision was based on the Company's estimate of the value of its net investment in the Spanish subsidiaries, which did not materially differ from the proceeds received upon the sale of the subsidiaries in the first quarter of 2000. No cash costs have been incurred or are expected as a result of the provision for the impairment of the assets of the Company's Spanish subsidiaries, and no additional charges are expected to be required.

     Effective April 1, 1999, the Company changed the depreciable lives for its subscriber devices and certain network equipment. The Company changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from a review by the Company of the historical usage periods of its subscriber devices and its network equipment and the Company's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. The Company has determined that the appropriate useful life of its subscriber devices is two years as a result of technological advances, customer desire for new pager technology, and the Company's decreasing ability to redeploy older pager models. As a result of these changes, the net loss increased by $78 million, or $0.75 per share (basic and diluted), during the year ended December 31, 1999.

     Effective January 1, 1997, the Company shortened the depreciable lives of its subscriber devices from four to three years, and revised the related residual values. This change increased net loss for the year ended December 31, 1997 by $17 million and net loss per share by $0.16 (basic and diluted).

     During the year ended December 31, 1997, the Company recorded a provision of $13 million to write down certain subscriber devices to their net realizable value.

                              PAGING NETWORK, INC.

6.  OTHER NON-CURRENT ASSETS

     The cost of other non-current assets consisted of the following:

                                                            1998        1999
              (IN THOUSANDS) DECEMBER 31,                 --------    --------
Licenses and frequencies................................  $473,211    $477,659
Goodwill................................................    50,495      37,922
Restricted cash invested in money market instruments, at
  fair value (Note 7)...................................    33,461      34,485
Other intangible assets.................................    13,920       7,647
Other non-current assets................................    58,285      51,301
                                                          --------    --------
          Total cost....................................  $629,372    $609,014
                                                          ========    ========

     Licenses and frequencies consist of amounts paid in conjunction with the purchase of three nationwide narrowband personal communications services (PCS) frequencies at a Federal Communications Commission (FCC) auction held in 1994, amounts paid in conjunction with the purchase of blocks of two-way 900 MHz specialized mobile radio (SMR) major trading area based licenses, amounts paid to purchase exclusive rights to certain of the SMR frequencies from incumbent operators, and amounts paid to secure other licenses.

     The Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective January 1, 1999. SOP 98-5 requires the expensing of all start-up costs as incurred, as well as the writing off of the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The impact of the Company's adoption of SOP 98-5 was a charge of $37 million representing the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999, and an increase in net loss of $21 million, or $0.20 per share (basic and diluted), for the year ended December 31, 1999.

7.  LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                                              1998                        1999
                                                    -------------------------   -------------------------
                                                    (CARRYING     (ESTIMATED    (CARRYING     (ESTIMATED
           (IN THOUSANDS) DECEMBER 31,                VALUE)     FAIR VALUE)      VALUE)     FAIR VALUE)
Borrowings under Credit Agreement.................  $  565,000     $     --     $  745,000     $     --
10% Senior Subordinated Notes due October 15,
  2008............................................     500,000      477,473        500,000      145,000
10.125% Senior Subordinated Notes due August 1,
  2007............................................     400,000      382,964        400,000      116,000
8.875% Senior Subordinated Notes due February 1,
  2006............................................     300,000      292,484        300,000       87,000
Other.............................................      50,137           --         58,127           --
                                                    ----------                  ----------
                                                     1,815,137                   2,003,127
Obligations in default and classified as current
  (Note 2)........................................          --                   1,945,000
                                                    ----------                  ----------
                                                    $1,815,137                  $   58,127
                                                    ==========                  ==========

                              PAGING NETWORK, INC.

     As of December 31, 1999, PageNet had $ 745 million of borrowings outstanding under its Credit Agreement. The Company's maximum borrowings under the Credit Agreement are permanently reduced beginning on June 30, 2001, by the following amounts: 2001 -- $150 million; 2002 -- $200 million; 2003 -- $250 million; and 2004 -- $147 million. The Company's Credit Agreement expires on December 31, 2004. As discussed in Note 2, the Company is in default of the covenants of its domestic debt agreements and is precluded from any additional borrowings under the Credit Agreement.

     Under the Credit Agreement, the Company may designate all or a portion of outstanding borrowings to be either a Base Rate Loan or a loan based on the London Interbank Offered Rate (LIBOR). As of December 31, 1999, the Company had designated all $745 million of borrowings as LIBOR loans, which bear interest at a rate equal to LIBOR plus a spread of 2.00%. The interest rates for the $745 million of LIBOR loans as of December 31, 1999 ranged from 7.94% to 8.17%. As a result of the defaults described in Note 2, the Company's lenders have the right to collect default interest up to 12.00% for the Company's outstanding balances under its Credit Agreement.

     The Credit Agreement prohibits the Company from paying cash dividends or other cash distributions to shareowners. The Credit Agreement also prohibits the Company from paying more than a total of $2 million in connection with the purchase of Common Stock owned by employees whose employment with the Company is terminated. The Credit Agreement contains other covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, engage in transactions with affiliates, dispose of assets, and engage in mergers, consolidations, and other acquisitions without the prior written consent of its lenders. Amounts owing under the Credit Agreement are secured by a security interest in substantially all of the Company's assets, the assets of the Company's subsidiaries, and the capital stock of the subsidiaries of the Company (other than the international subsidiaries and Vast).

     The two credit agreements of the Company's Canadian subsidiaries provide for total borrowings of approximately $75 million. As of December 31, 1999, approximately $56 million of borrowings were outstanding under the credit facilities. Such borrowings were collateralized by $34 million of restricted cash included in other non-current assets. Additional borrowings are available under these facilities, provided such borrowings are either collaterized or certain financial conditions are met. Maximum borrowings that may be outstanding under the credit facilities are permanently reduced beginning on March 31, 2002, by the following amounts: 2002 -- $1 million; 2003 -- $6 million; and 2004 -- $68 million. Both credit agreements expire on December 31, 2004.

     The 8.875% Notes, the 10.125% Notes, and the 10% Notes are redeemable on or after February 1, 1999; August 1, 2000; and October 15, 2001; respectively, at the option of the Company, in whole or in part from time to time, at certain prices declining annually to 100 percent of the principal amount on or after February 1, 2002; August 1, 2003; and October 15, 2004; respectively, plus accrued interest. The 8.875% Notes, the 10.125% Notes, and the 10% Notes are subordinated in right of payment to all senior debt, and contain various covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with affiliates, sell assets, and engage in mergers, consolidations, and other acquisitions without the prior written consent of its lenders. The fair values of the 8.875% Notes, the 10.125% Notes, and the 10% Notes were based on quoted market prices and discounted cash flow analyses. The fair values of the amounts outstanding under the Credit Agreement and other indebtedness cannot be reasonably estimated due to the debt defaults and covenant violations of the Company.

                              PAGING NETWORK, INC.

     On May 14, 1997, PageNet redeemed all $200 million of its outstanding 11.75% Senior Subordinated Notes (11.75% Notes), utilizing funds borrowed under the Company's Credit Agreement. The Company recorded an extraordinary loss of $16 million in the second quarter of 1997 on the early retirement of the 11.75% Notes. The extraordinary loss was comprised of the redemption premium of $12 million and the write-off of unamortized issuance costs of $4 million.

8.  INCOME TAXES

     For the years ended December 31, 1997, 1998, and 1999, the Company had no provision or benefit for income taxes because of the Company's inability to benefit from its net operating losses. The valuation allowance for deferred tax assets increased by $56 million, $58 million, and $109 million during the years ended December 31, 1997, 1998, and 1999, respectively. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         1998         1999
             (IN THOUSANDS) DECEMBER 31,               ---------    ---------
Deferred tax assets:
     Net operating loss carryforwards................  $ 197,983    $ 294,580
     Deferred revenue................................      5,982        7,411
     Provision for asset impairment..................         --        6,941
     Bad debt reserve................................      3,768        6,670
     Other tax credit carryforwards..................        679          664
     Other...........................................     28,482       18,405
                                                       ---------    ---------
          Total deferred tax assets..................    236,894      334,671
     Valuation allowance.............................   (201,496)    (310,909)
                                                       ---------    ---------
          Net deferred tax assets....................     35,398       23,762
Deferred tax liabilities:
     Depreciation....................................    (23,450)      (3,977)
     Amortization....................................    (11,948)     (19,785)
                                                       ---------    ---------
          Total deferred tax liabilities.............    (35,398)     (23,762)
                                                       ---------    ---------
                                                       $      --    $      --
                                                       =========    =========

     As of December 31, 1999, the Company has net operating loss carryforwards of approximately $755 million that expire in years 2001 through 2019. Of such amounts, $5 million expire in 2001 and $3 million expire in 2002. The bankruptcy proceeding is expected to result in the elimination of substantially all of the tax benefit of the net operating loss carryforwards and certain other tax attributes of the Company. Loss before income taxes attributable to the Company's foreign operations was $14 million, $12 million, and $11 million for the years ended December 31, 1997, 1998, and 1999.

9.  STOCK OPTIONS

     The 1982 Incentive Stock Option Plan, as amended (1982 Plan), for officers and key employees of the Company provides for the granting of stock options intended to qualify as Incentive Stock Options (ISOs) to purchase Common Stock at not less than 100% of the fair market value on the date the option is granted, as determined by the Board of Directors. No further options may be granted under the 1982 Plan. As of December 31, 1999, options for 228,487 shares were exercisable under the 1982 Plan. All options outstanding and exercisable under the 1982 Plan are fully vested.

                              PAGING NETWORK, INC.

     Options granted were exercisable immediately, or in installments as the Board of Directors determined at the time it granted such options, and have a duration of ten years from the date of grant. Any stock issued is subject to repurchase at the option of the Company, which occurs at the exercise price for the unvested portion of the shares issued and at fair market value, as defined or allowed in the Stock Option Agreement, for the vested portion. Such options vest ratably over a five-year period from the date they first become exercisable. However, in the event of a change in ownership control of the Company, all options vest immediately.

     The 1991 Stock Option Plan (1991 Plan) for officers and key employees of the Company provides for the granting of ISOs and non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The 1991 Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the Committee). Approximately 3 million shares remained available for grant under the 1991 Plan as of December 31, 1999. A total of 4,034,671 shares were vested and exercisable under the 1991 Plan as of December 31, 1999. Options granted under the 1991 Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     On May 21, 1998, the Company's shareowners approved an amendment to its 1991 Plan to broaden the group of employees eligible to receive stock options under such plan to include all employees of the Company and its subsidiaries. On May 22, 1998, PageNet granted approximately 2 million options under the 1991 Plan to approximately 2,700 employees at an exercise price of $13.94 per share, which represented the market price of the Company's Common Stock at the date of grant. Since that time, grants of stock options to eligible new employees have been made the first day of the next quarter after the quarter in which they were hired.

     The Amended and Restated 1992 Directors Compensation Plan (Directors'
Plan), for non-employee Directors of the Company, provides for the granting of non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The Directors' Plan is administered by the Committee. The total number of shares of Common Stock with respect to which options may be granted under the Directors' Plan may not exceed 750,000. Approximately 300,000 shares remain available for grant under the Directors' Plan as of December 31, 1999. A total of 225,000 shares were vested and exercisable as of December 31, 1999. Options granted under the Directors' Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     With respect to the 1991 Plan and the Directors' Plan, notwithstanding the above, ten business days before a merger or a change in the ownership control of the Company or a sale of substantially all the assets of the Company, all options issued vest immediately and become exercisable in full; upon a merger or a change in ownership control of the Company or the sale of substantially all the assets of the Company, all options issued under the 1991 Plan and Directors' Plan which have not been exercised terminate. The Merger Agreement provides that all the Company's stock options will be converted into options for shares of Arch at a formula which would reduce the number of options outstanding by 8,944,792 and increase the exercise price range by $6.18 to $120.24.

     On June 12, 1997, the Company offered an election to its employees with options granted during 1995 and 1996 under the 1991 Plan to cancel such options and accept a lesser number of new options at a lower exercise price, with the vesting dates being restarted with the new grant dates. As a result of the election by certain of its employees, PageNet canceled approximately 3 million of options with exercise prices ranging from $13.69 to $26.50 and granted approximately 1 million of options to the same optionees with an exercise price of $8.25 per share.

                              PAGING NETWORK, INC.

     Information concerning options as of December 31, 1997, 1998, and 1999 is as follows:

                                                    1997            1998            1999
                                                ------------    ------------    ------------
Outstanding at January 1....................       5,968,605       5,687,335       8,579,568
     Granted................................       3,435,873       5,066,000       4,214,987
     Canceled...............................      (3,705,609)     (1,241,982)     (2,505,716)
     Exercised..............................         (11,534)       (931,785)        (69,724)
                                                ------------    ------------    ------------
Outstanding at December 31..................       5,687,335       8,579,568      10,219,115
                                                ============    ============    ============
Exercisable at December 31..................       2,450,795       3,253,511       4,588,158
                                                ============    ============    ============
Option price range-options outstanding......    $2.67-$25.50    $2.67-$25.50    $0.88-$17.13
Option price range-options exercised........    $2.73-$ 9.25    $2.67-$14.38    $2.67-$ 5.13

     Weighted-average exercise prices are as follows:

                                                                 1997      1998      1999
                                                                ------    ------    ------
Outstanding at January 1....................................    $15.90    $ 9.47    $10.98
     Granted................................................      9.54     12.59      4.54
     Canceled...............................................     19.89     12.79     10.17
     Exercised..............................................      7.49      8.16      3.12
Outstanding at December 31..................................      9.47     10.98      8.56
Exercisable at December 31..................................      9.12      9.85      9.31

     Certain information is being presented based on a range of exercise prices as of December 31, 1999, as follows:

                                          $0.88-$6.00    $6.03-$8.13    $8.25-$12.63    $12.94-$17.13
                                          -----------    -----------    ------------    -------------
Number of shares outstanding..........     2,567,374      2,308,960       2,338,101       3,004,680
Weighted-average exercise price.......    $     3.40     $     6.43      $     9.83      $    13.62
Weighted-average remaining contractual
  life................................          8.55           8.01            7.23            8.01
Number of shares exercisable..........       792,465        800,140       1,632,993       1,362,560
Weighted-average exercise price of
  shares exercisable..................    $     3.63     $     6.89      $     9.63      $    13.66

     The Company adopted the pro forma disclosure provisions of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1996. As required by SFAS 123, pro forma information regarding net loss and net loss per share has been determined as if the Company had accounted for employee stock options and stock-based awards granted subsequent to December 31, 1994 under the fair value method provided for under SFAS 123. The weighted-average fair value of stock options granted during 1997, 1998, and 1999 was $5.98, $7.21, and $1.22, respectively. The fair value for the stock options granted to officers and key employees of the Company after January 1, 1995 was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest ranging from 5.46% to 6.89% for 1997, ranging from 4.09% to 5.72% for 1998, and ranging from 4.54% to 6.13% for 1999; a dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock ranging from 54.4% to 57.6% for 1997, ranging from 56.8% to 60.0% for 1998, and 75.0% for 1999; and a weighted average expected life of each option ranging from 5.5 years to 6.7 years for 1997 and 1998, and ranging from 2.0 years to 6.0 years for 1999.

                              PAGING NETWORK, INC.

     For purposes of the pro forma disclosures, the estimated fair market value of the options and stock-based awards is amortized to expense over the vesting period. The Company's pro forma information is as follows (in thousands, except for net loss per common share information):

                                                       1997            1998            1999
                                                     ---------       ---------       ---------
Net loss                              As reported    $(156,947)      $(162,009)      $(299,002)
                                        Pro forma    $(172,884)      $(179,834)      $(301,586)
Net loss per common share             As reported    $   (1.53)      $   (1.57)      $   (2.88)
  (basic and diluted)                   Pro forma    $   (1.68)      $   (1.74)      $   (2.90)

     Because SFAS 123 is applicable only to options and stock-based awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2001.

10.  COMMITMENTS

     The Company has operating leases for office and transmitting sites with lease terms ranging from a month to approximately ten years. There are no significant renewal or purchase options. Total rent expense for 1997, 1998, and 1999 was approximately $70 million, $81 million, and $101 million, respectively.

     The following is a schedule by year of future minimum rental payments required under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 1999.

          YEAR ENDING DECEMBER 31: (IN THOUSANDS)
          ---------------------------------------
          2000..............................................  $27,997
          2001..............................................   19,788
          2002..............................................   14,855
          2003..............................................   10,229
          2004..............................................    7,080
          Later years.......................................    8,163
                                                              -------
                    Total minimum payments required.........  $88,112
                                                              =======

11.  CONTINGENCIES

     The Company is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on PageNet's business, financial position, or results of operations.

12.  COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for the years ended December 31, 1997, 1998, and 1999, was 103 million, 103 million, and 104 million, respectively. The average number of options to purchase shares of the Company's Common Stock during the years ended December 31, 1997, 1998, and 1999, were 6 million, 8 million, and 10 million, respectively, at exercise prices ranging from $0.88 per share to $25.50 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275 million authorized shares, of which 250 million are Common Stock and 25 million are preferred stock. As of December 31, 1999, approximately 15 million shares of Common Stock were reserved for the issuance of shares under the Company's stock option and other plans. As of December 31, 1999, there were no preferred shares issued or outstanding.

                              PAGING NETWORK, INC.

     On May 23, 1996, the Company's shareowners approved an employee stock purchase plan of up to 2 million shares of the Company's Common Stock. Under the employee stock purchase plan, an employee may elect to purchase shares of the Company's Common Stock at the end of a predetermined period at a price equal to 85% of the fair market value of the Company's Common Stock at the beginning or end of such period, whichever is lower. The Company implemented two-year employee stock purchase plans on January 1, 1997 and 1998, and a one-year plan on January 1, 1999. The Company discontinued the employee stock purchase plan effective December 31, 1999.

13.  STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of December 31, 1999, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest for the years ended December 31, 1997, 1998, and 1999 were approximately $144 million, $136 million, and $147 million, respectively, net of $16 million, $22 million, and $24 million, respectively, of interest capitalized during the years ended December 31, 1997, 1998 and 1999. During the year ended December 31, 1998, PageNet utilized $13 million of deposits made in 1998 for the purchase of subscriber devices. There were no significant federal or state income taxes paid or refunded for the years ended December 31, 1997, 1998, and 1999.

14.  EMPLOYEE BENEFIT PLANS

     The Company has adopted a plan to provide retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code (the Code) for all employees who have completed a specified term of service. Effective January 1, 1996, Company contributions equal 50% of employee contributions up to a maximum of 6% of the employee's compensation. Employees may elect to contribute up to 15% of their compensation on a pre-tax basis, not to exceed the maximum amount allowed as determined by the Code. The Company's contributions aggregated approximately $2 million in 1997, $3 million in 1998, and $2 million in 1999.

15.  STOCK PURCHASE RIGHTS

     In September 1994, the Board of Directors of the Company adopted a Stock Purchase Rights Plan and declared a distribution of one common share purchase right for each outstanding share of the Company's Common Stock. As of September 28, 1994, certificates representing shares of the Company's Common Stock also represent ownership of one common share purchase right. In January 1999, the Board of Directors of the Company amended the Rights Plan to eliminate certain provisions held to be unenforceable under Delaware law.

     Generally, the rights will become exercisable only if a person or group (i) acquires 20% or more of the Company's Common Stock or (ii) announces a tender offer that would result in ownership of 20% or more of the Company's Common Stock or (iii) is declared to be an "Adverse Person" by the Board of Directors. Adverse Person includes any person or group who owns at least 10% of the Company's Common Stock and attempts an action that would adversely impact the Company. The Company's Board of Directors can waive the application of the stock purchase rights under certain circumstances. In connection with the approval of the Merger Agreement, the Company's Board of Directors waived such application as it would have related to the Merger.

     Once a person or group has acquired 20% or more of the outstanding Common Stock of the Company, each right may entitle its holder (other than the 20% person or group) to purchase, at an exercise price of $150, shares of Common Stock of the Company (or of any company that acquires the

                              PAGING NETWORK, INC.

Company) at a price equal to 50% of their current market price. Under certain circumstances, the Board of Directors may exchange the rights for Common Stock (or equivalent securities) on a one-for-one basis.

     Until declaration of an Adverse Person, or ten (10) days after public announcement that any person or group has acquired 20% or more of the Common Stock of the Company, the rights are redeemable at the option of the Board of Directors. Thereafter, they may be redeemed by the Board of Directors in connection with certain acquisitions not involving any acquiring person or Adverse Person or in certain circumstances following a disposition of shares by the acquiring person or Adverse Person. The redemption price is $0.01 per right. The rights will expire on September 27, 2004, unless redeemed prior to that date.

16.  SEGMENT INFORMATION

     The Company has determined that it has two reportable segments, traditional paging operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The traditional paging segment consists of the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging operating segment consists of the Company's new 2-way wireless messaging services, VoiceNow service, and the operations of Vast, which includes wireless integration products, consumer content, and wireless software development and sales.

                              PAGING NETWORK, INC.

     The following table presents certain information related to the Company's business segments as of December 31, 1997, 1998, and 1999 or for the years ended December 31, 1997, 1998, and 1999.

                                                            1997             1998             1999
                   (IN THOUSANDS)                        ----------       ----------       ----------
Total Revenues:
     Traditional Paging(1)...........................    $  960,290       $1,041,603       $  973,658
     Advanced Messaging..............................           686            4,424           16,065
                                                         ----------       ----------       ----------
                                                         $  960,976       $1,046,027       $  989,723
                                                         ==========       ==========       ==========
Depreciation and amortization:
     Traditional Paging(1)...........................    $  276,590       $  266,319       $  310,347
     Advanced Messaging..............................        12,852           14,940           16,754
                                                         ----------       ----------       ----------
                                                         $  289,442       $  281,259       $  327,101
                                                         ==========       ==========       ==========
Operating income (loss):
     Traditional Paging(1)...........................    $   31,399(2)    $   17,406(3)    $  (41,190)(4)
     Advanced Messaging..............................       (23,891)         (39,726)         (74,198)
                                                         ----------       ----------       ----------
                                                         $    7,508       $  (22,320)      $ (115,388)
                                                         ==========       ==========       ==========
Adjusted EBITDA(5):
     Traditional Paging(1)...........................    $  320,589       $  357,725       $  263,424
     Advanced Messaging..............................       (11,039)         (24,786)         (57,444)
                                                         ----------       ----------       ----------
                                                         $  309,550       $  332,939       $  205,980
                                                         ==========       ==========       ==========
Capital expenditures:
     Traditional Paging(1)...........................    $  224,459       $  193,234       $  121,779
     Advanced Messaging..............................       103,906           74,949          113,147
                                                         ----------       ----------       ----------
                                                         $  328,365       $  268,183       $  234,926
                                                         ==========       ==========       ==========
Net interest expense(6):
     Traditional Paging(1)...........................    $   90,458       $   74,729       $   65,107
     Advanced Messaging..............................        57,233           66,963           81,912
                                                         ----------       ----------       ----------
                                                         $  147,691       $  141,692       $  147,019
                                                         ==========       ==========       ==========
Total assets:
     Traditional Paging(1)...........................    $1,047,246       $  945,621       $  746,515
     Advanced Messaging..............................       549,987          635,623          676,045
                                                         ----------       ----------       ----------
                                                         $1,597,233       $1,581,244       $1,422,560
                                                         ==========       ==========       ==========

---------------
(1) The international operations of the Company currently consist entirely of traditional paging services and accordingly are included in PageNet's traditional paging business segment.

(2) Operating income for the traditional paging business segment for 1997 includes a $13 million provision to write down certain subscriber devices to their net realizable value. See Note 5.

(3) Operating income for the traditional paging business segment for 1998 includes a restructuring charge of $74 million. See Note 4.

(4) Operating loss for the traditional paging business segment for 1999 includes a partial reversal of the restructuring charge of $24 million and a provision for asset impairment of $18 million. See Notes 4 and 5, respectively.

                              PAGING NETWORK, INC.

(5) Adjusted EBITDA, as determined by the Company, does not reflect other non-operating (income) expense, provision for asset impairment, restructuring charge, extraordinary items, and cumulative effect of a change in accounting principle.

(6) Net interest expense is interest expense less interest income.

     Adjusted EBITDA is not defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for a measure of performance in accordance with generally accepted accounting principles.

17.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the two years ended December 31, 1999 is summarized below.

                                                   FIRST        SECOND       THIRD      FOURTH
                                                  QUARTER       QUARTER     QUARTER     QUARTER
   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      ---------     ---------   ---------   ---------
  1998
     Services, rent, and maintenance
       revenues................................  $ 229,861     $ 235,172   $ 239,689   $ 240,802
     Product sales.............................     25,889        29,329      25,382      19,903
                                                 ---------     ---------   ---------   ---------
          Total revenues.......................    255,750       264,501     265,071     260,705
     Cost of products sold.....................    (21,103)      (23,161)    (18,276)    (15,132)
                                                 ---------     ---------   ---------   ---------
                                                   234,647       241,340     246,795     245,573
  Operating income (loss)......................    (56,605)(1)    19,803      17,998      (3,516)
     Net loss..................................    (92,372)(1)   (15,619)    (16,428)    (37,590)
     Net loss per share (basic and diluted)....      (0.90)(1)     (0.15)      (0.16)      (0.36)
  1999
     Services, rent, and maintenance
       revenues................................  $ 241,868     $ 231,635   $ 223,063   $ 200,782
     Product sales.............................     21,692        22,930      24,347      23,406
                                                 ---------     ---------   ---------   ---------
          Total revenues.......................    263,560       254,565     247,410     224,188
     Cost of products sold.....................    (16,177)      (10,462)    (16,374)    (14,888)
                                                 ---------     ---------   ---------   ---------
                                                   247,383       244,103     231,036     209,300
     Operating income (loss)...................    (16,505)(2)   (58,248)    (13,499)    (27,136)(3)
     Loss before cumulative effect of a change
       in accounting principle.................    (51,758)(2)   (95,311)    (49,488)    (64,999)(3)
     Cumulative effect of a change in
       accounting principle....................    (37,446)           --          --          --
     Net loss..................................    (89,204)(2)   (95,311)    (49,488)    (64,999)(3)
     Net loss per share (basic and diluted):...
     Loss before cumulative effect of a change
       in accounting principle.................      (0.50)(2)     (0.92)      (0.48)      (0.64)(3)
     Cumulative effect of a change in
       accounting principle....................      (0.36)           --          --          --
     Net loss per share........................      (0.86)(2)     (0.92)      (0.48)      (0.64)(3)

---------------
(1) Operating loss for the first quarter of 1998 includes a restructuring charge of $74 million. See Note 4.

(2) Operating loss for the first quarter of 1999 includes a provision for asset impairment of $18 million. See Notes 5 and 6.

(3) Operating loss for the fourth quarter of 1999 includes a partial reversal of the restructuring charge of $24 million. See Note 4.

                              PAGING NETWORK, INC.


                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)
                                  (UNAUDITED)


                                                              DECEMBER 31,     JUNE 30,
                                                                  1999           2000
                                                              ------------    -----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $   32,144     $    71,111
  Accounts receivable, less allowance for doubtful
     accounts...............................................       84,476          82,782
  Inventories...............................................        8,687           6,340
  Prepaid expenses and other assets.........................        5,623          15,810
                                                               ----------     -----------
     Total current assets...................................      130,930         176,043
Property, equipment, and leasehold improvements, at cost....    1,451,761       1,394,510
  Less accumulated depreciation.............................     (684,648)       (735,119)
                                                               ----------     -----------
     Net property, equipment, and leasehold improvements....      767,113         659,391
Other non-current assets, at cost...........................      609,014         610,734
  Less accumulated amortization.............................      (84,497)        (94,949)
                                                               ----------     -----------
     Net other non-current assets...........................      524,517         515,785
                                                               ----------     -----------
                                                               $1,422,560     $ 1,351,219
                                                               ==========     ===========
            LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
  Long-term debt in default.................................   $1,945,000     $ 1,946,450
  Accounts payable..........................................       80,889          70,813
  Accrued expenses..........................................       50,146          46,153
  Accrued interest..........................................       42,532          99,185
  Customer deposits.........................................       15,927          14,296
  Deferred revenue..........................................       19,778          24,837
                                                               ----------     -----------
     Total current liabilities..............................    2,154,272       2,201,734
                                                               ----------     -----------
Long-term obligations, non-current portion..................       58,127          59,507
Commitments and contingencies
Shareowners' deficit:
  Common Stock -- $.01 par, authorized 250,000,000 shares;
     103,960,240 and 104,242,567 shares issued and
     outstanding as of December 31, 1999 and June 30, 2000,
     respectively...........................................        1,040           1,042
  Paid-in capital...........................................      134,161         134,742
  Accumulated other comprehensive income....................          745           1,614
  Accumulated deficit.......................................     (925,785)     (1,047,420)
                                                               ----------     -----------
     Total shareowners' deficit.............................     (789,839)       (910,022)
                                                               ----------     -----------
                                                               $1,422,560     $ 1,351,219
                                                               ==========     ===========


                             See accompanying notes

                              PAGING NETWORK, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)


                                                 THREE MONTHS ENDED        SIX MONTHS ENDED
                                                      JUNE 30,                 JUNE 30,
                                                --------------------    ----------------------
                                                  1999        2000        1999         2000
                                                --------    --------    ---------    ---------
Services, rent and maintenance revenues.......  $231,635    $184,884    $ 473,503    $ 396,157
Product sales.................................    22,930      18,635       44,622       42,999
                                                --------    --------    ---------    ---------
     Total revenues...........................   254,565     203,519      518,125      439,156
Cost of products sold.........................   (10,462)    (13,043)     (26,639)     (26,236)
                                                --------    --------    ---------    ---------
                                                 244,103     190,476      491,486      412,920
Operating expenses:
  Services, rent and maintenance..............    63,782      62,541      130,672      125,240
  Selling.....................................    21,962      15,221       45,992       35,322
  General and administrative..................    87,939      80,164      176,229      159,934
  Depreciation and amortization...............   128,668      58,988      195,548      121,825
  Provision for asset impairment..............        --          --       17,798           --
                                                --------    --------    ---------    ---------
     Total operating expenses.................   302,351     216,914      566,239      442,321
                                                --------    --------    ---------    ---------
Operating loss................................   (58,248)    (26,438)     (74,753)     (29,401)
Other income (expense):
  Interest expense............................   (37,770)    (46,768)     (73,801)     (93,123)
  Interest income.............................       715         824        1,305          938
  Other non-operating income (expense)........        (8)        (25)         180          (49)
                                                --------    --------    ---------    ---------
     Total other expense......................   (37,063)    (45,969)     (72,316)     (92,234)
                                                --------    --------    ---------    ---------
Loss before cumulative effect of a change in
  accounting principle........................   (95,311)    (72,407)    (147,069)    (121,635)
Cumulative effect of a change in accounting
  principle...................................        --          --      (37,446)          --
                                                --------    --------    ---------    ---------
Net loss......................................  $(95,311)   $(72,407)   $(184,515)   $(121,635)
                                                ========    ========    =========    =========
Net loss per share (basic and diluted):
Loss before cumulative effect of a change in
  accounting principle........................  $  (0.92)   $  (0.69)   $   (1.42)   $   (1.17)
Cumulative effect of a change in accounting
  principle...................................        --          --        (0.36)          --
                                                --------    --------    ---------    ---------
  Net loss per share..........................  $  (0.92)   $  (0.69)   $   (1.78)   $   (1.17)
                                                ========    ========    =========    =========


                             See accompanying notes

                              PAGING NETWORK, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
Operating activities:
  Net loss..................................................  $(184,515)   $(121,635)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
       Provision for asset impairment.......................     17,798           --
       Cumulative effect of a change in accounting
        principle...........................................     37,446           --
       Depreciation.........................................    186,545      112,641
       Amortization.........................................      9,003        9,184
       Provision for doubtful accounts......................     12,630       14,698
       Amortization of debt issuance costs..................      2,260        2,304
       Other................................................       (180)          49
  Changes in operating assets and liabilities:
       Accounts receivable..................................      3,155      (13,004)
       Inventories..........................................     (4,194)       2,347
       Prepaid expenses and other assets....................      1,762      (10,187)
       Accounts payable.....................................     26,911      (10,076)
       Accrued expenses and accrued interest................     (6,160)      52,611
       Accrued restructuring costs..........................       (933)          --
       Customer deposits and deferred revenue...............        (12)       3,428
                                                              ---------    ---------
Net cash provided by operating activities...................    101,516       42,360
                                                              ---------    ---------
Investing activities:
  Capital expenditures......................................   (134,814)      (6,727)
  Payments for spectrum licenses............................     (2,546)          --
  Restricted cash invested in money market instruments......         --         (655)
  Other, net................................................     (6,749)       1,406
                                                              ---------    ---------
Net cash used in investing activities.......................   (144,109)      (5,976)
                                                              ---------    ---------
Financing activities:
  Borrowings of long-term obligations.......................    144,637        3,640
  Repayments of long-term obligations.......................    (94,979)      (1,640)
  Proceeds from exercise of stock options...................      1,201          583
                                                              ---------    ---------
Net cash provided by financing activities...................     50,859        2,583
                                                              ---------    ---------
Net increase in cash and cash equivalents...................      8,266       38,967
Cash and cash equivalents at beginning of period............      3,077       32,144
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $  11,343    $  71,111
                                                              =========    =========


                             See accompanying notes

                              PAGING NETWORK, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2000

                                  (UNAUDITED)


1.  THE COMPANY AND MERGER AGREEMENT



     Paging Network, Inc. (the Company) is a provider of wireless messaging services throughout the United States and the U.S. Virgin Islands, Puerto Rico, and Canada. The Company provides service in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. The Company also owns a minority interest in a wireless messaging company in Brazil.



     On November 7, 1999, the Company signed a definitive agreement (the Merger Agreement) to merge (the Merger) with Arch Communications Group, Inc. (Arch). The Merger Agreement was subsequently amended on January 7, 2000, May 10, 2000, and July 23, 2000. Under terms of the Merger Agreement, as amended, the Company's senior subordinated notes, along with all accrued interest thereon, will be exchanged for common stock of Arch representing 46.1% of the common stock of the combined company, and the Company's common stock will be converted into common stock representing 5.0% of the common stock of the combined company. The Merger Agreement also provides for the Company to distribute 80.5% of its interest in Vast Solutions, Inc. (Vast), a wholly-owned subsidiary of the Company, to holders of the Company's senior subordinated notes and common stock. Holders of the senior subordinated notes will receive common stock of Vast representing 60.5% of the equity of Vast, while holders of the Company's common stock will receive common stock of Vast representing 20% of the equity of Vast. The remaining interest in Vast will be held by the combined company following the Merger.



     As more fully discussed in Note 2, the Company will seek to complete the Merger through the Company's plan of reorganization filed in conjunction with the Company's bankruptcy filing in July 2000. Consummation of the Merger is also subject to customary regulatory review. The Company and Arch have received approval from the Department of Justice and the Federal Communications Commission to proceed with the Merger. If the Merger Agreement is terminated after one party pursues an alternative offer, a plan of reorganization of the Company other than the one contemplated in the Merger Agreement is filed by the Company and/or confirmed by a bankruptcy court, or under other specified circumstances, either the Company or Arch may be required to pay a termination fee of $40 million.



2.  CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION



     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred losses of $157 million, $162 million, and $299 million during the years ended December 31, 1997, 1998, and 1999, respectively, and $72 million and $122 million, respectively, during the three and six months ended June 30, 2000. The Company's deteriorating financial results and liquidity caused it to be in default of the covenants of all of its domestic debt agreements. On February 2, 2000 and August 1, 2000, the Company failed to make the semi-annual interest payments on its 8.875% senior subordinated notes due 2006 (8.875% Notes) and its 10.125% senior subordinated notes due 2007 (10.125% Notes), and on April 17, 2000, the Company failed to make the semi-annual interest payment on its 10% senior subordinated notes due 2008 (10% Notes). The Company also violated several of the financial and other covenants of its domestic revolving credit facility (the Credit Agreement). As a result of these defaults, the Company's bondholders and the lenders under the Credit Agreement had the right to demand at any time that the Company immediately pay its outstanding indebtedness in full. On July 14, 2000, three senior subordinated noteholders commenced an involuntary proceeding against the Company under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code).



     On July 24, 2000 (the Petition Date), the Company consented to an order for relief which, in effect, converted the bankruptcy case filed on July 14, 2000 to a voluntary Chapter 11 case. Also on the Petition Date, the Company's domestic subsidiaries except for Vast filed voluntary petitions for relief under the

                              PAGING NETWORK, INC.

                                 JUNE 30, 2000


                                  (UNAUDITED)



Bankruptcy Code (such subsidiaries and the Company are hereafter referred to collectively as the "Debtors"). Subsequent to the Petition Date, the Debtors are operating as debtors-in- possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.



     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring Bankruptcy Court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis. Since the Petition Date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors
(i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay pre-petition obligations owed to continuing vendors as such obligations come due.



     On July 25, 2000, the Debtors filed a Joint Plan of Reorganization and disclosure statement which provide for the implementation of the Merger as the Debtors' plan of reorganization. A hearing with respect to the Bankruptcy Court's approval of the Debtors' disclosure statement is scheduled for September 7, 2000, at which time the Bankruptcy Court will determine if the Debtors' Joint Plan of Reorganization providing for the implementation of the Merger will be submitted to the creditors and shareholders of the Debtors for approval.



     As of July 31, 2000, the Company had approximately $66 million in cash. Upon commencement of the Chapter 11 case, the Company obtained a debtor-in-possession loan facility (the DIP Facility) from the current lenders under the Credit Agreement which provided for additional secured borrowings by both the Company and Vast not to exceed $50 million in the aggregate, subject to certain limitations as set forth in the loan agreement. Borrowings under the DIP Facility bear interest at prime plus 2.5% for outstanding borrowings up to $15 million, and at prime plus 3.0% for outstanding borrowings in excess of $15 million, due monthly. All amounts outstanding under the DIP Facility are due the earlier of (i) the confirmation of the Debtors' Joint Plan of Reorganization, or
(ii) November 30, 2000. The Company believes that its existing cash, the cash expected to be generated from operations, and the cash available under the DIP Facility is sufficient to meet its obligations, except for the cash interest payments due under the Notes, through the completion of the Merger. However, if the Company's financial results continue to deteriorate, the Merger is delayed, or other unforeseen events occur, the Company may not have sufficient liquidity to meet its obligations through the completion of the Merger. If the Merger is not completed, the Company would likely be required to consider a stand-alone restructuring, asset sales, transactions with other potential merger parties or acquirers, or liquidation. In addition, if the Merger is not completed, the Company would likely incur significant charges for asset impairments and restructuring its obligations. The accompanying financial statements do not include any adjustments relating to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Merger not be completed.

                              PAGING NETWORK, INC.

                                 JUNE 30, 2000


                                  (UNAUDITED)



3.  UNAUDITED INTERIM FINANCIAL STATEMENTS



     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments, which are of a normal recurring nature, except for the cumulative effect of a change in accounting principle discussed in Note 4 and the provision for asset impairment discussed in Note 5, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet as of December 31, 1999, has been derived from the audited financial statements as of that date. Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.



4.  ACCOUNTING CHANGES



     The Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective January 1, 1999. SOP 98-5 requires the expensing of all start-up costs as incurred, as well as writing off the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The impact of the Company's adoption of SOP 98-5 was a charge of $37 million representing the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999.



     Effective April 1, 1999, the Company changed the depreciable lives for its subscriber devices and certain network equipment. The Company changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from a review by the Company of the historical usage periods of its subscriber devices and its network equipment and the Company's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. The Company has determined that the appropriate useful life of its subscriber devices is two years as a result of technological advances, customer desire for new pager technology, and the Company's decreasing ability to redeploy older pager models. As a result of these changes, net loss increased by $69 million, or $0.66 per share (basic and diluted), for the three and six months ended June 30, 1999.



5.  PROVISION FOR ASSET IMPAIRMENT



     During the first quarter of 1999, the Company made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. During the third quarter of 1999, all operations of the Company's majority-owned Spanish subsidiaries were ceased. The Company's interest in its Spanish subsidiaries was sold in the first quarter of 2000 for minimal proceeds. As a result of the Company's decision to sell or otherwise dispose of its Spanish subsidiaries, the Company recorded a provision of $18 million during the six months ended June 30, 1999, for the impairment of the assets of the Company's majority-owned subsidiaries, the effect of which was to write-off the Company's net investment in its Spanish subsidiaries. The amount of the provision was based on the Company's estimate of the value of its net investment in the Spanish subsidiaries, which did not materially differ from the proceeds received upon the sale of the subsidiaries in the first quarter of 2000. No cash costs have been incurred or are expected as a result of the provision for

                              PAGING NETWORK, INC.

                                 JUNE 30, 2000


                                  (UNAUDITED)



the impairment of the assets of the Company's Spanish subsidiaries, and no additional charges are expected to be required.



6.  INCOME TAXES



     For the three and six months ended June 30, 1999 and 2000, the Company had no provision or benefit for income taxes because of the Company's inability to benefit from its net operating losses.



7.  COMMON STOCK AND NET LOSS PER SHARE



     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for the three months ended June 30, 1999 and 2000, were 104 million. The number of shares used to compute per share amounts for the six months ended June 30, 1999 and 2000, were 104 million. The average number of options to purchase shares of the Company's Common Stock during the three and six months ended June 30, 1999 was 10 million, at exercise prices ranging from $2.73 per share to $25.50 per share. The average number of options to purchase shares of the Company's Common Stock during the three and six months ended June 30, 2000, was 10 million, at exercise prices ranging from $0.81 per share to $17.13 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.



     The Company has 275 million authorized shares, of which 250 million are Common Stock and 25 million are preferred stock. As of June 30, 2000, there were no preferred shares issued or outstanding.



8.  COMPREHENSIVE LOSS



     Comprehensive loss for the three and six months ended June 30, 1999 and 2000, is as follows (in thousands):



                                                    THREE MONTHS              SIX MONTHS
                                                   ENDED JUNE 30,           ENDED JUNE 30,
                                                --------------------    ----------------------
                                                  1999        2000        1999         2000
                                                --------    --------    ---------    ---------
Net loss......................................  $(95,311)   $(72,407)   $(184,515)   $(121,635)
Foreign currency translation adjustments......      (166)        810       (1,007)         869
                                                --------    --------    ---------    ---------
          Total comprehensive loss............  $(95,477)   $(71,597)   $(185,522)   $(120,766)
                                                ========    ========    =========    =========



9.  STATEMENT OF CASH FLOWS INFORMATION



     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of June 30, 2000, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest during the six months ended June 30, 1999 and 2000, were approximately $70 million and $34 million, respectively, net of interest capitalized during the six months ended June 30, 1999 and 2000 of $11 million and $1 million, respectively. There were no significant federal or state income taxes paid or refunded for the six months ended June 30, 1999 and 2000.



10.  SEGMENT INFORMATION



     The Company has two reportable segments, traditional paging operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each

                              PAGING NETWORK, INC.

                                 JUNE 30, 2000


                                  (UNAUDITED)



segment provides. The traditional paging segment includes the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging segment consists of the Company's new 2-way wireless messaging services, VoiceNow service, and the operations of Vast, which include wireless integration products and wireless software development and sales.



     The following table presents certain information related to the Company's business segments for the three and six months ended June 30, 1999 and 2000.



                                                     THREE MONTHS             SIX MONTHS
                                                    ENDED JUNE 30,          ENDED JUNE 30,
                                                 --------------------    ---------------------
                                                   1999        2000        1999         2000
                                                 --------    --------    ---------    --------
Total Revenues:
  Traditional Paging(1)........................  $251,142    $196,170    $ 511,808    $424,655
  Advanced Messaging...........................     3,423       7,349        6,317      14,501
                                                 --------    --------    ---------    --------
                                                 $254,565    $203,519    $ 518,125    $439,156
                                                 ========    ========    =========    ========
Operating income (loss):
  Traditional Paging(1)........................  $(46,525)   $ (1,000)   $ (54,246)(2) $ 12,101
  Advanced Messaging...........................   (11,723)    (25,438)     (20,507)    (41,502)
                                                 --------    --------    ---------    --------
                                                 $(58,248)   $(26,438)   $ (74,753)   $(29,401)
                                                 ========    ========    =========    ========
Adjusted EBITDA (3):
  Traditional Paging(1)........................  $ 81,506    $ 47,186    $ 157,857    $114,534
  Advanced Messaging...........................   (11,086)    (14,636)     (19,264)    (22,110)
                                                 --------    --------    ---------    --------
                                                 $ 70,420    $ 32,550    $ 138,593    $ 92,424
                                                 ========    ========    =========    ========


---------------

(1) The international operations of the Company currently consist entirely of traditional paging services and accordingly are included in the Company's traditional paging business segment.



(2) Operating loss for the traditional paging business segment for the first six months of 1999 includes a provision for asset impairment of $18 million. See
    Note 5.



(3) Adjusted EBITDA, as determined by the Company, does not reflect other non-operating income (expense), provision for asset impairment, and cumulative effect of a change in accounting principle.



     Adjusted EBITDA is not defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for a measure of performance in accordance with generally accepted accounting principles.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MobileMedia Communications, Inc.

     We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                            /S/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999 and the ninth paragraph of Note 1, as to which the date is April 12, 1999

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets
    Cash and cash equivalents...............................  $    10,920   $     1,218   $        --
    Accounts receivable (less allowance for uncollectible
       accounts of $26,500, $15,000 and $14,893 in 1997,
       1998 and 1999, respectively).........................       55,432        38,942        37,270
    Inventories.............................................          868         2,192         1,609
    Prepaid expense.........................................        5,108         5,523         5,261
    Other current assets....................................        2,783         4,855         4,900
                                                              -----------   -----------   -----------
         Total current assets...............................       75,111        52,730        49,040
                                                              -----------   -----------   -----------
Investment in net assets of equity affiliate................        1,788         1,400            --
Property and equipment, net.................................      257,937       219,642       225,566
Intangible assets, net......................................      295,358       266,109       258,793
Other assets................................................       24,940        21,573        20,610
                                                              -----------   -----------   -----------
         Total assets.......................................  $   655,134   $   561,454   $   554,009
                                                              ===========   ===========   ===========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
    Debtor-In-Possession (DIP) credit facility..............  $    10,000   $        --   $     5,000
    Accrued restructuring costs.............................        4,897         5,163         7,197
    Accrued wages, benefits and payroll.....................       11,894        12,033         9,944
    Book cash overdraft.....................................           --            --         1,255
    Accounts payable--post petition.........................        2,362         1,703         7,334
    Accrued interest........................................        4,777         3,692         3,566
    Accrued expenses and other current liabilities..........       35,959        35,735        30,061
    Current income taxes payable............................           --         2,871         1,200
    Advance billing and customer deposits...................       34,252        28,554        28,892
    Deferred gain on tower sale.............................           --        68,444        67,278
                                                              -----------   -----------   -----------
         Total liabilities not subject to compromise........      104,141       158,195       161,727
                                                              -----------   -----------   -----------
Liabilities subject to compromise
    Accrued wages, benefits and payroll taxes...............          562           647           476
    Accrued interest........................................       18,450        17,579        17,578
    Accounts payable--pre petition..........................       19,646        15,410        15,351
    Accrued expenses and other current liabilities..........       20,663        15,285        12,231
    Debt....................................................    1,075,681       905,681       905,681
    Other liabilities.......................................        2,915            --            --
                                                              -----------   -----------   -----------
         Total liabilities subject to compromise............    1,137,917       954,602       951,317
                                                              -----------   -----------   -----------
    Deferred tax liabilities................................        2,655         2,655         2,655
Stockholders' deficit
    Common stock (1 share, no par value, issued and
       outstanding at December 31, 1997 and 1998 and March
       31, 1999)............................................           --            --            --
Additional paid-in-capital..................................      676,025       676,025       676,025
Accumulated deficit--pre petition...........................   (1,154,420)   (1,154,420)   (1,154,420)
Accumulated deficit--post petition..........................     (111,184)      (75,603)      (83,295)
                                                              -----------   -----------   -----------
         Total stockholders' deficit........................     (589,579)     (553,998)     (561,690)
                                                              -----------   -----------   -----------
         Total liabilities and stockholders' deficit........  $   655,134   $   561,454   $   554,009
                                                              ===========   ===========   ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                           ----------------------------------   -------------------
                                              1996         1997        1998       1998       1999
                                           -----------   ---------   --------   --------   --------
                                                                                    (UNAUDITED)
Revenue
     Services, rents and maintenance.....  $   568,892   $ 491,174   $423,059   $108,542   $100,631
     Product sales.......................       71,818      36,218     26,622      6,621      5,193
                                           -----------   ---------   --------   --------   --------
          Total revenues.................      640,710     527,392    449,681    115,163    105,824
Cost of products sold....................      (72,595)    (35,843)   (22,162)    (5,513)    (3,516)
                                           -----------   ---------   --------   --------   --------
                                               568,115     491,549    427,519    109,650    102,308
Operating expenses
     Services, rents and maintenance.....      144,050     139,333    111,589     28,899     27,077
     Selling.............................       96,817      69,544     61,106     15,703     14,136
     General and administrative..........      218,607     179,599    133,003     34,908     31,481
     Reduction of liabilities subject to
       compromise........................           --          --    (10,461)        --     (3,050)
     Impairment of long-lived assets.....      792,478          --         --         --         --
     Restructuring costs.................        4,256      19,811     18,624      4,558      5,067
     Depreciation........................      136,434     110,376     86,624     24,193     20,501
     Amortization........................      212,264      29,862     29,835      7,478      7,468
     Amortization of deferred gain on
       tower sale........................           --          --     (1,556)        --     (1,167)
                                           -----------   ---------   --------   --------   --------
          Total operating expenses.......    1,604,906     548,525    428,764    115,739    101,513
                                           -----------   ---------   --------   --------   --------
Operating Income (loss)..................   (1,036,791)    (56,976)    (1,245)    (6,089)       795
Other income (expense)
     Interest expense, net...............      (92,663)    (67,611)   (53,043)   (14,626)   (10,018)
     Gain (loss) on sale/disposal of
       assets............................           68           3     94,165          1       (323)
     Other...............................           --          --       (338)        --      2,063
                                           -----------   ---------   --------   --------   --------
          Total other expense............      (92,595)    (67,608)    40,784    (14,625)    (8,278)
                                           -----------   ---------   --------   --------   --------
Income (loss) before income taxes
  (benefit)..............................   (1,129,386)   (124,584)    39,539    (20,714)    (7,483)
Income taxes (benefit)...................      (69,442)         --      3,958         --        209
                                           -----------   ---------   --------   --------   --------
Net income (loss)........................  $(1,059,944)  $(124,584)  $ 35,581   $(20,714)  $ (7,692)
                                           ===========   =========   ========   ========   ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                 ADDITIONAL   ACCUMULATED     ACCUMULATED
                                                  PAID IN       DEFICIT         DEFICIT
                                                  CAPITAL     PRE-PETITION   POST-PETITION      TOTAL
                                                 ----------   ------------   -------------   -----------
Balance at December 31, 1995...................   $659,829    $   (81,076)     $       0     $   578,753
Capital contribution from MobileMedia..........     12,800             --             --          12,800
Net loss.......................................         --     (1,059,944)            --      (1,059,944)
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1996...................    672,629     (1,141,020)             0        (468,391)
Capital contribution from MobileMedia..........      3,396             --             --           3,396
Net loss.......................................         --        (13,400)      (111,184)       (124,584)
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1997...................    676,025     (1,154,420)      (111,184)       (589,579)
Net income.....................................         --             --         35,581          35,581
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1998...................    676,025     (1,154,420)       (75,603)       (553,998)
Net loss (unaudited)...........................         --             --         (7,692)         (7,692)
                                                  --------    -----------      ---------     -----------
Balance at March 31, 1999 (unaudited)..........   $676,025    $(1,154,420)     $ (83,295)    $  (561,690)
                                                  ========    ===========      =========     ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,              MARCH 31,
                                               -----------------------------------   -------------------
                                                  1996         1997        1998        1998       1999
                                               -----------   ---------   ---------   --------   --------
                                                                                         (UNAUDITED)
Operating activities
    Net income (loss)........................  $(1,059,944)  $(124,584)  $  35,581   $(20,714)  $ (7,692)
Adjustments to reconcile net loss to net cash
  provided by (used in) Operating activities:
    Depreciation and amortization............      348,698     140,238     116,459     31,672     27,969
    Amortization of deferred gain on tower
       sale..................................           --          --      (1,556)        --     (1,167)
    Income tax benefit.......................      (69,442)         --          --         --         --
    Accretion of note payable discount.......       16,792       1,485          --         --         --
    Provision for uncollectible accounts.....       56,556      65,181      14,841      4,981      2,131
    Reduction of liabilities subject to
       compromise............................           --          --     (10,461)        --     (3,050)
    Recognized gain on sale of tower
       assets................................           --          --     (94,165)        --         --
    Impairment of long-lived assets..........      792,478          --          --         --         --
    Undistributed earnings of affiliate,
       net...................................          160          69         (87)        22         --
Change in operating assets and liabilities:
    Accounts receivable......................      (55,965)    (53,904)      1,649      2,813       (459)
    Inventories..............................        2,433      12,514      (1,324)       407        583
    Prepaid expenses and other assets........       12,145        (686)        590     (1,052)     1,028
    Accounts payable, accrued expenses and
       other liabilities.....................       13,283     (25,393)     (7,065)     1,413     (1,791)
                                               -----------   ---------   ---------   --------   --------
    Net cash provided by (used in) operating
       activities............................       57,194      14,920      54,462     19,542     17,552
                                               -----------   ---------   ---------   --------   --------
Investing activities:
    Construction and capital expenditures,
       including net changes in pager
       assets................................     (161,861)    (40,556)    (53,867)    (4,854)   (26,806)
    Net proceeds from the sale of tower
       assets................................           --          --     169,703         --         --
    Net proceeds from the sale of investment
       in Abacus.............................           --          --          --         --      1,400
    Net loss on the disposal of fixed
       assets................................           --          --          --         --        381
    Acquisition of businesses................     (866,460)         --          --         --         --
                                               -----------   ---------   ---------   --------   --------
Net cash provided by (used in) investing
  activities.................................   (1,028,321)    (40,556)    115,836     (4,854)   (25,025)
                                               -----------   ---------   ---------   --------   --------
Financing activities:
    Book cash overdraft......................           --          --          --         --      1,255
    Capital contribution by MobileMedia
       Corporation...........................       12,800       3,396          --         --         --
    Payment of debt issue costs..............       (6,939)         --          --         --         --
    Borrowing from revolving credit
       facilities............................      580,250          --          --         --         --
    Repayments on revolving credit
       facilities............................           --          --    (170,000)        --         --
    Borrowing from DIP credit facilities.....           --      47,000          --         --      5,000
    Repayments on DIP credit facilities......           --     (37,000)    (10,000)   (10,000)        --
                                               -----------   ---------   ---------   --------   --------
Net cash provided by (used in) financing
  activities.................................      586,111      13,396    (180,000)   (10,000)     6,255
                                               -----------   ---------   ---------   --------   --------
Net (decrease) increase in cash, cash
  equivalents designated and cash designated
  for the MobileComm acquisition.............     (385,016)    (12,240)     (9,702)     4,688     (1,218)
Cash and cash equivalents at beginning of
  period.....................................      408,176      23,160      10,920     10,920      1,218
                                               -----------   ---------   ---------   --------   --------
Cash and cash equivalents at end of period...  $    23,160   $  10,920   $   1,218   $ 15,608   $      0
                                               ===========   =========   =========   ========   ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

     On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communications, Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

     Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46,000 in pre-petition amounts owing to certain essential vendors.

     Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

     In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Bankruptcy Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of March 31, 1999, approximately 2,581 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of March 31, 1999, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,607 claims filed in an aggregate amount of approximately $143,362 to an allowed amount of $10,239. As of March 31,

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1999, the Debtors had also analyzed and resolved an additional 876 proofs of claim, representing an aggregate allowed amount of $8,389. The Debtors expect the objection process to continue.

     On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

     In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

     Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc.--High Income Portfolio and State Street Research High Income Fund (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

     On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolved the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. The Plan was confirmed by the Bankruptcy Court on April 12, 1999.

     The consolidated financial statements at December 31, 1997, 1998 and March 31, 1999 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

  Consolidation

     The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents

     MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

  Concentrations of Credit Risk

     Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

  Inventories

     MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

  Revenue Recognition

     MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Property and Equipment

     Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

     Property and equipment are stated at cost, less accumulated depreciation.

     MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

     Expenditures for maintenance are charged to expense as incurred.

     Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

     Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Pagers......................................................     3 years
Radio transmission equipment................................    10 years
Computer equipment..........................................     4 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  1-10 years
Buildings...................................................    30 years

  Intangible Assets

     Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

  Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

  Debt Issue Costs

     Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and $18,384 at March 31, 1999 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

  Book Cash Overdraft

     Under MobileMedia's cash management system, checks issued but not presented to banks occasionally result in overdraft balances for accounting purposes and are classified as "Book cash overdraft" in the balance sheet.

  Liabilities Subject to Compromise

     Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 and March 1999 MobileMedia reduced such liabilities by approximately $10,461 and $3,050 (unaudited), respectively, to reflect changes in estimated allowed claims.

  Restructuring Costs

     Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

  Income Taxes

     Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

  New Authoritative Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia has adopted SOP 98-5 effective January 1, 1999. Such adoption did not have any effect on MobileMedia's financial position or results of operations.

3.  ACQUISITIONS AND DIVESTITURES

     On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170,000 in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10,700. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94,200 and a deferred gain of $70,000. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170,000 in proceeds to its secured creditors, who had a lien on such assets.

     On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide 2-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

     The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

                                                              (IN THOUSANDS)
Current assets............................................      $  55,301
Property and equipment....................................        112,986
Intangible assets.........................................        934,269
Other assets..............................................            143
Liabilities assumed.......................................       (149,662)
                                                                ---------
                                                                $ 953,037
                                                                =========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

4.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                              DECEMBER 31,
                                          --------------------     MARCH 31,
                                            1997        1998         1999
                                          --------    --------    -----------
                                             (IN THOUSANDS)       (UNAUDITED)
Pagers..................................  $196,791    $176,610      $190,903
Radio transmission equipment............   202,296     203,048       204,054
Computer equipment......................    30,896      32,679        32,866
Furniture and fixtures..................    20,918      22,019        21,187
Leasehold improvements..................    14,652      16,516        16,745
Construction in progress................     1,128      11,624        13,140
Land, buildings and other...............     7,911       6,697         6,591
                                          --------    --------      --------
                                           474,592     469,193       485,486
Accumulated depreciation................   216,655     249,551       259,920
                                          --------    --------      --------
Property and equipment, net.............  $257,937    $219,642      $225,566
                                          ========    ========      ========

5.  INTANGIBLE ASSETS

                                                     DECEMBER 31,                                     MARCH 31, 1999 (UNAUDITED)
                        -----------------------------------------------------------------------   ----------------------------------
                                       1997                                 1998
                        ----------------------------------   ----------------------------------
                                   ACCUMULATED                          ACCUMULATED                          ACCUMULATED
                          COST     AMORTIZATION     NET        COST     AMORTIZATION     NET        COST     AMORTIZATION     NET
                        --------   ------------   --------   --------   ------------   --------   --------   ------------   --------
FCC Licenses..........  $261,323     $ (8,918)    $252,405   $261,523     $(16,891)    $244,632   $261,623     $(18,937)    $242,686
Customer lists........    64,430      (21,477)      42,953     64,430      (42,953)      21,477     64,430      (48,323)      16,107
                        --------     --------     --------   --------     --------     --------   --------     --------     --------
                        $325,753     $(30,395)    $295,358   $325,953     $(59,844)    $266,109   $326,053     $(67,260)    $258,793
                        ========     ========     ========   ========     ========     ========   ========     ========     ========

     MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

6.  DEBT

     Debt is summarized as follows:

                                                           DECEMBER 31,
                                                       ---------------------    MARCH 31,
                                                          1997        1998        1999
                                                       ----------   --------   -----------
                                                                               (UNAUDITED)
DIP credit facility..................................  $   10,000   $     --    $  5,000
Revolving loan.......................................      99,000     72,900      72,900
Term loan............................................     550,000    406,100     406,100
10 1/2% Senior Subordinated Deferred Coupon Notes due
  December 1, 2003...................................     174,125    174,125     174,125
9 3/8% Senior Subordinated Notes due November 1,
  2007...............................................     250,000    250,000     250,000
Dial Page Notes......................................       1,570      1,570       1,570
Note Payable.........................................         986        986         986
                                                       ----------   --------    --------
     Total debt......................................  $1,085,681   $905,681    $910,681
                                                       ==========   ========    ========

     The debt obligations of MobileMedia include:

          1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of March 31, 1999 there was $5,000 of borrowings outstanding under this facility, as of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47,000 of borrowings and repaid $37,000 under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10,000. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999.

          2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of March 31, 1999 and December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

          3) $250,000 Senior Subordinated Notes due November 1, 2007 (the
     "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semi-annually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the liquidation maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

          4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semi-annually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semi-annually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

  Interest Expense on Debt

     Interest paid during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited) was $65,978, $70,817, $51,560, $13,915 and $9,383 respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982,
respectively of which $1,292, $176 and $228 was capitalized. Total interest cost incurred for the three months ended March 31, 1998 and 1999 (unaudited), was $14,793 and $10,248, respectively, of which $21 and $149 was capitalized.

     Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 and March 31, 1998 and 1999 (unaudited), would have been approximately $104,152, $97,776, $25,724 and $21,187, respectively.

7.  INCOME TAXES

     The components of income tax benefit (expense) are as follows:

                                               YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                             1996        1997       1998
                                            -------    --------    -------
Current:
     Federal..............................  $    --    $     --    $(1,757)
     State and local......................       --          --     (2,201)
                                            -------    --------    -------
                                                 --          --     (3,958)
  Deferred:
     Federal..............................   52,081          --         --
     State and local......................   17,361          --         --
                                            -------    --------    -------
          Total...........................  $69,442    $     --    $(3,958)
                                            =======    ========    =======

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

     A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                               YEAR ENDED DECEMBER 31,
                                           -------------------------------
                                             1996        1997       1998
                                           ---------   --------   --------
Tax benefit (expense) at federal
  statutory rate.........................  $ 395,285   $ 43,604   $(13,838)
Goodwill and intangible amortization and
  writedown..............................    (95,362)        --         --
State income taxes.......................         --         --     (1,783)
Nondeductible expenses...................         --         --     (4,765)
Valuation allowance on federal deferred
  tax assets.............................   (230,481)   (43,604)    16,428
                                           ---------   --------   --------
          Total..........................  $  69,442   $     --   $ (3,958)
                                           =========   ========   ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Deferred tax liabilities:
     Difference in book and tax basis of fixed assets.......  $  10,206   $  19,974
     Other..................................................         68          27
                                                              ---------   ---------
          Deferred tax liabilities..........................     10,274      20,001
Deferred tax assets:
     Tax credit carryforwards...............................         --       1,757
     Accounts receivable reserves...........................     10,578       6,000
     Differences between the book and tax basis of
       intangible assets....................................    128,462     121,526
     Difference between book and tax basis of accrued
       liabilities..........................................      5,089       4,794
     Net operating loss carryforward........................    161,840     135,458
     Deferred gain on tower sale............................         --      27,378
                                                              ---------   ---------
          Total deferred assets.............................    305,969     296,913
          Valuation allowances for deferred tax assets......   (298,350)   (279,567)
                                                              ---------   ---------
          Deferred tax assets...............................      7,619      17,346
                                                              =========   =========
          Net deferred tax liabilities......................  $   2,655   $   2,655
                                                              =========   =========

     As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

     MobileMedia believes consummation of the public offering of 15,525,000 shares of Parent's Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40,000. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization significantly limited as a result of consummation of the Plan.

8.  LEASES

     Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, $43,453, $40,936, $10,423 and $12,989 for the years ended December 31, 1996, 1997 and
1998 and the three months ended March 31, 1998 and 1999 (unaudited), respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

1999........................................................  $ 48,951
2000........................................................    25,457
2001........................................................    19,250
2002........................................................    15,726
2003........................................................    13,327
Thereafter..................................................    15,783
                                                              --------
                                                              $138,494
                                                              ========

9.  EMPLOYEE BENEFIT PLANS

     MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998 and $160 and $178 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

10.  STOCK OPTION PLANS

     MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.

11.  COMMITMENTS AND CONTINGENCIES

     MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

     As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

     On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

     On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

     On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

     Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

     In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendants' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

     On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

     The plaintiffs in both the New Jersey Actions and California Actions are currently conducting discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to further discovery in these proceedings.

     Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

12.  OTHER INVESTMENTS

     On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On December 30, 1998
MobileMedia reached an agreement to sell its interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.

13.  IMPACT OF YEAR 2000 (UNAUDITED)

GENERAL

     Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

  State of Readiness

     MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

     With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be Year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness. Additional testing took place the first quarter of 1999, which included testing of MobileMedia's financial and human resource software packages. Although the results of these tests are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has detected, or will detect, all compliance issues related to the Year 2000 problem.

     With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission-critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

  Estimated Year 2000 Compliance Costs

     MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500 on additional hardware, software and other items related to the Year 2000 compliance matters.

     In addition, MobileMedia estimates that it will incur approximately $200 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia also upgraded its paging network hardware during 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

  Risks Relating to Year 2000 Compliance Matters

     MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during 1999. Although MobileMedia has begun testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission-critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

  Contingency Planning

     MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning during the second quarter of 1999.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             PAGING NETWORK, INC.,
                        ARCH COMMUNICATIONS GROUP, INC.
                                      AND
                          ST. LOUIS ACQUISITION CORP.

                          DATED AS OF NOVEMBER 7, 1999
                               AND AMENDED AS OF
                                JANUARY 7, 2000
                                  MAY 10, 2000
                                      AND
                                 JULY 24, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of November 7, 1999, as amended by the Amendments dated January 7, 2000, May 10, 2000 and July 24, 2000, among Paging Network, Inc., a Delaware corporation ("PageNet"), Arch Communications Group, Inc., a Delaware corporation ("Arch"), and St. Louis Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Arch ("Merger Sub").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Arch, Merger Sub and PageNet have approved, recommended and declared advisable this Agreement and the merger of Merger Sub with and into PageNet (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the parties hereto intend, by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger and the other transactions which are part of this plan of reorganization to qualify as a "reorganization" as therein defined;

     WHEREAS, the Arch Board of Directors has approved, recommended and declared advisable certain amendments to its Certificate of Incorporation to effectuate the actions described herein (the "Certificate Amendments"), contemporaneously upon and in connection with the Merger;

     WHEREAS, Arch, Merger Sub and PageNet desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into PageNet and the separate corporate existence of Merger Sub shall thereupon cease. PageNet shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of PageNet with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II and III of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place:
(i) at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or (ii) at such other place and time and/or on such other date as Arch and PageNet may agree in writing (the "Closing Date").

     1.3. Effective Time. At the Closing, Arch and PageNet will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

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                                  ARTICLE II.

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of PageNet, amended and restated in its entirety as set forth in Exhibit A, shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2. The Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III.

                              DIRECTORS & OFFICERS

     3.1. Directors of Arch. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to cause, at the Effective Time, the number of directors comprising the full Board of Directors of Arch to be comprised of twelve directors, six of which shall be nominated by the Board of Directors of Arch, and six of which shall be nominated by the Board of Directors of PageNet, each such person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws; provided, however, that of the six directors nominated by the Board of Directors of PageNet, one shall be designated by each of the three holders of PageNet Notes holding the greatest percentage in aggregate principal amount of the PageNet Notes; and if and to the extent that any such holder declines to make such designation, the number of directors nominated by the Board of Directors of PageNet shall be decreased and the number of directors nominated by the Board of Directors of Arch shall be increased. The directors nominated by PageNet shall be divided as nearly evenly as is possible among the classes of directors of Arch.

     3.2. Directors of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws;

     3.3. Officers of the Surviving Corporation. The officers of PageNet at the Effective Time shall at the Effective Time, be the officers of the Surviving Corporation until his or her successor has been duly elected and qualified, or until their earlier death, resignation, or removal in accordance with the Charter and the Bylaws.

                                  ARTICLE IV.

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of Arch, Merger Sub and PageNet, without any action on the part of the holder of any capital stock of Arch, Merger Sub or PageNet:

          (a) Merger Consideration. Each share of common stock, par value $0.01 per share, of PageNet (each, a "PageNet Share") issued and outstanding immediately prior to the Effective Time (excluding PageNet Shares (collectively, "Excluded PageNet Shares") that are owned by Arch, Merger
     Sub or any direct or indirect, wholly owned subsidiary of Arch or Merger
     Sub (collectively, the "Arch Companies")), shall be converted into and become exchangeable for 0.08365112 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Arch (the "Arch Common Stock"), subject to adjustment as provided in Section 4.4 (the "Merger Consideration"). At the Effective Time, all PageNet Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such
     PageNet
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     Shares (other than Excluded PageNet Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive a distribution or dividend pursuant to Section 4.2(b)(i), in each case without interest, or to vote pursuant to Section 4.2(b)(ii).

          (b) Cancellation of Excluded PageNet Shares. At the Effective Time, each Excluded PageNet Share shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

          (c) Merger Sub Capital Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Arch.

     4.2.  Exchange of Certificates for Shares.

          (a) Exchange Procedures. Promptly after the Effective Time, Arch shall cause its transfer agent or another exchange agent selected by Arch with PageNet's prior approval (the "Exchange Agent"), which shall not be unreasonably withheld, to mail to each holder of record as of the Effective Time of a Certificate: (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Arch and PageNet may reasonably agree; and (ii) instructions for exchanging the Certificates for: (A) certificates representing shares of Arch Common Stock; (B) with respect to holders of PageNet Shares at the Vast Distribution Record Date (as defined in Section 6.22), the Distributed Interests (as defined in Section 6.22), and (C) any unpaid dividends and other distributions due to such holder with respect to such shares. Subject to Sections 4.2(g) and 4.3, upon proper surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor: (x) a certificate representing that number of shares of Arch Common Stock that such holder is entitled to receive pursuant to this Article IV and, with respect to PageNet Shares at the Vast Distribution Record Date, certificates representing the Distributed Interests that such holder is entitled pursuant to Section 6.22; and (y) a check in the amount (after giving effect to any required tax withholdings) of any dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. Notwithstanding the foregoing, a holder of Dissenting Shares shall not be required to surrender a Certificate in order to receive Distributed Interests with respect to the PageNet Shares represented by such Certificate, provided that Arch has confirmed to the Exchange Agent that such holder has taken all necessary steps to perfect appraisal rights pursuant to Section 4.3 hereof and the DGCL. In the event of a transfer of ownership of PageNet Shares that is not registered in the transfer records of PageNet, a certificate representing the proper number of shares of Arch Common Stock and, with respect to PageNet Shares at the Vast Distribution Record Date, certificates representing the Distributed Interests, together with a check for any dividends or distributions with respect thereto, may be issued and/or paid to such a transferee if the Certificate formerly representing such PageNet Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid. If any certificate for shares of Arch Common Stock (and/or Distributed Interests) is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay all transfer and other taxes required by reason of the issuance of certificates for shares of Arch Common Stock and/or Distributed Interests in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Arch or the Exchange Agent that such tax has been paid or is not applicable.

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          The term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), or other entity of any kind or nature.

          (b) Distributions with Respect to Unexchanged Shares; Voting.

             (i) Whenever a dividend or other distribution is declared by Arch with respect to Arch Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions with respect to all shares of Arch Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to such Arch Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing shares of Arch Common Stock issued in exchange therefor, without interest: (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such shares of Arch Common Stock and not previously paid; and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Arch Common Stock with a record date after the Effective Time and prior to the date of issuance of such shares of Arch Common Stock but with a payment date subsequent to surrender. For purposes of dividends or other distributions with respect to shares of Arch Common Stock, all such shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

             (ii) At any meeting of stockholders of Arch with a record date at or after the Effective Time, registered holders of unsurrendered Certificates shall be entitled to vote the number of shares of Arch Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates; provided, however, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and bylaws of Arch.

          (c) Transfers. From and after the Effective Time, there shall be no transfers of PageNet Shares or, if Arch elects to convert shares of Arch Class B Common Stock (as defined below) into shares of Arch Common Stock at the Effective Time, Arch Class B Common Stock that were outstanding immediately prior to the Effective Time recorded on the stock transfer books of PageNet or Arch, as the case may be.

          (d) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Arch Common Stock will be issued in the Merger, but in lieu thereof, each holder of Certificates otherwise entitled to a fractional share of Arch Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.2(d), a cash payment in lieu of such fractional shares of Arch Common Stock determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Arch Common Stock, as reported in The Wall Street Journal, New York City edition, on the ten (10) days immediately prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Certificates in lieu of any fractional shares of Arch Common Stock, the Exchange Agent shall make available such amounts of cash to such holders of Certificates, without interest thereon.

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Arch Common Stock, and any portion of the dividends or other distributions with respect to the Arch Common Stock deposited by Arch with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the holders of Certificates 180 days after the Effective Time shall be re-delivered to Arch. Any holders of Certificates who have not theretofore complied with this Article IV shall thereafter be entitled to look only to the Surviving Corporation for exchange of shares of Arch Common Stock, and any dividends and other distributions with respect thereto issuable and/or

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

     payable pursuant to Section 4.1, Section 4.2(b), and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Any Distributed Interests, and any portion of the dividends or other distributions with respect to the Distributed Interests deposited by PageNet with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the holders of Certificates 180 days after the Effective Time shall be re-delivered to the Distributed Subsidiary. Any holders of Certificates who have not theretofore complied with this Article IV shall thereafter be entitled to look only to the Distributed Subsidiary for the Distributed Interests, and any dividends and other distributions with respect thereto issuable and/or payable pursuant to Section 4.1, Section 4.2(b), and Section 6.22 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Arch, the Distributed Subsidiary, the Exchange Agent, nor any other Person shall be liable to any former holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in the form customarily required by Arch as indemnity against any claim that may be made against it with respect to such Certificate, Arch and PageNet will issue the shares of Arch Common Stock and the Distributed Interests and the Exchange Agent will issue stock and any dividends and other distributions with respect thereto issuable or payable in exchange for such lost, stolen, or destroyed Certificate pursuant to Section 4.1, Section 4.2(b), Section 4.2(d), and Section 6.22, in each case, without interest.

          (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.8) of PageNet shall not be exchanged until Arch has received a written agreement from such Person as provided in
     Section 6.8.

     4.3. Dissenters' Rights. Notwithstanding anything to the contrary, PageNet Shares outstanding immediately prior to the Effective Time and held by a stockholder of record as of the time of the PageNet Stockholders Meeting who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares at or before the PageNet Stockholders Meeting in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal and payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon.

     4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or stock distribution, or other similar transaction, there is a change in the number of PageNet Shares, Arch Common Stock, or securities convertible or exchangeable into, or exercisable for, PageNet Shares or Arch Common Stock issued and outstanding, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

     4.5. Alternate Transaction Structure. At any time prior to the effectiveness of the S-4 Registration Statement (as defined herein), either Arch or PageNet may notify the other party (the "Alternative Merger Notice") that it desires to restructure the Merger or the other transactions contemplated hereby in a manner contemplated to (i) increase the likelihood that the Merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) decrease any potential tax liability of PageNet, Arch or the Surviving Corporation after the Effective Time, (iii) provide greater operational flexibility to Arch and the Surviving Corporation after the Effective Time, or (iv) increase the number of PageNet Shares (or Distributed Interests) offered to holders of PageNet Notes or the number of shares of

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Arch Common Stock offered to holders of Arch Notes in the Exchange Offers (with a corresponding reduction in the number of shares of Arch Common Stock (or Distributed Interests) offered to the holders of PageNet Shares or the holders of Arch Common Stock, respectively). Upon delivery of the Alternative Merger Notice, the parties to this Agreement shall cooperate with each other and use their respective reasonable best efforts to determine the manner in which the Merger, the Agreement and the transactions contemplated hereby shall be restructured (the Merger, restructured as contemplated by the parties pursuant to this Section 4.5, shall be referred to herein as the "Alternative Merger"). With the written consent of each of the parties to this Agreement (such consent not to be unreasonably withheld), the Merger, this Agreement and the other transactions contemplated hereby may be modified to reflect the Alternative Merger with a view to ensuring that the parties hereto are not adversely affected by the restructuring.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of PageNet, Arch and Merger Sub. Except as set forth in the corresponding sections or subsections of the respective disclosure letters, dated as of the date of this Agreement, and delivered by PageNet to Arch or by Arch to PageNet (each a "Disclosure Letter," and the "Pagenet Disclosure Letter" and the "Arch Disclosure Letter," respectively), as the case may be, PageNet (except for subparagraphs (b)(ii),
(c)(ii), (j)(ii) and (o)(ii) below and references in subparagraphs (a) and (e) below to documents made available by Arch to PageNet) represents and warrants to Arch and Merger Sub, and Arch, on behalf of itself and Merger Sub (except for subparagraphs (b)(i), (c)(i), (j)(i), and (o)(i) below, and references in subparagraphs (a) and (e) below to documents made available by PageNet to Arch) represents and warrants to PageNet, that:

          (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except when the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to Arch, in the case of PageNet, and to PageNet, in the case of Arch, a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

     The term "Subsidiary" means, with respect to PageNet or Arch, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party.

     The term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from, or related to, changes or developments involving: (1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory, or administrative authority; (2) general conditions applicable to the U.S. economy, including changes in interest rates; or (3) conditions affecting the U.S. wireless telecommunications industry, in each case taken as a whole.

     Reference to "the other party" means, with respect to PageNet, Arch and means, with respect to Arch, PageNet.

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

          (b) Capital Structure.

          (i) The authorized capital stock of PageNet consists of 250,000,000 PageNet Shares, of which 103,960,240 PageNet Shares were issued and outstanding and no PageNet Shares were held in treasury as of the close of business on November 5, 1999, and 25,000,000 shares of preferred stock, of which no shares were issued and outstanding as of the close of business on November 5, 1999. All of the outstanding PageNet Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no PageNet Shares reserved for issuance pursuant to the Shareholder Rights Agreement, dated as of September 8, 1994, between PageNet and The First National Bank of Boston, as Rights Agent, as amended (the "PageNet Rights Agreement"), and PageNet Shares subject to issuance as set forth below, as of the date of this Agreement, and PageNet has no PageNet Shares or preferred stock reserved for, or subject to, issuance. As of November 5, 1999, there were 9,887,588 PageNet Shares that PageNet was obligated to issue pursuant to PageNet's stock plans, at a weighted average exercise price of $9.2637 per PageNet Share, and each of such plans is listed in
     Section 5.1(b)(i) of the PageNet Disclosure Letter (collectively, the "PageNet Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of PageNet's "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any Subsidiaries that, if aggregated, would together constitute a Significant Subsidiary) is duly authorized, validly issued, fully paid and nonassessable and owned by PageNet or a direct or indirect wholly owned subsidiary of PageNet, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, as of the date of this Agreement there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of PageNet or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of PageNet or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. As of the date hereof, PageNet does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PageNet on any matter. No PageNet Shares are held by a Subsidiary of PageNet.

          (ii) The authorized capital stock of Arch consists of 65,000,000 shares of Arch Common Stock, of which 45,837,186 shares of Arch Common Stock were issued and outstanding and no shares of Arch Common Stock were held in treasury as of the close of business on November 5, 1999, 10,000,000 shares of Class B common stock, par value $0.01 per share, of Arch (the "Arch Class B Common Stock") of which 5,360,261 shares of Arch Class B Common Stock were issued and outstanding as of the close of business on November 5, 1999, and 10,000,000 shares of preferred stock, of which (x) 250,000 were designated Series C Convertible Preferred Stock, par value $0.01 per share (each a "Arch Series C Preferred Share"), of which 250,000 shares were issued and outstanding as of the close of business on November 5, 1999, and (y) 300,000 shares of which were designated Series B Junior Participating Preferred Stock, par value $0.01 per share (each a "Arch Series B Preferred Share," collectively the "Arch Series B Preferred Shares"), none of which were outstanding as of the close of business on November 5, 1999 (the Arch Series B Preferred Shares together with the Arch Series C Preferred Shares, the "Arch Preferred Shares"). All of the outstanding shares of Arch Common Stock, Arch Class B Common Stock and Arch Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 300,000 Arch Series B Preferred Shares reserved for issuance pursuant to the Rights Agreement, dated as of October 13, 1995, between Arch and The Bank of New York, as Rights Agent, as amended (the "Arch Rights Agreement"), and Arch Common Stock subject to issuance as set forth below, and Arch Preferred Shares, Arch has not authorized, issued, or reserved for issuance any common stock, preferred stock, or other shares of capital stock as of the date of this Agreement. As of November 5, 1999, there were 1,834,253 shares of Arch Common Stock that Arch was obligated to issue pursuant to Arch' stock plans, at a weighted average exercise price of $10.18 per share of Arch Common

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     Stock, each of such plans is listed in Section 5.1(b)(ii) of the Arch
     Disclosure Letter (collectively the "Arch Stock Plans"), and 5,902,702 shares of Arch Common Stock that Arch was obligated to issue pursuant to outstanding warrants having an expiration date of September 1, 2001 and an effective exercise price of $9.03 per Share of Arch Common Stock. As of the date hereof, each outstanding Arch Series C Preferred Share is convertible into 6.7444 shares of Arch Common Stock. Each of the outstanding shares of capital stock or other securities of each of Arch' Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Arch or a direct or indirect wholly owned Subsidiary of Arch, free and clear of any lien, pledge, security interest, claim, or other encumbrance. Except as set forth above and except pursuant to the Arch Series B Preferred Shares or the Arch Series C Preferred Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Arch or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Arch or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Arch does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Arch on any matter. No shares of Arch Common Stock or Arch Preferred Shares are held by a Subsidiary of Arch. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Arch, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c) Corporate Authority; Approval and Fairness.

          (i) PageNet has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement and approval of the Merger and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement by the holders of a majority of the PageNet Shares in accordance with applicable law and PageNet's bylaws and charter and to the receipt of PageNet Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by PageNet and is a valid and binding agreement of PageNet, enforceable against PageNet in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of PageNet: (A) has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement; and (B) has received the opinion of each of its financial advisors, Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter, in a customary form and to the effect that the Merger Consideration and the Distributed Interests, taken as a whole, to be received by the holders of PageNet Shares, on the date of such opinion, is fair to such holders from a financial point of view. The PageNet Shares when issued pursuant to the PageNet Exchange Offer (as defined in Section 6.18(a)), will be validly issued, fully paid and nonassessable, and no stockholder of PageNet will have any preemptive right of subscription or purchase with respect thereto.

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          (ii) Arch and Merger Sub each has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of the Certificate Amendments (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement pursuant to this Agreement by a majority of the votes of the Arch Common Stock and Arch Series C Preferred Shares voting together in accordance with applicable law and Arch certificate of incorporation and bylaws (the "Arch Requisite Vote"), and to the receipt of the Arch Required Consents (as defined in
     Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by Arch and Merger Sub and is a valid and binding agreement of Arch and Merger Sub, enforceable against Arch and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Arch: (A) has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement; and (B) has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., in a customary form and to the effect that the Exchange Ratio, as of the date of such opinion, is fair to the public stockholders of Arch from a financial point of view. The shares of Arch Common Stock, when issued pursuant to this Agreement or the Arch Exchange Offer, will be validly issued, fully paid and nonassessable, and no stockholder of Arch will have any preemptive right of subscription or purchase with respect thereto.

          (d) Government Filings; No Violations.

          (i) Other than the filings, notices and/or approvals: (A) pursuant to
     Section 1.3 of this Agreement, or, in connection with the Bankruptcy Case and the Prepackaged Plan, the Final Confirmation Order; (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act"); (C) of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations, and policies of the FCC (the "FCC Regulations"); (D) of any state public utility commissions or similar state regulatory bodies (each, a "PUC") identified in its respective Disclosure Letter pursuant to applicable state laws (as defined in Section 5.1(i)) regulating the paging or other telecommunications business ("State Laws");
     (E) to comply with state securities or "blue-sky" laws; and (F) of any local, state or federal governmental authorities required for a change in ownership of transmission sites (all of such filings and/or notices of Arch being referred to as the "Arch Required Consents" and of PageNet being referred to as the "PageNet Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

     The term "Governmental Regulations" includes the HSR Act, the Communications Act, the FCC Regulations, State Laws, and any other antitrust, competition, or telecommunications Law of the United States of America or any other nation, province, territory or jurisdiction that must be satisfied or complied with in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in: (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Subsidiaries or any entity in which it has an equity interest of 20% or more (collectively, with Significant Subsidiaries, "Significant Investees"); (B) a breach or violation of, or a default under, the

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     acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or is a party; or (C) any change in the rights or obligations of any party under any Contracts to which it or any of its Significant Investees is subject or is a party, except for such defaults, breaches, violations or accelerations as may result from the Bankruptcy Case or the Prepackaged Plan, and except, in the case of clauses (B) or (C) above for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time. The PageNet Disclosure Letter, with respect to PageNet, and the Arch Disclosure Letter, with respect to Arch, sets forth a correct and complete list of Contracts to which it or any of its Significant Investees is a party, pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, other than as may be required in connection with the Bankruptcy Case or the Prepackaged Plan, or those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its (x) ability to consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

          (e) Reports; Financial Statements. It has made available to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, its "Reports"). As of their respective dates, its Reports complied, as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity, and of cash flows included in, or incorporated by reference into, its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. It has made available to the other party all correspondence since December 31, 1996 between it or its representatives, on the one hand, and the SEC, on the other hand. To its knowledge, as of the date of this Agreement, there are no pending or threatened SEC inquiries or investigations relating to it or any of its Reports. To its knowledge and except as disclosed in its Reports or in filings by its holders with the SEC, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

          (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 31, 1998 (the "Audit Date"), it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the business, assets (including licenses,

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     franchises and other intangible assets), financial condition and results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in its respective Disclosure Letter, or as disclosed in its Reports filed prior to the date of this Agreement, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by it or any of its respective Subsidiaries, to directors, officers or key employees as identified in the corresponding section of each party's Disclosure Letter or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.1(h)(i)), other than increases or amendments in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

          (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date of this Agreement, there are no: (x) (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers identified in the corresponding section of each party's Disclosure Letter ("Knowledgeable Executives"), threatened against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act); or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or (y) any other facts or circumstances, in any such case, of which the Knowledgeable Executives have actual knowledge and that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except, in the case of (x) or (y), those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (h) Employee Benefits.

             (i) Neither it nor any of its respective ERISA Affiliates (as defined below) maintains, is a party to, participates in, or has any liability or contingent liability with respect to, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, change-of-control, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any of its agents, consultants, employees, directors, former employees or former directors and/or any of its respective ERISA Affiliates which does not constitute an employee benefit plan under ERISA (which employee benefit plans and other plans, programs, agreements, policies and arrangements are collectively referred to as the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan which have been reduced to writing and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by PageNet and Arch to the other party prior to the date of this Agreement. In the case of any Compensation and Benefit Plan which is not in written form, PageNet and Arch has supplied to the other party an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or trade or business which, together with

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        PageNet or Arch, as applicable, is a member of a controlled group of
        Persons or a group of trades or businesses under common control with PageNet or Arch, as applicable, within the meaning of Sections 414(b),
        (c), (m) or (o) of the Code.

             (ii) All Compensation and Benefit Plans, other than a multiemployer plan (as defined in Section 3(37) of ERISA), are in substantial compliance with all requirements of applicable law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by it or any of its respective ERISA Affiliates, which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which PageNet, Arch, as applicable, or any of its respective ERISA Affiliates may be liable. Each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and neither it, nor any of its respective ERISA Affiliates is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of PageNet's or Arch', as applicable, Knowledgeable Executives, threatened material litigation relating to its Compensation and Benefit Plans. Neither it, nor any of its respective ERISA Affiliates, has engaged in a transaction with respect to any of the Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

             (iii) As of the date of this Agreement, no liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any of its respective ERISA Affiliates with respect to any Compensation and Benefit Plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it, nor any of its respective ERISA Affiliates has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

             (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

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             (vi) Neither it, nor any of its respective ERISA Affiliates, have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date of this Agreement or as required by applicable law.

             (vii) The consummation of the Merger (or the approval thereof by its respective stockholders) and the other transactions contemplated by this Agreement, will not (except as may result from, or be contemplated by, the Bankruptcy Case or the Prepackaged Plan): (x) entitle any of its employees or directors or any employees of any of its ERISA Affiliates, as applicable, to severance pay, directly or indirectly, upon termination of employment or otherwise; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans; or
        (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

             (viii) None of the Compensation and Benefit Plans is a multiemployer plan and neither it, nor any of its respective ERISA Affiliates, have contributed or been obligated to contribute to a multiemployer plan at any time.

          (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date of this Agreement, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of the Knowledgeable Executives, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of the Knowledgeable Executives, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders, operating rights, and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (j) Takeover Statutes; Charter and Bylaw Provisions.

             (i) The PageNet Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under U.S. stated or federal laws (each a "Takeover Statute") apply to the Merger, this Agreement, or any of the other transactions contemplated hereby. PageNet and the PageNet Board of Directors have taken all appropriate and necessary actions to (A) render the PageNet Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (B) provide that (I) neither Arch nor Merger Sub shall be deemed an Acquiring Person (as defined in the PageNet Rights Agreement) as a result of this Agreement or the transactions contemplated

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        hereby and thereby, (II) no Distribution Date (as defined in the PageNet
        Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated hereby and (III) the rights issuable pursuant to the PageNet Rights Agreement will not separate from the shares of PageNet Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of PageNet inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

             (ii) The Arch Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other Takeover Statute applies to this Agreement or any of the transactions contemplated hereby. Arch and the Arch Board of Directors have taken all appropriate and necessary actions to (A) amend the Arch Rights Agreement as set forth in Exhibit B to this Agreement,
        (B) provide that (I) PageNet shall not be deemed an Acquiring Person (as defined in the Arch Rights Agreement) as a result of this Agreement or the transactions contemplated thereby, (II) no Distribution Date (as defined in the Arch Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated thereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (III) the rights issuable pursuant to the Arch Rights Agreement will not separate from the shares of Arch Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of Arch inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

          (k) Tax Matters. As of the date of this Agreement, neither it nor any of its Subsidiaries has taken or agreed to take any action, nor do the Knowledgeable Executives have any actual knowledge of any fact or circumstance (excluding possible uncertainties regarding valuation of securities to be issued in the Merger and Exchange Offers), that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of
     Section 368(a) of the Code.

          (l) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are complete and accurate in all material respects. It and each of its Subsidiaries as of the Effective Time: (x) will have paid all Taxes and estimated Taxes (including all amounts shown to be due on all filed Tax Returns) that they are required to pay prior to the Effective Time; and (y) will have withheld or collected all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor, or third party, and to the extent required, will have paid such amounts to the proper governmental authority. As of the date of this Agreement, (i) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters, and (ii) there are not, to the actual knowledge of its Knowledgeable Executives, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning its or any of its Subsidiaries' Tax liability which, if determined adversely would have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect to such Taxes that are reflected in the financial statements included in its Reports. Neither it nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. There are no tax liens (other than liens for current Taxes not yet due and payable) upon its assets or the assets of any Subsidiary. There is no "Section 382 limitation," as defined in Section 382(b) of the Code, currently applicable to its or its Subsidiaries' net operating loss, investment credit, or other tax attribute carryforwards. Neither it nor any of its Subsidiaries: (A) is a party to any tax sharing

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     agreement; or (B) is liable for the Tax obligations of any person other than it or one of its Subsidiaries.

     The term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges, fees, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions. The term "Tax Return" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the actual knowledge of its Knowledgeable Executives, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. None of the employees of PageNet or Arch or any of their respective Subsidiaries is subject to a collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and no attempt is currently being made or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization.

          (n) Environmental Matters. Except as disclosed in its Reports filed prior to the date of this Agreement and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) do not contain any Hazardous Substances; (iii) the properties formerly owned or operated by it or any of its Subsidiaries did not contain any Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim, or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law;
     (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs, or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     The term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance.

     The term "Hazardous Substance" means any substance that is listed, classified, or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos- containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials, or radon.

                                      A-15
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          (o) Brokers and Finders.  Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement, except that: (i) PageNet has employed Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter as its financial advisors, the arrangements with which have been disclosed to Arch prior to the date of this Agreement; and (ii) Arch has employed Bear, Stearns & Co. Inc. as its financial advisor, the arrangements with which have been disclosed to PageNet prior to the date of this Agreement.

          (p) Computer Systems. Except as set forth in its Reports: (i) its computer system performs and shall perform properly all date-sensitive functions with respect to dates prior to and after December 31, 1999; and
     (ii) it has developed feasible contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's computer system or equipment on or about January 1, 2000 (including, those of vendors, customers, and suppliers, and a general failure of, or interruption in, its communications and delivery infrastructure).

          (q) FCC Licenses. Each of Arch and PageNet, and each of its respective Subsidiaries, is the authorized and legal holder of, or otherwise has all rights to, all Permits issued under or pursuant to the Communications Act, the FCC Regulations, and State Laws which are necessary for the operation of their respective businesses as presently operated, except as would not, individually or in aggregate, have a Materially Adverse Effect on it. All such Permits and licenses are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect on it. Each of Arch and PageNet, and each of its respective Subsidiaries, is in compliance in all respects with the terms and conditions of each such Permit and with all applicable Governmental Regulations, except where the failure to be in compliance would not have a Material Adverse Effect on it. There is not pending, and to the actual knowledge of the Knowledgeable Executives of Arch and PageNet, as applicable, any threatened, action by or before the FCC or any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of such party's Permits rights under the Communications Act, the FCC Regulations or State Laws. Each party has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Entity, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a Material Adverse Effect on such party.

                                  ARTICLE VI.

                                   COVENANTS

     6.1.  Interim Operations.

     (a) PageNet covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Arch shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement, disclosed in the PageNet Disclosure Letter, or required by applicable Law):

          (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under PageNet Stock Plans but subject to PageNet's obligations under subparagraph (iii) below, or permit any of its
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     Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

          (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

          (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans;
     (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual PageNet Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice);or (z) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement;

          (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except (A) in the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to PageNet and which would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement, and (C) for any retirement in exchange for PageNet Shares consistent with past practice;

          (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in PageNet's capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to Arch;

          (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except PageNet may issue PageNet Shares in exchange for indebtedness or debt securities pursuant to clause (v) above;

          (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement;

          (ix) PageNet shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

          (x) PageNet shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

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          (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

     (b) Arch covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless PageNet shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement, disclosed in the Arch Disclosure Letter, or required by applicable Law):

          (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock, except for a dividend that would be received by holders of PageNet Shares on an equivalent post-Merger basis per share of Arch Common Stock after the Effective Time; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Arch Stock Plans but subject to Arch' obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

          (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

          (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans;
     (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Arch Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice); or (z) for actions necessary to satisfy existing contractual obligations under its Compensation and Benefit Plans existing as of the date of this Agreement;

          (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except in (A) the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to Arch and which would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement, and (C) for any retirement in exchange for shares of Arch Common Stock consistent with past practice;

          (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in Arch' capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to PageNet;

          (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants
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     or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except Arch may issue shares of Arch Common Stock issued in exchange for indebtedness or debt securities pursuant to clause
     (v) above;

          (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement;

          (ix) Arch shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

          (x) Arch shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

          (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

     (c) Arch and PageNet agree that any written approval obtained under this
Section 6.1 must be signed, if on behalf of Arch, by the Chief Executive Officer or the Chief Financial Officer of Arch, or if on behalf of PageNet, by the Chairman of the Board and Chief Executive Officer or President and Chief Operating Officer of PageNet.

     (d) Notwithstanding any other provision hereof to the contrary, PageNet may, after the date hereof (i) issue, deliver, sell, pledge or encumber in arms-length transactions with unaffiliated third parties shares of any class of capital stock of the Distributed Subsidiary or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares of the Distributed Subsidiary, (ii) cause the Distributed Subsidiary to incur any indebtedness for borrowed money, if all proceeds thereof are used solely by the Distributed Subsidiary, (iii) transfer the assets set forth in the corresponding section of the PageNet Disclosure Letter to the Distributed Subsidiary, (iv) determine the form of security or securities representing the equity ownership of the Distributed Subsidiary to be distributed to the holders of PageNet Shares or PageNet Notes pursuant to Sections 6.18 and 6.22 of this Agreement and designate the rights and restrictions applicable to such securities, (v) establish an employee stock option, stock ownership or other similar plan and set aside common equity (of the same type as the Distributed Interests or any securities underlying such Distributed Interests) representing up to 20% of the equity ownership of the Distributed Subsidiary for such purpose, or (vi) enter into such transactions, arrangements or agreements with the Distributed Subsidiary on terms and conditions approved by Arch or cause the Distributed Subsidiary to enter into arms-length transactions, arrangements or agreements with third parties, in each case, as are reasonably necessary and appropriate to permit the Distributed Subsidiary to continue its business and operations in the ordinary course following the Merger; provided, that the taking of such action shall not cause Arch or the Surviving Corporation (other than through its ownership of capital stock in the Distributed Subsidiary after the Effective Time) to incur any liability or obligation which would not have been incurred by the Surviving Corporation pursuant to the Merger or the other transactions contemplated hereby. It is understood and agreed by the parties to this Agreement, that in the event that, prior to or at the Effective Time, PageNet shall take any action set forth in (i), (ii), (v) or (vi) above that reduces the aggregate amount of Distributed Interests available to be distributed to the parties, the distribution of the Distributed Interests will be ratably adjusted such that holders of PageNet Shares at the Vast Distribution Record Date and holders of PageNet Notes immediately prior to the Effective Time receive 80.5% of the remaining interests
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in the Distributed Subsidiary and the Surviving Corporation receives 19.5% of the remaining interests in the Distributed Subsidiary.

     6.2.  Acquisition Proposals.


     (a) Except as set forth in Section 6.1(d) of this Agreement, PageNet and Arch each agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that each shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (PageNet or Arch, as the case may be, its respective Subsidiaries and their officers, directors, employees, agents and representatives being referred to as its "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, acquisition, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of its assets, or any purchase or sale of, or tender or exchange offer for, 15% or more of its equity securities (any such proposal or offer being referred to as an "Acquisition Proposal"). PageNet and Arch further agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its Representatives not to, directly or indirectly, have any discussion with, or provide any confidential information or data to, any Person relating to, or in contemplation of, an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PageNet, Arch or their respective Board of Directors from: (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) subject to the obligation of (x) PageNet pursuant to Section 6.5(a) to duly convene a PageNet Stockholders Meeting at which a vote of the stockholders of PageNet shall be taken regarding the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and (y) Arch pursuant to Section 6.5(b) to duly convene a Arch Stockholders Meeting at which a vote of the stockholders of Arch shall be taken with respect to the matters set forth in Section 6.5(b) of this Agreement, recommending such an unsolicited bona fide written Acquisition Proposal to its stockholders if, and only to the extent that, with respect to the actions referred to in clauses (B) or (C): (i) its Board of Directors concludes in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to its stakeholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal");
(ii) its Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty to its stakeholders under applicable Law; and
(iii) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, its Board of Directors shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.15); provided, that such confidentiality agreement shall contain terms that allow it to comply with its obligations under this Section 6.2.


     (b) PageNet and Arch each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. PageNet and Arch each agree that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in Section 6.2(a). PageNet and Arch each agree that it will notify the other party immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to

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be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and the substance of any such inquiries, proposals or offers. Such party thereafter shall keep the other informed, on a current basis, of the status and terms of any such inquiries, proposals or offers and the status of any such discussions or negotiations. PageNet and Arch each also agree that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by, or on behalf of, it or any of its Subsidiaries.

     6.3. The Certificate Amendments. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to adopt the Certificate Amendments. The Certificate Amendments shall provide for an increase in the authorized number of shares of Arch Common Stock to an amount sufficient to effectuate the actions contemplated hereby and, if Arch so elects, may provide for the conversion of each share of Arch Class B Common Stock into one share of Arch Common Stock. Some or all of the Certificate Amendments may, in the discretion of Arch, be made contingent upon the consummation of the Merger or the Alternative Merger (as the case may be).

     6.4. Information Supplied. PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act; and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of each of the PageNet Stockholders Meeting and the Arch Stockholders Meeting to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of PageNet and Arch.

     6.5.  Stockholders Meetings.

     (a) PageNet will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "PageNet Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement, and to approve the Merger, an amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to an amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement. PageNet will take all necessary action to obtain the adoption of this Agreement, the approval of the Merger, the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement by the holders of the PageNet Shares (the "PageNet Stockholders Approval"). The Board of Directors of PageNet shall: (i) recommend that the stockholders adopt this Agreement and thereby approve the Merger and the other transactions contemplated by this Agreement (including without limitation adoption of the Prepackaged Plan and authorization of the Bankruptcy Case) and the amendment to the PageNet certificate of incorporation to
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

increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption and approval; provided, however, that PageNet's Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that PageNet's Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to PageNet's stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by Arch pursuant to Section 8.4, PageNet shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the PageNet Stockholders Meeting regarding the adoption of this Agreement and the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above and the other transactions contemplated by this Agreement, regardless of whether PageNet's Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of this Agreement or the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above or the other transactions contemplated by this Agreement prior to such PageNet Stockholders Meeting. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, PageNet shall not be required to convene a PageNet Stockholders Meeting after (x) the Bankruptcy Case has commenced or (y) PageNet stipulates to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(v) hereof.

     (b) Arch will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Arch Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to (i) consider and vote upon (A) the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Class B Common Stock (if Arch elects to have such shares converted pursuant to the Certificate Amendments) and the Arch Exchange Offer or (B) if the Alternative Merger is elected pursuant to Section 4.5 and Arch is a party to the Alternative Merger, the adoption of this Agreement and the approval of the Alternative Merger and the other transactions contemplated by this Agreement (including the actions contemplated by the Certificate Amendments, which may be effectuated pursuant to a certificate of merger filed in connection with such Alternative Merger); and
(ii) to approve any actions necessary pursuant to Section 3.1 hereof (with respect to all matters other than the approval of the conversion of the Arch Class B Common Stock pursuant to the Certificate Amendment, the "Arch Stockholder Approval"). Arch will take all necessary action to obtain such consents and approvals. The Board of Directors of Arch shall: (i) recommend that the stockholders adopt the Certificate Amendments and approve the issuance of Arch Common Stock pursuant to the Merger, the conversion of the Arch Class B Common Stock (if Arch elects to have such shares converted pursuant to the Certificate Amendments) and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption; provided, however, that Arch' Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that Arch' Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to Arch' stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by PageNet pursuant to Section 8.3, Arch shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the Arch Stockholders Meeting regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Class B Common Stock (if Arch elects to have such shares converted pursuant to the Certificate Amendments) and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement, regardless of whether Arch' Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Class B Common Stock (if Arch elects to have such shares converted pursuant to the Certificate Amendments) and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a

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party to the Alternative Merger) or the other transactions contemplated by this
Agreement prior to such Arch Stockholders Meeting.

     6.6.  Filings; Other Actions; Notification.

     (a) Arch and PageNet shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Arch shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable and on the same day as each of the Exchange Registration Statements, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of Arch and PageNet. Arch shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to either of the Arch Stockholders Meeting or the PageNet Stockholders Meeting, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Prospectus/Proxy Statement or the S-4 Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's stockholders, as the case may be, such amendment or supplement.

     (b) PageNet and Arch each shall use its respective reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated: (i) the date on which the S-4 Registration Statement and the Exchange Registration Statements shall become effective; and
(ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement and the Exchange Registration Statements.

     (c) PageNet and Arch shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts: (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger, the Exchange Offers and the other transactions contemplated by this Agreement (including, if necessary, the Prepackaged Plan) as soon as practicable, including: (A) obtaining opinions of their respective attorneys referred to in Article VII below; (B) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents; and (C) instituting court actions or other proceedings necessary to obtain the approvals required to consummate the Merger, the Exchange Offers or the other transactions contemplated by this Agreement or defending or otherwise opposing all court actions or other proceedings instituted by a Governmental Entity or other Person under the Governmental Regulations for purposes of preventing the consummation of the Merger, the Exchange Offers and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the Exchange Offers or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require either Arch or PageNet to agree to any divestitures or hold separate or similar arrangements if such divestitures or arrangements would reasonably be expected to have a material adverse effect on Arch or PageNet, or a material adverse effect on the expected benefits of the Merger to it. Neither Arch nor PageNet will agree to any divestitures or hold separate or similar arrangements without the prior written approval of the other party. Subject to applicable laws relating to the exchange of information, Arch and PageNet shall have the right to review in advance, and to the extent practicable each will consult the other party on, all the information relating to Arch or PageNet, as the case may be, and any of their respective
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Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of PageNet and Arch shall act reasonably and as promptly as practicable.

     (d) PageNet and Arch each shall, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement, the Exchange Registration Statements or any other statement, filing, notice or application made by, or on behalf of, Arch, PageNet or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, the Exchange Offers and the transactions contemplated by this Agreement.

     (e) PageNet and Arch each shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of notices or other communications received by Arch or PageNet, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement. Each of PageNet and Arch shall give prompt notice to the other party of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any conditions to the other party's obligations to effect the Merger set forth in Article VII.

     (f) Each of PageNet and Arch agrees that if a bona fide Acquisition Proposal is made to acquire shares of the other party to this Agreement, then upon the request of the party not receiving the Acquisition Proposal, the party receiving the Acquisition Proposal will cooperate with the other party to this Agreement to make such filings and take such other actions as may be permitted or required under the FCC's Policy Statement in Tender Offers and Proxy Contests, in order to allow the parties to this Agreement to take all steps as are necessary to consummate the transactions contemplated hereby pending FCC approval of the transaction.

     6.7. Access; Consultation. Upon reasonable notice, and except as may be prohibited by applicable Law, PageNet and Arch each shall (and shall cause its Subsidiaries to) afford the other and its respective Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this section shall affect or be deemed to modify any representation or warranty made by PageNet or Arch under this Agreement; and provided, further, that the foregoing shall not require PageNet or Arch to permit any inspection, or to disclose any information, that in the reasonable judgment of PageNet or Arch, as the case may be, would result in the disclosure of any trade secrets of it or third parties, or violate any of its obligations with respect to confidentiality if PageNet or Arch, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this section shall be directed to an executive officer of PageNet or Arch, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

     6.8. Affiliates. PageNet shall deliver to Arch a letter identifying all Persons whom PageNet believes to be, at the date of its Stockholders Meeting, affiliates of PageNet for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates"). PageNet shall use all reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in the letter referred to above to deliver to Arch on or prior to the date of such party's respective Stockholders Meeting a written agreement, in the form attached as Exhibit C (the "PageNet Affiliates Agreement"). Prior to the Effective Time, PageNet shall use all reasonable efforts to cause each additional Person who is identified as a Rule 145 Affiliate after the date of its Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.8, as soon as practicable after such Person is identified.

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     6.9.  Stock Exchange Listing.  Arch shall use its reasonable best efforts to file a notification for listing of additional shares with respect to the shares of Arch Common Stock to be issued pursuant to the Merger, Arch Exchange Offer and pursuant to the Certificate Amendments with the Nasdaq Stock Market ("NASDAQ") on or prior to the Closing Date.

     6.10. Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter PageNet and Arch shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange.

     6.11.  Benefits.

     (a) Stock Options.

          (i) At the Effective Time, each outstanding option to purchase PageNet Shares (a "PageNet Option") under PageNet Stock Plans, and which has not vested prior to the Effective Time, shall become fully exercisable and vested as of the Effective Time. At the Effective Time, each PageNet Option shall be converted to an option to acquire, on the same terms and conditions as were applicable under such PageNet Option, the same number of shares of Arch Common Stock as the holder of such PageNet Option would have been entitled to receive pursuant to the Merger had such holder exercised such PageNet Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded to the nearest whole cent) equal to: (y) the aggregate exercise price for PageNet Shares otherwise purchasable by such holder pursuant to such PageNet Option; divided by (z) the number of full shares of Arch Common Stock deemed purchasable pursuant to such PageNet Option in accordance with the foregoing.

          (ii) Notwithstanding the foregoing provisions, in the case of any option to which Code Section 421 applies, the option price, the number of shares subject to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Code Section 424(a). As promptly as practicable after the Effective Time, Arch shall deliver to the participants in PageNet Stock Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

          (iii) With respect to each of the directors and officers of PageNet identified in Section 6.11(a)(iii) of the PageNet Disclosure Letter (each, a "Section 16 Person"), the full Board of Directors of PageNet shall approve the disposition by each such Section 16 Person of the PageNet equity securities (including derivative securities) set forth next to such
     Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter and the full Board of Directors of Arch shall approve the acquisition by each such Section 16 Person of the Arch equity securities (including derivative securities) set forth next to such Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter. Each such approval shall specify, in the form set forth in Section 6.11(a)(iii) of the PageNet Disclosure Letter, the material terms of the derivative securities and each such approval shall specify that the approval is granted for purposes of exempting the transaction under Rule 16b-3 under the Exchange Act.

     (b) Conversion and Registration. At or prior to the Effective Time, PageNet shall make all necessary arrangements with respect to PageNet Stock Plans to permit the conversion of the unexercised PageNet Options into Substitute Options pursuant to this section and, as soon as practicable after the Effective Time, Arch shall use its reasonable best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Arch Common Stock issuable pursuant to all Substitute Options.

     (c) Amendment to 401(k) Plan.  Prior to the Effective Time, PageNet shall
(i) amend the PageNet Employees Savings Plan and the related trust to prohibit the investment of Employer Salary Reduction
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Contributions in equity securities of PageNet (ii) deregister interests under such plan and any registered but unsold equity securities of PageNet under the Securities Act of 1933 and the Exchange Act.

     6.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the Exchange Offers and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost and expense, except that costs and expenses incurred in connection with the filing fee for the S-4 Registration Statement and the Exchange Registration Statements, printing and mailing the Prospectus/Proxy Statement, the S-4 Registration Statement and the Exchange Registration Statements, and the filing fees under the HSR Act, any other filings fees under any Governmental Regulations, and any filings fees in connection with obtaining approvals under the Communications Act, FCC Regulations and State Laws shall be shared equally by Arch and PageNet.

     6.13.  Indemnification; Directors' and Officers' Insurance.

     (a) For six years from and after the Effective Time, Arch will indemnify and hold harmless each present and former director and officer of PageNet (solely when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at, or prior to, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that PageNet would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.13 shall promptly notify Arch, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Arch of any liability it may have to such Indemnified Party if such failure does not materially prejudice the ability of Arch to defend such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Arch shall have the right to assume the defense thereof and Arch shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Arch elects not to assume such defense or counsel for the Indemnified Parties advises that there are actual conflicts of interest between Arch and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Arch shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Arch shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is such an actual conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Arch shall not be liable for any settlement effected without its prior written consent.

     (c) Arch shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as PageNet's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Current Premium"), in each case during such six year period, Arch will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 6.13(c) shall be deemed to have been satisfied if prepaid policies shall have been obtained by PageNet prior to the Closing, which policies

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provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including, without limitation, with respect to the transactions contemplated by this Agreement. If such prepaid policies shall have been obtained by PageNet prior to the Closing, then Arch shall maintain such policies in full force and effect and shall continue to honor PageNet's obligations thereunder.

     (d) If Arch or any of its successors or assigns: (i) shall consolidate with, or merge into, any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Arch shall assume all of the obligations set forth in this section. At the Effective Time, Arch shall assume and be bound by all of PageNet's indemnity obligations with respect to officers, directors and employees of corporations it previously acquired that are identified in the corresponding section of the PageNet Disclosure Letter.

     (e) The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14. Takeover Statute. If any Takeover Statute or similar statute or regulation is or may become applicable to this Agreement or to the other transactions contemplated hereby or thereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated under such agreements may be consummated as promptly as practicable on the terms contemplated under such agreements and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated under such agreements.

     6.15. Confidentiality. PageNet and Arch each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated as of August 26, 1999 (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     6.16. Tax-Free Reorganization. Arch, Merger Sub and PageNet shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and, with respect to PageNet, to obtain an opinion of its counsel as contemplated by Section 7.3(d).

     6.17. Senior Credit Facilities. PageNet and Arch shall use their reasonable best efforts to secure, through the amendment or restatement of their respective current credit facilities, through a new credit facility or through the operation of the Prepackaged Plan, or any combination of the foregoing, senior secured debt financing in an amount not less than $1.3 billion on terms reasonably acceptable to the parties to this Agreement. Simultaneously with the Exchange Offers, PageNet shall solicit the consent of the holders of PageNet's senior credit facilities (the "PageNet Secured Creditors") to the Prepackaged Plan. The solicitation of the PageNet Secured Creditors shall be made in accordance with the standards and requirements set forth in Section 6.18(e).

     6.18.  The Exchange Offers.

     (a) Provided that nothing shall have occurred that would result in a failure to satisfy any other conditions set forth in Section 6.18(b) of this Agreement, Arch and PageNet shall, as promptly as practicable, commence separate exchange offers (the "Arch Exchange Offer" and the "PageNet Exchange Offer" and together, the "Exchange Offers") to issue an aggregate of up to: (i) 29,651,984 shares of Arch Common Stock in exchange for the $448.4 million in aggregate principal amount of Arch' 10 7/8% Senior Discount Notes due March 15, 2008 issued under and pursuant to an Indenture, dated as of March 12, 1996, between Arch and IBJ Schroder Bank & Trust Company, as Trustee (the "Arch Notes"); and
(ii) in the case of PageNet, 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing 68.9% of the equity ownership in the Distributed Subsidiary in exchange for the $1.2 billion in aggregate principal amount, together with all accrued interest thereon, of: (x) 10% Senior Subordinated Notes Due October 15, 2008 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a
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Second Supplemental Indenture, dated as of October 15, 1996, between PageNet and
Fleet National Bank; (y) 10.125% Senior Subordinated Notes Due August 1, 2007 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A.; and (z) 8.875% Senior Subordinated Notes Due February 1, 2006 issued under and pursuant to an Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of January 15, 1994, between PageNet and
Shawmut Bank, N.A. (collectively, the "PageNet Notes" and together with the Arch Notes, the "Notes"). In the Exchange Offers, (i) Arch will offer to exchange
66.1318 shares of Arch Common Stock for each $1,000 principal amount, together with all accreted or accrued interest thereon, of outstanding Arch Notes and
(ii) PageNet will offer to exchange a pro rata portion of 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing the portion of such equity ownership in the Distributed Subsidiary equal to 68.9% of the total equity ownership of the Distributed Subsidiary for each PageNet Note (such pro rata portion to be computed immediately prior to the Effective Time by dividing the principal amount, together with all accrued interest thereon, of each PageNet Note by the principal amount, together with all accrued interest thereon, of all PageNet Notes). Calculations of share amounts for such purpose will be rounded down to the nearest whole share and no fractional shares of Arch Common Stock or PageNet Shares will be issued for Notes.

     (b) The obligations of PageNet under the PageNet Exchange Offer shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and shall be subject to the further condition that not less than 97.5% of the aggregate outstanding principal amount of PageNet Notes and not less than a majority of the outstanding principal amount of each series of PageNet Notes shall have been validly tendered in accordance with the terms of the PageNet Exchange Offer prior to the expiration date of the PageNet Exchange Offer and not withdrawn (such 97.5% of the outstanding principal amount of the PageNet Notes and not less than a majority of the outstanding principal amount of each series of PageNet Notes tendered and not withdrawn being herein referred to as the "PageNet Minimum Condition"). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offers may be amended or modified without the written consent of the parties hereto, which consent shall not be unreasonably withheld.

     (c) Holders of Notes who tender into the Exchange Offers will be required, as a condition to a valid tender, to give their consent (the "Note Consents") with respect to all Notes tendered by them to, with respect to the PageNet Notes, the Prepackaged Plan and, with respect to all Notes (including the Arch Notes), the following amendments to the respective indenture or supplemental indentures, together with such additional amendments thereto or waivers thereof as shall be determined and consented to by each of Arch and PageNet to be necessary or desirable (the "Indenture Amendments"): (i) amendment of each such indenture to the extent necessary, if any, to permit the completion of the Merger, the Prepackaged Plan and the other transactions contemplated by this Agreement; and (ii) amendments to eliminate (A) any covenants which may be modified or eliminated by majority vote of the Notes, including without limitation any covenants which restrict (s) the sale of assets, (t) any change of control, (u) the incurrence of indebtedness, (v) the making of restricted payments, (w) the existence of limitations on distributions by subsidiaries, (x) the existence of liens, (y) transactions with affiliates or related persons or
(z) the issuance and sale of stock of subsidiaries, (B) any events of default which relate to (x) the non-payment or acceleration of other indebtedness (or notification of foreclosure proceedings with respect to property secured by other indebtedness), (y) the failure to discharge judgments for the payment of money, or (z) the bankruptcy or insolvency of subsidiaries, and (C) any provisions which condition mergers or consolidations on compliance with any financial criteria. Such holders will also be required, as a condition to a valid tender, to waive (the "Note Waivers") any and all existing defaults on or with respect to the Notes and any and all rights to rescind their acceptance of the Exchange Offer after the Exchange Offers Expiration Date (as defined in
Section 6.18(h) hereof), such waiver of rescission rights to be subject, however, to their withdrawal rights under applicable law and regulations, or to claim any payments relating to the Notes tendered under applicable law and regulations, and for any other relief, legal or equitable,
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based on any possible future judicial, administrative or other governmental or legal determination that the Note Consents or the adoption of any of the Indenture Amendments are invalid or unenforceable. Notwithstanding anything to the contrary herein, the Note Waivers shall not be deemed to cover claims for violations of federal or state securities laws relating to the Exchange Offers.

     (d) PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) (x) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Arch Exchange Offer (including the consent solicitation and prospectus (the "Arch Exchange Prospectus" constituting a part thereof) (the "Arch Exchange Registration Statement")) and (y) the Registration Statement on Form S-4 to be filed with the SEC by PageNet in connection with the issuance of PageNet Shares and Distributed Interests in the PageNet Exchange Offer (including the consent solicitation and prospectus (the "PageNet Exchange Prospectus" and, together with the Arch Exchange Statement, the "Exchange Prospectuses" constituting a part thereof) (the "PageNet Exchange Registration Statement" and, together with the Arch Exchange Registration Statement, the "Exchange Registration Statements")) will, at the time the Exchange Registration Statements become effective under the Securities Act; and (ii) the Exchange Prospectuses and any amendment or supplement thereto will, at the date of mailing to noteholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the Exchange Registration Statements or the Exchange Prospectuses, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the noteholders.

     (e) The PageNet Exchange Prospectus sent to the holders of the PageNet Notes in connection with the PageNet Exchange Offer will also constitute a disclosure statement for the purpose of soliciting the acceptances of such holders for the Prepackaged Plan (as defined in Section 6.19). PageNet and Arch shall consult with each other prior to sending the PageNet Exchange Prospectus to the holders of the PageNet Notes for purposes of ensuring that such materials comply with the disclosure requirements of the Bankruptcy Code and other applicable law insofar as they relate to prepackaged plans.

     (f) Arch and PageNet shall promptly prepare Exchange Prospectuses, and shall prepare and file with the SEC the Exchange Registration Statements as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have each of the Exchange Registration Statements declared effective under the Securities Act as promptly as practicable and on the same day as the S-4 Registration Statement, and promptly thereafter mail the Exchange Prospectuses to the noteholders of Arch and PageNet. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Exchange Prospectuses or the Exchange Registration Statements or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the expiration date of the Exchange Offers, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Exchange Prospectuses or the Exchange Registration Statements, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's noteholders, as the case may be, such amendment or supplement.

     (g) Provided the conditions to the Exchange Offers referred to in Section 6.18(b) above have been satisfied or waived and Arch or PageNet, as the case may be, has accepted for exchange Notes properly
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tendered and not withdrawn, Notes that are not tendered into or accepted in the
Exchange Offers will remain outstanding as obligations of Arch or the Surviving Corporation, as the case may be, after consummation of the Merger and Arch or the Surviving Corporation, as the case may be, alone shall be obligated to comply with the terms thereof, except as may otherwise be provided in the Prepackaged Plan or the Final Confirmation Order (as defined in Section 6.19) if the Bankruptcy Case (as defined in Section 6.19) is commenced. Such Notes shall be modified only to the extent provided in the Indenture Amendments and the Note Consents.

     (h) The Exchange Offers will expire at 12:00 midnight, New York City time, on the thirty-fifth calendar day after such commencement, or, consistent with this Agreement and the provisions of Section 6.19, at such later time and date as PageNet and Arch shall select consistent with applicable law and regulations (the "Exchange Offers Expiration Date").

     (i) The Arch Common Stock or PageNet Shares and Distributed Interests, as the case may be, to be issued in exchange for the Notes tendered and accepted in the Exchange Offers will be so issued only after timely receipt by the exchange agent selected jointly by Arch and PageNet (the "Notes Exchange Agent") of: (i) certificates for all physically delivered Notes in proper form for transfer, or timely confirmation of book-entry transfer of such Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Arch or the Surviving Corporation, as the case may be, for such purpose; (iii) a duly executed form of Note Consent and Note Waiver; and
(iv) any other documents required by the letter of transmittal.

     (j) For purposes of the Exchange Offers, Arch or PageNet, as the case may be, shall be deemed to have accepted for exchange the tendered Notes as, if and when Arch or PageNet, as the case may be, gives oral or written notice to the Notes Exchange Agent of such party's acceptance of such Notes for exchange. Each of Arch and PageNet agree to simultaneously accept for exchange the Notes pursuant to their respective Exchange Offers. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Notes and transmitting the Arch Common Stock, PageNet Shares or Distributed Interests, as the case may be, in exchange therefor.

     (k) Arch and PageNet shall jointly establish such additional procedures and requirements with respect to the conduct of the Exchange Offers and shall cause the same to be communicated to holders of the Notes in such manner as they shall determine to be necessary or appropriate, including procedures and requirements as may be necessary to obtain confirmation of the Prepackaged Plan if the Bankruptcy Case is commenced. All questions concerning the timeliness, validity, form, eligibility, and acceptance for exchange or withdrawal of any tender of the Notes pursuant to any of the procedures described herein or any additional procedures established by the parties shall be determined jointly by the parties, whose determinations shall be final and binding. Arch and PageNet, as the case may be, also reserve in connection with their respective Exchange Offers, the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular Note or any particular holder; (ii) permit a defect or irregularity to be corrected within such time as it may determine; or (iii) reject the purported tender of any Note and interest coupons appertaining thereto. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Arch or PageNet, as the case may be, may determine in its sole discretion. None of Arch, PageNet or the Notes Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.

     (l) Each of PageNet and Arch shall accept the Notes tendered in their respective Exchange Offer as of immediately prior to the Effective Time.

     (m) Promptly upon receipt of the consents of the holders of at least a majority of the outstanding principal amount of a series of Notes, Arch or PageNet, as the case may be, shall execute the applicable supplemental indenture to be effective as of the Effective Time.

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     6.19.  Bankruptcy Provisions.  As used in this Agreement, the term:

     "Bankruptcy Case" shall mean the bankruptcy case filed or stipulated to by PageNet and its Subsidiaries under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof;

     "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C.sec.101 et seq., as now in effect or hereafter amended;

     "Bankruptcy Court" shall mean the court in which the Bankruptcy Case may be filed or otherwise administered, including any court to which the Bankruptcy Case may be transferred at any time under applicable law. PageNet and Arch hereby agree that the U.S. Bankruptcy Court for the District of Delaware is the appropriate venue for the Bankruptcy Case and that if the Bankruptcy Case is filed by PageNet it will be filed in the District of Delaware;

     "Exit Financing" shall mean the senior secured debt financing referred to in Section 6.17 hereof;

     "Final Confirmation Order" shall mean an order of the Bankruptcy Court confirming the Prepackaged Plan in form and substance reasonably acceptable to PageNet and Arch, which has not been amended, modified and added to without the express consent of PageNet and Arch and as to which order as of the Effective Time there is no stay or injunction;

     "Initial Determination Date" shall mean the date which is 35 calendar days after the date upon which the S-4 Registration Statement and the PageNet Exchange Registration Statement are declared effective by the SEC;

     "Interim Financing" shall mean debt financing in an amount and on terms reasonably acceptable to Arch and appropriate to permit PageNet to continue its business and operations in the ordinary course following the filing of the Bankruptcy Case;

     "Prepackaged Plan" shall mean the "prepackaged" plan of reorganization for PageNet and its Subsidiaries that (1) is prepared by PageNet and its Subsidiaries in accordance with, and intended by PageNet and its Subsidiaries to be confirmed under, the provisions of Chapter 11 of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (2) consists of terms, conditions and provisions that are mutually acceptable to Arch and PageNet (it being understood and agreed by PageNet and Arch that neither party will unreasonably withhold its consent to proposed amendments to non-material provisions of the Prepackaged Plan) and are not inconsistent with the terms, conditions and provisions of this Agreement, (3) is included in the SEC disclosure materials sent to holders of the PageNet Notes in connection with the Exchange Offers pursuant to Sections 6.18(a) and (e) of this Agreement and
(4) which contains terms intended to implement this Agreement and other terms which are not inconsistent with this Agreement, together with any and all changes, amendments or modifications to, or restatements of, such prepackaged plan which with respect to material provisions have been agreed to by Arch and PageNet, without regard to whether such changes, amendments, modifications and restatements are made to the Prepackaged Plan before or after the commencement of the Bankruptcy Case;

     "PageNet Conditions to the Prepackaged Plan" shall mean (i) the Requisite Bankruptcy Vote of the PageNet Notes, (ii) the Requisite Bankruptcy Vote of the PageNet Secured Creditors and (iii) the Interim Financing;

     "Requisite Bankruptcy Vote of the PageNet Notes" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding principal amount of the PageNet Notes that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the PageNet Notes that actually vote;

     "Requisite Bankruptcy Vote of the PageNet Secured Creditors" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding indebtedness owed under the PageNet senior credit facilities that are actually voted, and a vote in favor of the Prepackaged Plan by a

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

majority in number of the holders of the indebtedness under the PageNet senior credit facilities that actually vote;

     "Requisite Conditions to the Prepackaged Plan" shall mean (i) the PageNet Conditions to the Prepackaged Plan, (ii) the Arch Stockholders Approval, and
(iii) that either the Exit Financing has been obtained or upon entry of the Final Order will be obtained.

     (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that:

          (i) prior to or at the Initial Determination Date the PageNet Minimum Condition is satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approvals are obtained, then the Exchange Offers shall be consummated pursuant to the terms hereof, the Bankruptcy Case shall not be filed and the Prepackaged Plan shall be abandoned, unless PageNet and Arch agree that the filing of the Bankruptcy Case and the confirmation of the Prepackaged Plan are in the best interests of PageNet and Arch, notwithstanding satisfaction of the PageNet Minimum Condition;

          (ii) at the Initial Determination Date, the PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained but the Requisite Conditions to the Prepackaged Plan are satisfied, then either
     (x) (1) PageNet shall file the Bankruptcy Case (in the U.S. Bankruptcy Court for the District of Delaware or such other bankruptcy court as PageNet and Arch mutually agree) and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order within 120 days of the commencement of the Bankruptcy Case, or such later date as is mutually agreed to in writing by Arch and PageNet, and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2, or (y) PageNet shall terminate this Agreement and simultaneously pay to Arch the Arch Termination Fee pursuant to Section 8.5(c) hereof. In the event the Bankruptcy Case is commenced, Arch shall:

             (w) support assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. sec.365;

             (x) enter into a new agreement identical to the terms of this Agreement with PageNet as a debtor-in-possession after commencement of the Bankruptcy Case, in the event PageNet and Arch agree (upon the advice of counsel) or the Bankruptcy Court determines that applicable law prohibits assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. sec.365(c)(2);

             (y) support confirmation of the Prepackaged Plan and all actions and pleadings reasonably undertaken by PageNet in the Bankruptcy Case to achieve confirmation thereof; and

             (z) oppose any effort by any party to (1) dismiss the Bankruptcy Case or convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, or (2) defeat confirmation of the Prepackaged Plan;

          (iii) at the Initial Determination Date, the PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained and the Requisite Conditions to the Prepackaged Plan are not satisfied, then the Initial Determination Date shall be extended to the earlier of (x) the date upon which the PageNet Minimum Condition is satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained, (y) the date upon which the Requisite Conditions to the Prepackaged Plan are satisfied and (z) September 30, 2000 (the "Extended Determination Date"). If the PageNet Minimum Condition is satisfied and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained prior to September 30, 2000, then the provisions of Section 6.19(a)(i) of this Agreement shall apply. If the Requisite Conditions to the Prepackaged

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

     Plan are satisfied prior to September 30, 2000, then the provisions of
     Section 6.19(a)(ii) of this Agreement shall apply;

          (iv) at any time after the date of this Agreement, the Board of Directors of PageNet determines that the filing of the Bankruptcy Case is in the best interests of PageNet, then (1) PageNet may file the Bankruptcy Case and shall seek, to the extent not already satisfied, to satisfy the PageNet Conditions to the Prepackaged Plan and otherwise seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall (x) seek, to the extent not already satisfied, to satisfy the Arch Stockholders Approval and (y) be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order (provided that such Final Confirmation Order shall be entered by no later than December 31, 2000, or such later date as is mutually agreed to by Arch and PageNet) and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2;

          (v) an Involuntary Insolvency Event occurs prior to a voluntary commencement of the Bankruptcy Case pursuant to Sections 6.19(a)(ii), (iii) or (iv), (1) (A) if the date of the Insolvency Event (the "Involuntary Insolvency Event Date") is prior to the Initial Determination Date, PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain from the appropriate court an order which dismisses such Involuntary Insolvency Event (including, with respect to an involuntary petition filed in any bankruptcy court, an order which holds or requires that the court abstain from adjudicating the petition pursuant to 11 U.S.C. sec.305) and which order is not subject to a stay or injunction and is not subject to an appeal and all periods for taking an appeal shall have expired (the "Dismissal Order"), so that the Exchange Offers may be completed, and this Agreement shall remain in full force and effect and Arch shall be bound by all of the terms hereof or (B) if an Involuntary Insolvency Event occurs after the Initial Determination Date, and as of the Involuntary Insolvency Event Date the PageNet Minimum Condition has been satisfied and the PageNet Stockholders Approval and Arch Stockholders Approval have been obtained, then (x) PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain entry of the Dismissal Order, and (y) this Agreement shall remain in full force and effect and Arch shall consummate the Merger (outside of bankruptcy, unless PageNet and Arch mutually consent to file the Bankruptcy Case as contemplated by Section 6.19(a)(i) hereof) pursuant to the terms hereof provided that such Dismissal Order has been obtained before the expiration of such 120-day period, (2) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have been satisfied, then PageNet shall stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(ii)(x)(1) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated to consummate the Merger pursuant to the Prepackaged Plan); and (3) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval or Arch Stockholders Approval has not been obtained and the Requisite Conditions to the Prepackaged Bankruptcy have not been obtained, then PageNet may (but shall not be obligated to) stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(iv) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated for a period of time to consummate the Merger pursuant to the Prepackaged Plan). For purposes hereof, an "Involuntary Insolvency Event" shall mean any filing of an involuntary bankruptcy petition against PageNet or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator or a trustee for PageNet or any of its Subsidiaries.

     (b) As soon as practicable after entering into this Agreement, PageNet and Arch shall jointly prepare the Prepackaged Plan in form and substance satisfactory to PageNet and Arch. PageNet shall include the Prepackaged Plan and related solicitation materials (including a ballot) in the PageNet Exchange

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

Prospectus, the solicitation materials sent to the PageNet Secured Creditors, and (to the extent PageNet and Arch deem necessary) in any materials sent to the holders of PageNet Shares. PageNet and Arch shall cooperate to ensure that the Exchange Offers, including the disclosures to holders of PageNet Notes made in connection therewith, and the solicitation of PageNet Secured Creditors comply with the disclosure requirements of the Bankruptcy Code and applicable law. The Prepackaged Plan may not be amended, modified or added to in any material respect without the written consent of PageNet and Arch.

     (c) Notwithstanding any other provision hereof to the contrary, (i) the filing of the Bankruptcy Case, the operation of PageNet's business in accordance with the Bankruptcy Code or the pendency of the Bankruptcy Case, or (ii) the occurrence of an Involuntary Insolvency Event with respect to PageNet shall not be considered in and of itself a Material Adverse Effect for purposes of this Agreement.

     (d) On the same day that the Bankruptcy Case is filed, an order for relief is consented to under Section 6.19(a)(v) of this Agreement or an order for relief is entered, as applicable, PageNet shall file a motion (the "Initial Merger Motion") for expedited determination of approval of Section 6.2 hereof concerning Acquisition Proposals (the "Exclusivity Provision"), Section 8.5(c) concerning the Arch Termination Fee and Section 8.5(b) concerning the PageNet Termination Fee in form and substance acceptable to Arch, PageNet shall use its best efforts to obtain an order approving the Initial Merger Motion (the "Initial Merger Order") within 15 days of the commencement of the Bankruptcy Case, but in no event not later than 30 days after the commencement thereof, which order shall be in form and substance acceptable to Arch.

     (e) PageNet shall promptly provide to Arch with drafts of all documents, motions, orders, filings or pleadings that PageNet proposes to file with the Bankruptcy Court and will provide Arch with reasonable opportunity prior to the filing thereof to review such filings to the extent reasonably practicable. PageNet shall consult and cooperate with Arch with respect to all such filings.

     (f) PageNet and Arch shall use their best efforts to cause the transactions contemplated by this Agreement and the Prepackaged Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use their best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Prepackaged Plan and the transactions contemplated hereby and thereby, including without limitation, entry of the Final Confirmation Order.

     (g) PageNet shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Bankruptcy Case, the preparation, filing and prosecution of the Prepackaged Plan and the entry of the Final Confirmation Order.

     (h) Concurrent with the commencement of the Exchange Offers, PageNet shall send solicitation and disclosure materials to its creditors as would bind such creditors to the Prepackaged Plan under the provisions of the Bankruptcy Code. PageNet shall make such solicitations of its creditors (in addition to solicitations of holders of the PageNet Notes) as PageNet and Arch determine is necessary to facilitate and expedite the confirmation of the Prepackaged Plan in the event of any potential Bankruptcy Case.

     (i) If the Bankruptcy Case is commenced pursuant to Section 6.19(a)(iv) or
(v), then Arch shall not be subject to the restrictions set forth in Section 6.2 or the restrictions on the conduct of its business set forth in Section 6.1(b)(viii) with respect to merger or acquisition transactions or the other restrictions set forth in Section 6.1(b), to the extent such restrictions would impede or prohibit Arch from entering into another merger or acquisition transaction; provided, however, that Arch may not enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the Merger or the other transactions contemplated hereby; provided, further, that if Arch enters into a merger or acquisition transaction following the commencement of the Bankruptcy Case pursuant to Section 6.19(a)(iv) or (v) and as a result of such event PageNet is required to amend its disclosure statement and resolicit the votes of its creditors, then the time within which the Final Confirmation Order must be obtained shall be extended for an additional 90 days.

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     6.20.  Rights Agreement.  At or prior to the Effective Time, the Arch Board of Directors shall take all action required to render inapplicable the Arch Rights Agreement to the Merger and the transactions contemplated by this Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required by Section 5.1(j)(ii) of this Agreement and the PageNet Board of Directors shall take all action required by Section 5.1(j)(i) of this Agreement.

     6.21. Payment of Dissenters' Rights. Following the Effective Time, any payment made with respect to a holder of Dissenting Shares entitled to payment under the DGCL will be made solely from the assets of the Surviving Corporation. Arch shall not make any payments to holders of Dissenting Shares and shall not directly or indirectly reimburse the Surviving Corporation for the payments made with respect to Dissenting Shares.

     6.22. Distribution of Interests in Vast to PageNet Shareholders. Prior to the Closing, the Board of Directors of PageNet will set aside for distribution, solely to those holders of PageNet Shares immediately prior to the acceptance of PageNet Notes in the PageNet Exchange Offer (the "Vast Distribution Record Date"), with respect to each PageNet Share issued and outstanding at such date, interests (the "Distributed Interests") representing the portion of such equity ownership in Vast Solutions, Inc. (the "Distributed Subsidiary") equal to (x) subject to Section 6.1(d), up to 20.0% of the total equity ownership of the Distributed Subsidiary divided by (y) the number of PageNet Shares issued and outstanding at the Vast Distribution Record Date (the distribution of the Distributed Interests shall be referred to herein as the "Vast Distribution"). The distribution of the Distributed Interests shall be conditioned upon the occurrence of (i) either (A) the satisfaction of the PageNet Minimum Condition and the acceptance of the PageNet Notes or (B) the filing of the Final Confirmation Order and (ii) the consummation of the Merger. PageNet and the Distributed Subsidiary shall take such action reasonably necessary (including filings with and no-action requests of the SEC and communications with stockholders) to effectuate the Vast Distribution. Upon satisfaction of the conditions to the Vast Distribution, Arch shall, in accordance with Section 4.2 of this Agreement and in connection with the exchange of PageNet certificates, use its reasonable best efforts to consummate, or cause to be consummated the Vast Distribution as promptly as practicable after the Effective Time."

                                  ARTICLE VII.

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. The Arch Stockholders Approval shall have been obtained, and PageNet shall have obtained either (1) the PageNet Stockholders Approval or (2) entry of the Final Confirmation Order confirming the Prepackaged Plan, such that this Agreement and the transactions contemplated hereby can be accomplished without the approval of the holders of the PageNet Shares.

          (b) NASDAQ Listing. The notification for listing of additional shares with respect to all shares of Arch Common Stock issuable pursuant to this Agreement shall have been filed with NASDAQ.

          (c) Governmental Regulations. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other consents, permits, licenses, and approvals for the Merger and the other transactions contemplated by this Agreement required by the Governmental Regulations, as well as all other material PageNet Required Consents and Arch Required Consents, shall have been obtained and shall have become Final Orders. For purposes of this agreement, a "Final Order" shall mean an action taken or order issued by the applicable Governmental Entity as to which (i) no request for stay by such Governmental Entity of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed; (ii) no petition for rehearing or reconsideration of the action or order is pending before the Governmental Entity and the time for filing any such
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     petition is passed; (iii) the Governmental Entity does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed; (iv) the action or order is not then under active judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed; and (v) with respect to an action taken or order issued by the Governmental Entity granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by PageNet and Arch or that are routine conditions with respect to transfer of this nature.

          (d) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the PageNet Exchange Offer, the Vast Distribution or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) S-4. The S-4 Registration Statement and the PageNet Exchange Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement or the PageNet Exchange Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f) Senior Credit Facilities. Arch and its subsidiaries, including PageNet after giving effect to the Merger, will have senior credit facilities in an amount not less than $1.3 billion.

          (g) Exchange Offers/Bankruptcy. Either (i) the PageNet Minimum Condition shall have been satisfied or (ii) if the PageNet Minimum Condition has not been satisfied, the Final Confirmation Order shall have been entered confirming the Prepackaged Plan and all conditions to the Effective Time occurring under the Prepackaged Plan shall have been satisfied.

          (h) Blue Sky Approvals. Arch shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by this Agreement.

          (i) Expected Out-of-Pocket Income Tax Liability. PageNet, Arch, Merger Sub and their respective subsidiaries shall not be reasonably expected to incur out-of-pocket income tax liability in their respective taxable periods which include the Effective Time resulting directly from the consummation of the Merger, the Exchange Offers and the Vast Distribution in excess of $25 million in the aggregate. In making this determination the following shall be taken into account: (1) the amount of cancellation of indebtedness income, if any, includible in gross income,
     (2) gain, if any, incurred as a result of the distribution or transfer of appreciated assets, and (3) the amount of losses, credits or deductions, including both available net operating loss or credit carryforwards and losses, deductions or credits expected to be generated in the taxable periods which include the Effective Time, but excluding any expected carrybacks from subsequent taxable periods.

     7.2. Conditions to Obligations of Arch and Merger Sub. The obligations of Arch and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Arch at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of PageNet set forth in this Agreement (other than those representations and warranties which would be breached as a result of the filing or conduct of the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event with respect to PageNet): (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on PageNet and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to Arch), in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date)

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     as of the Closing Date as though made on and as of the Closing Date, and
     Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

          (b) Performance of Obligations of PageNet. PageNet shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

          (c) Consents Under Agreements. PageNet shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which PageNet or any of its Subsidiaries is a party (other than consents or waivers relating to the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on PageNet or a material adverse effect on the expected benefits of the Merger to Arch.

          (d) Intentionally Omitted.

          (e) Certificate. PageNet shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.2 is satisfied in all respects, that the PageNet Stockholders Meeting has been convened (unless the Bankruptcy Case precedes the scheduled date of such meeting), and that the actions set forth in Section 6.5(a) of this Agreement have been adopted and approved in accordance with such section (except to the extent such approval is not required by reason of the entry of the Final Confirmation Order).

     7.3. Conditions to Obligation of PageNet. The obligation of PageNet to effect the Merger is also subject to the satisfaction or waiver by PageNet at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Arch and Merger Sub set forth in this Agreement: (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to PageNet), in the case of each of clauses
     (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

          (b) Performance of Obligations of Arch. Each of Arch and Merger Sub shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

          (c) Consents Under Agreements. Arch shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Arch or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Arch or a material adverse effect on the expected benefits of the Merger to PageNet.

          (d) Tax Opinion. PageNet shall have received the opinion of Mayer, Brown & Platt, counsel to PageNet, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers
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     and the Vast Distribution, which PageNet, Arch and, with respect to
     PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet and Arch.

          (e) Certificate. Arch shall have delivered to PageNet a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.3 (a)-(d) is satisfied in all respects, that the Arch Stockholders Meeting has been convened, and that the actions set forth in Section 6.5(b) have been adopted and approved in accordance with such section.

          (f) [Intentionally Omitted]

          (g) Vast Distribution. The Board of Directors of PageNet shall have set aside Distributed Interests pursuant to Section 6.22 of this Agreement or the Final Confirmation Order shall have been entered confirming the Prepackaged Plan.

                                 ARTICLE VIII.

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of PageNet or Arch referred to in
Section 7.1(a), by mutual written consent of PageNet and Arch, through action of their respective Boards of Directors.

     8.2. Termination by Either Arch or PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Arch or PageNet if: (i) the Merger shall not have been consummated by September 30, 2000 if no Bankruptcy Case has been filed by that date or 30 days following the date by which the Final Confirmation Order must be entered under Section 6.19(a) (the "Termination Date"); provided, however, that either party shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 7.1(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Governmental Regulations and Arch or PageNet are still attempting to obtain such necessary consents and approvals under applicable Governmental Regulations or are contesting the refusal of the relevant Government Entities to give such consents or approvals in court or through other applicable proceedings; (ii) the PageNet Stockholders Meeting and the Arch Stockholders Meeting shall have been held and completed, but the PageNet Stockholders Approval or the Arch Stockholders Approval, to the extent required by Section 7.1(a), shall not have occurred; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the PageNet Stockholders Approval or the Arch Stockholders Approval); provided, further, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

     8.3. Termination by PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the PageNet Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of PageNet if:

          (a) the Board of Directors of Arch shall have withdrawn or adversely modified its approval or recommendation of this Agreement;

          (b) there has been a breach by Arch or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in
     Section 7.3(a) or 7.3(b); and (ii) cannot be or is not cured prior to the Termination Date;

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

          (c) PageNet has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides Arch with all of the material terms of Superior Proposal at least two business days prior to termination and simultaneously with such termination pays to Arch the Arch Termination Fee required by Section 8.5(c); or

          (d) pursuant to Section 6.19(a)(ii), PageNet shall not file the Bankruptcy Case and seek confirmation of the Prepackaged Plan by the Bankruptcy Court and simultaneously pays to Arch the Arch Termination Fee.

     8.4. Termination by Arch. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Arch Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of Arch if:

          (a) the Board of Directors of PageNet shall have withdrawn or adversely modified its approval or recommendation of this Agreement to do so;

          (b) there has been a breach by PageNet of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b); and (ii) cannot be or is not cured prior to the Termination Date, other than a breach that results solely from the filing or conduct of the Bankruptcy Case consistent with the terms of this Agreement or solely from the occurrence of an Involuntary Insolvency Event with respect to PageNet;

          (c) the Initial Merger Order has not been entered within 30 days of the commencement of the Bankruptcy Case;

          (d) the Final Confirmation Order is not entered within the time permitted by Section 6.19(a);

          (e) the Prepackaged Plan is amended, modified or added to in violation of Section 6.19(b); or

          (f) Arch has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides PageNet with all of the material terms of the Superior Proposal at least two business days prior to such termination and simultaneously pays to PageNet the PageNet Termination Fee required by Section 8.5(b).

     8.5.  Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in Section 8.5(b) or (c), or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided, however, no such termination shall relieve any party to this Agreement from any liability for damages resulting from any breach of this Agreement.

          (b) In the event that: (i) an Acquisition Proposal shall have been made to Arch or have been made directly to Arch' stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) Arch' stockholders do not adopt this Agreement or the other transactions contemplated hereby at the Arch Stockholders Meeting; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and (C) Arch enters into an agreement with a third party with respect to an Acquisition Proposal within 12 months of the termination of this Agreement; (ii) this Agreement is terminated by PageNet pursuant to
     Section 8.3(a) or (b) provided that, with respect to Section 8.3(b), it is terminated solely with respect to a breach of (A) Section 6.2 or (B)
     Section 6.5 (but, only with respect to Arch' obligation in accordance with such Section to duly convene and complete the Arch Stockholders Meeting regarding the adoption of this Agreement and the matters set forth in
     Section 6.5(b) of this Agreement); or (iii) this Agreement is terminated by Arch pursuant to Section 8.4(f), then Arch and its Subsidiaries (jointly and severally) shall pay PageNet a fee equal to $40.0 million (the "PageNet Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day

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     funds. A PageNet Termination Fee payable pursuant to Section 8.5(b)(i), or
     (ii) shall be paid no later than two days after the date of termination and a PageNet Termination Fee payable pursuant to Section 8.5(b)(iii) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.4(f). Arch acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PageNet would not enter into this Agreement. Accordingly, if Arch fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, PageNet commences a suit which results in a judgment against Arch for the fee set forth in this paragraph
     (b), Arch shall pay to PageNet its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          (c) In the event that: (i) an Acquisition Proposal shall have been made to PageNet or have been made directly to PageNet's stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) PageNet's stockholders do not adopt this Agreement or the other transactions contemplated hereby at the PageNet Stockholders Meeting or PageNet's noteholders do not satisfy the PageNet Minimum Condition with respect to the PageNet Notes, and the Bankruptcy Court fails to enter the Final Confirmation Order which would otherwise enable the transactions set forth in this Agreement to occur without approval by the holders of PageNet Shares; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and (C) either (x) PageNet executes and delivers an agreement with respect to an Acquisition Proposal or (y) an Acquisition Proposal with respect to PageNet is consummated, in either case, within 12 months of the date this Agreement is terminated; (ii) this Agreement is terminated by Arch pursuant to Section 8.4(a) or (b) provided that, with respect to Section 8.4(b), it is terminated solely with respect to a breach of (A) Section 6.2 or (B) Section 6.5 (but, only with respect to PageNet's obligation in accordance with such Section to duly convene and complete the PageNet Stockholders Meeting (unless the Bankruptcy Case has commenced or PageNet has stipulated to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(iv) hereof) regarding the adoption of this Agreement and the approval of the matters set forth in Section 6.5(a) of this Agreement);
     (iii) the Prepackaged Plan is withdrawn without the prior written consent of Arch, or PageNet files any other plan of reorganization or amends, modifies or adds to any material provision of the Prepackaged Plan in each case without the prior written consent of Arch; (iv) any other plan of reorganization filed by a person other than PageNet is confirmed by the Bankruptcy Court; (v) PageNet files a motion to sell or otherwise transfer all or a substantial portion of its assets as part of a sale pursuant to
     Section 363 of the Bankruptcy Code without the prior written consent of Arch; or (vi) this Agreement is terminated by PageNet pursuant to Section 8.3(c) or (d), then PageNet and its Subsidiaries (jointly and severally) shall pay Arch a fee equal to $40.0 million (the "Arch Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to
     Section 6.12, payable by wire transfer of same day funds. A Arch Termination Fee payable pursuant to Section 8.5(c)(i), (ii), (iii), (iv) or
     (v) shall be paid no later than two days after the date of termination and a Arch Termination Fee payable pursuant to Section 8.5(c)(vi) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.3(c) or (d). PageNet acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Arch and Merger Sub would not enter into this Agreement. Accordingly, if PageNet fails to pay promptly the amount due pursuant to this Section 8.5(c) (and in any case in which the Bankruptcy Case has been commenced, the Initial Merger Order approves this provision), and, in order to obtain such payment, Arch commences a suit which results in a judgment against PageNet for the fee set forth in this paragraph (c), PageNet shall pay to Arch its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

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                                  ARTICLE IX.

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. Article II, Article III, Article IV and this Article IX (other than Section 9.4 (Counterparts)), and the agreements of PageNet, Arch and Merger Sub contained in Sections 6.8 (Affiliates), 6.11 (Benefits), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of PageNet, Arch and Merger Sub contained in
Section 6.12 (Expenses), Section 6.14 (Takeover Statute), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3.  Waiver of Conditions.

          (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative or the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5.  Governing Law and Venue; Waiver of Jury Trial.

          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by, and in accordance with, the substantive laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware, including the U.S. Bankruptcy Court for the District of Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement or the Prepackaged Plan and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS

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     WAIVER VOLUNTARILY; AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO
     THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND
     CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given: (i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

        If to Arch or Merger Sub:

               Arch Communications Group, Inc.
               1800 West Park Drive, Suite 250
               Westborough, Massachusetts 01581
               Attention: Chief Executive Officer
               Fax: (508) 870-6076

        with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109
               Attention: Jay E. Bothwick
               Fax: (617) 526-5000

        and if to PageNet:

               Paging Network, Inc.
               14911 Quorum Drive
               Dallas, Texas 75240
               Attention: Chief Executive Officer
               Fax: (972) 801-8950

        and
               Paging Network, Inc.
               14911 Quorum Drive
               Dallas, Texas 75240
               Attention: Senior Vice President and General Counsel
               Fax: (972) 801-8978

        with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603-3441
               Attention: John R. Schmidt
               Fax: (312) 701-7711

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), the Confidentiality Agreement, the PageNet Disclosure Letter, and the Arch Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ARCH AND MERGER SUB NOR PAGENET MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE
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EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY
THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Benefits), and Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.9. Obligations of Arch and of PageNet. Whenever this Agreement requires a Subsidiary of Arch to take any action, such requirement shall be deemed to include an undertaking on the part of Arch to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of PageNet to take any action, such requirement shall be deemed to include an undertaking on the part of PageNet to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of, or exhibit or annex to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Captions. The table of contents, article, section, and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise, provided, that the parties agree that this Agreement may be assumed by PageNet as a debtor-in-possession in the Bankruptcy Case and may be assumed by Arch should Arch become a debtor in any bankruptcy case under the Bankruptcy Code. Any assignment in contravention of the preceding sentence shall be null and void.

                                   * * * * *

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                            PAGING NETWORK, INC.

                                            By: /s/ JOHN P. FRAZEE, JR.
                                              ----------------------------------
                                                Name: John P. Frazee, Jr.
                                              Title: Chairman of the Board and
                                              Chief Executive Officer

                                            ARCH COMMUNICATIONS GROUP, INC.

                                            By: /s/ C.E. BAKER, JR.
                                              ----------------------------------
                                                Name: C.E. Baker, Jr.
                                                Title: Chairman of the Board and
                                                Chief Executive Officer

                                            ST. LOUIS ACQUISITION CORP.

                                            By: /s/ C.E. BAKER, JR.
                                              ----------------------------------
                                                Name: C.E. Baker, Jr.
                                                Title: Chief Executive Officer

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

                                                                         ANNEX B

                          [LETTERHEAD OF BEAR STEARNS]

November 7, 1999

The Board of Directors
Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

Gentlemen:

     We understand that Arch Communications Group, Inc. ("Arch"), St. Louis Acquisition Corp., a wholly owned subsidiary of Arch ("Merger Sub") and Paging Network, Inc. ("PageNet") have entered into an Agreement and Plan of Merger (the "Agreement") dated November 7, 1999, pursuant to which Merger Sub shall merge with and into PageNet (the "Merger") and each PageNet Share (other than the Excluded PageNet Shares) shall be converted into and become exchangeable for
0.124677 of a share (the "Exchange Ratio") of Arch Common Stock, subject to adjustment as set forth in the Agreement. You have provided us with a copy of the Agreement; all capitalized terms in this letter have the meanings assigned to them in the Agreement, unless otherwise defined in this letter.

     You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Arch as of the date of this letter.

     In the course of performing our review and analyses for rendering this opinion, we have:

     - reviewed the Agreement;

     - reviewed Arch's and PageNet's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1996 through 1998, and their Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999;

     - reviewed all Reports on Form 8-K of Arch and PageNet for the period commencing January 1, 1996 through the date hereof;

     - reviewed certain operating and financial information, including projections and synergy estimates, provided to us by Arch's and PageNet's management relating to the business and prospects of Arch and PageNet, respectively;

     - met with certain members of Arch's and PageNet's management to discuss the business, operations, historical and projected financial results and prospects of Arch and PageNet, respectively, as well as the potential synergies for the combined company resulting from the Merger (the "Combined Company");

     - reviewed the historical prices, trading multiples and trading volumes of the Arch Common Stock and the PageNet Shares;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Arch and PageNet, as appropriate;

Arch Communications Group, Inc.
November 7, 1999
Page  2

     - reviewed the terms of recent merger and acquisition transactions involving companies which we deemed generally comparable to Arch and PageNet;

     - performed discounted cash flow analyses based on the projections for Arch and the Combined Company furnished to us by Arch;

     - reviewed the pro forma financial results, financial condition and capitalization of the Combined Company; and

     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     We have relied upon and assumed, with your permission, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and synergy estimates, provided to us by Arch and PageNet. With respect to Arch's and PageNet's projected financial results and the potential synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Arch and PageNet as to the expected future performance of Arch, PageNet and the Combined Company. We have not assumed any responsibility for the independent verification of any such information or of the projections and synergy estimates provided to us, and we have further relied upon the assurances of the managements of Arch and PageNet that they are unaware of any facts that would make the information, projections and synergy estimates provided to us incomplete or misleading.

     In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Arch and PageNet, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Arch, PageNet or the Combined Company. We have assumed that the other transactions contemplated in connection with the Merger are in fact consummated as described in the Agreement. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     We do not express any opinion as to the price or range of prices at which the shares of Arch Common Stock and the PageNet Shares may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of common stock of the Combined Company may trade subsequent to the consummation of the Merger.

     We have acted as a financial advisor to Arch in connection with the Merger and will receive a customary fee for such services. Bear Stearns has been previously engaged by Arch to provide certain investment banking and financial advisory services in connection with Arch's acquisition of MobileMedia Communications, Inc. and Arch's issuance of 12 3/4% Senior Notes, 13 3/4% Senior Notes and Series C Preferred Stock, for which transactions Bear Stearns received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Arch and/or PageNet for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Arch and does not constitute a recommendation to the Board of Directors of Arch or any holders of Arch Common Stock as to how to vote in connection with the Merger. This letter is not intended for the benefit or use of the holders of the Arch Notes. This opinion does not address Arch's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided,

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Arch Communications Group, Inc.
November 7, 1999
Page  3

however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Arch Common Stock in connection with the Merger.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Arch.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:
                                            ------------------------------------
                                                  Senior Managing Director

                                                                         ANNEX C

                               ARCH PAGING, INC.

                       SUMMARY OF PRINCIPAL TERMS OF THE
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                             PRELIMINARY STATEMENT

     This Summary (the "Term Sheet") sets forth the principal terms of the Third Amended and Restated Credit Agreement, dated as of March 23, 2000, by and among Arch Paging, Inc. (the "Borrower"), the Lenders party thereto, The Bank of New York ("BNY"), Royal Bank of Canada ("RBC"), Toronto Dominion (Texas), Inc. ("TD"), Barclays Bank plc ("Barclays") and Fleet National Bank ("Fleet"), as Managing Agents, RBC, as Documentation Agent, Barclays and Fleet, as Co-Documentation Agents, TD, as Syndication Agent, and BNY, as Administrative Agent (as amended by Amendment No. 1, dated as of May 19, 2000, the "Credit Agreement"). Appendix A hereto contains a list of definitions which are used in this Term Sheet. The lenders under the Credit Agreement having a Tranche A Commitment and/or Tranche A Loans, Tranche B Loans and/or Tranche C Loans are referred to as the "API Lenders". The terms of the Credit Agreement are not limited to those set forth herein but rather are set forth in full in the Credit Agreement and the collateral and other documents relating thereto (together with the Credit Agreement, the "Loan Documents").

     The Credit Agreement was adopted in connection with the proposed acquisition (the "Acquisition") of Paging Network, Inc., a Delaware corporation ("PageNet") and its Subsidiaries. The Acquisition is to be effected by the merger (the "Merger") of PageNet with St. Louis Acquisition Corp., a newly created direct wholly-owned Subsidiary ("Merger Sub") of Arch Communications Group, Inc. (the "Parent") with PageNet as the survivor. Prior to the Merger, one or more of PageNet's existing domestic Subsidiaries may be merged into PageNet or one or more of its other existing domestic Subsidiaries. As a result of the Merger, PageNet and its Subsidiaries will become wholly-owned Subsidiaries of the Parent. It is contemplated that immediately after the Merger, the Parent will contribute, directly or indirectly, all of the Stock of PageNet to the Borrower (the "Dropdown").

     The Second Amended and Restated Credit Agreement, dated as of June 5, 1996, as amended, among PageNet, its Subsidiaries party thereto, the lenders party thereto (the "PageNet Lenders"), the Co-Agents party thereto, Bank of America, N.A. (formerly, NationsBank of Texas, N.A.), as Documentation Agent, TD, as Administrative Agent, and BankBoston, N.A. (formerly, The First National Bank of Boston) and Chase Securities, Inc., as Co-Syndication Agents, and Bank of Montreal, First Union National Bank (formerly, First Union National Bank of North Carolina), Mercantile Bank National Association (formerly, Mercantile Bank of St. Louis National Association), The Mitsubishi Trust and Banking Corporation, Chicago Branch and Societe Generale, as Lead Managers (the "Existing PageNet Credit Agreement") will be amended and restated in connection with the Merger to become a part of the Credit Agreement and the outstanding principal balance of the loans made under the Existing PageNet Credit Agreement and the outstanding exposure of letters of credit issued under the Existing PageNet Credit Agreement will be assumed by the Borrower and will be designated as the Tranche B-1 Facility under the Credit Agreement. PageNet and its Subsidiaries (other than certain of its Foreign Subsidiaries) which are currently co-borrowers under the Existing PageNet Credit Agreement will become Guarantors under the Credit Agreement.

                  MERGER; RECAPITALIZATION AND EXCHANGE OFFERS

     The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of November 7, 1999, as amended by Amendment No. 1, dated as of January 7, 2000, by and among the Parent, Merger Sub and PageNet (as amended from time to time with the consent of Required Lenders, the "Merger Agreement"). On the date of the consummation of the Merger (the "Merger Effective Date") and immediately after the time of the effectiveness of the Merger (the "Merger Effective Time"), the
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

Dropdown shall take place. All documents executed and delivered in connection with the Merger (including, without limitation, the Merger Agreement), the Parent Exchange Offer (as defined below), the PageNet Exchange Offer (as defined below), the Parent Preferred Stock Conversion (as defined below), the amendments to the Parent's certificate of incorporation, the Spin-Off (as defined below), the Dropdown, the PageNet Noteholder Consents (as defined below), the Parent Noteholder Consents (as defined below), the amendments to the PageNet Indentures and the Parent Discount Note Indenture, any PageNet Subsidiary Mergers and the amended and restatement of the Existing PageNet Credit Agreement and related collateral documents are referred to collectively as the "Merger Documents" and the transactions contemplated thereby are referred to collectively as the "Merger Transactions".

     In connection with the consummation of the Merger, a recapitalization of the Parent, PageNet and their respective Subsidiaries are contemplated as follows:

     First, the Parent will make an offer (the "Parent Exchange Offer") to holders of the Parent Discount Notes to exchange such Parent Discount Notes for common Stock of the Parent (the "Parent Exchange"). It is a condition to the Parent Exchange Offer that at least 97.5% of the aggregate outstanding principal amount of the Parent Discount Notes shall have been validly tendered and not withdrawn prior to the expiration of the Parent Exchange Offer, provided that PageNet has the right to reduce such minimum percentage to any specified level prior to such expiration or to waive such requirement in its entirety and, under certain circumstances, the Parent has the right to reduce such minimum percentage to a percentage not less than 67%. As a condition to the acceptance of the Parent Exchange Offer, holders thereof will be required to consent (the "Parent Noteholder Consents") to certain amendments to the Parent Discount Notes Indenture.

     Second, PageNet will make an offer (the "PageNet Exchange Offer" and together with the Parent Exchange Offer, the "Exchange Offers") to holders (the "PageNet Noteholders") of the 10% Senior Subordinated Notes due October 15, 2008, the 10.125% Senior Subordinated Notes due August 1, 2007 and the 8.875% Senior Subordinated Notes due February 1, 2006, each issued by PageNet (collectively, the "PageNet Notes") to exchange (collectively, the "PageNet Exchange") such PageNet Notes for (i) shares of its common Stock and (ii) up to 68.9% of its equity ownership in VAST Solutions, Inc. (the "Distributed Subsidiary"). It is a condition to the PageNet Exchange Offer that at least 97.5% of the aggregate outstanding principal amount of the PageNet Notes and not less than 50% of the aggregate outstanding principal amount of each series of PageNet Notes shall have been validly tendered and not withdrawn prior to the expiration thereof. As a condition to the acceptance of the PageNet Exchange Offer, PageNet Noteholders will be required to consent (the "PageNet Noteholder Consents") to certain amendments to the indentures under which the PageNet Notes were issued (collectively, the "PageNet Indentures") to, among other things, permit the Merger. In the event that the minimum percentages set forth above are not satisfied but the conditions to a prepackaged bankruptcy proceeding (the "Bankruptcy Proceeding") have been satisfied, PageNet will commence the Bankruptcy Proceeding and, in connection therewith, shall submit a plan of reorganization (the "Plan of Reorganization") for confirmation. See "Additional Conditions Precedent -- Bankruptcy Proceeding" below.

     Third, PageNet will distribute (the "Spin-Off") to the holders of its common Stock who hold such shares prior to the acceptance of the PageNet Exchange Offer (as defined above) up to 11.6% of its equity ownership in the Distributed Subsidiary.

     Fourth, the Parent will seek the agreement of the holders of its Series C Convertible Preferred Stock to, among other things, support an amendment to the Parent's certificate of incorporation providing for the conversion of such preferred Stock to common Stock of the Parent according to the ratio set forth in the Merger Agreement (the "Parent Preferred Stock Conversion").

     Fifth, one or more of PageNet's existing domestic Subsidiaries may be merged into PageNet or one or more of its other existing domestic Subsidiaries.

                                   COLLATERAL

     Prior to the merger (the "ACE Merger") of Arch Communications Enterprises, Inc. ("ACE") into the Borrower on June 29, 1998, the API Lenders were granted a first priority security interest in (i) the Stock of Arch Communications, Inc. ("Arch"), (ii) intercompany notes made by ACE and ACE's Subsidiaries, Arch Connecticut Valley, Inc. and Arch Communications Enterprises, LLC (the "ACE Subsidiaries") to the Parent and (iii) all assets of the ACE Subsidiaries, including intercompany notes made by the Borrower and the Parent to the ACE Subsidiaries and by ACE Subsidiaries to other ACE Subsidiaries, and the Stock of the ACE Subsidiaries, in each case to the extent such assets, notes and Stock existed at the time of the ACE Merger and such security interest was in effect at the time of the ACE Merger (the "Existing API Collateral"). Under the terms of the Existing Arch Indentures, the API Lenders are not required to share the Existing API Collateral with the holders of the Existing Arch Senior Notes ("Existing Arch Senior Noteholders"). On a vote of Minority Lenders, the API Lenders have a right to require a grant of a security interest in all other assets of Arch and its Subsidiaries. However, under the terms of the Existing Arch Indentures, if the API Lenders exercise this right, the Existing Arch Senior Noteholders must be equally and ratably secured by such assets. Such assets would include, for example, accounts receivable and inventory of the ACE Subsidiaries which arose or were acquired after the ACE Merger, all of the assets of the Borrower (which consist primarily of the assets of the former USA Mobile companies), all of the assets of the MobileMedia companies, etc.

     The PageNet Lenders will be entitled to maintain their security interest in the assets of PageNet and its Subsidiaries (including the Stock of such Subsidiaries) existing at the time of the Merger (the "Existing PageNet Collateral") but would be required to equally and ratably secure the Existing Arch Senior Noteholders with any other assets in which the PageNet Lenders were granted a security interest. The assets of the Canadian Subsidiaries of PageNet will not constitute Existing PageNet Collateral or collateral to be shared with the API Lenders and the Existing Arch Senior Noteholders for so long as the existing Canadian credit facilities for such Subsidiaries remain in place.

     On the Merger Effective Date and immediately after the Merger Effective Time, a security interest will be granted by Arch, the Borrower, PageNet and each of their respective Subsidiaries that is a Guarantor in all of their respective present and after acquired assets (other than the Existing API Collateral, the Existing PageNet Collateral and the assets of the Canadian Subsidiaries of PageNet for so long as the Canadian Subsidiaries' Canadian credit facilities remain in place and, with respect to the Stock owned by such Person of any Foreign Subsidiary that is not a Material Foreign Subsidiary, limited to 65% of the Stock of such Foreign Subsidiary) for the equal and ratable benefit of the API Lenders, the PageNet Lenders and the Existing Arch Senior Noteholders.

     Following is a summary of the credit facilities under the Credit Agreement (the "Credit Facilities") and the principal terms of the Credit Agreement and the collateral and other documents relating thereto (the "Loan Documents").

BORROWER:                            Arch Paging, Inc., a Delaware corporation.

MANAGING AGENTS:                     BNY, TD, RBC, Barclays and Fleet.

ADMINISTRATIVE AGENT:                BNY.

DOCUMENTATION AGENT:                 RBC.

CO-DOCUMENTATION AGENTS:             Barclays and Fleet.

SYNDICATION AGENT:                   TD.

LEAD ARRANGERS AND BOOK RUNNERS:     BNY Capital Markets, Inc. and TD Securities
                                     (USA) Inc.

LENDERS: The API Lenders and, after the consummation of the Merger, the PageNet Lenders (together with the API Lenders, the "Lenders").

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

LETTER OF CREDIT ISSUING BANK:       BNY. The Administrative Agent, the Lenders
                                     and the Letter of Credit Issuing Bank are referred to collectively as the "Credit
                                     Parties").

COLLATERAL AGENTS:                   BNY, on behalf of the Lenders and the
                                     Applicable Arch Indenture Trustees, on
                                     behalf the Existing Arch Senior
                                     Noteholders.

TYPE OF FACILITIES:                  An aggregate of $1,327,555,000 (less the
                                     Tranche C amortization payment in the
                                     amount of $3,060,000 made on or about
                                     December 31, 1999) of senior Credit
                                     Facilities comprised of the following:

                                     Tranche A: A $175,000,000 reducing
                                     revolving credit facility (the "Tranche A
                                     Facility") pursuant to which revolving
                                     loans (the "Tranche A Loans") may be
                                     borrowed, prepaid and reborrowed and
                                     pursuant to which letters of credit may be issued as set forth below. The commitments of the Lenders under the Tranche A Facility are referred to as the "Tranche A Commitments", each a "Tranche A Commitment".

                                     The Borrower may request the issuance of letters of credit (each a "Letter of Credit") with a face amount not in excess of $5,000,000, subject to Tranche A Commitment reductions. Each such Letter of Credit shall have an expiry date of one year or less and with a final expiry date at least ten business days prior to the Final Maturity Date for the Tranche A Facility. The issuance of a Letter of Credit will be deemed a utilization of the Tranche A Facility. The outstanding principal balance of the Tranche A Loans plus the exposure in respect of Letters of Credit are referred to collectively as the "Tranche A Exposure".

                                     Tranche B: A $100,000,000 amortizing term loan facility (the "Tranche B Facility"), the loans under which are referred to as the "Tranche B Loans". The outstanding principal amount of the Tranche B Loans will amortize as set forth below.

                                     Tranche B-1: A $746,555,000 (less any
                                     Replaced Letters of Credit, as defined
                                     below) amortizing term loan facility (the
                                     "Tranche B-1 Facility"), consisting of (i) term loans in the aggregate principal amount of $745,000,000 plus any additional loans made in connection with the PageNet Letters of Credit as discussed below (the "Tranche B-1 Loans") and (ii) letters of credit issued by Bank of America, N.A. under the Existing PageNet Credit Agreement (the "PageNet Letters of Credit") outstanding on the Merger Effective Date (currently in the face amount of $1,555,000) less any PageNet Letters of Credit replaced by Letters of Credit under the Tranche A Facility on the Merger Effective Date (the "Replaced Letters of Credit"). The reimbursement obligations of the PageNet Lenders to Bank of America, N.A., as the letter of credit issuer under the Existing PageNet Credit Agreement, will continue to be governed by the provisions of the Existing PageNet Credit Agreement as if such Existing PageNet Credit Agreement was still in effect. If (i) any PageNet Letter of Credit is drawn before, on or after the Merger Effective Date, (ii) the issuer thereof is not reimbursed by PageNet, and
                                     (iii) the issuer thereof is reimbursed by the PageNet Lenders in accordance with the provisions of the Existing PageNet Credit Agreement, then the amount so reimbursed will be deemed to be additional Tranche B-1 Loans made by the PageNet Lenders. The PageNet Letters of Credit cannot be renewed but, subject to availability, can be replaced by Letters of Credit issued under the Tranche A Facility. The outstanding principal amount of the Tranche B-1 Loans will amortize as set forth below.

                                     Tranche C: A $306,000,000 (less the Tranche
                                     C amortization payment in the amount of
                                     $3,060,000 made on or about December 31,
                                     1999) amortizing term loan facility (the
                                     "Tranche C Facility"), the loans under
                                     which are referred to as the "Tranche C
                                     Loans". The outstanding principal amount of the Tranche C Loans will amortize as set forth below.

                                     The Tranche A Loans, the Tranche B Loans, the Tranche B-1 Loans and the Tranche C Loans are referred to collectively as the "Loans".

CLOSING DATE:                        March 23, 2000.

FINAL MATURITY DATE:                 Tranche A Facility and Tranche B
                                     Facility -- the earlier to occur of (i)
                                     June 30, 2005, and (ii) the Adjusted
                                     Indenture Maturity Date.

                                     Tranche B-1 Facility and Tranche C
                                     Facility -- the earlier of (i) June 30,
                                     2006 and (ii) the Adjusted Indenture
                                     Maturity Date.

PURPOSE: For general corporate purposes of the Borrower and its Subsidiaries, including
                                     (i) capital expenditures, (ii) working
                                     capital, (iii) to finance permitted
                                     acquisitions, (iv) to make permitted
                                     Restricted Payments, (v) to make
                                     investments in PageNet's Canadian
                                     Subsidiaries in an aggregate amount not in excess of $2,000,000, (vi) in the event of the commencement of the Bankruptcy Proceeding, to repay the DIP Facility, provided that the aggregate amount of such repayment shall not exceed $50,000,000 and provided further that the conditions set forth in item 10 of "Condition Precedent to Merger" are satisfied, and (vii) to pay transactions costs.

SECURITY:                            1. The API Lenders will be entitled to
                                        continue their first priority perfected
                                        security interest in all Existing API
                                        Collateral, provided that the security
                                        interest granted by the Parent in the
                                        Stock of Arch and intercompany notes
                                        made by Arch, the Borrower and the ACE
                                        Subsidiaries
                                       to the Parent shall be subject to release as currently provided in the Loan Documents.

                                     2. The PageNet Lenders will be entitled to
                                        continue their first priority perfected
                                        security interest in the Existing
                                        PageNet Collateral, including 100% of
                                        its retained interest in the Distributed
                                        Subsidiary to the extent it constitutes
                                        Existing PageNet Collateral.

                                     3. On the Merger Effective Date and
                                        immediately after the Merger Effective
                                        Time, a first priority perfected
                                        security interest will be granted by
                                        Arch, the Borrower, PageNet and each of
                                        their respective Subsidiaries that is a
                                        Guarantor to the Collateral Agents for
                                        the equal and ratable benefit of the API
                                        Lenders, the PageNet Lenders and the
                                        Existing Arch Senior Noteholders in all
                                        of their respective present and after
                                        acquired assets (other than the Existing
                                        API Collateral, the Existing PageNet
                                        Collateral and the assets of any
                                        Canadian Subsidiary of PageNet which is
                                        a party to a loan document relating to a Canadian credit facility which is then in effect), provided that the percentage of Stock owned by such Person in any Foreign Subsidiary that is not a Material Foreign Subsidiary shall be limited to 65% of the Stock of such Foreign Subsidiary.

                                     4. The Credit Agreement provides for an
                                        intercreditor arrangement covering the
                                        Existing API Collateral and the Existing
                                        PageNet Collateral. The arrangement
                                        shall provide, among other things, for
                                        the ratable sharing of the proceeds of
                                        such collateral, provided, however, that the amount of the secured claim with respect to the Existing API Collateral and the Existing PageNet Collateral shall not be increased.

GUARANTORS:                          Guaranties of (i) all present and future
                                     direct and indirect Subsidiaries of the
                                     Parent, including on and after the Merger
                                     Effective Date, PageNet and its
                                     Subsidiaries, but excluding the Borrower, the Borrower's Foreign Subsidiaries which are not Material Foreign Subsidiaries and, until the Benbow Guaranty Date (as defined below), Benbow Investments, Inc. ("Benbow
                                     Investments") and Benbow PCS Ventures, Inc.
                                     ("Benbow") (if it is a Subsidiary at such time) and (ii) the Parent shall be provided to the Credit Parties. The guaranty of the Parent referred to in clause (ii) above shall be subject to release as currently provided in the Loan Documents.

RELEASE OF SECURITY; GUARANTORS:     At such time as (i) the Existing Arch
                                     Senior Note Termination Date has occurred and (ii) all action required to be taken to grant to the Administrative Agent a first perfected security interest in the collateral to be granted at such time shall have been taken (including the making of all required filings), then so long as no default or event of default exists or would be continuing before and after giving effect thereto and provided that the Administrative Agent shall have received a favorable opinion of counsel to the Borrower (in form and substance satisfactory to the
                                     Administrative Agent) as to the grant and perfection of such security interests, the Administrative Agent shall take such reasonable actions as requested by, and at the expense of, the Borrower, to release the Parent from its guaranty and the security interest in the collateral pledged to the Administrative Agent by the Parent thereunder.

SCHEDULED TRANCHE A COMMITMENT
REDUCTIONS:                          Commencing September 30, 2000, the Tranche
                                     A Commitment shall reduce through equal
                                     quarterly reductions occurring on the last business day of each March, June, September and December such that the following annual reductions occur:

                                                                                      % REDUCTION IN
                                                YEAR ENDING                        TRANCHE A COMMITMENT
                                                -----------                        --------------------
                                                12/31/00.........................          10.0%
                                                12/31/01.........................          20.0%
                                                12/31/02.........................          20.0%
                                                12/31/03.........................          20.0%
                                                12/31/04.........................          20.0%
                                                12/31/05.........................          10.0%

AMORTIZATION OF TRANCHE B
FACILITY:                            Commencing September 30, 2000, the Tranche
                                     B Facility shall amortize in equal
                                     quarterly installments occurring on the
                                     last business day of each March, June,
                                     September and December such that the
                                     following annual percentages of the Tranche
                                     B Facility are payable:

                                                YEAR ENDING                        % OF TRANCHE B FACILITY
                                                -----------                        -----------------------
                                                12/31/00.........................            5.0%
                                                12/31/01.........................           12.5%
                                                12/31/02.........................           17.5%
                                                12/31/03.........................           22.5%
                                                12/31/04.........................           27.5%
                                                12/31/05.........................           15.0%

AMORTIZATION OF TRANCHE B-1
FACILITY:                            Commencing March 31, 2001, the Tranche B-1
                                     Facility shall amortize in equal quarterly installments occurring on the last business day of each March, June, September and

                                     December such that the following annual
                                     percentages of the Tranche B-1 Facility are payable:

                                                YEAR ENDING                      % OF TRANCHE B-1 FACILITY
                                                -----------                      -------------------------
                                                12/31/01.......................             2.5%
                                                12/31/02.......................            15.0%
                                                12/31/03.......................            20.0%
                                                12/31/04.......................            22.5%
                                                12/31/05.......................            25.0%

                                     The remaining 15% of the Tranche B-1
                                     Facility will amortize in two equal
                                     installments on 3/31/06 and 6/30/06.

AMORTIZATION OF TRANCHE C
FACILITY:                            Commencing December 31, 1999, the Tranche C
                                     Facility shall amortize in annual
                                     installments occurring on the last business day of each year such that the following annual percentages of the Tranche C
                                     Facility are payable:

                                                YEAR ENDING                        % OF TRANCHE C FACILITY
                                                -----------                        -----------------------
                                                12/31/99........................             1.0%
                                                12/31/00........................             1.0%
                                                12/31/01........................             1.0%
                                                12/31/02........................             1.0%
                                                12/31/03........................             1.0%
                                                12/31/04........................             1.0%
                                                12/31/05........................             1.0%
                                                12/31/06........................            93.0%

INTEREST RATES:                      At the Borrower's option, the Loans will
                                     bear interest at either (i) the Applicable
                                     Margin plus, the greater of (a) the Federal
                                     Funds Effective Rate plus 1/2 of 1% and (b)
                                     BNY's prime commercial lending rate as
                                     publicly announced to be in effect from
                                     time to time (the "Alternate Base Rate"), or (ii) subject to legality and availability, the Administrative Agent's reserve-adjusted LIBOR interest rate plus the Applicable Margin. Interest periods for the LIBOR interest rate option shall be for periods of one, two, three or six months.

APPLICABLE MARGIN:                   Tranche A and Tranche B -- The Applicable
                                     Margin with respect to any interest rate option under the Tranche A Facility and the Tranche B Facility shall be determined on the basis of the Pricing Leverage Ratio as follows:

                                     Prior to the Merger Effective Date:

              PRICING LEVERAGE RATIO                               ABR    LIBOR
              ----------------------                              -----   -----
              (greater than or equal to) 4.50:1.00..............  1.875%  3.125%
              (greater than or equal to) 4.00:1.00 (less than)
                4.50:1.00.......................................  1.500%  2.750%
              (greater than or equal to) 3.00:1.00 (less than)
                4.00:1.00.......................................  1.125%  2.375%
              (less than) 3.00:1.00.............................  0.750%  2.000%

                                     On and after the Merger Effective Date:

              PRICING LEVERAGE RATIO                               ABR    LIBOR
              ----------------------                              -----   -----
              (greater than or equal to) 3.50:1.00..............  2.125%  3.375%
              (greater than or equal to) 3.00:1.00 (less than)
                3.50:1.00.......................................  1.875%  3.125%
              (greater than or equal to) 2.50:1.00 (less than)
                3.00:1.00.......................................  1.500%  2.750%
              (less than) 2.50:1.00.............................  1.125%  2.375%

                                     Tranche B-1 -- The Applicable Margin with respect to any interest rate option under the Tranche B-1 Facility shall be determined on the basis of the Pricing Leverage Ratio as follows:

              PRICING LEVERAGE RATIO                                         ABR    LIBOR
              ----------------------                                        -----   -----
              (greater than or equal to) 3.50:1.00........................  2.125%  3.375%
              (greater than or equal to) 3.00:1.00 (less than)
                3.50:1.00.................................................  1.875%  3.125%
              (greater than or equal to) 2.50:1.00 (less than)
                3.00:1.00.................................................  1.500%  2.750%
              (less than) 2.50:1.00.......................................  1.125%  2.375%

                                     Changes in the Applicable Margin with
                                     respect to the Tranche A Facility, the
                                     Tranche B Facility and the Tranche B-1
                                     Facility shall become effective two
                                     business days after the date of delivery of a compliance certificate required to be delivered by the Borrower, provided, however, that in the event the Borrower fails to deliver a compliance certificate on a timely basis, the Pricing Leverage Ratio shall be deemed to be greater than the highest pricing level under each of the above grids until a compliance certificate is delivered which shows a lower Pricing Leverage Ratio.

                                     Tranche C -- The Applicable Margin with
                                     respect to any interest rate option under the Tranche C Facility shall be 6.875% with respect to borrowings bearing interest based upon LIBOR ("LIBOR Advances") and 5.625% with respect to ABR Advances.

DEFAULT RATE OF INTEREST:            Following the occurrence of and during the
                                     continuation of an Event of Default,
                                     interest on the outstanding principal
                                     balance of the Loans shall accrue at then applicable interest rates plus 2.00% per annum. If any amount payable under the Loan
                                     Documents (other than the principal of the Loans) is not paid when due, such amount shall bear interest at the Alternate Base
                                     Rate plus the Applicable Margin plus 2.00% per annum from the date of nonpayment until paid in full. All such interest shall be payable on demand.

COMMITMENT FEES:                     A non-refundable per annum fee payable to
                                     the Administrative Agent for pro-rata
                                     distribution to the Lenders with Tranche A
                                     Commitments shall accrue on the average
                                     daily unused portion of the Tranche A
                                     Commitments, deter-
                                     mined on the basis of the Pricing Leverage
                                     Ratio, as follows:

                                     Prior to the Merger Effective Date:

                                                    PRICING LEVERAGE RATIO                              COMMITMENT FEE
                                                    ----------------------                              --------------
                                                    (greater than or equal to)4.00:1.00...............      0.500%
                                                    (less than)4.00:1.00..............................      0.375%

                                     On and after the Merger Effective Date:

                                                    PRICING LEVERAGE RATIO                              COMMITMENT FEE
                                                    ----------------------                              --------------
                                                    (greater than or equal to)3.00:1.00...............       1.00%
                                                    (less than)3.00:1.00..............................       0.75%

                                     Changes in the applicable commitment fee percentage shall become effective two business days after the date of delivery of a compliance certificate required to be delivered by the Borrower, provided, however, that in the event the Borrower fails to deliver a compliance certificate on a timely basis, the Pricing Leverage Ratio shall be deemed to be greater than the highest pricing level under each of the above grids until a compliance certificate is delivered which shows a lower Pricing Leverage Ratio. Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year comprised of 365 days or, if appropriate, 366 days and shall be payable quarterly in arrears on the last day of March, June, September and December.

LETTER OF CREDIT FEES:               A non-refundable per annum fee payable to
                                     the Administrative Agent for pro-rata
                                     distribution to the Lenders having Tranche
                                     A Commitments, shall accrue on the face
                                     amount of each Letter of Credit equal to the Applicable Margin in effect for the LIBOR interest rate option under the Tranche A Facility. Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year comprised of 360 days and shall be payable quarterly in arrears on the last day of March, June, September and December.

CLOSING FEE FOR EXISTING PAGENET
LENDERS: A non-refundable fee of $5,000,000 payable to the Administrative Agent for the pro rata account of each Existing PageNet Lender which executes and delivers the Joinder and Assumption Agreement described in the Credit Agreement, payable on the Merger Effective Date.

CALCULATION AND PAYMENT OF
INTEREST:                            Interest shall be computed on the basis of
                                     the actual number of days elapsed in a year comprised of 360 days (or, in the case of Loans bearing interest at the Alternate
                                     Base Rate based on the prime rate, 365 days or, if appropriate, 366 days). Except as provided under the heading "Default Rate of Interest", above, interest at (i) the Alternate Base Rate shall be payable quarterly in arrears on the last day of each March, June, September and December and (ii) LIBOR shall be payable on the last day of the applicable interest period, provided that if the applicable interest period is greater than three months, interest shall be payable on the last day of each three month interval occurring during such interest period and the last day of such interest period.

PREPAYMENTS & COMMITMENT
REDUCTIONS:                          Voluntary Commitment Reductions -- The
                                     Borrower may terminate or permanently
                                     reduce the unused portion of the Tranche A
                                     Commitment. All such reductions must be in a minimum amount of $1,000,000 and $100,000 multiples thereof.

                                     Voluntary Prepayments -- The Borrower may prepay Loans (subject to break funding indemnities and the prepayment fee described under the heading "Prepayment Fee on Prepayments of Tranche C Loans" below), subject to a minimum prepayment of $1,000,000 plus $100,000 multiples thereof. The Borrower shall designate the Tranche to which each prepayment shall apply and any voluntary prepayments made on the Tranche B Facility, the Tranche B-1 Facility or the Tranche C Facility shall be applied respectively to the remaining amortization installments thereof on a pro rata basis.

                                     Mandatory Commitment Reductions and
                                     Prepayments:

                                       On or before each date set forth below,
                                       the Borrower shall prepay the Tranche B
                                       Loans, the Tranche B-1 Loans and the
                                       Tranche C Loans (and, if no Tranche B
                                       Loans are outstanding, the Tranche A
                                       Commitment is to be reduced) as set forth below by an amount equal to the amount set forth in subparagraphs (a) through
                                       (d) below and applicable to such date
                                       (the "Aggregate Prepayment/ Reduction
                                       Amount"):

                                          Excess Cash Flow -- For each fiscal
                                          year prior to the fiscal year in which
                                          the Existing Arch Senior Note
                                          Termination Date occurs, commencing
                                          with the fiscal year ended December
                                          31, 1999, and effective on March 31st
                                          of each immediately succeeding fiscal
                                          year, in an aggregate amount equal to
                                          the following: (i) if the Total
                                          Leverage Ratio at the end of such
                                          fiscal year is greater than 4.00:1.00,
                                          the lesser of (A) 80% of Excess Cash
                                          Flow (the "Maximum Excess Cash Flow
                                          Amount") and (B) an amount equal to
                                          the sum of (1) the portion of the
                                          Maximum Excess Cash Flow Amount which
                                          will reduce the Total Leverage Ratio
                                          to 4.00:1:00 at the end of such fiscal
                                          year, plus (2) 50% of the amount equal
                                          to Excess Cash Flow minus such portion
                                          referred to in clause (B)(1) above, or
                                          (ii) if the Total Leverage Ratio at
                                          the end of such fiscal year is less
                                          than or equal to 4.00:1.00, 50% of
                                          Excess Cash Flow.

                                          Asset Sales -- 100% of the net cash
                                          proceeds received from asset sales,
                                          other than those in the ordinary
                                         course of business, subject to
                                         customary reinvestment provisions.

                                          Insurance and Condemnation
                                          Awards -- 100% of all property
                                          insurance recoveries and condemnation
                                          awards in excess of amounts used to
                                          replace or restore any properties,
                                          subject to customary reinvestment
                                          provisions.

                                          Breakup Fee -- 100% of any breakup or
                                          similar fee received by the Parent or
                                          any of its Affiliates under the Merger
                                          Agreement in the event that the Merger
                                          is not consummated less the amount
                                          thereof used by the Parent or Arch
                                          during the six month period following
                                          the receipt thereof to repay, redeem
                                          or otherwise retire any of the Parent
                                          Discount Notes, the Parent
                                          Subordinated Debentures or the
                                          Existing Arch Senior Notes, such
                                          prepayment to be made on the last day
                                          of such period.

                                       In addition to the Scheduled Tranche A
                                       Commitment Reduction, the Tranche A
                                       Commitment shall be permanently reduced
                                       as described under the heading
                                       "Application of Mandatory Prepayments &
                                       Commitment Reductions", below. The
                                       Borrower shall prepay the Tranche A Loans so that the Tranche A Exposure does not exceed the Tranche A Commitment as so reduced.

                                       The Tranche A Loans shall be due and
                                       payable on the termination of the Tranche
                                       A Commitment.

                                     Simultaneously with the termination and
                                     each reduction of the Aggregate Tranche A
                                     Commitments, the Borrower shall pay to the Administrative Agent, for the pro rata account of the Lenders holding Tranche A Commitments, accrued Commitment Fees (to the date of termination or reduction) on the terminated or reduced portion thereof.

APPLICATION OF MANDATORY
PREPAYMENTS & COMMITMENT
  REDUCTIONS:                        The Aggregate Prepayment/Reduction Amount
                                     to be applied on any date shall be applied as follows:

                                     Tranche B Facility -- The Tranche B Loans shall be prepaid in an amount equal to the product of (i) Aggregate
                                     Prepayment/Reduction Amount to be applied and (ii) the Aggregate Tranche B Percentage.

                                     Tranche B-1 Facility -- The Tranche B-1
                                     Loans shall be prepaid in an amount equal to the product of (i) Aggregate Prepayment/Reduction Amount to be applied and (ii) the Aggregate Tranche B-1 Percentage.

                                     Tranche C Facility -- The Tranche C Loans shall be repaid in an amount equal to the product of (i) Aggregate
                                     Prepayment/Reduction Amount to be applied and (ii) the Aggregate Tranche C Percentage.

                                     Tranche A Facility -- If as of any date
                                     after applying all or any portion of the Aggregate Prepayment/Reduction Amount to the Tranche B Loans, the Tranche B Loans shall have been paid in full, the Tranche A Facility shall be permanently reduced in an amount equal to the Aggregate
                                     Prepayment/Reduction Amount to be applied as of such date minus the sum of (i) the product of the Aggregate Tranche B-1 Percentage and the Aggregate Prepayment/ Reduction Amount to be applied as of such date and (ii) the product of the Aggregate Tranche C Percentage and the Aggregate Prepayment/Reduction Amount to be applied as of such date.

                                     Each reduction of the Tranche A Commitment shall be applied to the remaining Scheduled Tranche A Commitment Reductions on a pro rata basis.

                                     Prepayments of the Tranche B Loans, the
                                     Tranche B-1 Loans and Tranche C Loans shall be applied on a pro rata basis to the remaining respective amortization installments of such Loans.

PREPAYMENT FEE:                      If the Borrower makes a voluntary
                                     prepayment of Tranche C Loans during the periods set forth below, the Borrower shall pay to each Tranche C Lender together with the prepayment, a prepayment fee equal to the following percentages of the principal amount of such prepayment:

                                                   PERIOD                                         FEE
                                                   ------                                         ----
                                                   6/3/99-11/30/99..............................  2.00%
                                                   12/1/99-5/29/00..............................  1.50%
                                                   5/30/00-11/26/00.............................  1.00%
                                                   11/27/00-5/26/01.............................  0.50%
                                                   5/27/01 and thereafter.......................  0.00%

REPRESENTATIONS & WARRANTIES:        Customary for the type of transaction
                                     proposed and others to be reasonably
                                     specified by the Managing Agents, in each case to be applied to Arch and its Subsidiaries, including, without limitation, representations and warranties relating to: Subsidiaries and capitalization; the existence, qualification and good standing of the Loan
                                     Parties; authorization; title to
                                     properties; liens; employee benefits; the accuracy and fair presentation of financial statements; absence material adverse change in the financial condition, business operations or properties of the Borrower and its Subsidiaries, if any, since
                                     December 31, 1998; the noncontravention of organizational documents, laws and material agreements; the absence of litigation; the payment of taxes and other material obligations; compliance with environmental and other laws; receipt of necessary approvals; insurance; validity of licenses, permits and franchises, including FCC licenses; and the power and authority of the Loan Parties to execute, deliver and perform obligations pursuant to the

                                     Loan Documents. In addition, the Parent's guaranty contains comparable representations and warranties.

CONDITIONS PRECEDENT TO MERGER:      Customary for the type of transaction
                                     proposed, and others to be reasonably
                                     specified by the Managing Agents,
                                     including, without limitation:

                                     Execution and delivery of definitive
                                     documentation relating to the amendment and restatement of the Existing PageNet Credit Agreement and related collateral documents and the assumption of the loans thereunder by the Borrower, signed by the Borrower and each Person then a party to the Existing PageNet Credit Agreement or related collateral documents; and other documentation, including, without limitation, a joinder and assumption agreement.

                                     Replacement of certain Schedules to the
                                     Credit Agreement and related collateral
                                     documents, in form and substance acceptable to the Managing Agents.

                                     Execution and delivery of promissory notes for the Lenders (other than Tranche A Lenders, Tranche B Lenders and Tranche C Lenders).

                                     Execution and delivery of joinder
                                     supplements to the subsidiary guaranty and applicable collateral documents by PageNet, its domestic Subsidiaries and its Material Foreign Subsidiaries.

                                     (a) The stockholders of the Parent shall have approved the Merger Transactions, (b) either (i) the stockholders of PageNet shall have approved the Merger Transactions, or (ii) the conditions precedent under the heading "Additional Conditions Precedent -- Bankruptcy Proceeding" below shall have been satisfied, and (c) the Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Parent to the foregoing effects.

                                     The receipt by the Administrative Agent of a certificate, dated as of the Merger Effective Date, of the Secretary or Assistant Secretary of each of PageNet and each of its Subsidiaries that is a party to a Transaction Document (1) either (x) attaching a true and complete copy of the resolutions of its Board of Directors or other managing body or Person and of all documents evidencing other necessary corporate or other action (in form and substance satisfactory to the
                                     Administrative Agent) taken by it to
                                     authorize the Transaction Documents to
                                     which it is a party and the consummation of the Transactions or (y) the conditions precedent under the heading "Additional Conditions Precedent -- Bankruptcy Proceeding" below shall have been satisfied, (2) attaching a true and complete copy of its certificate of incorporation and by-laws or other organizational documents, (3) setting forth the incumbency of its officer or officers who may sign such Transaction Documents, including therein a signature specimen of such officer or officers and (4) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its incorporation and of each other state in which it is qualified to do business, together with such other documents as the Administrative Agent shall require.

                                     The Administrative Agent shall have
                                     received a certificate, dated as of the
                                     Merger Effective Date, of the Secretary or
                                     Assistant Secretary of each of the Parent and each of its Subsidiaries that is a party to a Transaction Document (1) certifying that there have been no amendments, supplements or other modifications to the resolutions, the certificate of incorporation or by-laws delivered on the Closing Date or if so, setting forth the same, and (2) setting forth the incumbency of its officer or officers who may sign such Transaction Documents, including therein a signature specimen of such officer or officers, together with such other documents as the Administrative Agent shall require.

                                     (a) The Operating Cash Flow of PageNet for the three month period ending on the Merger Effective Date or, if the Merger Effective Date is not the last day of a month, for the immediately preceding three month period, multiplied by 4 shall not be less than $175,000,000, and the sum of (i) Annualized Operating Cash Flow of the Borrower plus (ii) Operating Cash Flow of PageNet for the three month period ending on the Merger Effective Date (or if the Merger Effective Date is not the last day of a month, for the immediately preceding three month period) multiplied by 4 shall not be less than $400,000,000, (b) the aggregate number of Pagers in Service of
                                     (i) PageNet and its Subsidiaries as of the Merger Effective Date shall not be less than 7,250,000 and (ii) the Borrower and its Subsidiaries and PageNet and its Subsidiaries on a combined basis as of the Merger Effective Date shall not be less than 13,175,000, and (c) the Administrative Agent shall have received a certificate of a financial officer of the Borrower (including calculations in reasonable detail) to the foregoing effect in form and substance satisfactory to the Managing Agents.

                                     The corporate, tax, capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Parent and its Subsidiaries before and after the consummation of the Transactions shall be satisfactory to the Managing Agents and the aggregate tax liability reasonably expected to be incurred by PageNet and its Subsidiaries and the Parent and its Subsidiaries as a result of the Transactions shall not exceed $15,000,000 in the aggregate and the Administrative Agent shall have received a certificate of a financial officer of the Borrower to the foregoing effect in form and substance satisfactory to the Managing Agents.

                                     Immediately after the consummation of the Merger Transactions and the repayment in full of the DIP Facility, the Borrower shall have availability under the Tranche A Commitments in an amount not less than the sum of $85,000,000 minus an amount equal to the outstanding principal amount of the DIP Facility immediately prior to the consummation of the PageNet Merger in excess of $15,000,000 (but not more than $35,000,000) plus, without duplication, the amount of any fees or expenses incurred by the Parent or any of its Subsidiaries in connection with the Merger Transactions which are not paid on the Merger Effective Date.

                                     The Parent shall have completed the Parent
                                     Exchange Offer on terms satisfactory to the Managing Agents, at least 50% of the aggregate principal amount of the Parent Discount Notes outstanding on January 1, 2000 shall have been validly tendered and not withdrawn or shall have been exchanged for common Stock of the Parent or other Stock of the Parent which, by its terms, converts to common Stock of the Parent on the Merger Effective Date, and the Administrative Agent shall have received a certificate of a financial officer of the Parent to the foregoing effects in form and substance satisfactory to the Managing Agents.

                                     (a) PageNet shall have completed the
                                     PageNet Exchange on terms satisfactory to the Managing Agents, at least 97.5% of the aggregate outstanding principal amount of PageNet Notes and at least 50% of the aggregate principal amount of each series of PageNet Notes shall have been validly tendered and not withdrawn, PageNet Noteholder Consents shall have been received from PageNet Noteholders holding at least such percentages of the aggregate outstanding principal amount of PageNet Notes, the PageNet Indentures shall have been either terminated or amended on terms satisfactory to the Managing Agents, and the Administrative Agent shall have received a certificate of a financial officer of the Parent to the foregoing effects in form and substance satisfactory to the Managing Agents, or (b) the conditions precedent under the heading "Additional Conditions
                                     Precedent -- Bankruptcy Proceeding" below shall have been satisfied.

                                     PageNet's shareholders' rights plan shall be inapplicable to the Merger Transactions and the Administrative Agent shall have received a certificate of a financial officer of the Parent to the foregoing effects in form and substance satisfactory to the Managing Agents.

                                     Except for the Bankruptcy Proceeding and orders issued by the court therein, there shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any governmental body in any respect affecting the Transactions and no action or proceeding by or before any governmental body shall have been commenced and be pending or, to the knowledge of the Parent, the Borrower or Arch, be threatened, seeking to prevent or delay the Transactions or challenging any terms and provisions thereof or seeking any damages in connection therewith which would in the reasonable opinion of the Parent (or in the opinion of the Managing Agents in their sole discretion with respect to which written notice has been provided to the Parent by one or more of the Managing Agents), individually or in the aggregate, have a material adverse effect on (w) the business, property, financial condition, operations, projections or prospects of the Parent and its Subsidiaries on a consolidated basis, Arch and its Subsidiaries on a consolidated basis, the Borrower and its Subsidiaries on a consolidated basis or PageNet and its Subsidiaries on a consolidated basis; (x) the legality, validity or enforceability of any of the Transaction Documents, (y) the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents, or (z) the rights and remedies of the Credit Parties under the Loan Documents, and the Administrative Agent shall have received a certificate of a financial officer of the Parent to the foregoing effects in form and substance satisfactory to the Managing Agents, provided that to the extent such certificate relates to PageNet, such certificate shall be to the best of the knowledge of such financial officer.

                                     The consummation of the Transactions shall not (i) constitute a default under any material agreement of the Parent, PageNet or any of their respective Subsidiaries (other than defaults resulting from the commencement of the Bankruptcy Proceeding or defaults nullified by the Plan of Reorganization or the Confirmation Order),
                                     (ii) require the prepayment, repurchase, redemption or defeasance (other than pursuant to the Exchange Offers or requirements nullified by the Plan of Reorganization or the Confirmation Order) of any indebtedness of the Parent, PageNet or any of their respective Subsidiaries prior to its scheduled maturity, including, without limitation, under any change of control or similar provision, or (iii) constitute a Change of Control, and the Administrative Agent shall have received a certificate of a financial officer of the Parent to the foregoing effects in form and substance satisfactory to the Managing Agents.

                                     The Administrative Agent shall have
                                     received a certificate of a financial
                                     officer of the Parent, dated the Merger
                                     Effective Date, in all respects
                                     satisfactory to the Administrative Agent certifying that as of the Merger Effective Date (i) no default or Event of Default exists and (ii) the representations and warranties contained in the Loan Documents are true and correct.

                                     (a) (1) Neither the Parent, Arch, the
                                     Borrower nor any of their respective
                                     Subsidiaries shall have sustained since
                                     December 31, 1998 any loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance or from any labor dispute or court or governmental action order, or decree, (2) except for the Additional Tranche C Loans (as defined in and made under the Existing Tranche A and Tranche C Credit Agreement) and the Arch
                                     13 3/4% Notes, since such date there shall not have been a material increase in short-term debt or long-term debt of the Parent, Arch, the Borrower or any of their respective Subsidiaries (other than debt contemplated by this Agreement), and (3) since such date there shall not have been any change, or any development involving a prospective change, that could in the reasonable opinion of the Parent reasonably be expected to result (or in the opinion of the Managing Agents in their sole discretion with respect to which written notice has been provided to the Parent by one or more of the Managing Agents be expected to result) in a material adverse effect on (i) the business, property, financial condition, operations, projections or prospects of the Parent and its Subsidiaries on a consolidated basis or Arch and its Subsidiaries on a consolidated basis; (ii) the legality, validity or enforceability of any of the Loan Documents, (iii) the ability of the Borrower to repay its obligations under the Loan Documents or of any other Loan Party to perform its obligations under the Loan Documents, or (iv) the rights and remedies of the Credit Parties under the Loan Documents.

                                     (b) (1) Except to the extent publicly
                                     disclosed by PageNet prior to the Closing
                                     Date, neither PageNet nor any of its
                                     Subsidiaries shall have sustained since
                                     December 31, 1998, any loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance or from any labor dispute or court or governmental action order, or decree (other than, in the event of the commencement of the Bankruptcy Proceeding, litigation before the Bankruptcy Court which litigation is disposed of pursuant to the Confirmation Order (described under the heading "Additional Conditions
                                     Precedent -- Bankruptcy Proceeding" below) other than as set forth in its audited financial statements as of that date, (2) since such date, except for borrowings under the Existing PageNet Credit Agreement and borrowings under the DIP Facility, there shall not have been a material increase in short-term debt or long-term debt of PageNet or any of its Subsidiaries (other than, in the event of the commencement of the Bankruptcy Proceeding, pursuant to the DIP Loan Documents, as permitted in the PageNet Merger Documents), and (3) except to the extent publicly disclosed by PageNet prior to the Closing Date, since such date there shall not have been any change, or any development involving a prospective change (other than the commencement of the Bankruptcy Proceeding), that could in the reasonable opinion of the Parent reasonably be expected to result (or in the opinion of the Managing Agents in their sole discretion with respect to which written notice has been provided to the Parent by one or more of the Managing Agents be expected to result) in a material adverse effect on (i) the business, property, financial condition, operations, projections or prospects of PageNet and its Subsidiaries on a consolidated basis; (ii) the legality, validity or enforceability of any of the Loan Documents, (iii) the ability of the Borrower to repay its obligations under the Loan Documents or of any other Loan Party to perform its obligations under the Loan Documents, or
                                     (iv) the rights and remedies of the Credit
                                     Parties under the Loan Documents.

                                     (c) The Administrative Agent shall have
                                     received a certificate of a financial
                                     officer of the Parent, dated the Merger
                                     Effective date, in all respects
                                     satisfactory to the Managing Agents
                                     certifying to clauses (a) and (b) above, provided, that with respect to clause (b), such certificate shall be to the best of the knowledge of such financial officer. The filing of the Bankruptcy Proceeding shall not, in and of itself, be deemed to be a material adverse change with respect to PageNet and its Subsidiaries.

                                     The Administrative Agent shall have
                                     received financial projections (giving
                                     effect to the Merger) of (i) the Parent and its Subsidiaries on a consolidated basis,
                                     (ii) Arch and its Subsidiaries on a
                                     consolidated basis, (iii) the Borrower and its Subsidiaries on a consolidated basis, and (iv) PageNet and its Subsidiaries on a consolidated basis, in each case after giving effect to the Merger, for the period through the Tranche C Maturity Date, each in form and substance satisfactory to the Managing Agents.

                                     The Administrative Agent shall have
                                     received a certified copy of a final order of the FCC approving the transfer of control of such of PageNet and its Subsidiaries which hold FCC licenses to the Parent or any of its Subsidiaries.

                                     All approvals and consents of all Persons required to be obtained prior to the Merger Effective Date in connection with the consummation of the Transactions (including, without limitation, the lenders under the Existing PageNet Credit Agreement and the noteholders under the PageNet Indentures and the Existing Arch Indentures, to the extent required) shall have been obtained and all required notices shall have been given and all required waiting periods shall have expired, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements
                                     Act of 1976, as amended (or expiration of applicable waiting periods), and no provision of any applicable statute, law, rule or regulation of any governmental body will prevent the execution, delivery or performance of, or affect the validity of, the Transaction Documents, and the Administrative Agent shall have received a certificate of an officer of the Parent in form and substance satisfactory to the Administrative Agent to the foregoing effects.

                                     The Administrative Agent shall have
                                     received (i) such UCC, tax, patent,
                                     trademark and judgment lien search reports with respect to such applicable public offices where Liens are filed, as shall be acceptable to the Administrative Agent, disclosing that there are no Liens of record in such official's office covering any collateral or showing the Parent, PageNet or any of their respective Subsidiaries as a debtor thereunder (other than liens permitted by the Loan Documents), (ii) a certificate of the Parent, dated the Merger Effective Date, certifying that, as of the Merger Effective Date, there will exist no Liens on the Collateral (other than liens permitted by the Loan Documents), and (iii) such Uniform Commercial Code financing statements or financing statement amendments, executed by the appropriate Loan Parties, as shall be reasonably requested by the Administrative Agent, together with either (x) satisfactory evidence that all taxes payable in connection with the filing of the UCC-1 financing statements have been paid or (y) a check payable to each applicable governmental body in payment of each such tax.

                                     Each of the conditions precedent contained in the Merger Documents to the consummation of the Merger Transactions shall have been satisfied (with no waiver of any condition thereof without the prior written consent of the Managing Agents), and the Merger Transactions (other than the Dropdown) shall have been consummated in accordance with the terms of the Merger Documents (with no amendment, supplement or other modification to any term or provision contained therein without the prior written consent of the Required Lenders (other than any amendment, supplement or other modification to any nonmaterial term or provision contained therein or any amendment, supplement or other modification which is not adverse to the Lenders which may be made with the prior written consent of the Managing Agents)) and all applicable laws, governmental policies, rules and regulations.

                                     All representations and warranties made in the Merger Documents by the Parent, Merger Sub and PageNet shall be true and correct in all material respects.

                                     The Administrative Agent shall have
                                     received a certificate of the Secretary or Assistant Secretary of the Parent, in all respects satisfactory to the Administrative Agent, (a) attaching a true and complete copy of each of the fully executed Merger Documents (including, without limitation, the Merger Agreement, the amendments to the PageNet Indentures and the Parent Discount Notes Indenture, the registration statements with respect to the Parent Exchange Offer and the PageNet Exchange Offer as filed with the SEC, all of which shall be satisfactory to the Managing Agents), and (b) certifying that (i) each Merger Document is in full force and effect, (ii) no default or event of default by the Parent or the Borrower or, to the best of the knowledge of the Parent and the Borrower, any other party, has occurred and is continuing thereunder and (iii) each of the conditions specified in paragraphs 22 and 23 above have been satisfied, provided, however, that with respect to the representations and warranties made in the Merger Documents by PageNet or any of its Subsidiaries, such certification shall be made to the best knowledge of the Parent.

                                     The Administrative Agent shall have
                                     received, in form and substance
                                     satisfactory to the Managing Agents, such amendments, waivers or consents to the Transactions from the lenders under the documentation for the existing PageNet Canadian credit facilities, including, without limitation, amendments to limit the collateral thereunder to the assets of the PageNet Canadian Subsidiaries existing on the Merger Effective Date in which a Lien was granted prior to such date, as the Managing Agents shall require.

                                     The Administrative Agent shall have
                                     received a compliance certificate signed by a financial officer of the Borrower, in all respects reasonably satisfactory to the Administrative Agent, dated the Merger Effective Date, and (i) stating that the Borrower is in compliance with all covenants on a pro-forma basis after giving effect to the Transactions, and (ii) attaching a copy of a pro-forma Consolidated balance sheet of the Borrower utilized for purposes of preparing such compliance certificate, which pro-forma Consolidated balance sheet presents the Borrower's good faith estimate of its pro-forma Consolidated financial condition at the date thereof, after giving effect to the Transactions.

                                     Either (i) all of the Existing PageNet
                                     Lenders shall have consented to the
                                     consummation of the Merger Transactions and the Administrative Agent shall have received a Certificate of the Secretary or Assistant Secretary of the Parent to the foregoing effect or (ii) the conditions set forth under the heading "Additional Conditions Precedent -- Bankruptcy Proceeding" shall have been satisfied.

                                     The Merger shall occur on or before
                                     September 30, 2000.

                                     A certificate of merger shall have been
                                     filed with the Secretary of State of the State of Delaware, which certificate shall comply as to form and substance with the General Corporation Law of Delaware, and the Administrative Agent shall have received a certified copy thereof.

                                     With respect to each PageNet Subsidiary
                                     Merger, if any, a PageNet Subsidiary Merger
                                     Certificate shall have been filed with the applicable governmental body, each of which shall comply as to form and substance with applicable state law, and the
                                     Administrative Agent shall have received a certified copy thereof.

                                     The API Lenders' due diligence
                                     investigations with respect to the Parent, Arch, the Borrower and their respective Subsidiaries, PageNet and its Subsidiaries, the Acquisition and the other Transactions shall be satisfactory in all respects to Required Lenders.

                                     The Spin-Off shall have occurred.

                                     The Administrative Agent shall have
                                     received satisfactory legal opinions of
                                     counsel to the Loan Parties, including,
                                     without limitation, with respect to the tax treatment of the Merger Transactions and FCC matters, addressed to the
                                     Administrative Agent and the other Credit
                                     Parties, dated the Merger Effective Date and in form and substance satisfactory to the Administrative Agent.

                                     The percentage of shares of Stock of
                                     PageNet with respect to which the holders thereof shall have perfected their appraisal rights shall not exceed 5% of the outstanding shares of PageNet, the holders of which are entitled to appraisal rights, and the Administrative Agent shall have a received a certificate of a financial officer of the Parent, in form and substance satisfactory to the
                                     Administrative Agent, as to the foregoing, which certificate shall specify the number of such shares.

                                     All fees and expenses payable to the Agents and the Lenders on the Merger Effective Date shall have been paid, including the reasonable fees and expenses of counsel to the Administrative Agent.

                                     The Administrative Agent shall have
                                     received such other documents and
                                     assurances as the Managing Agents shall
                                     reasonably require.

ADDITIONAL CONDITIONS
PRECEDENT -- BANKRUPTCY
  PROCEEDING:                        In the event that (i) a vote in favor of
                                     the Plan of Reorganization by (A) PageNet
                                     Noteholders holding at least two-thirds of the aggregate principal amount of the PageNet Notes that are actually voted and by a majority in number of the PageNet
                                     Noteholders that actually vote and (B)
                                     lenders holding at least two-thirds of the aggregate principal amount of the indebtedness under the Existing PageNet
                                     Credit Agreement that are actually voted and by a majority in number of such lenders that actually vote, and (ii) certain other conditions set forth in the Merger
                                     Agreement are satisfied, PageNet will
                                     commence the Bankruptcy Proceeding. In the event that the Bankruptcy Proceeding has been commenced, as a condition to the consummation of the Merger Transactions the following additional conditions precedent shall have been satisfied:

                                     PageNet shall have submitted to the court the Plan of Reorganization which shall be acceptable in all respects to the Managing Agents.

                                     The DIP Facility shall have been repaid in full (including, subject to Item 10 of "Conditions Precedent to Merger", with the proceeds of Tranche A Loans), and all Liens in respect thereof shall have been terminated, and the Administrative Agent shall have received evidence, in form and substance satisfactory to the Managing Agents, to such effect.

                                     The Administrative Agent shall have
                                     received a court certified copy of a final confirmation order issued by the bankruptcy court confirming the Plan of Reorganization in form and substance satisfactory to the Managing Agents.

FINANCIAL COVENANTS:                 Customary for the type of transaction
                                     proposed, including, without limitation, the following:

                                     Total Leverage Ratio -- At all times prior to the Existing Arch Senior Note Termination Date, during the periods set forth below the Total Leverage Ratio shall not exceed the following:

                                     (a) prior to the Merger Effective Date:

                                                   PERIOD                              TOTAL LEVERAGE RATIO
                                                   ------                              --------------------
                                                   Closing Date through 6/29/00......       4.50:1.00
                                                   6/30/00 through 6/29/01...........       4.25:1.00
                                                   6/30/01 through 6/29/02...........       4.00:1.00
                                                   6/30/02 and thereafter............       3.50:1.00

                                     (b) on and after the Merger Effective Date:

                                                   PERIOD                              TOTAL LEVERAGE RATIO
                                                   ------                              --------------------
                                                   Merger Effective Date through
                                                     6/29/01.........................       4.25:1.00
                                                   6/30/01 through 9/29/01...........       4.00:1.00
                                                   9/30/01 through 12/30/01..........       3.75:1.00
                                                   12/31/01 and thereafter...........       3.50:1.00

                                     At all times on and after the Existing Arch
                                     Senior Note Termination Date, the Total
                                     Leverage Ratio shall not exceed 4.00:1.00.

                                     API Leverage Ratio -- At all times the API
                                     Leverage Ratio shall be less than or equal to:

                                     (a) prior to the Merger Effective Date,
                                     2.50:1.00; and

                                     (b) on and after the Merger Effective Date during the periods set forth below the following:

                                                   PERIOD                              TOTAL LEVERAGE RATIO
                                                   ------                              --------------------
                                                   Merger Effective Date through
                                                     6/29/01.........................       3.00:1.00
                                                   6/30/01 through 12/30/01..........       2.75:1.00
                                                   12/31/01 through 6/29/02..........       2.50:1.00
                                                   6/30/02 and thereafter............       2.00:1.00

                                     Interest Coverage Ratio -- As of the last day of each fiscal quarter during the periods set forth below, the Interest Coverage Ratio shall exceed the following:

                                     (a) prior to the Merger Effective Date:

                                                   PERIOD                             INTEREST COVERAGE RATIO
                                                   ------                             -----------------------
                                                   Closing Date through 9/30/00.....         2.00:1.00
                                                   12/31/00 and thereafter..........         2.25:1.00

                                     (b) on and after the Merger Effective Date:

                                                   PERIOD                             INTEREST COVERAGE RATIO
                                                   ------                             -----------------------
                                                   Merger Effective Date through
                                                     9/30/01........................         2.00:1.00
                                                   12/31/01 and thereafter..........         2.25:1.00

                                     Pro Forma Debt Service Coverage Ratio -- As of the last day of each fiscal quarter, the Pro Forma Debt Service Coverage Ratio shall exceed 1.25:1.00.

                                     Fixed Charge Coverage Ratio -- Commencing
                                     June 30, 2001, as of the last day of each fiscal quarter, the Fixed Charge Coverage Ratio shall exceed 1.00:1.00.

                                     Minimum Net Revenues -- As of the last day of each full fiscal quarter during the period from Merger Effective Date until the last day of the fiscal quarter ending on the second anniversary thereof (or if such anniversary is not the last day of a fiscal quarter, the last day of the fiscal quarter in which such anniversary occurs), the net revenues of the Borrower and its Subsidiaries on a consolidated basis for such fiscal quarter shall be greater than $325,000,000.

                                     Maximum Capital Expenditures -- Capital
                                     Expenditures made or obligated to be made in respect of each fiscal quarter set forth below shall not exceed the amount set forth below with respect to such fiscal quarter:

                                                FISCAL QUARTER ENDING                      AMOUNT
                                                ---------------------                    -----------
                                                9/30/00................................  $75,000,000
                                                12/31/00...............................  $75,000,000
                                                3/31/01................................  $70,000,000

                                       Capital Expenditures shall be calculated on a non-cumulative basis so that amounts not used in a fiscal quarter may not be carried over and used in a subsequent fiscal quarter.

OTHER COVENANTS:                     Customary affirmative and negative
                                     covenants for the type of transaction
                                     proposed, in each case (except where
                                     otherwise provided) to be applied to Arch and its Subsidiaries, including, without limitation, the periodic delivery of financial statements and other information;
                                     the payment and performance of taxes and other material obligations; the maintenance of existence, qualification, good standing, properties, licenses and insurance;
                                     compliance with environmental and other
                                     laws, regulations and material agreements;
                                     and the following:

                                     Limitations on Liens -- Arch and its
                                     Subsidiaries will not incur any liens,
                                     except (i) existing liens securing
                                     specified Indebtedness as set forth on a schedule to the Credit Agreement, (ii) liens for capital leases, taxes, assessments or governmental charges, mechanics, carriers, warehousemen or materialmen arising in the ordinary course of business not yet not delinquent or, if delinquent, being contested in good faith and by appropriate proceedings diligently conducted and for which such reserve or other appropriate provision as shall be required by the Borrower's accountants in accordance with GAAP shall have been made,
                                     (iii) liens created or existing under the Credit Agreement and the collateral documents executed in connection therewith,
                                     (iv) equal and ratable liens in favor of the Collateral Agents in the Collateral (other than the Existing API Collateral and the Existing PageNet Collateral) as described in paragraph 3 of "Security" above, (v) liens on property existing on the Merger Effective Date under the Canadian credit facilities of PageNet's Canadian Subsidiaries provided that such liens do not extend to any other property of the Borrower and its Subsidiaries, and
                                     (vi) other liens securing Indebtedness
                                     (including purchase money obligations) of the Borrower and the Subsidiary Guarantors not exceeding 2.5% of Maximum Permitted Indebtedness.

                                     Limitation on Indebtedness -- Arch and its
                                     Subsidiaries will not incur any
                                     Indebtedness, except:

                                          Indebtedness arising under the Credit
                                          Facilities,

                                          Indebtedness of Arch arising under the
                                          Arch Senior Notes,

                                          Indebtedness under intercompany notes,

                                          existing Indebtedness as set forth on
                                          a schedule to the Credit Agreement,

                                          prior to the Existing Arch Senior Note
                                          Termination Date, unsecured
                                          Indebtedness (A) between the Borrower
                                          and Arch, provided that written notice
                                          thereof is given 120 days prior
                                          thereto and (B) among the Borrower and
                                          its Subsidiaries (other than Benbow
                                          Investments until such time as Benbow
                                          Investments

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                                          ceases to be an Unrestricted
                                          Subsidiary under and as defined in the
                                          Arch Indentures, has become a
                                          Subsidiary Guarantor and has granted a
                                          security interest to the Collateral
                                          Agents in its assets),

                                          on and after the Existing Arch Senior
                                          Note Termination Date, unsecured and
                                          subordinated Indebtedness (i) between
                                          the Borrower and Arch, (ii) between
                                          the Borrower and any Subsidiary
                                          Guarantor, and (iii) between any
                                          Subsidiary Guarantor and any other any
                                          Subsidiary Guarantor which shall be
                                          subordinated to the Borrower's or such
                                          Subsidiary Guarantor's obligations
                                          under the Credit Facilities on terms
                                          and conditions acceptable to the
                                          Administrative Agent and the Required
                                          Lenders ("Intercompany Subordinated
                                          Debt"),

                                          Indebtedness of the Borrower in
                                          respect of a subordinated promissory
                                          note (the "ACE Subordinated Note"),
                                          made by ACE (the Borrower's
                                          predecessor) to The Westlink Company
                                          II (subsequently merged into Benbow
                                          Investments, Inc.), in a principal
                                          amount not in excess of $50,000,000,

                                          (i) prior to the Existing Arch Senior
                                          Note Termination Date, Contingent
                                          Obligations of Arch, the Borrower or
                                          any Subsidiary of the Borrower (other
                                          than Benbow Investments until such
                                          time as Benbow Investments ceases to
                                          be an Unrestricted Subsidiary under
                                          and as defined in the Arch Indentures,
                                          has become a Subsidiary Guarantor and
                                          has granted a security interest to the
                                          Collateral Agents in its assets)
                                          incurred to, or for the benefit of,
                                          Arch, the Borrower or any of its
                                          Subsidiaries (other than Benbow
                                          Investments until such time as Benbow
                                          Investments ceases to be an
                                          Unrestricted Subsidiary under and as
                                          defined in the Arch Indentures, has
                                          become a Subsidiary Guarantor and has
                                          granted a security interest to the
                                          Collateral Agents in its assets) and
                                          (ii) on and after the Arch Senior Note
                                          Termination Date, guarantees by the
                                          Borrower of Indebtedness of any
                                          Subsidiary Guarantor, by any
                                          Subsidiary Guarantor of Indebtedness
                                          of the Borrower and by any Subsidiary
                                          Guarantor of Indebtedness of any other
                                          Subsidiary Guarantor, provided that
                                          the Indebtedness would be permitted
                                          under Covenant 2 above if it was
                                          directly incurred,

                                          on and after the Merger Effective
                                          Date, Indebtedness (including, without
                                          duplication, guaranties) of PageNet's
                                          Canadian Subsidiaries in an aggregate
                                          principal amount not in excess of (A)
                                          in the case of the Paging Network of
                                          Canada, Inc. credit facility, Canadian
                                          $64,350,000, (B) in the case of the
                                          Madison Telecommunications Holdings,
                                          Inc. credit facility, Canadian
                                          $28,500,000, and (C) without
                                          duplication, the
                                          guaranties thereof by PageNet and its
                                          Subsidiaries which are in effect on
                                          the Merger Effective Date, and

                                          other Indebtedness of the Borrower and
                                          the Subsidiary Guarantors (including
                                          purchase money and capitalized lease
                                          obligations and Indebtedness in
                                          respect of non-competition agreements)
                                          not exceeding 2.5% of Maximum
                                          Permitted Indebtedness.

                                          Limitation on Investments -- The
                                          Borrower and its Subsidiaries shall
                                          not make any investments, loans or
                                          other advances other than:

                                          investments in cash equivalents and
                                          investments existing at closing (as
                                          set forth on a schedule to the Credit
                                          Agreement),

                                          prior to the Existing Arch Senior Note
                                          Termination Date, loans or advances by
                                          the Borrower or any of its
                                          Subsidiaries to Arch, the Borrower or
                                          any of its Subsidiaries (other than
                                          Benbow Investments until such time as
                                          Benbow Investments ceases to be an
                                          Unrestricted Subsidiary under and as
                                          defined in the Arch Indentures, has
                                          become a Subsidiary Guarantor and has
                                          granted a security interest to the
                                          Collateral Agents in its assets),

                                          investments by the Borrower in Benbow
                                          Investments consisting solely of the
                                          ACE Subordinated Note,

                                          Investments by the Borrower or any
                                          Subsidiary Guarantor in Intercompany
                                          Subordinated Debt, provided, however,
                                          that (A) any such loan is evidenced by
                                          a subordinated promissory note in form
                                          and substance satisfactory to the
                                          Administrative Agent which is
                                          delivered to the Appropriate Party
                                          under the applicable Collateral
                                          Document, and (B) no default or event
                                          of default would exist before or after
                                          giving effect thereto;

                                          investments ("Additional Benbow
                                          Investments") by Benbow Investments in
                                          Benbow, provided that (i) immediately
                                          before and after giving effect to any
                                          such Additional Benbow Investment, no
                                          default or event of default shall
                                          exist, (ii) prior to the Existing Arch
                                          Senior Note Termination Date, the
                                          amount of such Additional Benbow
                                          Investments (exclusive of Parent
                                          common Stock contributed to Benbow
                                          Investments and advanced by Benbow
                                          Investments to Benbow to enable Benbow
                                          to satisfy its obligations under the
                                          Page Call Purchase Agreement or to
                                          satisfy the Parent's guaranty thereof)
                                          shall not exceed $10,000,000 in the
                                          aggregate in any one fiscal year of
                                          the Borrower and $25,000,000 in the
                                          aggregate for all such Additional
                                          Benbow Investments and provided
                                          further that the amount of such
                                          Additional Benbow

                                          Investments shall in no event exceed
                                          the amount required to be paid by
                                          Benbow Investments to June Walsh
                                          pursuant to the Purchase Agreement,
                                          dated as of June 24, 1999, among the
                                          Parent, Benbow, Benbow Investments and
                                          June Walsh (the "Benbow Purchase
                                          Agreement") plus the amount required
                                          to be advanced by Benbow Investments
                                          to Benbow to enable Benbow to make
                                          payments to Lisa-Gaye Shearing under
                                          the Page Call Purchase Documents, and
                                          (ii) on and after the Existing Arch
                                          Senior Note Termination Date,
                                          Additional Benbow Investments may be
                                          made so long as before and after
                                          giving effect thereto, the API
                                          Leverage Ratio is less than or equal
                                          to 2:00:1.00 provided that the amount
                                          of such Additional Benbow Investments
                                          shall in no event exceed the amount
                                          required to be paid by Benbow
                                          Investments to June Walsh pursuant to
                                          the Benbow Purchase Agreement plus the
                                          amount required to be advanced by
                                          Benbow Investments to Benbow to enable
                                          Benbow to make payments to Lisa-Gaye
                                          Shearing under the Page Call Purchase
                                          Documents,

                                          payments by the Borrower in respect of
                                          the ACE Subordinated Note, provided
                                          that (i) no default or event of
                                          default would exist and be continuing
                                          immediately before and after giving
                                          effect thereto, (ii) the amount of any
                                          such payment shall not exceed the
                                          amount of Additional Benbow
                                          Investments permitted to be made to
                                          Benbow pursuant clause (e) above as of
                                          the date such payment is made, and
                                          (iii) the proceeds of any such payment
                                          shall be used promptly and solely as
                                          an Additional Benbow Investment;

                                          other investments, provided that (i)
                                          no default or event of default shall
                                          exist before and after giving effect
                                          thereto, (ii) the Borrower shall have
                                          delivered the required annual and
                                          quarterly financial statements that
                                          demonstrate that the Total Leverage
                                          Ratio has been less than 3.00:1:00 for
                                          the immediately preceding two
                                          consecutive fiscal quarters, and (iii)
                                          the Total Leverage Ratio would be less
                                          than or equal to 3.00:1.00 after
                                          giving effect thereto,

                                          Investments consisting of intercompany
                                          notes, and

                                          the Merger Transactions upon
                                          satisfaction of the conditions set
                                          forth under the headings "Conditions
                                          Precedent to Merger" and, if
                                          applicable, "Additional Conditions
                                          Precedent -- Bankruptcy Proceeding",
                                          above.

                                          Limitation on the Sale/Exchange of
                                          Assets -- Arch and its Subsidiaries
                                          may not sell, assign, exchange, lease
                                          or otherwise dispose of any assets,
                                          except (i) sales, assignments,
                                          exchanges, leases or other
                                         dispositions of property in the
                                         ordinary course of business, (ii) prior
                                         to the Existing Arch Senior Note
                                         Termination Date, sales or other
                                         dispositions of property between Arch,
                                         the Borrower or any Subsidiary of Arch,
                                         provided that written notice thereof is
                                         given 120 days prior thereto, (iii)
                                         other sales, assignments, exchanges,
                                         leases or other dispositions not
                                         exceeding $25,000,000 individually or
                                         $50,000,000 collectively during any 24
                                         month period; provided, however, that
                                         both before and after giving effect
                                         thereto (a) no default or event of
                                         default shall exist, and (b) the
                                         proceeds derived therefrom are used to
                                         prepay loans as described in Mandatory
                                         Prepayments, above;

                                          Limitation on Acquisitions -- The
                                          Parent and its Subsidiaries may not
                                          make acquisitions (other than the
                                          Merger pursuant to the terms contained
                                          herein) except that the Borrower and
                                          its Subsidiaries may make
                                          acquisitions, provided (i) both before
                                          and after giving effect to any
                                          acquisition no default or event of
                                          default exists, (ii) acquisitions are
                                          limited to the wireless messaging
                                          industry, (iii) such acquisitions do
                                          not exceed $25,000,000 individually or
                                          $50,000,000 collectively during any 24
                                          month period, (iv) the Total Leverage
                                          Ratio is less than or equal to
                                          4.75:1.00 both before and after such
                                          acquisition and (v) the API Leverage
                                          Ratio is less than or equal to
                                          2.50:1.00 both before and after such
                                          acquisition;

                                          Restricted Payments -- Prohibition on
                                          distributions, including dividends and
                                          other restricted payments ("Restricted
                                          Payments"), except:

                                          Prior to the Existing Arch Senior Note
                                          Termination Date -- Prior to the
                                          Existing Arch Senior Note Termination
                                          Date, whether or not any of the Parent
                                          Discount Notes are outstanding or the
                                          Parent Discount Notes Indenture is in
                                          effect, the following Restricted
                                          Payments shall be permitted:

                                          (i)   any Subsidiary of Arch may,
                                                directly or indirectly, make
                                                Restricted Payments to Arch, the
                                                Borrower or any of its
                                                Subsidiaries (other than Benbow
                                                Investments until such time as
                                                Benbow Investments ceases to be
                                                an Unrestricted Subsidiary under
                                                and as defined in the Arch
                                                Indentures, has become a
                                                Subsidiary Guarantor and has
                                                granted a security interest to
                                                the Collateral Agents in its
                                                assets), provided that with
                                                respect to any Restricted
                                                Payment to Arch written notice
                                                thereof is given 120 days prior
                                                thereto (other than with respect
                                                to a Restricted Payment to Arch
                                                on a day on which Arch is
                                                obligated to make a payment in
                                                respect of Required Obligations
                                                so long as the amount
                                            thereof does not exceed the amount
                                            of the Required Obligation payable
                                            on such date);

                                          (ii)  Arch and its Subsidiaries may
                                                make Restricted Payments to the
                                                Parent for purposes of enabling
                                                the Parent, as a consolidated
                                                taxpayer to pay taxes, pursuant
                                                to the terms set forth in the
                                                Tax Sharing Agreement;

                                          (iii) the Borrower and its
                                                Subsidiaries may pay management
                                                fees to Arch in any fiscal
                                                quarter (in an aggregate amount
                                                not exceeding 1.5% of the net
                                                revenue of Arch and its
                                                Subsidiaries for the immediately
                                                preceding four fiscal quarters
                                                ending with the latest fiscal
                                                quarter for which Arch has filed
                                                a quarterly report with the SEC
                                                on form 10-Q or an annual report
                                                on form 10-K) in accordance with
                                                the terms set forth in the
                                                Management Agreement for
                                                services rendered to the
                                                Borrower or any of its
                                                Subsidiaries, provided that (i)
                                                no default or event of default
                                                has occurred or is continuing
                                                (provided that during the
                                                continuance of a default or an
                                                event of default, the management
                                                fee may be accrued, but not
                                                paid) and (ii) any such
                                                management fee accrued or paid
                                                shall be treated as an operating
                                                expense and deducted from the
                                                calculation of Operating Cash
                                                Flow of the Borrower; and

                                          (iv) provided that no default or event
                                               of default shall exist both
                                               before and after giving effect
                                               thereto, after the Borrower has
                                               delivered the required annual and
                                               quarterly financial statements
                                               that demonstrate that the Total
                                               Leverage Ratio has been less than
                                               3.00:1:00 for the immediately
                                               preceding two consecutive fiscal
                                               quarters, and provided that the
                                               Total Leverage Ratio would be
                                               less than or equal to 3.00:1.00
                                               after giving effect thereto, (A)
                                               Arch may make any Restricted
                                               Payments to the Parent, and (B)
                                               the Parent may make any
                                               Restricted Payments to its
                                               shareholders.

                                          On and After the Existing Arch Senior
                                          Note Termination Date -- On and after
                                          the Existing Arch Senior Note
                                          Termination Date, whether or not any
                                          of the Parent Discount Notes are
                                          outstanding or the Parent Discount
                                          Notes Indenture is in effect, the
                                          following Restricted Payments shall be
                                          permitted:

                                          (i)   any Subsidiary of the Borrower
                                                may make a Restricted Payment to
                                                its parent;

                                          (ii)  provided that no default or
                                                event of default shall exist
                                                both before and after giving
                                                effect thereto,
                                            a Subsidiary of Arch may make a
                                            Restricted Payment (other than any
                                            payment under the Tax Sharing
                                            Agreement or the Management
                                            Agreement) to Arch (A) on a day on
                                            which Arch is obligated to make a
                                            payment in respect of Required
                                            Obligations so long as the amount
                                            thereof does not exceed the amount
                                            of the Required Obligation payable
                                            on such date, and (B) for any other
                                            purpose so long as after giving
                                            effect thereto, the API Leverage
                                            Ratio does not exceed 2.00:1.00;

                                          (iii) Arch and its Subsidiaries may
                                                make Restricted Payments to the
                                                Parent for purposes of enabling
                                                the Parent, as a consolidated
                                                taxpayer to pay taxes, pursuant
                                                to the terms set forth in the
                                                Tax Sharing Agreement;

                                          (iv) the Borrower and its Subsidiaries
                                               may pay Management Fees to Arch
                                               in any fiscal quarter (in an
                                               aggregate amount not exceeding
                                               1.5% of the net revenue of arch
                                               and its Subsidiaries for the
                                               immediately preceding four fiscal
                                               quarters ending with the latest
                                               fiscal quarter for which Arch has
                                               filed a quarterly report with the
                                               SEC on form 10-Q or an annual
                                               report on form 10-K) in
                                               accordance with the terms set
                                               forth in the Management Agreement
                                               for services rendered to the
                                               Borrower or any of its
                                               Subsidiaries, provided that (i)
                                               no default or event of default
                                               has occurred or is continuing
                                               (provided that during the
                                               continuance of a default or an
                                               event of default, the management
                                               fee may be accrued, but not paid)
                                               and (ii) any such management fee
                                               accrued or paid shall be treated
                                               as an operating expense and
                                               deducted from the calculation of
                                               Operating Cash Flow of the
                                               Borrower; and

                                          (v)  provided that no default or event
                                               of default shall exist both
                                               before and after giving effect
                                               thereto, after the Borrower has
                                               delivered the required annual and
                                               quarterly financial statements
                                               that demonstrate that the Total
                                               Leverage Ratio has been less than
                                               3.00:1:00 for the immediately
                                               preceding two consecutive fiscal
                                               quarters, and provided that the
                                               Total Leverage Ratio would be
                                               less than 3.00:1.00 after giving
                                               effect thereto, (A) Arch may make
                                               any Restricted Payments to the
                                               Parent, and (B) the Parent may
                                               make any Restricted Payments to
                                               its shareholders.

                                          Additional Restricted Payments to the
                                          Parent -- So long as any of the Parent
                                          Discount Notes are outstanding or the
                                          Parent Discount Notes Indenture is
                                         in effect, and provided that
                                         immediately before or after giving
                                         effect to such declaration and payment
                                         no default or event of default shall
                                         exist, in addition to any payments
                                         permitted under clauses (a) and (b)
                                         above, Arch may make Restricted
                                         Payments to the Parent (A) on any day
                                         in an amount not in excess of the
                                         amount of interest due and payable on
                                         the Parent Discount Notes on such day,
                                         (B) to enable the Parent to repurchase
                                         shares of its Stock in an aggregate
                                         amount not exceeding $1,000,000 minus
                                         amounts expended for such purpose on or
                                         after March 12, 1996 and (C) to enable
                                         the Parent to make payments (not
                                         exceeding $189,282 in any fiscal year)
                                         when due under the Consulting Agreement
                                         with Lisa Gaye Shearing.

                                    Prohibition on Mergers or other Fundamental
                                    Changes -- except that:

                                          prior to the Existing Arch Senior Note
                                          Termination Date, Arch, the Borrower
                                          or any of its Subsidiaries (other than
                                          Benbow Investments until such time as
                                          Benbow Investments ceases to be an
                                          Unrestricted Subsidiary under and as
                                          defined in the Arch Indentures, has
                                          become a Subsidiary Guarantor and has
                                          granted a security interest to the
                                          Collateral Agents in its assets) may
                                          merge or consolidate with, or transfer
                                          all or substantially all of its assets
                                          to, Arch, the Borrower or any of its
                                          Subsidiaries (other than Benbow
                                          Investments until such time as Benbow
                                          Investments ceases to be an
                                          Unrestricted Subsidiary under and as
                                          defined in the Arch Indentures, has
                                          become a Subsidiary Guarantor and has
                                          granted a security interest to the
                                          Collateral Agents in its assets),
                                          provided that (i) written notice
                                          thereof is given 120 days prior
                                          thereto and (ii) in any merger
                                          involving the Borrower, the Borrower
                                          shall be the survivor,

                                          on and after the Existing Arch Senior
                                          Note Termination Date, the Borrower or
                                          any Subsidiary Guarantor may merge or
                                          consolidate with, or transfer all or
                                          substantially all of its assets to,
                                          the Borrower or any such Subsidiary
                                          Guarantor, provided that (A) the
                                          Administrative Agent shall have
                                          received ten days' prior written
                                          notice thereof, (B) immediately before
                                          and after giving effect thereto no
                                          default or event of default shall
                                          exist and (C) in any merger involving
                                          the Borrower, the Borrower shall be
                                          the survivor,

                                          at all times, mergers involving
                                          Subsidiaries of the Borrower as part
                                          of an Acquisition permitted by
                                          Covenant 5, and

                                          the Merger, provided that the
                                          conditions thereto set forth in this
                                          Term Sheet have been satisfied.

ADDITIONAL COVENANTS APPLICABLE
TO THE PARENT:                       Customary affirmative and negative
                                     covenants for the type of transaction
                                     proposed, including, without limitation:
                                     (i) a limitation of the Parent's business and activities to the ownership of Arch and certain activities directly related thereto, (ii) a prohibition on incurring, assuming or creating any Indebtedness other than in respect of its guaranty of the Credit Facility, the Parent Discount Notes and its existing convertible subordinated notes, (iii) a limitation on its investments to investment grade securities and certain other investments which shall be satisfactory to the Administrative
                                     Agent, (iv) a prohibition against the
                                     issuance of any Stock other than common
                                     Stock and other perpetual Stock, provided that no such Stock shall provide for mandatory dividends (except for dividends payable solely in such Stock), mandatory redemptions or other similar payments, including, without limitation, the Series D and Series E Preferred Stock of the Parent to be issued in exchange for Parent
                                     Discount Notes, and (v) an affirmative
                                     covenant providing that immediately after the consummation of the Merger, the Parent shall contribute all of the Stock of PageNet to the Borrower.

EVENTS OF DEFAULT:                   Customary for the type of transaction
                                     proposed, including, without limitation, nonpayment of principal, interest or other fees when due; breach of representations, warranties or covenants; breach of other material agreements; material undischarged judgments; bankruptcy or insolvency; change of control; and, cross default to other
                                     Indebtedness (including mandatory
                                     redemption of Existing Notes or Replacement
                                     Notes) of the Borrower, the Parent and Arch in excess of $10,000,000.

REQUIRED LENDERS:                    Lenders having more than (a) 50% of
                                     Tranches A, B, B-1 and C, taken as a whole and (b) 50% of Tranches A, B and C, taken as a whole.

MISCELLANEOUS:                       Customary for the type of transaction
                                     proposed and others to be reasonably
                                     specified by the Managing Agents,
                                     including, without limitation, the
                                     following:

                                     1. Standard provisions for illegality,
                                        inability to determine rate,
                                        indemnification for break funding and
                                        increased costs or reduced return
                                        including, without limitation, those
                                        arising from reserve requirements, taxes and capital adequacy.

                                     2. Amendments and waivers will be permitted
                                        with the consent of Required Lenders,
                                        provided, however, that amendments and
                                        waivers relating to interest rates,
                                        fees, payment amounts and dates and
                                        releases of any security shall require
                                        the consent of all Lenders;

                                     3. The Lenders will be permitted to sell
                                        assignments and participations in loans, notes, and commitments with, in the case of assignments to Persons other than existing

                                       Lenders or their affiliates, the consent of the Borrower, the Administrative Agent and the Letter of Credit Issuing Bank, provided, however, (i) such consents shall not be unreasonably withheld and, in the case of the consent of the Borrower, not be required during the continuance of an Event of Default and
                                       (ii) the assignor or the assignee pays a service fee to the Administrative Agent of $3,500 for each assignment;

                                     4. Standard provisions for indemnification
                                        of the Managing Agents, the
                                        Administrative Agent, the Letter of
                                        Credit Issuing Bank, BNY, as a
                                        Collateral Agent, the Bank Collateral
                                        Agent, and the Security Agent, each of
                                        the Lenders and each of their respective affiliates, directors, officers, agents and employees; and

                                     5. The Borrower will pay all reasonable
                                        legal fees and other reasonable
                                        out-of-pocket expenses of the Managing
                                        Agents in connection with the
                                        transactions contemplated hereby whether or not consummated.

                             APPENDIX A TO ANNEX C


                                  DEFINITIONS

     "Adjusted Indenture Maturity Date" means the earlier to occur of (i) if the Arch 9 1/2% Indenture is in effect, August 1, 2003, and (ii) if the Arch 14% Indenture is in effect, May 1, 2004.

     "Aggregate Tranche B Percentage" means, on any date of determination, the percentage equal to a fraction (i) the numerator of which is the sum of (1) the aggregate outstanding principal amount of the Tranche B Loans on such date, plus
(2) (A) prior to the termination (or other nonexistence) of the Aggregate Tranche A Commitments, the Aggregate Tranche A Commitments on such date, and (B) on and after the termination (or other nonexistence) of the Aggregate Tranche A Commitments, the Aggregate Tranche A Exposure on such date, and (ii) the denominator of which is the sum of (1) the amount determined under clause (i) of this definition on such date, plus (2) the aggregate outstanding principal amount of the Tranche B-1 Loans on such date, plus (3) the aggregate outstanding principal amount of the Tranche C Loans on such date.

     "Aggregate Tranche B-1 Percentage" means, on any date of determination on and after the Merger Effective Date, the percentage equal to a fraction (i) the numerator of which is the aggregate outstanding principal amount of the Tranche B-1 Loans on such date and (ii) the denominator of which is the sum of (1) the amount determined under clause (i) of this definition on such date, plus (2) the aggregate outstanding principal amount of the Tranche B Loans on such date plus
(3) the aggregate outstanding principal amount of the Tranche C Loans on such date, plus (4) (A) prior to the termination (or other nonexistence) of the Aggregate Tranche A Commitments, the Aggregate Tranche A Commitments on such date, and (B) on and after the termination (or other nonexistence) of the Aggregate Tranche A Commitments, the Aggregate Tranche A Exposure on such date.

     "Aggregate Tranche C Percentage" means, on any date of determination, the percentage equal to a fraction (i) the numerator of which is the aggregate unpaid principal balance of the Tranche C Loans on such date, and (ii) the denominator of which is the sum of (1) the amount determined under clause (i) of this definition on such date, plus (2), the aggregate outstanding principal amount of the Tranche B Loans on such date, plus (3), the aggregate outstanding principal amount of the Tranche B-1 Loans on such date, plus (4) (A) prior to the termination (or other nonexistence) of the Aggregate Tranche A Commitments, the Aggregate Tranche A Commitments on such date and (B) on and after the termination (or other nonexistence) of the Aggregate Tranche A Commitments, the Aggregate Tranche A Exposure on such date.

     "Annualized Operating Cash Flow" means, as to any Person on any date of determination, an amount equal to (i) Operating Cash Flow of such Person and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for the fiscal quarter ending on such date or, if such date is not a fiscal quarter ending date, the immediately preceding fiscal quarter, multiplied by (ii) four.

     "API Debt" means, at any date of determination, the sum of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "API Leverage Ratio" means, at any date of determination, the ratio of API Debt to Annualized Operating Cash Flow of the Borrower.

     "Applicable Arch Indenture Trustees" means, at any time, (i) if the Arch
9 1/2% Indenture is in effect and has not been satisfied, defeased or discharged, United States Trust Company of New York or its successor as trustee under the Arch 9 1/2% Indenture, and (ii) if the Arch 14% Indenture is in effect and has not been satisfied, defeased or discharged, United States Trust Company of New York or its successor as trustee under the Arch 14% Indenture.

     "Arch 14% Indenture" means the Indenture, dated as of December 15, 1994, between Arch and United States Trust Company of New York or its successor, as trustee, pursuant to which Arch issued the Arch 14% Senior Notes.

     "Arch 14% Senior Notes" means the 14% Senior Notes due 2004 issued by Arch pursuant to the Arch 14% Indenture.

     "Arch Indentures": collectively, the Existing Arch Indentures, the Arch
12 3/4% Indenture, the Arch 13 3/4% Indenture and any Replacement Indenture (if existing).

     "Arch 9 1/2% Indenture" means the Indenture, dated as of February 7, 1994, between Arch and United States Trust Company of New York or its successor, as trustee, pursuant to which Arch issued the Arch 9 1/2% Senior Notes.

     "Arch 9 1/2% Senior Notes" means the 9 1/2% Senior Notes due 2004 issued by Arch pursuant to the Arch 9 1/2% Indenture.

     "Arch Senior Notes": collectively, the Existing Arch Senior Notes, the Arch 13 3/4% Senior Notes, the Arch 12 3/4% Senior Notes and any Replacement Notes (if existing).

     "Arch 13 3/4% Indenture" means the Indenture, dated as of April 9, 1999, between Arch (as successor by merger to Arch Escrow Corp.) and IBJ Whitehall Bank & Trust Company, or its successor, as trustee, pursuant to which Arch issued the Arch 13 3/4% Senior Notes.

     "Arch 13 3/4% Senior Notes" means the 13 3/4% Senior Notes due 2008 issued by Arch pursuant to the Arch 13 3/4% Indenture.

     "Arch 12 3/4% Indenture" means the Indenture, dated as of June 29, 1998, between Arch and U.S. Bank Trust National Association or its successor, as trustee, pursuant to which Arch issued the Arch 12 3/4% Senior Notes.

     "Arch 12 3/4% Senior Notes" means the 12 3/4% Senior Notes due 2007 issued by Arch pursuant to the Arch 12 3/4% Indenture.

     "Bank Collateral Agent": The Bank of New York, in its capacity as collateral agent under the Borrower Pledge Agreement, the Restricted Subsidiary Security Agreement and the Amended PageNet Collateral Documents.

     "Benbow Guaranty Date": the earlier to occur of (i) the Existing Arch Senior Note Termination Date and (ii) the date on which the last to occur of the following events has occurred: (A) Benbow Investments ceases to be an Unrestricted Subsidiary under and as defined in each of the Existing Arch Indentures, (B) the consummation of the pending purchase of June Walsh's interest in Benbow and (C) the redemption of the Benbow Stock received by Adelphia Communications Corporation pursuant to the Page Call Purchase Agreement has been consummated.

     "Capital Expenditures": any expenditures made or costs incurred that are required or permitted to be capitalized for financial reporting purposes in accordance with GAAP other than deferred financing fees.

     "Cash Interest Expense": for any period, the sum of (i) cash interest expense on Total Debt (adjusted to give effect to all Interest Rate Protection Agreements (including Interest Hedge Agreements (as defined in the Existing PageNet Credit Agreement) which are assumed by the Borrower) and fees and expenses paid in connection with the same, all as determined in accordance with
GAAP) during such period as determined in accordance with GAAP, (ii) Commitment Fees, Letter of Credit Fees and fees in respect of PageNet Letters of Credit during such period and (iii) without duplication, Restricted Payments made to the Parent during such period to the extent made to enable the Parent to satisfy its interest obligations under the Parent Discount Notes Indenture.

     "Collateral Agents": collectively, (i) BNY in its capacity as collateral agent for the Lenders under the Security and Intercreditor Agreement and (ii) the Applicable Arch Indenture Trustees in their capacities as collateral agents for the Existing Arch Senior Noteholders under the Security and Intercreditor Agreement.

     "Consolidated Total Assets" means, at any date of determination, the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

     "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain net worth, solvency or other financial statement condition of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure, protect from loss, or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The term Contingent Obligation shall also include the liability of a general partner in respect of the recourse liabilities of the partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "DIP Facility" means, in the event of the commencement of the Bankruptcy Proceeding, any debtor in possession financing facility extended by one or more lenders to PageNet and its Subsidiaries which are debtors in such proceeding.

     "Excess Cash Flow" means, with respect to any fiscal year, Operating Cash Flow of the Borrower for such fiscal year less the sum of, without duplication
(i) the amount, if positive, equal to (a) the amount of the Tranche A Loans outstanding at the beginning of such fiscal year minus (b) the Aggregate Tranche A Commitments at the end of such fiscal year (without giving effect to mandatory reductions thereof (other than scheduled reductions) during such period, (ii) payments of the principal of the Tranche B Loans, the Tranche B-1 Loans and the Tranche C Loans during such fiscal year (other than mandatory prepayments thereof, (iii) scheduled payments of principal of other Indebtedness of the Borrower and its Subsidiaries on a consolidated basis made during such fiscal year (including Indebtedness in respect of Capital Leases), (iv) Capital Expenditures made by the Borrower and its Subsidiaries on a consolidated basis during such fiscal year, (v) without duplication, taxes and payments under the Tax Sharing Agreement paid by the Borrower and its Subsidiaries in cash during such period, and (vi) Cash Interest Expense for such fiscal year.

     "Existing Arch Indentures" means, collectively, the Arch 9 1/2% Indenture and the Arch 14% Indenture.

     "Existing Arch Senior Noteholders" means, collectively, the holders of the Existing Arch Senior Notes.

     "Existing Arch Senior Notes" means, collectively, (i) the 9 1/2% Senior Notes and (ii) the 14% Senior Notes.

     "Existing Arch Senior Note Termination Date" means the first date on which none of the Existing Arch Senior Notes remain outstanding and neither of the Existing Arch Indentures is in effect. For purposes of this definition, the Existing Arch Senior Notes issued under an Existing Arch Indenture shall no longer be deemed to be outstanding and such Existing Arch Indenture shall no longer be deemed to be in effect if Arch has elected in accordance with the provisions of such Existing Arch Indenture to have the defeasance and discharge or covenant defeasance provisions thereof apply and has complied with the requirements thereof.

     "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (i) Annualized Operating Cash Flow to (ii) Fixed Charges for the Four Quarter Trailing Period.

     "Fixed Charges" means for any period, the sum of (i) scheduled payments of principal on Total Debt made or required to be made during such period, (ii) the amount, if positive, equal to (a) the amount of the Tranche A Loans outstanding at the beginning of such period minus (b) the Aggregate Tranche A Commitments at the end of such period (without giving effect to reductions thereof during such period required as a result of asset sales, the receipt of insurance proceeds or condemnation awards or the receipt of a breakup or similar fee), (iii) Capital Expenditures made by Arch and its Subsidiaries on a consolidated basis during such period, (iv) payments under Capital Leases made or required to be made by Arch and its Subsidiaries on a consolidated basis during such period, (v) without duplication, taxes and payments under the Tax Sharing Agreement, in each case paid or required to be paid in cash made by Arch and its Subsidiaries on a consolidated basis during such period, and (vi) Cash Interest Expense.

     "Foreign Subsidiary" means any Subsidiary that is a "controlled foreign corporation" within the meaning of Section 957 of the Internal Revenue Code.

     "Four Quarter Trailing Period" means, at any date of determination, the period of the four fiscal quarters ending on such date, or, if such date is not the last day of a fiscal quarter, the period of the most immediately completed four fiscal quarters.

     "Indebtedness" means, as to any Person, at a particular time, all items which constitute, without duplication, (i) Indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (ii) Indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) Indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (v) all liabilities (excluding liabilities under Secured Hedging Agreements) secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual Liens arising in the ordinary course of business), (vi) obligations under Capital Leases, (vii) all Contingent Obligations and (viii) obligations under the Non-Competition Agreements.

     "Loan Parties" -- means, collectively, the Borrower and the Guarantors.

     "Interest Coverage Ratio": as of the last day of (i) any fiscal quarter occurring on or before the Merger Effective Date and the fiscal quarter in which the Merger Effective Date occurs, the ratio of Operating Cash Flow of the Borrower to Cash Interest Expense, in each case for the Four Quarter Trailing Period, (ii) the first full fiscal quarter ending after the Merger Effective Date, the ratio of Operating Cash Flow of the Borrower to Cash Interest Expense in each case for such fiscal quarter, (iii) the second full fiscal quarter ending after the Merger Effective Date, the ratio of Operating Cash Flow of the Borrower to Cash Interest Expense, in each case for the first and second full fiscal quarters ending after the Merger Effective Date, (iv) the third full fiscal quarter ending after the Merger Effective Date, the ratio of Operating Cash Flow of the Borrower to Cash Interest Expense in each case for the first, second and third full fiscal quarters ending after the Merger Effective Date, and (v) the fourth full fiscal quarter ending after the Merger Effective Date and each fiscal quarter thereafter, the ratio of Operating Cash Flow of the Borrower to Cash Interest Expense for the Four Quarter Trailing Period.

     "Management Agreement" means the Amended and Restated Management Services Agreement, dated as of June 29, 1998, by and among Arch and its Subsidiaries.

     "Material Foreign Subsidiary" means, as to any Person, a Foreign Subsidiary of such Person which, as of the last day of the most recently completed fiscal quarter, satisfied any one or more of the following three tests: (i) the Borrower and its other Subsidiaries' investments in and advances made on or after the Closing Date (or, in the case of a PageNet Canadian Subsidiary, the Merger Effective Date) to (x) such Foreign Subsidiary and its Subsidiaries exceed $15,000,000 in the aggregate or (y) all Foreign Subsidiaries which are not Subsidiary Guarantors exceeds $25,000,000 in the aggregate, (ii) the Borrower and its other

Subsidiaries' proportionate share of Consolidated Total Assets (after intercompany eliminations) consisting of the Property of such Foreign Subsidiary exceeds 5% of Consolidated Total Assets or (iii) the Borrower and the other Subsidiaries' equity in the income (not to include losses) from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Foreign Subsidiary exceeds 5% of the income (not to include losses) from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, a PageNet Canadian Subsidiary that is a party to one or more of the PageNet Canadian Loan Documents shall not be a Material Foreign Subsidiary by reason of the satisfaction of the tests set forth in clause (ii) or (iii) of the preceding sentence until the PageNet Canadian Loan Documents to which it is a party have been terminated.

     "Maximum Permitted Indebtedness" means, on any date of determination, the maximum Total Leverage Ratio permitted on such date multiplied by Annualized Operating Cash Flow.

     "Minority Lenders" means, on any date of determination, Lenders under this Agreement having Tranche A Commitments (or, if no Tranche A Commitments are in effect, Tranche A Exposure), Tranche B Loans and Tranche C Loans aggregating not less than 40% of the sum of (i) the Aggregate Tranche A Commitments (or, if no Tranche A Commitments are in effect, Aggregate Tranche A Exposure), (ii) the aggregate outstanding principal balance of the Tranche B Loans, and (iii) the aggregate outstanding principal balance of the Tranche C Loans.

     "Operating Cash Flow" means as to any Person for any period, total revenue of such Person and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, without giving effect to extraordinary gains and losses from sales, exchanges and other dispositions of Property not in the ordinary course of business, and non-recurring items, less the sum of, without duplication, the following for such Person and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP: (i) operating expenses (exclusive of depreciation, amortization and other non-cash items included therein), and (ii) corporate office, general and administrative expenses (exclusive of depreciation, amortization and other non-cash items included therein). With respect to the Borrower and its Subsidiaries, any Management Fees paid or accrued will be treated as an administrative expense. Solely for purposes of calculating the API Leverage Ratio and the Total Leverage Ratio, Operating Cash Flow of the Borrower shall be adjusted on a consistent basis satisfactory to the Administrative Agent to give pro-forma effect to any acquisition, sale, exchange or disposition of Property.

     "Parent Discount Noteholders" means, collectively, the holders of Parent Discount Notes.

     "Parent Discount Notes" means the 10 7/8% Senior Parent Discount Notes, due 2008, issued by the Parent pursuant to the Parent Discount Notes Indenture.

     "Parent Discount Notes Indenture" means the Indenture, dated as of March 12, 1996, between the Parent and IBJ Schroder Bank & Trust Company or its successor, as trustee, pursuant to which the Parent issued the Parent Discount Notes.

     "Parent Subordinated Debentures" means the 6 3/4% Convertible Subordinated Debentures, due 2003, issued by the Parent pursuant to the Parent Subordinated Indenture.

     "Parent Subordinated Indenture" means the Indenture, dated as of December 1, 1993, between the Parent and BNY or its successor, as trustee, pursuant to which the Parent issued the Parent Subordinated Debentures.

     "Person" means an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Body or any other entity of whatever nature.

     "Pricing Leverage Ratio" means (i) prior to the Existing Arch Senior Note Termination Date, the Total Leverage Ratio, and (ii) at all other times, the API Leverage Ratio.

     "Pro-forma Debt Service" means, at any date of determination, the sum of
(i) Cash Interest Expense for the period of the four fiscal quarters immediately succeeding such date of determination, (ii) all current maturities of all Indebtedness of Arch and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such four fiscal quarter period and (iii) the amount, if positive, equal to (a) the amount of the Tranche A Loans outstanding at the beginning of such period minus (b) the Aggregate Tranche A Commitments at the end of such period (after giving effect to any mandatory reductions (other than scheduled reductions during such period). Where any item of interest varies or depends upon a variable rate of interest (or other rate of interest which is not fixed for such entire four fiscal quarter period), such rate, for purposes of calculating Pro-forma Debt Service, shall be assumed to equal the Alternate Base Rate plus the Applicable Margin in effect on the date of such calculation, or, if such rate is a Eurodollar Rate, the applicable Eurodollar Rate plus the Applicable Margin in effect on the date of such calculation. Also, for purposes of calculating Pro-forma Debt Service, the principal amount of Total Debt outstanding on the date of any calculation of Pro-forma Debt Service shall be assumed to be outstanding during the entire four fiscal quarter period immediately succeeding such date, except to the extent that such Indebtedness is subject to mandatory payment of principal during such period.

     "Pro-forma Debt Service Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of Annualized Operating Cash Flow to Pro-forma Debt Service as of such date.

     "Replacement Notes" means any senior note issue of Arch in an amount and on terms and conditions satisfactory to the Required Lenders.

     "Required Lenders": on any date of determination, Lenders satisfying both clauses (a) and (b) below:

          (a) Lenders having Tranche A Commitments (or, if no Tranche A Commitments are in effect, Tranche A Exposure), Tranche B Loans and Tranche C Loans aggregating more than 50% of the sum of (i) the Aggregate Tranche A Commitments (or, if no Tranche A Commitments are in effect, Aggregate Tranche A Exposure), (ii) the aggregate outstanding principal balance of the Tranche B Loans, and (iii) the aggregate outstanding principal balance of the Tranche C Loans, and

          (b) Lenders having Tranche A Commitments (or, if no Tranche A Commitments are in effect, Tranche A Exposure), Tranche B Loans, Tranche B-1 Loans and Tranche C Loans aggregating more than 50% of the sum of (i) the Aggregate Tranche A Commitments (or, if no Tranche A Commitments are in effect, Aggregate Tranche A Exposure), (ii) the aggregate outstanding principal balance of the Tranche B Loans, (iii) the aggregate outstanding principal balance of the Tranche B-1 Loans and (iv) the aggregate outstanding principal balance of the Tranche C Loans.

     "Required Obligations" means, on any date, interest due and payable on such date on the Arch Senior Notes.

     "Restricted Payment": as to any Person, (i) the payment or declaration by such Person of any dividend on any class of Stock (other than dividends payable solely in common Stock of the such Person or other Stock to the extent the same is permitted to be issued pursuant to the Credit Agreement), or warrants, rights or options to acquire common Stock of such Person (or other Stock to the extent the same is permitted to be issued pursuant to the Credit Agreement) or the making of any other distribution on account of any class of its Stock, (ii) the retirement, redemption, purchase or acquisition, directly or indirectly, of (a) any shares of the Stock of such Person (except shares acquired solely upon the conversion thereof into other shares of its Stock) and (b) any security convertible into, or any option, warrant or other right to acquire, shares of the Stock of such Person, or (iii) the payment of any management fees or any payment under the Tax Sharing Agreement or the Management Agreement.

     "Security Agent": The Bank of New York, in its capacity as security agent under the Security and Intercreditor Agreement.

     "Stock" means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity

(however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

     "Subsidiary" means, as to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent.

     "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of May 5, 1995, between the Parent and certain of its Subsidiaries.

     "Total Debt" means, at any date of determination, the sum of all Indebtedness (other than Intercompany Subordinated Debt) of Arch and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Total Leverage Ratio" means, at any date of determination, the ratio of Total Debt to Annualized Operating Cash Flow.

     "Tranche A Lenders": each Lender having a Tranche A Commitment (or, if no Tranche A Commitments are in effect, a Tranche A Exposure).

     "Tranche B Lenders": each Lender having a Tranche B Loan outstanding and its successors and assigns.

     "Tranche B-1 Lenders": each Lender having a Tranche B-1 Loan outstanding and its successors and assigns.

     "Transactions" collectively, the transactions contemplated by the Transaction Documents.

     "Transaction Documents" collectively, the Loan Documents and the Merger Documents.

                                    ANNEX D
              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        2001
                                                              --------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    3.9    $     7.1
  Accounts receivable, net..................................     152.4        155.7
  Inventories...............................................      17.5         19.4
  Prepaid expenses and other................................      28.0         28.6
                                                              --------    ---------
     Total current assets...................................     201.8        210.8
Property and equipment, net.................................     960.1        775.0
Intangible and other assets, net............................   1,387.5      1,093.9
                                                              --------    ---------
                                                              $2,549.4    $2,079.07
                                                              ========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $   34.2    $   132.6
  Accounts payable..........................................      95.9         93.2
  Accrued expenses..........................................      63.1         81.8
  Accrued interest..........................................      53.7         52.4
  Customer deposits and deferred revenue....................      71.4         74.2
  Accrued restructuring charges.............................      27.0           --
                                                              --------    ---------
     Total current liabilities..............................     345.3        434.2
Long-term debt, less current maturities.....................   1,680.5      1,529.0
Other long-term liabilities.................................      67.6         57.6
Stockholders' equity........................................     456.0         58.9
                                                              --------    ---------
                                                              $2,549.4    $ 2,079.7
                                                              ========    =========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)


                                                                THREE MONTHS
                                                                    ENDED            YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 2001
                                                              -----------------   -----------------
Service, rental and maintenance revenues....................       $ 347.6            $1,421.3
Product sales...............................................          35.2               143.3
                                                                   -------            --------
  Total revenues............................................         382.8             1,564.6
Cost of products sold.......................................         (24.0)             (105.1)
                                                                   -------            --------
                                                                     358.8             1,459.5
                                                                   -------            --------
Operating expenses:
  Service, rental and maintenance...........................          94.8               365.3
  Selling...................................................          43.2               184.4
  General and administrative................................         108.3               402.8
  Depreciation and amortization.............................         173.9               711.0
                                                                   -------            --------
     Total operating expenses...............................         420.2             1,663.5
                                                                   -------            --------
Operating income (loss).....................................         (61.4)             (204.0)
Interest expense, net.......................................          49.6               193.1
                                                                   -------            --------
Income (loss) before income tax provision and extraordinary
  item......................................................        (111.0)             (397.1)
Provision for income taxes..................................          15.0                  --
                                                                   -------            --------
Income (loss) before extraordinary item.....................        (126.0)             (397.1)
Extraordinary gain from early extinguishment of debt........          95.3                  --
                                                                   -------            --------
Net income (loss)...........................................       $ (30.7)           $ (397.1)
                                                                   =======            ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                THREE MONTHS
                                                                    ENDED            YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 2001
                                                              -----------------   -----------------
Net cash provided by operating activities...................       $   9.3             $ 289.7
                                                                   -------             -------
Cash flow from investing activities:
  Additions to property and equipment, net..................         (56.5)             (221.3)
  Additions to intangible and other assets..................          (2.5)              (11.0)
                                                                   -------             -------
Net cash used from investing activities.....................         (59.0)             (232.3)
                                                                   -------             -------
Cash flows from financing activities:
  Increase in long-term debt................................          10.0                  --
  Repayment of long-term debt...............................          (5.6)              (54.2)
                                                                   -------             -------
Net cash from (used for) financing activities...............           4.4               (54.2)
                                                                   -------             -------
Net increase in cash and cash equivalents...................         (45.3)                3.2
Cash and cash equivalents, beginning of period..............          49.2                 3.9
                                                                   -------             -------
Cash and cash equivalents, end of period....................       $   3.9             $   7.1
                                                                   =======             =======
EBITDA......................................................       $ 112.5             $ 507.0
                                                                   =======             =======

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES


     Arch and PageNet have developed the unaudited combined company projections reflected herein. The projections consist of projected operating and financial results for the three months ending December 31, 2000 and the year ending December 31, 2001. The projections assume that the merger and related transactions will take place as of October 1, 2000. The projections have been prepared for filing with the bankruptcy court in connection with PageNet's bankruptcy case.


     The projections, which were developed by management of each of Arch and PageNet, are based on:

             - Arch's projected financial results, as developed by the
               management of Arch, taking into account anticipated cost reductions associated with its integration of MobileMedia;

             - PageNet's projected financial results, as developed by the management of PageNet, taking into account anticipated cost reductions associated with the restructuring of its domestic operations and divestiture of 80.5% of its interest in Vast;

     Certain adjustments to PageNet's projected results were made by the management of Arch to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of a bankruptcy case and the integration of Arch's and PageNet's operations.

ASSUMPTIONS USED IN THE UNAUDITED FINANCIAL PROJECTIONS

     A number of important assumptions are reflected in the projections. No assurance can be given that such assumptions will be realized. See "Risk Factors" for a discussion of various factors that could materially affect the combined company's financial condition, results of operations, business, prospects and securities.

          1. The projections assume the merger will take place on October 1, 2000.

          2. The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues within each of the combined company's operating regions will not fluctuate.

          3. Management estimates that it will achieve $100 million in operating cost reductions annually after the consummation of the merger. However, due to the time involved in implementing these cost savings, the projections assume that the combined company would recognize only $15 million in operating cost reductions for the three months ended December 31, 2000, and $95 million in operating cost reductions for the year ended December 31, 2001. The managements of Arch and PageNet estimated the amounts and timing of these operating cost reductions during multiple meetings. During these meetings, they performed a market-by-market analysis to identify redundant costs.

          4. Service revenues for the combined company have been projected to decrease by 11.7% for 2000 on the basis of Arch management's estimates for subscriber growth and average revenue per unit. Based on these estimates, Arch's service revenues for 2000 were projected to decrease by approximately 8.0% from 1999, while PageNet's service revenues were projected to decrease by approximately 14.8% from 1999. The combined company's service revenues for 2001 were projected to decreased by 2.5% as compared to 2000.

          5. Projected operating costs for 2000 are based on historical cost margins for both companies individually and the expected decrease in cost margins as Arch achieves further cost reductions resulting from its integration of MobileMedia and PageNet. The combined company's projected operating costs for 2000 are based on the actual 1999 operating results for the individual companies. The cost margins used for 2000 assume a reduction in the historical cost margins (approximately 1.2% of net revenue) for Arch's base business and assume a reduction in the historical cost margins (approximately 2.2% of net revenue) for PageNet's base business. Projected costs are based upon historical experience, expected market conditions and historical decreases in Arch's costs as Arch increased its operating leverage. These cost assumptions were then adjusted to reflect the impact of the assumed synergies.

          6. The projections assume that the combined company will utilize available borrowing capacity from its senior credit facility to fully repay all administrative claims and transaction expenses and provide for working capital throughout the period of the projections. Outstanding obligations to PageNet's secured bank lenders are assumed to become obligations of the combined company.

          7. Interest expense is calculated based upon the capital structure that would result upon consummation of the merger and related transactions, as described in "Unaudited Selected Pro Forma Consolidated Financial Data", during the projection period. This assumes tender and acceptance of 100% of Arch's discount notes. Interest also includes the amortization of any original issue discounts.

          8. The projections have been prepared in accordance with applicable principles of purchase accounting. Under purchase accounting principles, the combined company will record an intangible asset equal to the excess, if any, of the purchase price paid by Arch in the merger over the net fair market value allocated to the identifiable assets and liabilities of PageNet. We refer to any such excess as goodwill. The projections assume that goodwill will be amortized ratably on a straight-line basis over a period of 10 years. The actual calculation of goodwill will depend upon the actual price of Arch's common stock at the time of the merger. The projections assume a value of $6.02 per share of Arch common stock to calculate the purchase accounting adjustment and an assumption that the historical, restated book value of PageNet's assets and liabilities generally approximates fair value.

          Arch and PageNet have made these assumptions and resultant computations solely for the purpose of preparing the projections. The combined company will be required to determine the actual amount of goodwill and the appropriate amortization period when the merger takes place. Such determination will be based on the fair values of PageNet's net assets and other relevant information when the merger takes place. Although these determinations are not currently expected to result in the actual amount of goodwill and related amortization being materially greater or less than the amounts assumed for purposes of the projections, there can be no assurance in that regard. Any increase in the amount of amortization of goodwill would reduce periodic income before taxes and net income.

          9. Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios of such accounts to other accounts such as revenue. These projections have been modified, where deemed appropriate, to recognize any adjustment or balance sheet item changes necessary to reflect the business combination. Arch assumed approximately 40 days sales outstanding to estimate the accounts receivable balance and approximately 45 days costs outstanding to estimate the accounts payable balance. The projected long-term debt reflects payments made to reduce borrowings under the senior credit facility.

     THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR PAGENET HAVE EXAMINED OR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     ARCH AND PAGENET DO NOT PUBLISH PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. HOWEVER, TO THE EXTENT THEY BELIEVE THAT THE SECURITIES LAWS REQUIRE, ARCH AND PAGENET WILL:

     - FURNISH UPDATED COMBINED COMPANY PROJECTIONS,

     - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR

     - OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE SECURITIES LAWS REQUIRE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE, REGARDING ARCH'S AND PAGENET'S FINANCIAL CONDITION AND MAY EXTEND TO SITUATIONS WHERE MANAGEMENT KNOWS OR HAS REASON TO KNOW ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS. MANAGEMENT OF ARCH AND PAGENET BELIEVE THAT THE PROJECTED AMOUNTS ARE THE MOST PROBABLE SPECIFIC AMOUNTS THAT THEY CAN FORECAST AND THAT THE ESTIMATES AND ASSUMPTIONS THEY HAVE MADE IN ARRIVING AT THESE AMOUNTS ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND PAGENET. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER ACTUAL RESULTS WILL MEET THE RESULTS SET FORTH IN THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "FORWARD-LOOKING STATEMENTS."

                         ARCH COMMUNICATIONS GROUP, INC.
                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581


                                    P R O X Y



         SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 29, 2000



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints C. Edward Baker, Jr., Gerald J. Cimmino, Garry B. Watzke and David A. Westenberg, and each of them, the proxies of the undersigned with power of substitution to each of them, to vote all shares of Arch Communications Group, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on September 29, 2000, at 11:00 a.m. (local time) at Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109 (the "Meeting").

         In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.



                     (Continued and to be dated and signed on the reverse side.)



                                          ARCH COMMUNICATIONS GROUP, INC.
                                          P.O. BOX 11171
                                          NEW YORK, NY 10203-0171

1. The proposed issuance of up to approximately 130,000,000 shares of Arch's common stock, $.01 par value per share, pursuant to an agreement and plan of merger, dated as of November 7, 1999, as subsequently amended, among Arch, Paging Network, Inc. and a wholly owned subsidiary of Arch.


[   ]    FOR       [   ]    AGAINST           [   ]    ABSTAIN WITH RESPECT TO

2. The proposed amendment of Arch's restated certificate of incorporation to increase the number of authorized shares of Arch common stock from 150,000,000 to 300,000,000 shares.

[   ]    FOR       [   ]    AGAINST           [   ]    ABSTAIN WITH RESPECT TO

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

[   ]    FOR       [   ]    AGAINST           [   ]    ABSTAIN WITH RESPECT TO

                                              CHANGE OF ADDRESS AND
                                              OR COMMENTS MARK HERE     [   ]


                                              The signature on this Proxy should
                                              correspond exactly with
                                              stockholder's name as printed to
                                              the left. In the case of joint
                                              tenancies, co-executors, or
                                              co-trustees, both should sign.
                                              Persons signing as Attorney,
                                              Executor, Administrator, Trustee
                                              or Guardian should give their full
                                              title.



                                              Dated:                    , 2000

                                              ---------------------------------
                                              Please print name of
                                              Stockholder here.




                                              ---------------------------------
                                              Please sign here.


                                              VOTES MUST BE INDICATED
                                              (X) IN BLACK OR BLUE INK.     [X]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPS.)

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